Use these links to rapidly review the document

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on March 16, 2018.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MACKINAC FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Michigan (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	38-2062816 (I.R.S. Employer Identification Number)

130 South Cedar Street
Manistique, Michigan 49854
(888) 343-8147
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Jesse Deering
Executive Vice President/Chief Financial Officer
Mackinac Financial Corporation
130 South Cedar Street
Manistique, Michigan 49854
(248) 290-5900
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:
Jeffrey H. Kuras, Esq. Jessica M. Herron, Esq. Honigman Miller Schwartz and Cohn LLP 660 Woodward Avenue 2290 First National Building Detroit, Michigan 48226 (313) 465-7446	Michael W. Mahler Chief Executive Officer First Federal of Northern Michigan Bancorp, Inc. 100 South Second Ave. Alpena, MI 49707 (989) 354-7319	Martin D. Werner, Esq. Shumaker, Loop & Kendrick, LLP 1000 Jackson Street Toledo, Ohio 43604 (419) 321-1395

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable on or after the effective date of this Registration Statement.

            If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

            If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒ Emerging Growth Company ☐

            If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act    ☐

            If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

            Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer) ☐

            Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common stock, no par value	2,146,708	N/A	$41,555,213	$5,174

(1)
Based on the maximum number of shares of Mackinac Financial Corporation ("Mackinac") common stock, no par value per share, estimated to be issuable upon the completion of the merger of Mackinac and First Federal of Northern Michigan Bancorp, Inc. ("First Federal") as described herein, calculated as the product of (a) 3,726,925, the aggregate number of shares of First Federal common stock outstanding on March 14, 2018 to be exchanged for shares of Mackinac common stock in the merger, and (b) the exchange ratio of 0.576 shares of Mackinac common stock to be exchanged for each share of First Federal common stock.

(2)
The proposed maximum aggregate offering price of Mackinac common stock was calculated based upon the market value of the shares of First Federal common stock (the securities to be cancelled in the merger) in accordance with Rules 457(c) and 457(f) under the Securities Act of 1933, as follows: the product of (i) $11.15, which is the closing price reported for First Federal common stock on the OTCQX Best Market on March 18, 2018, which is within five business days prior to the date of filing this Registration Statement multiplied by (ii) 3,726,925, the estimated maximum number of the shares of First Federal common stock that may be exchanged for the merger consideration.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MARCH 16, 2018

JOINT PROXY STATEMENT AND PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

           On January 16, 2018, First Federal of Northern Michigan Bancorp, Inc. ("First Federal"), MFNC Acquisition, LLC ("MFNC") and Mackinac Financial Corporation ("Mackinac") agreed to a strategic business combination in which First Federal will merge with and into MFNC, a wholly owned subsidiary of Mackinac, pursuant to the terms of an Agreement and Plan of Merger, as amended (the "Merger Agreement"). The Merger Agreement additionally provides that, effective upon consummation of the merger, First Federal's wholly owned subsidiary bank, First Federal of Northern Michigan, will consolidate with and into mBank, Mackinac's wholly owned subsidiary bank, with mBank as the surviving entity. If First Federal's shareholders approve the Merger Agreement and the shareholders of each entity approve the transactions contemplated thereby, and the merger is completed, First Federal shareholders will have the right to receive shares of Mackinac common stock, subject to adjustment as set forth in the Merger Agreement.

           Subject to the terms and conditions set forth in the Merger Agreement, which has been unanimously approved by the board of directors of each of Mackinac and First Federal, at the Effective Time of the Merger (as defined below), each outstanding share of First Federal common stock will be converted into the right to receive 0.576 shares of Mackinac common stock, no par value per share, plus cash in lieu of fractional shares. The Merger Agreement allows the First Federal board of directors to declare a special dividend equal to $8 million immediately prior to the Closing, subject to maintenance of a specified minimum equity requirement. Pursuant to the Merger Agreement, at the Effective Time, First Federal, or, under certain circumstances, Mackinac, shall transfer to an exchange agent the amount of cash necessary to pay the special dividend.

           We are sending you this joint proxy statement/prospectus to notify you of and invite you to the special meetings of each of Mackinac and First Federal shareholders being held with respect to the Agreement and Plan of Merger, dated as of January 16, 2018, as it may be further amended from time to time, that First Federal has entered into with Mackinac.

           The special meeting of First Federal shareholders will be held on [                        ], 2018 at [                ] at [                ] local time.

           The special meeting of Mackinac shareholders will be held on [                        ], 2018 at [                ] at [                ] local time.

           At the special meeting, First Federal shareholders will be asked to approve the Merger Agreement. Mackinac shareholders will be asked to approve the issuance of Mackinac common stock pursuant to the Merger Agreement. In the merger, First Federal will merge with and into MFNC, a wholly owned subsidiary of Mackinac. Immediately thereafter, First Federal of Northern Michigan will consolidate with and into mBank. Shareholders will also be asked to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the Merger Agreement.

           The market value of the merger consideration will fluctuate with the market price of Mackinac common stock. The following table shows the closing sale prices of Mackinac common stock as reported on the NASDAQ Stock Market ("NASDAQ"), on January 12, 2018, the trading day on which the per share merger consideration was calculated, and on [                        ], 2018, the last practicable trading day before the distribution of this joint proxy statement/prospectus. This table also shows the closing sale prices of First Federal common stock as reported on the OTCQX Best Market ("OTCQX") as of such dates and the implied value of the per share merger consideration proposed for each share of First Federal common stock, which we calculated by multiplying the closing price of Mackinac common stock on those dates by the per share stock consideration of 0.576 shares of Mackinac common stock, assuming no adjustment to such consideration pursuant to the merger agreement.

	Mackinac Common Stock (NASDAQ: MFNC)	First Federal Common Stock (OTCQX: FFNM)	Implied Value of One Share of First Federal Common Stock

At January 12, 2018	$15.90	$8.05	$9.16(1)

At , 2018

(1)
$9.16 and $[            ] excludes expected per share special dividend of $8 million, subject to adjustment as set forth in the Merger Agreement, which would bring implied value to $11.30, and $[            ], respectively.

           The market price of Mackinac common stock and First Federal common stock may fluctuate between now and the closing of the merger. We urge you to obtain current market quotations. Mackinac common stock trades on NASDAQ under the symbol "MFNC" and First Federal common stock trades on the OTC under the symbol "FFNM."

           Your vote is important. We cannot complete the merger unless First Federal's shareholders approve the Merger Agreement. In order for the merger to be approved, the holders of fifty percent (50%) First Federal common stock outstanding and entitled to vote must vote in favor of approval of the Merger Agreement, and a majority of Mackinac shareholders actually voting on such approval must approve the issuance of Mackinac common stock. Regardless of whether or not you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in this joint proxy statement/prospectus. In the case of FFNM shareholders, failure to vote will have the same effect as voting against the merger.

           First Federal's board of directors unanimously recommends that First Federal shareholders vote "FOR" approval of the Merger Agreement and "FOR" the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the Merger Agreement.

           Mackinac's board of directors unanimously recommends that Mackinac shareholders vote "FOR" the issuance of Mackinac common stock and "FOR" the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the transactions contemplated by the Merger Agreement.

           This joint proxy statement/prospectus describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire joint proxy statement/prospectus, including "Risk Factors" on page 10, for a discussion of the risks relating to the proposed merger and any documents incorporated by reference. You also can obtain information about Mackinac from documents that it has filed with the Securities and Exchange Commission.

           If you have any questions concerning the merger, please contact First Federal's Chief Executive Officer, Michael W. Mahler, at (989) 354-7319 or Mackinac's Chairman and Chief Executive Officer, Paul Tobias, at (248) 290-5900. We look forward to the successful combination of First Federal and Mackinac.

Michael W. Mahler Chief Executive Officer First Federal of Northern Michigan Bancorp, Inc.	Paul D. Tobias Chairman and Chief Executive Officer Mackinac Financial Corporation

           Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Michigan Department of Insurance and Financial Services, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

           The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Mackinac or First Federal, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. The date of this joint proxy statement/prospectus is [                        ], 2018, and it is first being mailed or otherwise delivered to First Federal and Mackinac shareholders on or about [                        ], 2018.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of First Federal of Northern Michigan Bancorp, Inc.:

        First Federal of Northern Michigan Bancorp, Inc. will hold a special meeting of shareholders at [                        ] local time, on             [                        ], 2018 at [                        ], to consider and vote upon the following matters:

  •
  a proposal to approve the Agreement and Plan of Merger, dated as of January 16, 2018, as amended, by and among Mackinac Financial Corporation ("Mackinac"), MFNC Acquisition, LLC ("MFNC") and First Federal of Northern Michigan Bancorp, Inc. ("First Federal"), pursuant to which First Federal will merge with and into MFNC, a wholly owned subsidiary of Mackinac (the "Merger Agreement"), as more fully described in the attached joint proxy statement/prospectus; and

  •
  a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement.

        We have fixed the close of business on [                                    ], 2018 as the record date for the special meeting. Only First Federal shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. In order for the merger to be approved, the holders of at least fifty percent (50%) of the shares of First Federal common stock outstanding and entitled to vote must vote in favor of approval of the Merger Agreement.

        Your vote is very important. We cannot complete the merger unless First Federal's shareholders approve the Merger Agreement. Failure to vote will have the same effect as voting against the merger.

        Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in "street name" through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

        The enclosed joint proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the joint proxy statement/prospectus and its appendices carefully and in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of First Federal common stock, please contact Michael Mahler at (989) 354-7319.

        First Federal's board of directors has unanimously approved the merger and the Merger Agreement and unanimously recommends that First Federal shareholders vote "FOR" the approval of the Merger Agreement and "FOR" the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of such approval.

BY ORDER OF THE BOARD OF DIRECTORS,

Michael Mahler
 Chief Executive Officer
First Federal of Northern Michigan Bancorp, Inc.
Alpena, Michigan
[            ], 2018

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Mackinac Financial Corporation:

        Mackinac Financial Corporation will hold a special meeting of shareholders at [                        ] local time, on [                        ], 2018 at the company's principal executive offices, 130 South Cedar Street, Manistique, Michigan 49854, to consider and vote upon the following matters:

  •
  a proposal to approve the issuance of Mackinac common stock pursuant to the Merger Agreement; and

  •
  a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement.

        We have fixed the close of business on [                                    ], 2018 as the record date for the special meeting. Only First Federal shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. In order for the issuance of Mackinac common stock to be approved, Mackinac needs the approval of a majority of the votes cast on this proposal at the Mackinac special meeting, assuming a quorum.

        Your vote is very important. We cannot complete the merger unless a majority of Mackinac's shareholders casting a vote approve the issuance of shares pursuant to the Merger Agreement.

        Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in "street name" through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

        The enclosed joint proxy statement/prospectus provides a detailed description of the special meeting, the issuance of shares pursuant to the merger, the documents related to the merger and other related matters. We urge you to read the joint proxy statement/prospectus, its appendices, and any documents incorporated by reference carefully and in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of First Federal common stock, please contact our chairman and chief executive officer, Paul D. Tobias at (248) 290-5900.

        Mackinac's board of directors has unanimously approved the merger and the Merger Agreement and unanimously recommends that Mackinac shareholders vote "FOR" the issuance of Mackinac common stock to First Federal shareholders pursuant to the Merger Agreement and "FOR" the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of such approval.

BY ORDER OF THE BOARD OF DIRECTORS,

Paul D. Tobias
 Chairman of the Board and Chief Executive Officer
Mackinac Financial Corporation
Manistique, Michigan
[            ], 2018

REFERENCES TO ADDITIONAL INFORMATION

        Mackinac is currently subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended. Mackinac has filed a Registration Statement with the Securities and Exchange Commission (the "SEC") relating to the Mackinac common stock offered in connection with the proposed merger described in this Prospectus and Joint Proxy Statement. This Prospectus and Joint Proxy Statement does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and exhibits thereto for further information about Mackinac and its securities. The Registration Statement is available at http://www.sec.gov. Mackinac shareholders can also obtain copies of all or part of the Registration Statement upon written or oral request by contacting Mackinac at the following address:

Mackinac Financial Corporation
130 South Cedar Street
Manistique, Michigan 49854
Attention: Secretary
Telephone: (888) 343-8147

        You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that each of Mackinac and First Federal shareholders requesting documents must do so by [                        ], 2018, in order to receive them before the special meeting.

        In addition, if you have questions about the merger or the First Federal special meeting, need additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Michael Mahler at the following address and telephone number:

100 South Second Ave.
Alpena, Michigan 49707
(989) 354-7319

        In addition, if you have questions about the merger or the Mackinac special meeting, need additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Paul D. Tobias at the following address and telephone number:

130 South Cedar Street
Manistique, Michigan 49854
Paul Tobias
(248) 290-5900

        First Federal does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and accordingly does not file documents or reports with the SEC.

        See "Where You Can Find More Information" for more details.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE FIRST FEDERAL AND MACKINAC SPECIAL MEETINGS

        The following are some questions that you may have regarding the merger and special meetings of the shareholders First Federal of Northern Michigan Bancorp, Inc. and Mackinac Financial Corporation (each, a "Special Meeting" and collectively, the "Special Meetings"), and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meeting. See also "Where You Can Find More Information" and "Certain Documents Incorporated by Reference."

        References in this joint proxy statement/prospectus to "First Federal" refer to First Federal of Northern Michigan Bancorp, Inc., a Maryland corporation, and, unless the context otherwise requires, to its affiliates. References in this joint proxy statement/prospectus to "Mackinac" refer to Mackinac Financial Corporation, a Michigan corporation, and, unless the context otherwise requires, to its affiliates. References in this joint proxy statement/prospectus to "MFNCA" refer to MFNC Acquisition, LLC, a Michigan limited liability company and a wholly owned subsidiary of Mackinac.

Q:
What am I being asked to vote on at the First Federal and Mackinac Special Meetings?

A:
Mackinac and First Federal have entered into an Agreement and Plan of Merger, dated as of January 16, 2018, as amended (the "Merger Agreement"), pursuant to which Mackinac has agreed to acquire First Federal. Under the terms of the merger agreement, First Federal will merge with and into MFNCA, a wholly owned subsidiary of Mackinac, with MFNC continuing as the surviving entity (the "Merger"). The merger agreement additionally provides that, effective upon consummation of the merger, First Federal's wholly owned subsidiary bank, First Federal of Northern Michigan, will consolidate with and into mBank, Mackinac's wholly owned subsidiary bank, with mBank as the surviving entity.

  First Federal:    First Federal shareholders are being asked to approve the Merger as well as the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the Merger Agreement (the "Adjournment Proposal").

  Mackinac:    Mackinac shareholders are being asked to approve the issuance of shares of Mackinac common stock to First Federal shareholders in connection with the Merger (the "Issuance Proposal"), which requires the approval of a majority of the votes actually cast on this proposal at the Mackinac special meeting, assuming a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for the Issuance Proposal.

Q:
What will I receive in the merger?

A:
Subject to the terms and conditions set forth in the Merger Agreement, which has been unanimously approved by the board of directors of each of Mackinac and First Federal, at the Effective Time, each outstanding share of First Federal common stock will be converted into the right to receive 0.576 shares of Mackinac common stock, no par value per share, plus cash in lieu of fractional shares.

  The Merger Agreement further contemplates that the First Federal board of directors may distribute $8 million in the aggregate to its shareholders as a special dividend immediately prior to the Closing, subject to maintenance of a specific minimum equity requirement. Pursuant to the Merger Agreement, at the Effective Time, First Federal, or Mackinac under certain circumstances, will transfer to an exchange agent the amount of cash necessary to pay the special dividend.

  If the number of shares of common stock outstanding of First Federal or Mackinac changes before the Merger is completed as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, then the merger consideration will be equitably and proportionately adjusted.

  Mackinac will not issue any fractional shares of Mackinac common stock in the Merger. First Federal shareholders who would otherwise be entitled to a fractional share of Mackinac common stock upon the completion of the Merger will instead receive a check representing the amount of cash in lieu of fractional shares that the holder is entitled to receive.an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one tenth of a cent, of the closing sale prices of Mackinac Common Stock as reported by NASDAQ Stock Market ("NASDAQ") in The Wall Street Journal (or any other authoritative source reasonably selected by Mackinac) for the five (5) trading days immediately preceding the date upon which the Corporations Division of the Michigan Department of Licensing and Regulatory Affairs ("LARA") accepts for filing the Certificate of Merger (the "Effective Time") by (ii) the fraction of a share (after taking into account all shares of First Federal common stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Mackinac common stock to which such holder would otherwise be entitled to receive.

Q:
Will the value of the merger consideration change between the Special Meeting and the time the Merger is completed?

A:
The value of the merger consideration may fluctuate between the Special Meeting and the completion of the Merger based upon the market value of Mackinac common stock. Any fluctuation in the market price of Mackinac common stock after the Special Meeting will change the value of the shares of Mackinac common stock that you will receive.

Q:
How do Mackinac and First Federal's boards of directors recommend that I vote at the Special Meeting?

A:
Each of First Federal and Mackinac's boards of directors unanimously recommends that you vote "FOR" the proposal to approve the Merger Agreement and "FOR" the Adjournment Proposal. Mackinac's board of directors unanimously recommends that you vote "FOR" the Issuance Proposal.

Q:
When and where is the First Federal Special Meeting?

A:
First Federal:    The First Federal Special Meeting will be held at [                        ] on [                        ], 2018, at [            ] local time.

  Mackinac:    The Mackinac Meeting will be held at [                        ] on [                        ], 2018, at [            ] local time.

Q:
What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the Special Meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in "street name" through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. "Street name" shareholders who wish to vote at the Special Meeting will need to obtain a proxy form from the institution that holds their shares.

Q:
What constitutes a quorum for the Special Meeting?

A:
First Federal:    The presence at the Special Meeting, in person or by proxy, of holders of a majority of the outstanding shares of First Federal common stock entitled to vote at the Special Meeting will constitute a quorum for the transaction of business.

  Mackinac:    The presence at the Special Meeting, in person or by proxy, of holders of a majority of the outstanding shares of Mackinac common stock entitled to vote at the Special Meeting will constitute a quorum for the transaction of business.

Q:
What is the vote required to approve each proposal at the First Federal Special Meeting?

A:
First Federal:    Approval of the Merger Agreement requires the affirmative vote of the holders of at least fifty percent (50%) of the then-outstanding shares of First Federal common stock entitled to vote as of the close of business on [                        ], 2018, the record date for the Special Meeting.

  Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of First Federal common stock represented in person or by proxy at the Special Meeting.

  Mackinac:    Approval of the Issuance Proposal requires the affirmative vote of a majority of the shares of Mackinac common stock actually cast on such proposal represented in person or by proxy at the Special Meeting.

  Approval of the Adjournment Proposal requires of a majority of the shares of Mackinac common stock represented in person or by proxy at the Special Meeting.

Q:
Why is my vote important?

  If you do not vote, it will be more difficult for First Federal and Mackinac to obtain the necessary quorum to hold its Special Meeting. In addition, in the case of First Federal shareholders, your failure to vote or failure to instruct your bank or broker as to how to vote will have the same effect as a vote against approval of the Merger Agreement. The Merger Agreement must be approved by the holders of at least fifty percent (50%) of the outstanding shares of First Federal common stock entitled to vote at the Special Meeting, and the issuance of Mackinac common stock pursuant to the Merger Agreement must be approved by a majority of votes actually cast on such proposal. First Federal's board of directors unanimously recommends that you vote to approve the Merger Agreement, and Mackinac's board of directors unanimously recommends that you vote to approve the Issuance Proposal.

Q:
If my shares of common stock are held in "street name" by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker as to how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Q:
What if I abstain from voting or fail to instruct my bank or broker?

A:
First Federal Shareholders:    If you fail to vote, mark "ABSTAIN" on your proxy or fail to instruct your bank or broker with respect to the proposal to approve the Merger Agreement, it will have the same effect as a vote "AGAINST" the proposal. The failure to vote or failure to instruct your bank or broker with respect to the Adjournment Proposal, however, will have no effect on the Adjournment Proposal.

v

  Mackinac Shareholders:    If you fail to vote, mark "ABSTAIN" on your proxy or fail to instruct your bank or broker with respect to the Issuance proposal, it will have the same effect as a vote "AGAINST" the proposal. The failure to vote or failure to instruct your bank or broker how to vote with respect to the Issuance Proposal or the Adjournment Proposal, however, will have no effect on such proposal.

Q:
Can I attend the Special Meeting and vote my shares in person?

A:
Yes. All shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Special Meeting. Holders of record of First Federal or Mackinac common stock can vote in person at their respective Special Meetings. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Special Meeting. If you plan to attend the Special Meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. First Federal and Mackinac reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Special Meeting is prohibited without the express written consent of First Federal or Mackinac, respectively.

Q:
Can I change my vote?

A:
Yes. You may revoke any proxy at any time before it is voted by filing with the Corporate Secretary a written revocation or a duly executed proxy bearing a later date or attending the Special Meeting in person, notifying the corporate secretary and voting by ballot at the Special Meeting. Attendance at the Special Meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by First Federal or Mackinac after the vote will not affect the vote. If you hold your shares in "street name" through a bank or broker, you should contact your bank or broker to revoke your proxy.

  First Federal's corporate secretary's mailing address is: Corporate Secretary, First Federal of Northern Michigan Bancorp, Inc., 100 South Second Ave., Alpena, Michigan 49707.

  Mackinac's corporate secretary's mailing address is: Corporate Secretary, Mackinac Financial Corporation, 130 S. Cedar St., Manistique, MI 49854.

Q:
Will First Federal be required to submit the proposal to approve the Merger Agreement to its shareholders even if First Federal's board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the Merger Agreement is terminated before the Special Meetings, First Federal is required to submit the proposal to approve the Merger Agreement to its shareholders even if First Federal's board of directors has withdrawn or modified its recommendation.

Q:
What are the U.S. federal income tax consequences of the Merger to First Federal shareholders?

A:
The Merger is intended to qualify, and the obligation of the parties to complete the Merger is conditioned upon the receipt of a legal opinion from their counsel to the effect that the Merger will qualify, as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, which is referred to herein as the Code. In addition, in connection with the filing of the registration statement of which this document is a part, Honigman Miller Schwartz and Cohn LLP has delivered an opinion to Mackinac to the same effect. Assuming the Merger qualifies as such a reorganization, a shareholder of First Federal generally will not recognize any gain or loss upon receipt of Mackinac common stock in exchange for First Federal common stock in the Merger but may recognize gain with respect to the cash consideration and cash received in lieu of a fractional share of First Federal common stock.

  For further information, see "Material U.S. Federal Income Tax Consequences of the Merger."

  The U.S. federal income tax consequences described above may not apply to all holders of First Federal common stock. A holder's tax consequences will depend on its individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

Q:
Will First Federal shareholders be entitled to exercise dissenters' rights in connection with the Merger?

A:
First Federal Shareholders:    Under Maryland law, which is the law under which First Federal is incorporated, the holders of First Federal common stock are not entitled to dissenters' rights in connection with the Merger. The Maryland General Corporation Law (the "MGCL") provides that a shareholder may not demand the fair value of the shareholder's stock and is bound by the terms of the transaction if any shares of the class or series of stock are listed on a national securities exchange or if the stock is that of the successor in the merger. As First Federal shareholders will receive Mackinac common stock, which is listed on NASDAQ, there are no dissenters' rights.

Q:
What should I do if I hold my shares of First Federal common stock in book-entry form?

A:
You are not required to take any specific actions if your shares of First Federal common stock are held in book-entry form, and you may vote your shares in the same manner as certificated shares may be voted. After the completion of the Merger, shares of First Federal common stock held in book-entry form automatically will be exchanged for the merger consideration, including shares of Mackinac common stock in book-entry form, and any cash to be received in the Merger.

Q:
Whom may I contact if I cannot locate my First Federal stock certificate(s)?

A:
If you are unable to locate your original First Federal stock certificate(s), you should contact Michael Mahler at (989) 354-7319.

Q:
When do you expect to complete the Merger?

A:
First Federal, MFNC and Mackinac expect to complete the Merger late in the second quarter of 2018. However, neither First Federal nor Mackinac can assure you when or if the Merger will occur. Mackinac must first obtain the approval of its state and federal regulators, and First Federal must obtain the approval of its shareholders at the Special Meeting.

Q:
Whom should I call with questions?

A:
If you have any questions concerning the Merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of First Federal common stock, please contact: Michael Mahler at (989) 354-7319.

  If you have any questions concerning the Merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Mackinac common stock, please contact: Paul D. Tobias at (248) 290-5900.

SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to carefully read the entire joint proxy statement/prospectus, including the appendices, and the other documents to which we refer in order to fully understand the merger. See "Where You Can Find More Information" and "Certain Documents Incorporated by Reference." Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

The Merger Transaction (page 59)

        Mackinac and First Federal have entered into an Agreement and Plan of Merger, dated as of January 16, 2018, as amended (the Merger Agreement"), pursuant to which Mackinac has agreed to acquire First Federal. Under the terms of the Merger Agreement, First Federal will merge with and into MFNC, a wholly-owned subsidiary of Mackinac, with MFNC continuing as the surviving entity (the "Merger"). The Merger Agreement governs the Merger. The Merger Agreement is included in this joint proxy statement/prospectus as Annex A. Please read the Merger Agreement carefully. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the Merger are qualified by reference to the Merger Agreement.

The Merger Consideration (page 59)

        Subject to the terms and conditions set forth in the Merger Agreement, which has been unanimously approved by the board of directors of each of Mackinac and First Federal, at the Effective Time, each outstanding share of First Federal common stock will be converted into the right to receive 0.576 shares of Mackinac common stock, no par value per share, plus cash in lieu of fractional shares. The Merger Agreement allows the First Federal board of directors to declare a special cash dividend equal to $8 million in the aggregate, to its shareholders immediately prior to the Closing, subject to maintenance of a specified minimum equity requirement. Pursuant to the Merger Agreement, at the Effective Time, First Federal or, under certain circumstances, Mackinac, shall transfer to an exchange agent the amount of cash necessary to pay the special dividend.

Equivalent First Federal Per Share Value (page 31)

        Mackinac common stock trades on the NASDAQ Stock Market ("NASDAQ") under the symbol "MFNC." First Federal common stock trades on the OTCQX Best Market (the "OTCQX") under the symbol "FFNM" is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for First Federal common stock. The following table presents the closing price of Mackinac common stock on January 12, 2018, the trading day on which the per share merger consideration was calculated, and                        , 2018, the last practicable trading day prior to the printing of this joint proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of First Federal common stock on those dates, calculated by multiplying the closing sales price of Mackinac common stock on those dates by 0.576.

Date	Mackinac closing sale price		Equivalent First Federal per share value(1)(2)
January 12, 2018		$15.90		$9.16
, 2018	$		$

(1)
Excludes cash in lieu of fractional shares.

(2)
$9.16 and $[        ] excludes expected per share special dividend of approximately $8 million which would bring implied value to $11.30 and $[            ] respectively.

        The value of the shares of Mackinac common stock to be issued in the Merger will fluctuate between now and the closing date of the Merger. You should obtain current sale prices for the Mackinac common stock.

Adjustments (page 61)

        If the number of shares of common stock outstanding of First Federal or Mackinac changes before the Merger is completed as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, then the merger consideration will be equitably and proportionately adjusted.

Fractional Shares (page 59)

        Mackinac will not issue any fractional shares of Mackinac common stock in the Merger. First Federal shareholders who would otherwise be entitled to a fractional share of Mackinac common stock upon the completion of the Merger will instead receive a check representing the amount of cash in lieu of fractional shares that the holder is entitled to receive.an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one tenth of a cent, of the closing sales price of Mackinac Common Stock as reported by NASDAQ five (5) trading days immediately preceding the date upon which the Certificate of Merger is accepted for filing by LARA by (ii) the fraction of a share (after taking into account all shares of First Federal common stock held by such holder at the Effective Time and rounded to the nearest thousandth) of Mackinac common stock to which such holder would otherwise be entitled to receive.

        For example, if you hold 10 shares of First Federal common stock, you will receive 5 shares of Mackinac common stock and $12.09 (calculated based on the closing sales price of Mackinac common stock as of January 12, 2018, which represents a cash payment instead of the 0.76 fractional shares of Mackinac common stock that you otherwise would have received.

Dividends (page 61)

        The Merger Agreement allows the First Federal board of directors to distribute $8 million in the aggregate to its shareholders as a special dividend immediately prior to the closing. Pursuant to the Merger Agreement, at the Effective Time, First Federal (or, under certain circumstances, Mackinac) shall transfer to an exchange agent the amount of cash necessary to pay the special dividend. Mackinac has recently paid a dividend each quarter, the most recent of which was $0.12 per share, paid January 9, 2018. The payment, timing and amount of dividends by Mackinac or First Federal on their common stock in the future, either before or after the Merger is completed, are subject to the determination of the respective Mackinac and First Federal boards of directors and depend, with respect to Mackinac, on cash requirements, the financial condition and earnings of Mackinac and First Federal, legal and regulatory considerations and other factors.

First Federal's Board of Directors Unanimously Recommends that First Federal Shareholders Vote "FOR" Approval of the Merger Agreement (page 34)

        First Federal's board of directors determined that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of First Federal and its shareholders and has unanimously approved the Merger and the Merger Agreement. First Federal's board of directors unanimously recommends that First Federal shareholders vote "FOR" approval of the Merger Agreement. For the factors considered by First Federal's board of directors in reaching its decision to approve the Merger Agreement, see "The Merger—First Federal's Reasons for the Merger; Recommendation of First Federal's Board of Directors."

Mackinac's Board of Directors Unanimously Recommends that Mackinac Shareholders Vote "FOR" Approval of the Issuance Proposal (page 34)

        Mackinac's board of directors determined that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Mackinac and its shareholders and has unanimously approved the Merger and the Merger Agreement. Mackinac's board of directors unanimously recommends that Mackinac's shareholders vote "FOR" approval of the issuance of Mackinac common stock. For the factors considered by Mackinac's board of directors in reaching its decision to approve the Merger Agreement, see "The Merger—Mackinac's Reasons for the Merger; Recommendation of Mackinac's Board of Directors."

ProBank Austin Has Provided an Opinion to First Federal's Board of Directors Regarding the Merger Consideration (page 45 and Annex B)

        On January 16, 2018, ProBank Austin ("ProBank Austin"), First Federal's financial advisor in connection with the Merger, rendered its opinion to First Federal's board of directors that, as of such date and based upon and subject to the assumptions, procedures, considerations, qualifications and limitations set forth in the opinion, the merger consideration was fair, from a financial point of view, to the holders of shares of First Federal common stock.

        The full text of ProBank Austin's opinion, dated January 16, 2018, is attached as Annex A to this joint proxy statement/prospectus. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by ProBank Austin in rendering its opinion.

        ProBank Austin's opinion is directed to First Federal's board of directors, addresses only the fairness of the merger consideration from a financial point of view to the holders of shares of First Federal common stock on the date the opinion was rendered, and does not address any other aspect of the Merger or constitute a recommendation as to how any shareholders of First Federal should vote at any shareholder meeting held in connection with the Merger.

        For further information, see "The Merger—Opinion of ProBank Austin"

First Federal and Mackinac Will Hold Their Special Meetings on [            ], 2018 (page 34)

        First Federal's board of directors determined that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of First Federal and its shareholders and has unanimously approved the Merger and the Merger Agreement. First Federal's board of directors unanimously recommends that First Federal shareholders vote "FOR" approval of the Merger Agreement. For the factors considered by First Federal's board of directors in reaching its decision to approve the Merger Agreement, see "The Merger—First Federal's Reasons for the Merger; Recommendation of First Federal's Board of Directors.")

  First Federal:    The Special Meeting of First Federal shareholders will be held on [            ], 2018, at [                        ] local time, at [                        ].

        At the Special Meeting, First Federal shareholders will be asked to:

  •
  approve the Merger Agreement and the transactions it contemplates; and

  •
  approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the Merger Agreement.

  Mackinac:    The Special Meeting of Mackinac shareholders will be held on [            ], 2018, at [                        ] local time, at the Corporate main office, 130 South Cedar St., Manistique, Michigan 49854.

        At the Special Meeting, Mackinac shareholders will be asked to:

  •
  approve the issuance of shares of Mackinac common stock to First Federal shareholders in connection with the Merger; and

  •
  approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the Merger Agreement.

        Only holders of record at the close of business on [            ], 2018 will be entitled to vote at the Special Meetings. Each share of First Federal or Mackinac common stock is entitled to one vote on each proposal to be considered at the First Federal or Mackinac Special Meeting. As of the record date, there were 3,726,925 shares of First Federal common stock entitled to vote at the Special Meeting and [                        ] shares of Mackinac common stock entitled to vote at the Special Meeting. The directors of First Federal have entered into voting agreements with Mackinac, pursuant to which they have agreed, solely in their capacity as First Federal shareholders, to vote all of their shares of First Federal common stock in favor of the proposals to be presented at the Special Meeting. As of the record date, First Federal directors and other shareholders who are parties to the voting agreements were entitled to vote an aggregate of approximately 349,674 shares of First Federal common stock, representing approximately 9.38% of the First Federal common stock outstanding on that date. As of the record date, the directors and executive officers of First Federal were entitled to vote approximately 398,946 shares of First Federal common stock representing approximately 10.7% of the shares of First Federal common stock outstanding on that date. As of the record date, Mackinac and its subsidiaries held no shares of First Federal common stock (other than shares held as fiduciary, custodian or agent), and its directors and executive officers or their affiliates held [            ] shares of First Federal common stock.

  First Federal:    To approve the Merger Agreement, holders of at least fifty percent (50%) of the outstanding shares of First Federal common stock entitled to vote at the Special Meeting must vote in favor of approving the Merger Agreement. Because approval is based on the affirmative vote of at least fifty percent (50%) of the shares outstanding, your failure to vote, failure to instruct your bank or broker how to vote with respect to the proposal to approve the Merger Agreement or abstention will have the same effect as a vote against approval of the Merger Agreement.

          Approval of the Adjournment Proposal and the Issuance Proposal requires the affirmative vote of a majority of shares of First Federal common stock entitled to vote, represented in person or by proxy at the Special Meeting. Because approval of the Adjournment Proposal is based on the affirmative vote of a majority of shares voting or expressly abstaining at the Special Meeting, abstentions will have the same effect as a vote against such proposal. The failure to vote or failure to instruct your bank or broker how to vote with respect to the Adjournment Proposal, however, will have no effect on such proposal.

  Mackinac:    To approve the Issuance Proposal requires the affirmative vote of a majority of shares of Mackinac common stock entitled to vote on, and represented in person or by proxy at the Special Meeting, assuming a quorum. Because approval of the Issuance Proposal is based on the affirmative vote of a majority of shares voting or expressly abstaining at the Special Meeting, abstentions will have the same effect as a vote against such proposal. The failure to vote or failure to instruct your bank or broker how to vote with respect to the Issuance Proposal, however, will have no effect on such proposal.

          Approval of the Adjournment Proposal requires the affirmative vote of a majority of shares of Mackinac common stock entitled to vote, represented in person or by proxy at the Special

  Meeting. Because approval of the Adjournment Proposal is based on the affirmative vote of a majority of shares voting or expressly abstaining at the Special Meeting, abstentions will have the same effect as a vote against such proposal. The failure to vote or failure to instruct your bank or broker how to vote with respect to the Adjournment Proposal, however, will have no effect on such proposal.

First Federal's Officers and Directors Have Financial Interests in the Merger that Differ from Your Interests (page 55)

        You should be aware that some of directors and executive officers of First Federal may have interests in the Merger that are different from, or in addition to, their interests as shareholders. Both First Federal's Board of Directors and Mackinac's Board of Directors were aware of these interests and took them into consideration in approving the Merger Agreement and the Merger. These interests include an aggregate payment of $566,000 upon completion of the Merger to two First Federal executive officers pursuant to change in control agreements, continuation of coverage under director and executive officer insurance policies of First Federal management; and the appointment of a director from First Federal's board of directors to the Mackinac board of directors following the Merger.

        For a more complete description of these interests, see "The Merger—Interests of First Federal's Directors and Executive Officers in the Merger."

Dissenters' Rights of First Federal Shareholders in the Merger (page 38)

        Under Maryland law, which is the law under which First Federal is incorporated, the holders of First Federal common stock are not entitled to dissenters' rights in connection with the Merger. The Maryland General Corporation Law (the "MGCL") provides that a shareholder may not demand the fair value of the shareholder's stock and is bound by the terms of the transaction if any shares of the class or series of stock are listed on a national securities exchange or if the stock is that of the successor in the merger. As First Federal shareholders will receive Mackinac common stock, which is listed on NASDAQ, there are no dissenters' rights.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 71)

        Currently, First Federal and Mackinac expect to complete the Merger early in the second quarter of 2018. As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, approval of the Merger Agreement by First Federal's shareholders and the receipt of certain required regulatory approvals.

        Neither First Federal nor Mackinac can be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.

Termination of the Merger Agreement (page 72)

        The Merger Agreement can be terminated at any time prior to completion of the Merger by mutual consent, or by either party in the following circumstances:

  •
  By mutual written consent of First Federal and Mackinac;

  •
  the Merger has not been completed by August 16, 2018 (the "End Date") (if the failure to complete the Merger by that date is not caused by the terminating party's breach of the Merger Agreement);

  •
  any required regulatory approval has been denied by the relevant governmental entity and this denial has become final and nonappealable, or a governmental entity has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

  •
  there is a breach of the Merger Agreement by the other party that would cause the conditions for completion of the Merger not to be satisfied, and the breach is not cured prior to the earlier of August 16, 2018 and 30 business days following written notice of the breach; or

  •
  First Federal shareholders fail to approve the Merger Agreement at the First Federal Special Meeting, and a No-Match Event shall have occurred, or the Merger Agreement is resubmitted to First Federal shareholders at a second shareholder meeting and the First Federal shareholders fail to approve the Merger Agreement at such shareholder meeting.

        First Federal may terminate the Merger Agreement if both of the following conditions have been satisfied:

  •
  the number obtained by dividing the average closing price by $15.9472 is less than 0.80; and

  •
  the number obtained by dividing the average closing price by $15.9472 is less than the number obtained by (x) dividing the final index price by the initial index price (the "Index Ratio") and then multiplying the index ratio by 0.20.

        In addition, Mackinac may terminate the Merger Agreement in the following circumstances:

  •
  shareholders fail to approve the issuance of the shares of Mackinac common stock to First Federal Shareholders;

  •
  First Federal's board of directors fails to recommend to the First Federal shareholders that they approve the Merger Agreement or withdraws, modifies or qualifies such recommendation in a manner adverse to Mackinac;

  •
  First Federal's board of directors fails to reaffirm its recommendation of the Merger within 10 business days after the public announcement of an acquisition proposal (or material modification thereto);

  •
  First Federal or Mackinac's board of directors breaches its non-solicitation obligations described below in "The Merger Agreement—Agreement Not to Solicit Other Offers" or its obligations with respect to calling shareholder meetings and alternate acquisition proposals described below in "The Merger Agreement—First Federal and Mackinac Shareholder Meetings and Recommendations of First Federal and Mackinac's Boards of Directors"; or

  •
  First Federal's board of directors approves, recommends or endorses, or proposes or resolves to recommend or endorse, an alternative transaction (as described below in "The Merger Agreement—First Federal and Mackinac's Shareholder Meetings and Recommendations of First Federal and Mackinac's Boards of Directors") or acquisition proposal.

Termination Fee (page 73)

        If the Merger Agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by First Federal's board of directors, First Federal may be required to pay Mackinac a termination fee of $1.5 million. The termination fee could discourage other companies from seeking to acquire or merge with First Federal.

Regulatory Approvals Required for the Merger (page 56)

        Both First Federal and Mackinac have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the Merger Agreement. Mackinac filed applications seeking regulatory approval to complete the transactions contemplated by the Merger Agreement with the Board of Governors of the Federal Reserve (the "FRB"), the Federal Deposit Insurance Corporation (the "FDIC"), and the Michigan Department of Insurance and Financial Services (the "DIFS").

Material U.S. Federal Income Tax Consequences of the Merger (page 77)

        The Merger is intended to qualify as a reorganization within the meaning of Section 368 of the Code. Assuming the Merger qualifies as such a reorganization, a shareholder of First Federal generally will not recognize any gain or loss upon receipt of Mackinac common stock in exchange for First Federal common stock in the Merger, but may recognize gain with respect to the cash consideration and cash received in lieu of a fractional share of Mackinac common stock. It is a condition to the completion of the Merger that the parties receive a written opinion from their counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368 of the Code.

Board of Directors and Executive Officers of Mackinac Following Completion of the Merger (page 55)

        Mackinac's board of directors will be expanded by one board seat, to be filled by a current FFNM director (reasonably acceptable to Mackinac) and MFNC's board of managers will not be affected by the Merger.

        See "The Merger—Interests of First Federal's Directors and Executive Officers in the Merger." Information about Mackinac's current directors and executive officers can be found in the section entitled "Directors and Executive Officers of Mackinac."

The Rights of First Federal Shareholders Will Change as a Result of the Merger (page 82)

        The rights of First Federal shareholders will change as a result of the Merger due to differences in Mackinac's and First Federal's governing documents. Mackinac is incorporated in the state of Michigan, and is governed by Michigan law. First Federal is incorporated in the state of Maryland, and is governed by Maryland law. First Federal shareholders are further governed by its articles of incorporation and bylaws, each as amended to date (which we refer to as First Federal's articles of incorporation and bylaws, respectively). Upon the completion of the Merger, First Federal shareholders will become Mackinac shareholders, and the rights of such shareholders will be governed by Michigan law and Mackinac's restated articles of incorporation, as amended to date, and its third amended and restated bylaws (which we refer to as Mackinac's articles of incorporation and bylaws, respectively).

        See "Comparison of Shareholders' Rights" for a description of the material differences in shareholder rights under each of the Mackinac and First Federal governing documents.

Information About the Companies (page 91)

Mackinac Financial Corporation

        Mackinac is a bank holding company, or BHC, incorporated under Michigan law, primarily engaged in the business of planning, directing and coordinating the business activities of its wholly owned banking subsidiary, mBank, a Michigan state-chartered bank. As a BHC, Mackinac's activities are limited to banking and activities that are closely related to banking. At December 31, 2017 Mackinac had consolidated total assets of approximately $985.3 million, loans and leases receivable, net of allowances, of $811.1 million and total deposits of $818.0 million.

        The principal executive offices of Mackinac are located at 130 South Cedar Street, Manistique, Michigan 49854, and its telephone number is (888) 343-8147. Mackinac's website can be accessed at http://www.bankmbank.com. Information contained in Mackinac's website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus. Mackinac's common stock is traded on the NASDAQ under the symbol "MFNC."

        For more information about Mackinac and its subsidiaries, see "Where You Can Find More Information."

First Federal of Northern Michigan Bancorp, Inc.

        First Federal is a savings and loan holding company, incorporated under Maryland law, primarily engaged in the business of planning, directing and coordinating the business activities of its wholly owned subsidiary, First Federal of Northern Michigan, a federal stock savings association. At December 31, 2017, First Federal had consolidated total assets of approximately $321.2 million, loans and leases receivable, net of allowances, of $191.5 million and total deposits of $270.1 million.

        First Federal's principal executive offices are located at 100 South Second Ave., Alpena, Michigan 49707, and its telephone number is (989) 356-9041. First Federal's website can be accessed at https://www.first-federal.com/. Information contained in First Federal's website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus.

Comparative Historical and Unaudited Pro Forma Per Share Data

        Presented below for First Federal and Mackinac are comparative historical and unaudited pro forma equivalent per share financial data as of and for the year ended December 31, 2017. The information presented below should be read together with the historical consolidated financial statements of First Federal and Mackinac, including the related notes, which are included and incorporated by reference, respectively, in this proxy statement/prospectus.

        The unaudited pro forma information gives effect to the Merger as if the Merger had been effective on December 31, 2017. The unaudited pro forma data combines the historical results of First Federal into Mackinac's consolidated statement of net income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2017.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that First Federal and Mackinac management believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the Merger, excluding estimated Merger integration costs, or consider any potential impacts of current market conditions or the Merger on revenues, expense efficiencies or asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data are presented for illustrative purposes only and do not represent an attempt to predict or suggest future results. Upon completion of the Merger, the operating results of First Federal will be reflected in the consolidated financial statements of Mackinac on a prospective basis.

 COMPARATIVE PER SHARE DATA
(Unaudited)

Comparative Historical and Unaudited Pro Forma Per Share Data

        Presented below for First Federal and Mackinac are comparative historical and unaudited pro forma equivalent per share financial data as of and for the year ended December 31, 2017. The information presented below should be read together with the historical consolidated financial statements of First Federal and Mackinac, including the related notes. The financial statements for First Federal are included and incorporated by reference, respectively, in this joint proxy statement/prospectus.

        The unaudited pro forma information gives effect to the Merger as if the Merger had been effective on December 31, 2017 in the case of the book value data, and as if the Merger had been effective as of January 1, 2017 in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of First Federal into Mackinac's consolidated statement of net income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2017.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that First Federal and Mackinac management believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the Merger, excluding estimated merger integration costs, or consider any potential impacts of current market conditions or the Merger on revenues, expense efficiencies or asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data are presented for illustrative purposes only and do not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of First Federal will be reflected in the consolidated financial statements of Mackinac on a prospective basis.

First Federal Historical
As of or for The Period Ended	Book Value Per Share	Tangible Book Value	Cash Dividends Declared Per Share	Basic Earnings Per Common Share	Diluted Earnings Per Common Share
Year ended December 31, 2017	$8.84	$8.67	$0.19	$0.17	$0.17

Mackinac Historical
As of or for The Period Ended	Book Value Per Share	Tangible Book Value	Cash Dividends Declared Per Share	Basic Earnings Per Common Share	Diluted Earnings Per Common Share
Year ended December 31, 2017	$12.93	$11.72	$0.48	$0.87	$0.87

Pro Forma First Federal and Mackinac
As of or for The Period Ended	Book Value Per Share	Tangible Book Value	Cash Dividends Declared Per Share	Basic Earnings Per Common Share	Diluted Earnings Per Common Share
Year ended December 31, 2017	$13.63	$11.12	$0.48	$0.62	$0.62

RISK FACTORS

        In addition to general investment risks and the other information contained in this joint proxy statement/prospectus, including the matters addressed under the section "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. In addition, you should read and consider the risks associated with each of the businesses of First Federal and Mackinac because these risks will relate to the combined company. Descriptions of some of these risks can be found in the Annual Report on Form 10-K filed by Mackinac for the year ended December 31, 2017, as updated by other reports filed with the SEC, which is filed with the SEC. You should also consider the other information in this joint proxy statement/prospectus. See "Where You Can Find More Information" and "Certain Documents Incorporated by Reference."

Risk Factors Related to Proposed Merger

Because the market price of Mackinac common stock will fluctuate, First Federal shareholders cannot be certain of the market value of the merger consideration they will receive.

        If the Merger is completed, each holder of First Federal common stock outstanding immediately prior to the completion of the Merger will receive 0.576 shares of Mackinac common stock, no par value per share, plus cash in lieu of fractional shares. The Merger Agreement allows the First Federal board of directors to declare a special cash dividend equal to $8 million in the aggregate immediately prior to the Closing. Pursuant to the Merger Agreement, at the Effective Time, First Federal or Mackinac under certain circumstances, shall transfer to an exchange agent the amount of cash necessary to pay the special dividend. The market value of the merger consideration on the date the Merger is completed may differ from the market value of the merger consideration on the date Mackinac announced the Merger, on the date that this joint proxy statement/prospectus was mailed to First Federal shareholders, and on the date of the Special Meeting of the First Federal shareholders. Any change in the market price of Mackinac common stock prior to the completion of the Merger will affect the market value of the Mackinac common stock that First Federal shareholders will receive upon completion of the Merger. Stock price changes may result from a variety of factors that are beyond the control of Mackinac and First Federal, including but not limited to general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the First Federal Special Meeting you will not know the precise market value of the consideration you will receive at the Effective Time of the Merger. You should obtain current market quotations for shares of Mackinac common stock.

Regulatory approvals may not be received, may take longer to receive than expected, or may impose conditions that are not presently anticipated.

        Before the transactions contemplated in the merger agreement may be completed, regulatory approvals must be obtained from the Federal Reserve Board, the Federal Deposit Insurance Corporation and the State of Michigan. These governmental entities will consider, among other factors, the competitive impact of the merger, Mackinac's financial and managerial resources, the convenience and needs of the communities to be served, capital position, safety and soundness, legal and regulatory compliance matters, and Community Reinvestment Act matters, and they may impose conditions on the completion of the merger or require changes to the terms of the merger agreement. There can be no assurance as to whether regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

The market price of Mackinac common stock after the Merger may be affected by factors different from those affecting the shares of First Federal or Mackinac currently.

        Upon completion of the Merger, holders of First Federal common stock may become holders of Mackinac common stock. Mackinac's business differs from that of First Federal, and, accordingly, the results of operations of the combined company and the market price of Mackinac common stock after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of Mackinac and First Federal. Mackinac's banking subsidiary, mBank, offers a variety of financial services to meet the banking and financial needs of a broad-range of customers in the communities they serve. Similarly, First Federal's banking subsidiary, First Federal of Northern Michigan, is also a community bank that offers a range of financial services to its customers, through First Federal has a much larger concentration of residential loans. However, difficulties in integrating these services may result in the failure to achieve the expected synergies.

Combining the two companies may be more difficult, costly or time consuming than expected.

        Mackinac and First Federal have operated and, until the completion of the Merger, will continue to operate, independently. The success of the Merger, including anticipated cost savings, will depend, in part, on our ability to successfully combine the businesses of Mackinac and First Federal. To realize these anticipated benefits, after the completion of the Merger, Mackinac expects to integrate First Federal's business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company's ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect Mackinac's ability to successfully conduct its business in the markets in which First Federal now operates, which could have an adverse effect on Mackinac's financial results and the value of its common stock. If Mackinac experiences difficulties with the integration process, the anticipated benefits of the Merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause First Federal to lose customers or cause customers to remove their accounts from First Federal and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of First Federal and Mackinac during this transition period and for an undetermined period after completion of the Merger. In addition, the actual cost savings of the Merger could be less than anticipated.

The fairness opinion obtained by First Federal from its financial advisor will not reflect changes in circumstances between signing the Merger Agreement and the completion of the Merger.

        First Federal has not obtained an updated fairness opinion as of the date of this joint proxy statement/prospectus from ProBank Austin, its financial advisor. Changes in the operations and prospects of First Federal or Mackinac, general market and economic conditions and other factors that may be beyond the control of First Federal and Mackinac, and on which the fairness opinion was based, may alter the value of First Federal or Mackinac or the prices of shares of First Federal common stock or Mackinac common stock by the time the Merger is completed. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. Because First Federal does not anticipate asking its financial advisor to update its opinion, the opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the Merger is completed. The opinion is attached as Annex B to this joint proxy statement/prospectus. For a description of the opinion that First Federal received from its financial advisor, see "The Merger—Opinion of ProBank Austin." For a description of the other factors considered by First

Federal's board of directors in determining to approve the Merger, see "The Merger—First Federal's Reasons for the Merger; Recommendation of First Federal's Board of Directors."

Some of the directors and executive officers of First Federal may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the Merger Agreement.

        The interests of some of the directors and executive officers of First Federal may be different from those of First Federal common shareholders, and directors and officers of First Federal may be participants in arrangements that are different from, or in addition to, those of First Federal common shareholders. These interests are described in more detail in the section entitled "The Merger—Interests of First Federal's Directors and Executive Officers in the Merger."

The unaudited pro forma financial data for Mackinac and First Federal included in this joint proxy statement/prospectus are preliminary, and Mackinac's actual financial position and operations after the completion of the Merger may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

        The unaudited pro forma financial data for both Mackinac and First Federal in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what Mackinac's actual financial position or operations would have been had the Merger been completed on the dates indicated. For more information, see "Unaudited Pro Forma Condensed Consolidated Financial Information."

First Federal shareholders' percentage ownership of Mackinac will be much smaller than their percentage ownership of First Federal.

        First Federal shareholders currently have the right to vote in the election of the First Federal board of directors and on other matters affecting First Federal. When the merger occurs, each First Federal shareholder will become a shareholder of Mackinac with a percentage ownership of the combined organization that is much smaller than the shareholder's percentage ownership of First Federal. Because of this, the First Federal shareholders will have less influence on the management and policies of Mackinac than they now have on the management and policies of First Federal.

The Merger may fail to qualify as a reorganization for federal income tax purposes, resulting in your recognition of taxable gain or loss in respect of all of your First Federal common stock.

        Mackinac and First Federal intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Internal Revenue Service ("IRS") will not provide a ruling on the matter. Mackinac and First Federal each will, as a condition to closing, obtain an opinion from counsel that the merger will constitute a reorganization for federal income tax purposes. However, these opinions do not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization, First Federal shareholders generally would recognize gain or loss on each share of First Federal common stock surrendered in an amount equal to the difference between the shareholder's adjusted tax basis in that share and the fair market value of the Mackinac common stock received in exchange for that share upon completion of the merger. See "Material U.S. Federal Income Tax Consequences of the Merger" on page 77.

Risk Factors Related to the Business of First Federal

If the Merger is not completed, First Federal may have to revise its business strategy.

        During the past several months, management of First Federal has been focused on, and has devoted significant resources to, the Merger. This focus is continuing, and First Federal has not been able to pursue certain business opportunities which may have been beneficial to First Federal on a stand-alone basis. Under the Merger Agreement, First Federal is subject to restrictions on the conduct of its business before completing the Merger, which may adversely affect its ability to execute certain of its business strategies if the Merger is terminated. If the Merger is not completed, First Federal will have to revisit its business strategy in an effort to determine what changes may be required in order for First Federal to operate on an independent, stand-alone basis.

Termination of the Merger Agreement could negatively impact First Federal.

        If the Merger Agreement is terminated, there may be various consequences. For example, First Federal's businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger. If the Merger Agreement is terminated and First Federal's board of directors seeks another merger or business combination, First Federal shareholders cannot be certain that First Federal will be able to find a party willing to pay the equivalent or greater consideration than that which Mackinac has agreed to pay in the Merger. In addition, if the Merger Agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by First Federal's board of directors, First Federal may be required to pay Mackinac a termination fee of $1.5 million.

If the Merger is not completed, First Federal will have incurred substantial expenses without realizing the expected benefits of the Merger.

        First Federal has incurred substantial expenses in connection with the Merger. The completion of the Merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals and the approval of First Federal's shareholders. First Federal cannot guarantee that these conditions will be met. If the Merger is not completed, these expenses could have a material adverse impact on First Federal's financial condition and results of operations on a stand-alone basis.

First Federal will be subject to business uncertainties and contractual restrictions while the Merger is pending.

        Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on First Federal. These uncertainties may impair First Federal's ability to attract, retain and motivate key personnel until the Merger is completed, and could cause customers and others that deal with First Federal to seek to change existing business relationships with First Federal. Retention of certain employees by First Federal may be challenging while the Merger is pending, as certain employees may experience uncertainty about their future roles with First Federal. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with First Federal, First Federal's business following the Merger could be harmed. In addition, subject to certain exceptions, First Federal has agreed to operate its business in the ordinary course prior to closing. See "The Merger Agreement—Covenants and Agreements" for a description of the restrictive covenants applicable to First Federal.

Risk Factors Related to the Business of Mackinac

Mackinac makes and holds in its portfolio a significant number of loans to the hospitality and tourism industry; a downturn in these industries would disproportionately affect Mackinac versus its competitors.

        On a historical basis, the highest concentration of credit risk for Mackinac was the hospitality and tourism industry. Although management does not consider the current loan concentrations in hospitality and tourism to be problematic and have no intention of further reducing loans to this industry segment, a downturn in this segment may disproportionately affect Mackinac's results as compared to other financial institutions.

Mackinac's net interest income could be negatively affected by interest rate adjustments by the Federal Reserve, as well as by competition in its primary market area.

        As a financial institution, Mackinac's earnings are significantly dependent upon its net interest income, which is the difference between the interest income that is earned on interest-earning assets, such as investment securities and loans, and the interest expense that we pay on interest-bearing liabilities, such as deposits and borrowings. Therefore, any change in general market interest rates, including changes resulting from changes in the Federal Reserve's fiscal and monetary policies, affects it more than non-financial institutions and can have a significant effect on net interest income and total income. Mackinac's assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities. As a result, an increase or decrease in market interest rates could have material adverse effects on net interest margin and results of operations.

If the allowance for loan losses is not sufficient to cover actual loan losses, Mackinac's earnings could decrease.

        Mackinac's success depends to a significant extent upon the quality of its assets, particularly loans. In originating loans, there is a substantial likelihood that credit losses will be experienced. The risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan.

        Mackinac's loan customers may not repay their loans according to the terms of these loans, and the collateral securing the payment of these loans may be insufficient to assure repayment. As a result, Mackinac may experience significant loan losses, which could have a material adverse effect on operating results. Management makes various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of Mackinac's loans. An allowance for loan losses is maintained in an attempt to cover any loan losses that may occur. In determining the size of the allowance, management relies on an analysis of the loan portfolio based on historical loss experience, volume and types of loans, trends in classification, volume and trends in delinquencies and non-accruals, national and local economic conditions and other pertinent information. The determination of the size of the allowance could be understated due to deviations in one or more of these factors.

        If assumptions are wrong, the current allowance may not be sufficient to cover future loan losses, and adjustments may be necessary to allow for different economic conditions or adverse developments in Mackinac's loan portfolio. Material additions to the allowance would materially decrease net income.

        In addition, federal and state regulators periodically review the allowance for loan losses and may require Mackinac to increase its provision for loan losses or recognize further loan charge-offs, based on judgments different than those of management. Any increase in the allowance for loan losses or loan charge-offs as required by these regulatory agencies could have a negative effect on Mackinac's operating results.

Mackinac may need to raise additional capital in the future, but that capital may not be available when it is needed.

        Mackinac is required by federal and state regulatory authorities to maintain adequate levels of capital to support its operations. Management may at some point in the future need to raise additional capital to support its business as a result of losses. Its ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside the control of management, and on Mackinac's financial performance. Accordingly, Mackinac cannot assure you of its ability to raise additional capital if needed on terms acceptable to management. If additional capital cannot be raised when needed, Mackinac's ability to further expand its operations through internal growth and to operate its business could be materially impaired.

If Mackinac is unable to increase its share of deposits in the markets that its banks operate within, it may accept out-of-market and brokered deposits, the costs of which may be higher than expected.

        Mackinac's management can offer no assurance that it will be able to maintain or increase Mackinac's market share of deposits in its highly competitive service areas. If unable to do so, it may be forced to accept increased amounts of out-of-market or brokered deposits. As of December 31, 2017, Mackinac had approximately $175.3 million in out of market brokered deposits, which represented approximately 17.8% of total deposits. At times, the cost of out-of-market and brokered deposits exceeds the cost of deposits in the local market. In addition, the cost of out-of-market and brokered deposits can be volatile, and if Mackinac is unable to access these markets, or if its costs related to out of market and brokered deposits increase, its liquidity and ability to support demand for loans could be adversely affected.

Volatility and disruptions in global capital and credit markets may adversely impact Mackinac's business, financial condition and results of operations.

        Even though Mackinac operates in a distinct geographic region in the U.S., it is impacted by global capital and credit markets, which are sometimes subject to periods of extreme volatility and disruption. Disruptions, uncertainty or volatility in the capital and credit markets may limit Mackinac's ability to access capital and manage liquidity, which may adversely affect Mackinac's business, financial condition and results of operations. Further, Mackinac's customers may be adversely impacted by such conditions, which could have a negative impact on Mackinac's business, financial condition and results of operations.

Mackinac is subject to extensive regulation that could limit or restrict its activities.

        Mackinac operates in a highly regulated industry and is subject to examination, supervision and comprehensive regulation by various federal and state agencies. Compliance with these regulations is costly and restricts certain activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. Mackinac is also subject to capitalization guidelines established by its regulators, which require it to maintain adequate capital to support its growth.

        Mackinac's business also is subject to laws, rules and regulations regarding the disclosure of non-public information about its customers to non-affiliated third parties. Internet operations are not currently subject to direct regulation by any government agency in the United States beyond regulations applicable to businesses generally. A number of legislative and regulatory proposals currently under consideration by federal, state and local governmental organizations may lead to laws or regulations concerning various aspects of Mackinac's business on the Internet, including: user privacy, taxation, content, access charges, liability for third-party activities and jurisdiction. The adoption of new laws or a change in the application of existing laws may decrease the use of the Internet, increase costs or otherwise adversely affect Mackinac's business.

        In particular, Congress and other regulators have increased their focus on the regulation of the financial services industry in recent years. While recent changes in the executive branch may mitigate this impact, the effects on Mackinac of recent legislation and regulatory actions cannot reliably be fully determined at this time. Moreover, as some of the legislation and regulatory actions previously implemented in response to the recent financial crisis expire, the impact of the conclusion of these programs on the financial sector and on the economic recovery is unknown. Any delay in the economic recovery or a worsening of current financial market conditions could adversely affect Mackinac. Mackinac can neither predict when or whether future regulatory or legislative reforms will be enacted nor what their contents will be. The impact of any future legislation or regulatory actions on Mackinac's businesses or operations cannot be determined at this time, and such impact may adversely affect Mackinac.

        The laws and regulations applicable to the banking industry could change at any time, and management cannot predict the effects of these changes on Mackinac's business and profitability. Additionally, Mackinac cannot predict the effect of any legislation that may be passed at the state or federal level in response to the recent deterioration of the subprime, mortgage, credit and liquidity markets. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, the cost of compliance could adversely affect Mackinac's ability to operate profitably.

        Mackinac's financial condition and results of operations are reported in accordance with accounting principles generally accepted in the United States ("GAAP"). While not impacting economic results, future changes in accounting principles issued by the Financial Accounting Standards Board could impact Mackinac's earnings as reported under GAAP. As a public company, Mackinac is also subject to the corporate governance standards set forth in the Sarbanes-Oxley Act of 2002, as well as applicable rules and regulations promulgated by the SEC. Complying with these standards, rules and regulations has and continues to impose administrative costs and burdens on the company.

        Additionally, political conditions could impact Mackinac's earnings. Acts or threats of war or terrorism, as well as actions taken by the United States or other governments in response to such acts or threats, could impact the business and economic conditions in which it operates.

Mackinac may make or be required to make further increases in its provision for loan losses and to charge off additional loans in the future, which could adversely affect the results of operations.

        As a result of changes in balances and composition of Mackinac's loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate. Increased non-performing assets, credit losses or the provision for loan losses would materially adversely affect Mackinac's financial condition and results of operations.

Mackinac's adjustable-rate loans may expose it to increased default risks.

        While adjustable-rate loans better offset the adverse effects of an increase in interest rates as compared to fixed-rate loans, the increased payments required of adjustable-rate loan borrowers upon an interest rate adjustment in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property may also be adversely affected in a rising interest rate environment. In addition, although adjustable-rate loans help make Mackinac's asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Changing interest rates may decrease Mackinac's earnings and asset values.

        Management is unable to accurately predict future market interest rates, which are affected by many factors, including, but not limited to, inflation, recession, changes in employment levels, changes in the money supply and domestic and international disorder and instability in domestic and foreign financial markets. Changes in the interest rate environment may reduce Mackinac's profits. Net interest income is a significant component of its net income and consists of the difference, or spread, between interest income generated on interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. Although certain interest-earning assets and interest-bearing liabilities may have similar maturities or periods in which they reprice, they may react in different degrees to changes in market interest rates. In addition, residential mortgage loan origination volumes are affected by market interest rates on loans; rising interest rates generally are associated with a lower volume of loan originations, while falling interest rates are usually associated with higher loan originations. Mackinac's ability to generate gains on sales of mortgage loans is significantly dependent on the level of originations. Cash flows are affected by changes in market interest rates. Generally, in rising interest rate environments, loan prepayment rates are likely to decline, and in falling interest rate environments, loan prepayment rates are likely to increase. A majority of Mackinac's commercial, commercial real estate and multi-family residential real estate loans are adjustable rate loans and an increase in the general level of interest rates may adversely affect the ability of some borrowers to pay the interest on and principal of their obligations, especially borrowers with loans that have adjustable rates of interest. Changes in interest rates, prepayment speeds and other factors may also cause the value of loans held for sale to change. Accordingly, changes in levels of market interest rates could materially and adversely affect Mackinac's net interest spread, loan volume, asset quality, value of loans held for sale and cash flows, as well as the market value of its securities portfolio and overall profitability.

Mackinac faces strong competition from other financial institutions, financial services companies and other organizations offering services similar to those offered by it, which could result in Mackinac not being able to sustain or grow its loan and deposit businesses.

        Mackinac conducts its business operations primarily in the State of Michigan. Increased competition within this market may result in reduced loan originations and deposits. Ultimately, Mackinac may not be able to compete successfully against current and future competitors. Many competitors offer the types of loans and banking services that it offers. These competitors include other savings associations, community banks, regional banks and money center banks. Mackinac also faces competition from many other types of financial institutions, including finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. Mackinac's competitors with greater resources may have a marketplace advantage enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns.

        Additionally, financial intermediaries not subject to bank regulatory restrictions and banks and other financial institutions with larger capitalization have larger lending limits and are thereby able to serve the credit needs of larger clients. These institutions, particularly to the extent they are more diversified than Mackinac is, may be able to offer the same loan products and services that Mackinac offers at more competitive rates and prices. If Mackinac is unable to attract and retain banking clients, it may be unable to sustain current loan and deposit levels or increase its loan and deposit levels, and its business, financial condition and future prospects may be negatively affected.

Basel III capital rules may have a material impact on Mackinac's operations.

        In December 2010, the Basel Committee on Banking Supervision, an international forum for cooperation on banking supervisory matters, announced the "Basel III" capital rules, which set new capital requirements for banking organizations. The capital requirements applicable to Mackinac as a bank holding company as well as to its subsidiary bank have been substantially revised in connection with Basel III and the requirements of the Financial Reform Act. These more stringent capital requirements, and any other new regulations, could adversely affect Mackinac's ability to pay dividends in the future, or could require it to reduce business levels or to raise capital, including in ways that may adversely affect its results of operations or financial condition and/or existing shareholders. The ultimate impact of the new capital requirements cannot be determined at this time and will depend on a number of factors, including treatment and implementation by the U.S. bank regulators. However, maintaining higher levels of capital may reduce Mackinac's profitability and otherwise adversely affect its business, financial condition, or results of operations.

Mackinac's ability to use net operating loss carryovers to reduce future tax payments may be limited or restricted.

        As of December 31, 2017, Mackinac had net operating loss ("NOL") carryforwards of approximately $7.5 million. Mackinac is generally able to carry NOLs forward to reduce taxable income in future years. However, its ability to utilize its NOL carryforwards is subject to the rules of Section 382 of the Code. Section 382 of the Code generally restricts the use of NOL carryforwards after an "ownership change." An ownership change occurs if, among other things, the shareholders (or specified groups of shareholders) who own or have owned, directly or indirectly, 5% or more of a corporation's common shares, or are otherwise treated as 5% shareholders under Section 382 of the Code and the Treasury regulations promulgated thereunder, increase their aggregate percentage ownership of that corporation's shares by more than fifty (50) percentage points over the lowest percentage of the shares owned by these shareholders over a three (3)-year rolling period. In the event of an ownership change, Section 382 of the Code imposes an annual limitation on the amount of taxable income a corporation may offset with its pre-ownership change NOL carry forwards. This annual limitation is generally equal to the value of the corporation's shares immediately before the ownership change multiplied by the long-term tax-exempt rate in effect for the month in which the ownership change occurs. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carryforwards.

        As of December 31, 2017, Mackinac had tax credit carryforwards of approximately $1.7 million. Mackinac is generally able to carry tax credits forward to reduce taxes in future years. However, Mackinac's ability to utilize the tax credit carryforwards is subject to the rules of Section 383 of the Code. Section 383 of the Code imposes a comparable and related set of rules for limiting the use of capital loss and tax credit carry-forwards in the event of an ownership change.

        Mackinac does not anticipate that the proposed merger will cause an "ownership change" for purposes of Section 382 and Section 383 of the Code. However, management cannot ensure that Mackinac's ability to use its NOL carryforwards to offset taxable income or its tax credit carryforwards to offset tax will not become limited in the future. As a result, Mackinac could pay taxes earlier and in larger amounts than would be the case if its NOL and tax credit carryforwards were available to reduce its federal income taxes without restriction.

Mackinac may not be able to utilize technology to efficiently and effectively develop, market, and deliver new products and services to its customers.

        The financial services industry experiences rapid technological change with regular introductions of new technology-driven products and services. The efficient and effective utilization of technology enables financial institutions to better serve customers and to reduce costs. Mackinac's future success depends, in part, upon its ability to address the needs of its customers by using technology to market and deliver products and services that will satisfy customer demands, meet regulatory requirements, and create additional efficiencies in its operations. Mackinac may not be able to effectively develop new technology-driven products and services or be successful in marketing or supporting these products and services to its customers, which could have a material adverse impact on its financial condition and results of operations.

Operational difficulties, failure of technology infrastructure or information security incidents could adversely affect Mackinac's business and operations.

        Mackinac is exposed to many types of operational risk, including reputational risk, legal and compliance risk, the risk of fraud or theft by employees or outsiders, failure of its controls and procedures and unauthorized transactions by employees or operational errors, including clerical or recordkeeping errors or those resulting from computer or telecommunications systems malfunctions. Given the high volume of transactions Mackinac processes, certain errors may be repeated or compounded before they are identified and resolved. In particular, Mackinac's operations rely on the secure processing, storage and transmission of confidential and other information on its technology systems and networks. Any failure, interruption or breach in security of these systems could result in failures or disruptions in its customer relationship management, general ledger, deposit, loan and other systems.

        Mackinac also faces the risk of operational disruption, failure or capacity constraints due to its dependency on third party vendors for components of its business infrastructure, including its core data processing systems which are largely outsourced. While Mackinac has selected these third party vendors carefully, it does not control their operations. As such, any failure on the part of these business partners to perform their various responsibilities could also adversely affect Mackinac's business and operations.

        Mackinac may also be subject to disruptions of its operating systems arising from events that are wholly or partially beyond its control, which may include, for example, computer viruses, cyberattacks, spikes in transaction volume and/or customer activity, electrical or telecommunications outages, or natural disasters. Although Mackinac has programs in place related to business continuity, disaster recovery and information security to maintain the confidentiality, integrity, and availability of its systems, business applications and customer information, such disruptions may give rise to interruptions in service to customers and loss or liability to Mackinac.

        The occurrence of any failure or interruption in Mackinac's operations or information systems, or any security breach, could cause reputational damage, jeopardize the confidentiality of customer information, result in a loss of customer business, subject Mackinac to regulatory intervention or expose it to civil litigation and financial loss or liability, any of which could have a material adverse effect on Mackinac.

Changes in customer behavior may adversely impact Mackinac's business, financial condition and results of operations.

        Mackinac uses a variety of methods to anticipate customer behavior as a part of its strategic planning and to meet certain regulatory requirements. Individual, economic, political, industry-specific conditions and other factors outside of its control, such as fuel prices, energy costs, real estate values or other factors that affect customer income levels, could alter predicted customer borrowing, repayment, investment and deposit practices. Such a change in these practices could materially adversely affect Mackinac's ability to anticipate business needs and meet regulatory requirements.

        Further, difficult economic conditions may negatively affect consumer confidence levels. A decrease in consumer confidence levels would likely aggravate the adverse effects of these difficult market conditions on Mackinac, its customers and others in the financial institutions industry.

Mackinac's ability to maintain and expand customer relationships may differ from expectations

        The financial services industry is very competitive. Mackinac not only vies for business opportunities with new customers, but also competes to maintain and expand the relationships it has with its existing customers. While Mackinac believes that it can continue to grow many of these relationships, Mackinac will continue to experience pressures to maintain these relationships as its competitors attempt to capture its customers. Failure to create new customer relationships and to maintain and expand existing customer relationships to the extent anticipated may adversely impact Mackinac's earnings.

The trading price of Mackinac's common stock may be subject to significant fluctuations and volatility.

        The market price of Mackinac's common stock could be subject to significant fluctuations due to, among other things:

  •
  variations in quarterly or annual results of operations;

  •
  changes in dividends per share;

  •
  deterioration in asset quality, including declining real estate values;

  •
  changes in interest rates;

  •
  significant acquisitions or business combinations, strategic partnerships, joint ventures, or capital commitments by or involving Mackinac or its competitors;

  •
  regulatory actions, including changes to regulatory capital levels, the components of regulatory capital and how regulatory capital is calculated;

  •
  new regulations that limit or significantly change Mackinac's ability to continue to offer products or services;

  •
  volatility of stock market prices and volumes;

  •
  issuance of additional shares of common stock or other debt or equity securities;

  •
  changes in market valuations of similar companies;

  •
  changes in securities analysts' estimates of financial performance or recommendations;

  •
  perceptions in the marketplace regarding the financial services industry, Mackinac and/or its competitors; and/or

  •
  the occurrence of any one or more of the risk factors described above.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF MACKINAC

        The following table sets forth certain consolidated financial and other data of Mackinac at the dates and for the periods indicated. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Mackinac" in Mackinac's Annual Report on Form 10-K filed with the SEC on March 15, 2018 and the audited financial statements contained in Item 8 therein, each of which are incorporated by reference into this joint proxy statement/prospectus. See "Certain Documents Incorporated by Reference."

(Unaudited)
(Dollars in Thousands, Except Per Share Data)

	Year Ended December 31
	2017	2016	2015	2014	2013
SELECTED FINANCIAL CONDITION DATA:
Total assets	$985,367	$983,520	$739,269	$743,785	$572,800
Loans	811,078	781,857	618,394	600,935	483,832
Securities	75,897	86,273	53,728	65,832	44,388
Deposits	817,998	823,512	610,323	606,973	466,299
Borrowings	79,552	67,579	45,754	49,846	37,852
Common shareholders' equity	81,400	78,609	76,602	73,996	65,249
Total shareholders' equity	81,400	78,609	76,602	73,996	65,249
SELECTED OPERATIONS DATA:
Interest income	$44,376	$37,983	$33,513	$27,669	$25,523
Interest expense	6,438	4,885	4,393	4,142	4,124

Net interest income	37,938	33,098	29,120	23,527	21,399
Provision for loan losses	625	600	1,204	1,200	1,675
Net security gains (losses)	231	150	455	54	73
Other income	3,810	4,003	3,434	3,058	3,865
Other expenses	(30,336)	(29,885)	(23,876)	(22,610)	(18,128)

Income before income taxes	11,018	6,766	7,929	2,829	5,534
Provision (credit) for income taxes	5,539	2,283	2,333	1,129	(403)

Net income	5,479	4,483	5,596	1,700	5,937
Preferred dividend and accretion of discount	—	—	—	—	308

Net income available to common shareholders	5,479	$4,483	$5,596	$1,700	$5,629

PER SHARE DATA:
Earnings—Basic	$0.87	$0.72	$0.90	$0.30	$1.01
Earnings—Diluted	0.87	0.72	0.89	0.30	1.00
Cash dividends declared	0.48	0.40	0.35	0.225	0.17
Book value	12.93	12.55	12.32	11.81	11.77
Tangible book value	11.72	11.29	11.54	11.01	11.77
Market value - closing price at year end	15.90	13.47	11.49	11.85	9.90
FINANCIAL RATIOS:
Return on average common equity	6.74	5.73%	7.41%	2.57%	9.07%
Return on average total equity	6.74	5.73	7.41	2.57	8.26
Return on average assets	.55	0.52	0.76	0.28	1.01
Dividend payout ratio	55.17	55.56	41.67	75.00	16.83
Average equity to average assets	8.17	9.05	10.23	10.94	12.28
Net interest margin	4.20	4.19	4.30	4.19	4.17
ASSET QUALITY RATIOS:
Nonperforming loans to total loans	.32%	.53%	.41%	.66%	.42%
Nonperforming assets to total assets	0.62	0.91	0.66	0.93	0.58
Allowance for loan losses to total loans	0.64	0.64	0.81	0.86	0.96
Allowance for loan losses to nonperforming loans	197.78	121.73	197.09	130.49	230.29
Net charge-offs to average loans	0.07	0.08	0.22	0.14	0.48
Texas ratio	7.77	11.76	6.34	9.37	5.59

 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FIRST FEDERAL

        The following table sets forth certain consolidated financial and other data of First Federal at the dates and for the periods indicated. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes of First Federal for the fiscal years ended December 31, 2017 and 2016, which are also included in this joint proxy statement/prospectus. The information at and for the years ended December 31, 2015, 2014, and 2013 is derived in part from Audited Consolidated Financial Statements that do not appear in this joint proxy statement/prospectus.

Selected Consolidated Financial and Other Data of the Company

        Set forth below are selected financial and other data of First Federal of Northern Michigan Bancorp, Inc. ("Company"). This information is derived in part from and should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto presented elsewhere in this Annual Report. The information at and for the years ended December 31, 2017 and December 31, 2016 is derived in part from the Audited Consolidated Financial Statements of the Company that appear in this Annual Report. The information at and for the years ended December 31, 2015, 2014, and 2013 is derived in part from Audited Consolidated Financial Statements that do not appear in this Annual Report.

	At December 31,
Financial Condition Data:	2017	2016	2015	2014	2013
	(In thousands)
Total assets	$321,247	$344,940	$336,009	$325,867	$209,657
Loans receivable, net	191,503	181,439	167,984	163,647	136,315
Loans held for sale	430	—	563	88	175
Investment securities	99,489	128,834	129,163	120,758	52,613
Cash and cash equivalents	8,389	8,807	7,603	11,472	2,766
Deposits	270,307	293,428	268,527	270,734	160,029
FHLB advances	16,648	17,517	32,928	22,885	24,813
Stockholders' equity	32,942	32,889	33,341	30,536	23,525

	For the Years Ended December 31,
Operating Data:	2017	2016	2015	2014	2013
	(In thousands)
Interest income	$11,524	$10,588	$10,611	$9,100	$8,319
Interest expense	1,227	1,284	1,245	1,082	1,150

Net interest income	10,297	9,304	9,366	8,018	7,169
Provision for loan losses	155	95	(535)	284	637

Net interest income after provision for loan losses	10,142	9,209	9,901	7,734	6,532

Other income (loss):
Service charges and other fees	959	967	947	807	857
Mortgage banking activities	565	500	532	472	585
Net gain (loss) on sale of investments	36	134	4	(4)	—
Net gain (loss) on sale of premises and equipment, real estate owned and other repossessed assets	73	55	80	(76)	3
Bargain purchase gain	—	—	—	1,982	—
Other	213	295	433	297	320

Total other income	1,846	1,951	1,996	3,478	1,765

Other expenses	9,824	9,846	10,119	8,963	8,242

Income before income tax expense	2,164	1,314	1,778	2,249	55
Income tax expense	1,548	—	(1,650)	—	—

Net income	$616	$1,314	$3,428	$2,249	$55

	For the Years Ended December 31,
Performance Ratios:	2017	2016	2015	2014	2013
Return on average assets	0.18%	0.39%	1.02%	0.87%	0.03%
Return on average equity	1.80%	3.83%	10.78%	8.42%	0.22%
Average interest rate spread	3.06%	2.81%	2.84%	3.18%	3.54%
Dividend payout ratio	114.97%	45.37%	7.22%	11.01%	105.35%
Dividends per share	$0.19	$0.16	$0.10	$0.08	$0.02
Net interest margin	3.19%	2.95%	2.97%	3.31%	3.64%
Efficiency ratio (Bank only)	81.14%	86.93%	78.33%	78.24%	98.00%
Texas ratio (Bank only)	8.07%	7.90%	7.83%	17.10%	17.02%
Non-interest expense to average total assets	2.87%	2.90%	2.91%	3.36%	3.78%
Average interest-earning assets to average interest-bearing liabilities	133.02%	133.99%	133.52%	128.81%	118.10%

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
INFORMATION

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2017
(all amounts are in thousands, except per share data, unless otherwise indicated)

			Purchase Accounting and Pro Forma Adjustments
	MFNC 12/31/2017 (as reported)	FFNM 12/31/2017 (as reported)									Pro-Forma 12/31/2017 Combined
			Debit		Credit		Debit		Credit
ASSETS
Cash and due from banks	$37,420	$8,389	$—		$17,073	a	$—		$489	j	$28,247
									—		—
Federal funds sold	6	—	—		—				—		6

Cash and cash equivalents	37,426	8,389	—		17,073		—		489		28,253
Interest bearing deposits	13,374	3,714			—				—		17,088
Securities available for sale	75,897	99,489	—		—				—		175,386
Federal Home Loan Bank stock	3,112	1,636			—				—		4,748
Loans
Commercial	572,936	101,507			—				3,443	k	671,000
Tax exempt loans & leases	—	—									—
Mortgage	220,708	83,167			1,500	b			2,844	k	299,531
Consumer	17,434	8,662			—				—		26,096

Total loans	811,078	193,336	—		1,500		—		6,287		996,627
Allowance for loan losses	(5,079)	(1,833)	—		—		1,833	f	—		(5,079)

Net loans	805,999	191,503	—		1,500		1,833		6,287		991,548

Premises and equipment	16,290	5,552			—				170	l	21,672
Other real estate held for sale	3,558	652			—				341	m	3,869
Deferred tax benefit	4,970	1,690	—		—		531	i	—		7,191
Deposit Based Intangible	1,922	635	—		—		2,081	g	635	g	4,003
Goodwill	5,694	—	—				11,500	h			17,194
Other assets	17,125	7,987	—		—		143	q			25,255

TOTAL ASSETS	$985,367	$321,247	$—		$18,573		$16,088		$7,922		$1,296,207

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Noninterest bearing deposits	$148,079	$58,423	$2,405	c	$—				$—		$204,097
Interest-bearing deposits
NOW	80,953	45,361	325	c							125,989
Interest checking	67,985	8,116	1,819	c			—		—		74,282
Money market	131,371	54,607	2,189	c	—				—		183,789
Savings	61,097	42,838	1,677	c	—				—		102,258

Total transactional deposits	489,485	209,345	8,415		—		—		—		690,415

CDs<$250,000	142,159	55,457	2,243	c	—		376	n			194,997
CDs>$250,000	11,055	5,505	242	c	—				—		16,318
Brokered/internet	175,299	—			—				—		175,299

Total deposits	817,998	270,307	10,900		—		376		—		1,077,029
Borrowings:
Associated Line of Credit	—	—					—				—
Associated Term Loan	18,999	—							—		18,999
FHLB & Other	60,553	16,648									77,201
Other liabilities	6,417	1,350			—				—		7,767
Shareholders' equity
Common stock and additional paid in capital	61,981	25,340							8,144	o	95,465
Retained earnings	19,711	8,612	8,000	d	327	e	612	o			20,038
Accumulated other comp. inc.—Inv	(71)	(1,010)							1,010	p	(71)
Accumulated other comp. inc.—Pension	(221)	—			—				—		(221)

Total shareholders' equity	81,400	32,942	8,000		327		612		9,154		115,211

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$985,367	$321,247	$18,900		$327		$988		$9,154		$1,296,207

Basic common shares outstanding
Book value per basic common shares outstanding

 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2017
(all amounts are in thousands, except per share data, unless otherwise indicated)

	Mackinac 12/31/2017 (as reported)	First Federal 12/31/2017 (as reported)	Pro Forma Adjustments		Pro Forma 12/31/2017 Combined
Interest income	$44,376	$11,524			$55,900

Accretion of performing loan credit mark	—	—	560	(1)	560

Total interest income	44,376	11,524	560		56,460
Interest expense	6,438	1,227	(200)	(2)	7,465

Net interest income	37,938	10,297	760		48,995
Provision for loan losses	625	155			780

Net interest income after provision	37,313	10,142	760		48,215
Noninterest income	4,041	1,846	—		5,887
Noninterest expense	30,336	9,824	1,620	(3)	41,780

Amortization of deposit based intangible	—	—	208	(4)	208

Total noninterest expense	30,336	9,824	1,828		41,988

Income before taxes	11,018	2,164	(1,068)		12,114
Federal income taxes	5,539	1,548	(247)	(5)	6,840

Net Income	$5,479	$616	$(821)		$5,274

Shares outstanding at end of period	6,294,930	3,726,925	2,146,709	(6)	8,441,639
Weighted average common shares outstanding	6,288,791	3,726,925	2,146,709	(6)	8,435,500
Weighted average fully diluted common shares outstanding	6,322,413	3,726,925	2,146,709	(6)	8,469,122
Basic earnings per share	$0.87	$0.17			$0.62
Diluted earnings per share	$0.87	$0.17			$0.62

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Note A—Basis of Presentation

        The condensed consolidated financial information and explanatory notes show the impact on the historical financial condition and results of operations of Mackinac resulting from the pending First Federal acquisition under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of First Federal will be recorded by Mackinac at fair value as of the date the transaction is completed. The condensed consolidated balance sheet combines the historical financial information of Mackinac and First Federal as of December 31, 2017, and assumes that the Merger was completed on that date. The condensed consolidated statements of operations for the twelve month period ended December 31, 2017 gives effect to the pending Merger as if the transaction had been completed on January 1, 2017.

        Since the transaction is recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit quality, and no allowance for credit losses is carried over to Mackinac's balance sheet. In addition, certain nonrecurring costs of Mackinac associated with the pending Merger such as potential severance, professional fees, legal fees and conversion-related expenditures are expensed as incurred and not reflected in the unaudited pro forma combined condensed consolidated statements of operations.

        While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for loan and lease losses and the allowance for loan and lease losses, for purposes of the unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2017, Mackinac assumed no adjustments to the historical amount of First Federal's provision for loan losses. If such adjustments were estimated, there could be a reduction, which could be significant, to the historical amounts of First Federal's provision for loan losses presented.

Note B—Accounting Policies and Financial Statement Classifications

        The accounting policies of First Federal are in the process of being reviewed in detail by Mackinac. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note C—Merger and Acquisition Integration Costs

        In connection with the pending Merger, the plan to integrate the operations of First Federal is still being developed. The specific details of the plan to integrate the operations of First Federal will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment and service contracts to determine where Mackinac may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, selling or otherwise disposing of certain premises, furniture and equipment, and re-assessing a possible deferred tax asset valuation allowance from a potential change in control for tax purposes. Mackinac also expects to incur merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and the timing of these integration actions. Other than as indicated above, no such costs were considered in the accompanying unaudited pro forma combined condensed consolidated statements of operations.

Note D—Estimated Annual Cost Savings

        Mackinac expects to realize cost savings from the pending Merger. These cost savings are not reflected in the unaudited pro forma condensed consolidated financial information. While any costs savings achieved would have a positive effect on the condensed consolidated financial information, there can be no assurance they will be achieved.

Note E—Pro Forma Adjustments

        The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

Adjustments to Balance Sheet

  (a)
  The cash balances on a proforma basis are decreased to reflect the cash required to fund the transfer of deposits as part of the previously announced sale of the Oscoda branch by FFNM ($9.073 million, scheduled for completion prior to the merger) and the cash payment of a special dividend by FFNM to its shareholders, also prior to the merger (approximately $8 million).

  (b)
  The loan balances of FFNM are reduced to reflect the closing of the sale of the Oscoda branch (for proforma purposes, all loan balances are assumed to be consumer balances.)

  (c)
  The deposit balances of FFNM are reduced to reflect the closing of the sale of the Oscoda branch (for proforma purposes, the deposit reduction is assumed on a pro rata basis, utilizing year end 2017 balances.)

  (d)
  The retained earnings of FFNM are reduced to reflect the aforementioned special dividend by FFNM to its shareholders at an estimated total amount of $8 million.

  (e)
  The common stock and additional paid in capital of FFNM is adjusted to reflect the impact of the sale of the Oscoda branch (assuming a 3% deposit premium), resulting in a $.327 million reduction.

  (f)
  The allowance for loan losses is adjusted to reflect the reversal of FFNM's recorded allowance for loan losses. Purchased loans acquired in a business combination are required to be recorded at fair value, and the recorded allowance for loan losses may not be carried over.

  (g)
  Based on Mackinac's initial evaluation of core deposits, the identified estimated core deposit intangible of $2.081 will be amortized on a straight-line basis over an estimated useful life of ten years. The amortization expense associated with the core deposit intangible will result in an increase to noninterest expense of $.208 million on an annual basis. The current core deposit intangible of $.635 million on the balance sheet of FFNM will be eliminated in purchase accounting.

  (h)
  Goodwill of $11.50 million is generated as a result of the total purchase price and net assets acquired. (See "Pro Forma Allocation of Purchase Price" below for the allocation of the purchase price to net assets acquired". The adjustment has no impact on the Pro Forma Condensed Consolidated Income Statements.

  (i)
  The adjustment of $.531 million reflects deferred taxes associated with the adjustments to record the assets and liabilities of FFNM at fair value using Mackinac's statutory rate of 21%.

  (j)
  Represents FFNM payment of transaction related expenses, net of the current tax rate.

  (k)
  Based on Mackinac's initial evaluation of the acquired portfolio of loans, a fair value adjustment of $6.287 million was recorded, which includes both an interest rate component and a credit component. The fair value adjustment, on a preliminary basis, is pro-rated between commercial and consumer mortgage loans balances of FFNM at 2017 year end.

  (l)
  Based on Mackinac's initial evaluation of premises and equipment, a fair value adjustment is made to the carrying value of said assets in the amount of $.170 million.

  (m)
  Fair value adjustment to the net book value of other real estate owned by FFNM is $.341 million based on Mackinac's initial evaluation of the portfolio.

  (n)
  Based on the Mackinac's initial evaluation of the deposit portfolio of FFNM, a fair value adjustment in the amount of $.376 million is recorded.

  (o)
  Common stock and additional paid in capital and retained earnings was adjusted to reverse FFNM's historical shareholders' equity balances to reflect the consideration to be paid, estimated at $33.811 million. See also "Pro Forma Allocation of Purchase Price" below for the allocation of the purchase price to net assets acquired. The adjustment has no impact on the Pro Forma Combined Condensed Consolidated Statements of Income.

  (p)
  Accumulated other comprehensive income of FFNM is eliminated to reflect the consideration to be paid.

  (q)
  Represents other asset value adjustments.

Adjustments to Condensed Consolidated Statement of Operations

  (1)
  The impact of the accretion of the performing purchase accounting mark is an increase to income by approximately $.560 million.

  (2)
  Reflects the reduction in interest expense resulting from the decrease in brokered deposits that will occur in the short-term after the closing of the transaction.

  (3)
  Reflects the transaction expenses to be recognized in the merger.

  (4)
  The amortization expense associated with the core deposit intangible will result in an increase to noninterest expense of $.208 million on an annual basis.

  (5)
  Reflects the tax effect of the adjustments noted in items (1)-(4) above.

  (6)
  Basic and weighted shares outstanding were adjusted to reverse FFNM's basic shares outstanding and to record shares of Mackinac's common stock issued to effect the transaction.

        Pro Forma Allocation of Purchase Price.    Below is a reconciliation between the purchase price net assets acquired and the resultant goodwill.

Purchase Price:
FFNM shares outstanding at December 31, 2017	3,726,925
Price per share of FFNM	$9.07
Aggregate pro forma value of Mackinac stock to be issued, Stock consideration value $9.07 for 3,726,925 shares	33,811

Total pro forma purchase price		$33,811

Net assets acquired:
Cash and cash equivalents ($8,389—$8000 for Special Dividend)	$389
Securities available for sale	103,203
Federal Home Loan Bank stock	1,636
Loans	191,503
Premises and equipment	5,552
Other real estate owned	652
Deposit based intangibles	—
Other assets	9,677

Total assets	312,612

Total deposits	270,307
Borrowings	16,648

Total Funding	286,955
Other liabilities	1,350

Total liabilities	288,305

Subtotal assets acquired		24,307

Purchase Accounting Marks		(2,527)
Deferred tax asset (from purchase accounting marks)		531
Net assets acquired		22,311

Goodwill		$11,500

        The following information reflects the unaudited pro forma balances used for calculating pro forma regulatory and tangible capital ratios as of December 31, 2017.

	12/31/2017 (as reported)	Adjustments		12/31/2017 Pro Forma
Total Equity	81,400	33,811	(A)	115,211
Less:
Net unrealized gain on available for sale securities	256	—		256
Disallowed deferred tax asset	(3,976)	(1,563)	(B)	(5,539)
Disallowed goodwill and intangibles	(7,232)	(13,163)	(C)	(20,395)
Additional tier 1 capital deductions applied to common equity tier 1	(994)	(391)	(B)	(1,385)

Tier 1 Capital	69,454	18,694		88,148
Allowance for loan losses	5,079	—		5,079

Total risk based capital	74,533	18,694		93,227

Risk weighted assets	802,370	139,462	(D)	941,832

Total average assets	996,588	259,188	(E)	1,255,776
Less:
Disallowed deferred tax asset	(3,976)	(1,563)		(5,539)
Disallowed goodwill and intangibles	(7,232)	(13,163)		(20,395)
Additional tier 1 capital deductions applied to common equity tier 1	(994)	(391)		(1,385)

Average assets for regulatory leverage capital	984,386	244,071		1,228,457
Total assets	985,367	270,409	(F)	1,255,776

Total tangible assets	978,135	257,246	(G)	1,235,381

Tier 1 leverage ratio	7.06%			7.16%
Tier 1 risk based ratio	8.66%			9.34%
Total risk based ratio	9.29%			9.88%
Total tangible equity to total tangible assets	7.55%			7.36%

Adjustments to Equity

  (A)
  Adjustment to reflect stock consideration to effect the transaction. See also "Pro Forma Allocation of Purchase Price" above.

  (B)
  Adjustment to reflect additional deferred tax asset recognition for regulatory capital created as a result of the transaction.

  (C)
  Adjustment to reflect preliminary estimate of goodwill and intangibles net of the deferred tax liability. See also "Pro Forma Allocation of Purchase Price."

  (D)
  Adjustment to reflect the risk weighted assets as reported by FFNM on the December 31, 2017 Consolidated Report of Condition and Income for a Bank with Domestic Offices Only—FFIEC 041 ("Call Report") filed with the Federal Financial Institutions Examination Council.

  (E)
  Adjustments to total average assets resulting from the transaction. See also "Pro Forma Allocation of Purchase Price".

  (F)
  Adjustments to total assets resulting from the transaction. See also "Pro Forma Allocation of Purchase Price."

  (G)
  Adjustments to tangible assets to reflect the additional intangible assets resulting from the transaction.

COMPARATIVE PER SHARE DATA
(Unaudited)

Comparative Historical and Unaudited Pro Forma Per Share Data

        Presented below for First Federal and Mackinac are comparative historical and unaudited pro forma equivalent per share financial data as of and for the year ended December 31, 2017. The information presented below should be read together with the historical consolidated financial statements of First Federal and Mackinac, including the related notes. The financial statements for First Federal are included and incorporated by reference, respectively, in this joint proxy statement/prospectus.

        The unaudited pro forma information gives effect to the Merger as if the Merger had been effective on December 31, 2017 in the case of the book value data, and as if the Merger had been effective as of January 1, 2017 in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of First Federal into Mackinac's consolidated statement of net income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2017.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that First Federal and Mackinac management believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the Merger, excluding estimated merger integration costs, or consider any potential impacts of current market conditions or the Merger on revenues, expense efficiencies or asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data are presented for illustrative purposes only and do not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of First Federal will be reflected in the consolidated financial statements of Mackinac on a prospective basis.

First Federal Historical
As of or for The Period Ended	Book Value Per Share	Tangible Book Value	Cash Dividends Declared Per Share	Basic Earnings Per Common Share	Diluted Earnings Per Common Share
Year ended December 31, 2017	$8.84	$8.67	$0.19	$0.17	$0.17

Mackinac Historical
As of or for The Period Ended	Book Value Per Share	Tangible Book Value	Cash Dividends Declared Per Share	Basic Earnings Per Common Share	Diluted Earnings Per Common Share
Year ended December 31, 2017	$12.93	$11.72	$0.48	$0.87	$0.87

Pro Forma First Federal and Mackinac
As of or for The Period Ended	Book Value Per Share	Tangible Book Value	Cash Dividends Declared Per Share	Basic Earnings Per Common Share	Diluted Earnings Per Common Share
Year ended December 31, 2017	$13.63	$11.12	$0.48	$0.62	$0.62

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained in, or incorporated by reference to, this joint proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and prospects of Mackinac, First Federal and the combined company following the proposed transaction and statements for the period following the completion of the Merger. Words such as "anticipates," "believes," "feels," "expects," "estimates," "seeks," "strives," "plans," "intends," "outlook," "forecast," "position," "target," "mission," "assume," "achievable," "potential," "strategy," "goal," "aspiration," "outcome," "continue," "remain," "maintain," "trend," "objective" and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "might," "can," "may" or similar expressions, as they relate to Mackinac, First Federal, the proposed transaction or the combined company following the transaction often identify forward-looking statements.

        These forward-looking statements are predicated on the beliefs and assumptions of Mackinac's and First Federal's management based on information known to them as of the date of this joint proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, products or services, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.

        The forward-looking statements contained in this joint proxy statement/prospectus reflect the views of Mackinac's and First Federal's management as of the date of this joint proxy statement/prospectus with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Factors that could cause or contribute to such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against Mackinac or First Federal; (3) the inability to complete the transactions contemplated by the Merger Agreement due to the failure to satisfy conditions to completion, including the receipt of regulatory approval; (4) risks that the Merger may disrupt current plans and operations, and the potential difficulties in employee retention as a result of the transaction; (5) the amount of the costs, fees, expenses and charges related to the Merger; (6) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (7) continuation of the historically low short-term interest rate environment; (8) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (9) increased levels of non-performing and repossessed assets that may result in future losses; (10) greater than anticipated deterioration or lack of sustained growth in the national or local economies; (11) changes in state and federal legislation, regulations or policies applicable to banks or other financial service providers, including regulatory or legislative developments, like the Dodd-Frank Wall Street Reform and Consumer Protection Act, arising out of current unsettled conditions in the economy; (12) the results of regulatory examinations; and (13) increased competition with other financial institutions.

        For any forward-looking statements made in this joint proxy statement/prospectus, Mackinac and First Federal claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus. Mackinac and First Federal do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Mackinac, First Federal or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

 THE FIRST FEDERAL AND MACKINAC SPECIAL MEETINGS

        This section contains information for First Federal and Mackinac shareholders about the Special Meetings that the companies have called to allow their shareholders to consider and approve the Merger Agreement, or approve the issuance of Mackinac common stock, as applicable. First Federal or Mackinac, as applicable, is mailing this joint proxy statement/prospectus to you, as a shareholder, on or about [                    ], 2018. Together with this joint proxy statement/prospectus, First Federal or Mackinac, as applicable, is also sending to you a notice of the Special Meeting of shareholders and a form of proxy card that First Federal and Mackinac's boards of directors are soliciting for use at their respective Special Meetings and at any adjournments or postponements of such Special Meetings.

        This joint proxy statement/prospectus is also being furnished by Mackinac to First Federal shareholders as a prospectus in connection with the issuance of shares of Mackinac common stock upon completion of the Merger.

Date, Time and Place of Meeting

        First Federal:    The Special Meeting will be held at [                    ] on [                    ], 2018, at [            ] local time.

        Mackinac:    The Special Meeting will be held at [                    ] on [                    ], 2018, at [            ] local time.

Matters to Be Considered

        At the First Federal Special Meeting, shareholders will be asked to consider and vote upon the following matters:

  •
  a proposal to approve the Merger Agreement and the transactions it contemplates; and

  •
  a proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the Merger Agreement.

        At the Mackinac Special Meeting, shareholders will be asked to consider and vote upon the following matters:

  •
  a proposal to approve the issuance of Mackinac common stock to First Federal shareholders; and

  •
  a proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the Merger Agreement.

Recommendations of the Boards of Directors

        First Federal:    First Federal's board of directors determined that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of First Federal and its shareholders and has unanimously approved the Merger and the Merger Agreement. First Federal's board of directors unanimously recommends that First Federal shareholders vote "FOR" approval of the Merger Agreement and "FOR" the Adjournment Proposal. See "The Merger—First Federal's Reasons for the Merger; Recommendation of First Federal's Board of Directors" for a more detailed discussion of First Federal's board of directors' recommendation.

        Mackinac:    Mackinac's board of directors determined that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Mackinac and its shareholders and has unanimously approved the Merger and the Merger Agreement. Mackinac's board of directors unanimously recommends that Mackinac shareholders vote "FOR" approval of the Issuance Proposal and "FOR" the Adjournment Proposal. See "The Merger—

Mackinac's Reasons for the Merger; Recommendation of Mackinac's Board of Directors" for a more detailed discussion of Mackinac's board of directors' recommendation.

Record Date and Quorum

        First Federal:    First Federal's board of directors has fixed the close of business on [                    ], 2018 as the record date for determining the holders of First Federal common stock entitled to receive notice of and to vote at the First Federal Special Meeting.

        As of the record date, there were 3,726,925 shares of First Federal common stock outstanding and entitled to vote at the First Federal Special Meeting held by approximately [            ] holders of record. Each share of First Federal common stock entitles the holder to one vote at the First Federal Special Meeting on each proposal to be considered at the First Federal Special Meeting.

        The presence at the Special Meeting, in person or by proxy, of holders of a majority of the outstanding shares of First Federal common stock entitled to vote at the Special Meeting will constitute a quorum for the transaction of business. All shares of First Federal common stock, whether present in person or represented by proxy, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the First Federal Special Meeting.

        Mackinac:    Mackinac's board of directors has fixed the close of business on [                    ], 2018 as the record date for determining the holders of First Federal common stock entitled to receive notice of and to vote at the First Federal Special Meeting.

        As of the record date, there were [            ] shares of Mackinac common stock outstanding and entitled to vote at the Mackinac Special Meeting held by approximately [            ] holders of record. Each share of Mackinac common stock entitles the holder to one vote at the Mackinac Special Meeting on each proposal to be considered at the Mackinac Special Meeting.

        The presence at the Special Meeting, in person or by proxy, of holders of a majority of the outstanding shares of Mackinac common stock entitled to vote at the Special Meeting will constitute a quorum for the transaction of business. All shares of Mackinac common stock, whether present in person or represented by proxy, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Mackinac Special Meeting.

Vote Required; Treatment of Abstentions and Failure to Vote

        First Federal:    Approval of the Merger Agreement requires the affirmative vote of the holders of at least fifty percent (50%) of the outstanding shares of First Federal common stock entitled to vote at the Special Meeting. You are entitled to one vote for each share of First Federal common stock you held as of the record date. Because approval is based on the affirmative vote of at least fifty percent (50%) of the shares outstanding, your failure to vote, failure to instruct your bank or broker with respect to the proposal to approve the Merger Agreement or an abstention will have the same effect as a vote against approval of the Merger Agreement.

        Approval of the Adjournment Proposal requires the affirmative vote of a majority of shares of First Federal common stock entitled to vote on, and represented in person or by proxy at the Special Meeting, even if less than a quorum. Because approval of the Adjournment Proposal is based on the affirmative vote of a majority of shares voting or expressly abstaining at the Special Meeting, abstentions will have the same effect as a vote against such proposal. The failure to vote or failure to instruct your bank or broker how to vote with respect to the Adjournment Proposal, however, will have no effect on such proposal.

        Mackinac:    Approval of the Issuance Proposal requires the affirmative vote of a majority of shares of Mackinac common stock entitled to vote on, and represented in person or by proxy at the Special

Meeting, assuming a quorum. Because approval of the Issuance Proposal is based on the affirmative vote of a majority of shares voting or expressly abstaining at the Special Meeting, abstentions will have the same effect as a vote against such proposal. The failure to vote or failure to instruct your bank or broker how to vote with respect to the Issuance Proposal, however, will have no effect on such proposal.

        Approval of the Adjournment Proposal requires the affirmative vote of a majority of shares of Mackinac common stock entitled to vote on, and represented in person or by proxy at the Special Meeting, even if less than a quorum. Because approval of the Adjournment Proposal is based on the affirmative vote of a majority of shares voting or expressly abstaining at the Special Meeting, abstentions will have the same effect as a vote against such proposal. The failure to vote or failure to instruct your bank or broker how to vote with respect to the Adjournment Proposal, however, will have no effect on such proposal.

Shares Held by Officers and Directors

        First Federal:    As of the record date, directors and executive officers of First Federal and their affiliates beneficially owned and were entitled to vote approximately 398,946 shares of First Federal common stock, representing approximately 10.7% of the shares of First Federal common stock outstanding on that date. Each of the directors of First Federal have entered into voting agreements with Mackinac, pursuant to which they have agreed, solely in their capacity as First Federal shareholders, to vote all of their shares of First Federal common stock in favor of the proposals to be presented at the Special Meeting. As of the record date, the directors and certain shareholders that are party to the voting agreements were entitled to vote an aggregate of approximately 349,674 shares of First Federal common stock, representing approximately 9.38% of the shares of First Federal common stock outstanding on that date. As of the record date, Mackinac and its subsidiaries held no shares of First Federal common stock (other than shares held as fiduciary, custodian or agent), and its directors and executive officers or their affiliates held [            ] shares of First Federal common stock. See "The Merger—Interests of First Federal's Directors and Executive Officers in the Merger."

        Mackinac:    As of the record date, directors and executive officers of Mackinac and their affiliates beneficially owned and were entitled to vote approximately [            ] shares of Mackinac common stock, representing approximately [            ]% of the shares of Mackinac common stock outstanding on that date. As of the record date, First Federal and its subsidiaries held no shares of Mackinac common stock (other than shares held as fiduciary, custodian or agent), and its directors and executive officers or their affiliates held [            ] shares of Mackinac common stock.

Voting of Proxies; Incomplete Proxies

        Each copy of this joint proxy statement/prospectus mailed to holders of First Federal and Mackinac common stock is accompanied by a form of proxy with instructions for voting. If you hold stock in your name as a shareholder of record, you should complete and return the proxy card accompanying this joint proxy statement/prospectus, regardless of whether you plan to attend the Special Meeting.

        If you hold your stock in "street name" through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.

        All shares represented by valid proxies that First Federal and Mackinac receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted "FOR" approval of the Merger Agreement and "FOR" approval of the Adjournment Proposal. No matters other than the matters described in this joint proxy statement/prospectus are anticipated to be presented for action at the Special Meetings or at any adjournment or postponement of the Special Meetings.

Shares Held in "Street Name"; Broker Non-Votes

        Under stock exchange rules, banks, brokers and other nominees who hold shares of First Federal or Mackinac common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be "non-routine," such as approval of the Merger Agreement proposal, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the First Federal and Mackinac Special Meetings, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and for which the broker does not have discretionary voting power with respect to such proposal. It is expected that brokers, banks and other nominees will not have discretionary authority to vote on either proposal and, as a result, First Federal and Mackinac anticipate that there will not be any broker non-votes cast in connection with either proposal. Therefore, if your broker, bank or other nominee holds your shares of common stock in "street name," your broker, bank or other nominee will vote your shares of common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.

Revocability of Proxies and Changes to a Shareholder's Vote

        First Federal:    If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to First Federal's chief executive officer, or (3) attending the Special Meeting in person, notifying the corporate secretary and voting by ballot at the Special Meeting.

        Any shareholder entitled to vote in person at the Special Meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying First Federal) of a First Federal shareholder at the Special Meeting will not constitute revocation of a previously given proxy.

        Written notices of revocation and other communications about revoking your proxy should be addressed to:

First Federal of Northern Michigan Bancorp, Inc.
100 South Second Ave.
Alpena, Michigan 49707
Attention: Michael Mahler

        If your shares are held in "street name" by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

        Mackinac:    If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Mackinac's chief financial officer, or (3) attending the Special Meeting in person, notifying the corporate secretary and voting by ballot at the Special Meeting.

        Any shareholder entitled to vote in person at the Special Meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying Mackinac) of a Mackinac shareholder at the Special Meeting will not constitute revocation of a previously given proxy.

        Written notices of revocation and other communications about revoking your proxy should be addressed to:

Mackinac Financial Corporation
130 S. Cedar Street
Manistique, Michigan 49854
Attention: Paul Tobias

        If your shares are held in "street name" by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Dissenters' Rights of First Federal Shareholders

        Under Maryland law, the holders of First Federal common stock will not be entitled to dissenters' rights in connection with the Merger. The MGCL provides that if the consideration to be received in a merger is shares listed on a national securities exchange, the holders of the stock are not entitled to dissenters' rights. As First Federal shareholders will receive Mackinac common stock, which is listed on the NASDAQ, there are no dissenters' rights.

Solicitation of Proxies

        Each of First Federal and Mackinac's Board of Directors is soliciting your proxy in conjunction with the Merger. First Federal will bear the entire cost of soliciting proxies from you. First Federal may use several of its regular employees, who will not be specially compensated, to solicit proxies from the First Federal shareholders, either personally or by telephone, facsimile, letter or other electronic means. In addition to solicitation of proxies by mail, First Federal will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of First Federal common stock and secure their voting instructions. First Federal will reimburse the record holders for their reasonable expenses in taking those actions.

Attending the Meeting

        All holders of First Federal and Mackinac common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Special Meetings. Shareholders of record can vote in person at the Special Meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Special Meeting. If you plan to attend the Special Meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. First Federal and Mackinac reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Special Meeting is prohibited without the express written consent of First Federal or Mackinac, as the case may be.

Assistance

        First Federal:    If you have any questions concerning the Merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of First Federal common stock, please contact Michael Mahler at (989) 354-7319.

        Mackinac:    If you have any questions concerning the Merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Mackinac common stock, please contact Paul D. Tobias at (248) 290-5900.

THE MERGER

        The following discussion contains material information about the Merger. We urge you to read carefully this entire joint proxy statement/prospectus, including the Merger Agreement attached as Annex A to this joint proxy statement/prospectus, for a more complete understanding of the Merger.

Terms of the Merger

        Mackinac's and First Federal's boards of directors have approved the Merger Agreement. The Merger Agreement provides for the acquisition of First Federal by Mackinac through the merger of First Federal with and into MFNC, a wholly-owned subsidiary of Mackinac, with MFNC continuing as the surviving entity in the Merger. The Merger Agreement additionally provides that, effective upon consummation of the Merger, First Federal's wholly owned subsidiary bank, First Federal of Northern Michigan, will consolidate with and into mBank, Mackinac's wholly owned subsidiary bank, with mBank as the surviving entity. Subject to the terms and conditions set forth in the Merger Agreement, which has been unanimously approved by the board of directors of each of Mackinac and First Federal, at the Effective Time of the Merger, each outstanding share of First Federal common stock will be converted into the right to receive 0.576 shares of Mackinac common stock, no par value per share, plus cash in lieu of fractional shares. The Merger Agreement allows the First Federal board of directors to declare a special cash dividend equal to $8 million in the aggregate and further contemplates that First Federal will distribute such amount to its shareholders immediately prior to the Closing. Pursuant to the Merger Agreement, at the Effective Time, First Federal shall transfer to an exchange agent the amount of cash necessary to pay the special dividend.

        If the number of shares of common stock outstanding of First Federal or Mackinac changes before the Merger is completed as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, then the merger consideration will be equitably and proportionately adjusted.

        Mackinac will not issue any fractional shares of Mackinac common stock in the Merger. First Federal shareholders who would otherwise be entitled to a fractional share of Mackinac common stock upon the completion of the Merger will instead receive an amount in cash calculated using the five day average closing price of Mackinac common stock on the five days immediately preceding the Effective Time as the value of one share of Mackinac common stock.

        First Federal shareholders are being asked to approve the Merger Agreement. See "The Merger Agreement" for additional and more detailed information regarding the legal documents that govern the Merger, including information about the conditions to the completion of the Merger and the provisions for terminating or amending the Merger Agreement.

Background of the Merger

        Over the past several years, the board of directors and executive officers of First Federal have periodically discussed and reviewed First Federal's business, performance and prospects, including its strategic alternatives.

        The members of management and directors of First Federal and Mackinac have long-standing business relationships. Dating back to 2006, First Federal and Mackinac had occasional discussions regarding a potential combination, however these discussions never proceeded to meaningful progress. Periodically since, members of management or directors of First Federal and Mackinac would meet socially or otherwise to discuss the state of the financial services industry, the regulatory environment and business prospects. During the second quarter of 2017, Kelly George (President and Chief Executive Officer of Mackinac) and Michael Mahler (Chief Executive Officer of First Federal)

discussed the state of the financial services market in Northern Michigan. Among other topics, they discussed a possible business combination between First Federal and Mackinac. The discussion during the meeting was general in nature and touched on topics such as the potential operating synergies that might be achieved, expense reductions from the combined operations and First Federal's operations, including its management and its lending platform. The discussion concluded with agreement that the Chairman of First Federal and Mackinac should meet to discuss any further interest.

        During early August of 2017, Mr. Paul Tobias (Chairman of Mackinac) met with Mr. Martin Thomson (Chairman of First Federal) to further discuss the potential combination of the Mackinac and First Federal. Subsequently, on August 15, 2017, the board of directors of First Federal met to review the status of discussions with Mackinac and was joined by its special counsel, Shumaker, Loop & Kendrick, LLP, which we refer to as Shumaker. During the meeting the board reviewed the discussions to date and considered its strategic options, including remaining an independent financial institution, combining with another larger financial institution and its organic and acquisition prospects for growth. The board also reviewed with counsel its fiduciary obligations to shareholders. At the conclusion of the meeting the board determined to retain ProBank Austin ("ProBank") as its financial advisor to assist with negotiations.

        Following execution of the confidentiality agreement, on August 18, 2017, Mackinac was granted access to a data room containing initial due diligence documents with respect to First Federal. Mackinac subsequently submitted a further due diligence request and commenced its review of First Federal's operations.

        On September 7, 2017, Mr. George spoke with Mr. Mahler and representatives of ProBank Austin regarding a combined entity and possibility of a merger. As part of their discussions, the parties first began discussing the framework of the financial and structural terms of the proposed combination, including consideration of a proposed term sheet. The next day, Mr. George had a follow-up call with each of Mr. Mahler and Mr. Kus regarding certain due diligence items and details regarding Mackinac's anticipated merger proposal. Also on September 8, 2017, ProBank Austin sent Piper Jaffray a memorandum outlining the issues First Federal would like to be addressed in any written acquisition proposal. At this time, Mackinac instructed its counsel, Honigman Miller Schwartz and Cohn LLP, which we refer to as Honigman, to prepare a more formal proposal. On September 14, 2017, Mackinac submitted a non-binding indication of interest addressing the transaction issues raised by First Federal.

        The board of directors of First Federal met on October 4, 2017, to review the status of negotiations with Mackinac and its non-binding indication of interest. The board reviewed both the financial and non-financial terms presented by Mackinac and reviewed those terms with its financial and legal advisors from ProBank Austin and Shumaker, who participated in the meeting. At the conclusion of the meeting it was determined by the board of directors of First Federal to authorize ProBank Austin to communicate with Piper Jaffray, financial advisor to Mackinac, that First Federal found its proposal substantially acceptable, but prior to any further discussions with Mackinac First Federal was going to conduct a market check of the price and other terms offered by contacting other potential parties that may have an interest in acquiring First Federal. Also at that meeting, ProBank Austin reviewed with the directors a list of six other financial institutions it had determined to be most likely to have an interest in acquiring First Federal. The board authorized ProBank Austin to contact all six institutions and invite competing proposals to acquire First Federal. During the period beginning immediately following the board meeting on October 4, 2017, through October 17, 2017, ProBank Austin contracted all six other financial institutions. Of the six institutions contacted, five executed customary nondisclosure agreements and were provided summary select nonpublic information regarding First Federal. All five parties indicated they did not have an interest in pursuing a transaction with First Federal.

        As a result of ongoing conversations between First Federal and Mackinac, on October 12, 2017, Mackinac spoke with Honigman to discuss terms and to draft a letter of intent, which was provided to First Federal shortly thereafter.

        At a meeting of the board of directors of First Federal held on October 17, 2017, First Federal directors reviewed the formal letter of intent from Mackinac that contemplated an acquisition of First Federal. The board discussed the terms of the letter of intent including its financial and nonfinancial terms and was joined in the meeting by its financial and legal advisors from ProBank Austin and Shumaker. At the conclusion of the meeting Mr. Thomson indicated that the board would meet again on October 23, 2017 to further discuss and consider the proposed combination as presented by Mackinac in its letter of intent.

        On October 23, 2017, the board of directors of First Federal met again to consider the proposed combination with Mackinac. The board was joined by its financial and legal advisors from ProBank Austin and Shumaker. The board reviewed and considered the financial terms of the offer together with the nonfinancial terms and the interests of the shareholders. The board also took into consideration the prospects for future growth as an independent financial institution as well as the burdensome costs of doing business as a relatively smaller community financial institution. Finally, the board of directors considered the impact of the proposed transaction on First Federal's customers, employees and the community. After a review of the terms of the letter of intent by counsel, the board approved the letter of intent and authorized Mr. Mahler to execute it on behalf of First Federal. The letter of intent was executed on October 23, 2017 with a 60-day exclusivity period (later extended pursuant to an extension letter, dated December 21, 2017 to January 21, 2018).

        From late October through early January, the parties conducted due diligence on the respective organizations, including extensive document review and in person meetings.

        On December 11, 2017, Honigman (on Mackinac's behalf) circulated the first draft of the Agreement and Plan of Merger to Shumaker. Over the next several days, First Federal, Mackinac and their respective financial and legal advisors negotiated the terms of the merger and the merger agreement. During the negotiations, Mackinac proposed to establish the composition of the merger consideration and the special dividend to be provided to shareholders of First Federal, including the addition of a First Federal board member to Mackinac's board following the consummation of the transaction.

        On December 12, 2017, Mackinac's CEO Paul Tobias, and its President, Kelly George traveled to Alpena to meet with the full board of directors of First Federal. At this meetings, Messrs. Tobias and Kelly addressed a number of issues relating to the proposed consolidation, including with respect to cultural issues, the effect on the community, market information and overall reasons why Mackinac believed the proposed combination would have positive results. First Federal's board of directors asked questions and received answers from Messrs. Tobias and George regarding the proposed combination.

        On December 15, 2017, representatives from Piper Jaffray and ProBank Austin held further discussions regarding modifications to the stock consideration and the proposed special dividend as a result of continued negotiations and results of the parties' due diligence findings. The principals from each party continued negotiating such changes over the next several days.

        On December 19, 2017, at a regular meeting of Mackinac's board of directors, the board of directors was updated on the proposed merger with First Federal and was provided a draft of the purchase agreement. Piper Jaffray attended the meeting. Mr. Tobias led a discussion regarding the key deal metrics, including recent negotiations regarding the proposed exchange ratio and special dividend contemplated by the definitive agreement, including the factors leading to proposed changes from the last discussion held by the board of directors. Honigman, who was also in attendance, highlighted the key provisions in the draft definitive agreement. The board of directors then engaged in detailed discussion with management and their advisors, including with respect to key risks, cost saves, and assumptions underlying the merger model. Following such discussions, the board of directors unanimously supported the continuation of negotiations of a definitive agreement along the lines of the draft previously provided in contemplation of final approval by written consent following communication of the final terms.

        On December 19, 2017, the board of directors of First Federal met to discuss the status of negotiations with Mackinac. Representatives of ProBank Austin reviewed with the board its discussions and negotiations regarding the financial terms of the transaction and counsel from Shumaker discussed with the board its initial review of the draft definitive agreement prepared by Mackinac's attorneys at Honigman. Also reviewed was the status of mutual due diligence between the parties and the process that had occurred to date. As a result of the discussion at the meeting, the board approved continuation of negotiations of a definitive agreement with Mackinac.

        The terms of the proposed merger were set forth in a revised draft of the merger agreement provided by First Federal on December 22, 2017. During the following days, First Federal and Mackinac and their respective advisors continued to negotiate the terms of the merger and the merger agreement but were not able to fully resolve all open issues. On January 6, 2018, Mackinac proposed to First Federal further revisions to the proposed merger agreement, followed by additional revisions from the parties' respective counsel on January 9, 2018 and January 11, 2018.

        On December 28, 2017, ProBank Austin held discussions with management of Mackinac and First Federal for purposes of performing certain reverse due diligence to support the issuance of their fairness opinion. Representatives of Piper were also present on the call. From January 11, 2018 through January 12, 2018, representatives of Mackinac and Honigman reviewed disclosure schedules to the merger agreement delivered by First Federal.

        On January 11, 2018, Mr. Tobias circulated an updated draft merger agreement to the Mackinac Board, along with a summary of principal terms provided by Honigman and a unanimous consent approving the transaction. On January 12, 2018, Mackinac's board of directors unanimously determined that the merger agreement and the transactions contemplated thereby were in the best interests of Mackinac and its shareholders, approved and adopted the merger agreement, subject to the final negotiation by management of certain terms of the merger agreement and finalization of the disclosure schedules, and approved the merger and the other transactions contemplated thereby.

        The board of directors of First Federal met on January 12, 2018, to review and consider approval of the merger agreement. The board was joined by its financial and legal advisors from ProBank Austin and Shumaker. ProBank Austin reviewed the financial terms of the merger agreement and provided its oral fairness opinion that the transaction was fair, from a financial point of view, to the shareholders of First Federal. The merger agreement, which had been provided to all board members prior to the meeting for review, was reviewed with the board by First Federal's counsel from Shumaker. At the conclusion of the meeting First Federal's board of directors unanimously determined that the merger agreement and the transactions contemplated thereby were in the best interests of First Federal and its shareholders and approved and adopted the merger agreement, subject to the final negotiation by management of certain terms of the merger agreement and finalization of the disclosure schedules, and approved the merger and the other transactions contemplated thereby.

        On January 15, 2018, First Federal and Mackinac and their respective legal advisors resolved all other remaining matters and negotiated the final terms of the merger agreement and the related documents.

        On January 16, 2018, First Federal and Mackinac executed the merger agreement, and the transaction was publicly announced after the close of the market.

First Federal's Reasons for the Merger; Recommendation of First Federal's Board of Directors

First Federal's Reasons for the Merger

        In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, First Federal's Board of Directors consulted with First Federal management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

  •
  the review undertaken by the First Federal Board of Directors and management with respect to the strategic alternatives available to First Federal;

  •
  the business strategy and strategic plan of First Federal and its prospects for the future as an independent institution, including the risks inherent in successful execution of its strategic plan, its projected financial results, and expectations relating to the proposed merger with Mackinac;

  •
  a review of the challenges facing First Federal in the current competitive, economic, financial and regulatory climate, and the potential benefits of aligning First Federal with a larger organization;

  •
  the consistency of the merger with First Federal's long-term strategic plan to seek profitable future expansion, leading to continued growth in overall shareholder value and enhanced liquidity for First Federal shareholders;

  •
  a review of the historical financial statements and condition of First Federal and certain other internal information, primarily financial in nature, relating to the business, earnings and balance sheet of First Federal;

  •
  a review of the limited liquidity for the stock of First Federal and the market prices at which First Federal traded relative to its financial performance and to peers;

  •
  a review of the investments that would be required in First Federal's physical properties;

  •
  a review of the historical financial statements and condition of Mackinac and certain other information, primarily financial in nature, relating to the business, earnings and financial condition of Mackinac;

  •
  its review and discussions with First Federal management and its advisors concerning the due diligence examination of Mackinac;

  •
  the fact that the merger would combine two established banking franchises to create a bank with over $1.3 billion in assets;

  •
  the complementary nature of the businesses of First Federal and Mackinac and the anticipated improved stability of the combined company's business and earnings in varying economic and market climates;

  •
  the belief of First Federal senior management that the management teams and employees of First Federal and Mackinac possess complementary skills and expertise and the potential advantages of a larger institution when pursuing, or seeking to retain, talent;

  •
  the financial strength of Mackinac based on Mackinac's historical earnings and profitability expectations over the near and long term;

  •
  the strength, recent performance and liquidity of Mackinac's common stock;

  •
  the financial and other terms of the merger agreement, including the fixed exchange ratio, the special dividend payment permitted by the merger agreement, tax treatment and deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors;

  •
  the fact that, based on the closing price of Mackinac's common stock on January 12, 2018, of $15.90 plus the permitted special dividend to be paid in connection with the merger closing to First Federal shareholders, the implied price per share value of First Federal common stock would be $11.30;

  •
  the ability of First Federal's shareholders to benefit from Mackinac's potential growth and stock appreciation over time since it is more likely that the combined entity will have superior future earnings and prospects compared to First Federal's earnings and prospects on an independent basis as the result of greater operating efficiencies and better penetration of commercial and consumer banking markets;

  •
  the ability of Mackinac to complete a merger transaction from a financial and regulatory perspective;

  •
  the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

  •
  the complementary geographic fit and customer convenience of the branch networks of the combined banks;

  •
  the potential continued representation of certain of First Federal's management on the management team of the combined entity and the participation of a First Federal director on the board of directors of the combined banks;

  •
  the anticipated effect of the acquisition on First Federal's employees;

  •
  the anticipated effect on First Federal's customers and the communities served by First Federal;

  •
  the belief that, while no assurances could be given, the business and financial advantages contemplated in connection with the merger were likely to be achieved within a reasonable time frame, particularly in light of the fact that Mackinac has transition experience due to successfully completed acquisitions in the past; and

  •
  the opinion of ProBank Austin orally delivered to the First Federal Board of Directors on January 12, 2018, and subsequently confirmed in writing on January 16, 2018, that, as of that date, and based upon and subject to the conditions, limitations, qualifications and assumptions set forth in the opinion, the Merger Consideration was fair, from a financial point of view, to First Federal and its shareholders.

        The foregoing discussion of factors considered by First Federal's board of directors is not intended to be exhaustive, but is believed to include all material factors considered by First Federal's board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, First Federal's board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of First Federal's board of directors may have given different weight to different factors. First Federal's board of directors conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, First Federal management and First Federal's legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

        The Board of Directors of First Federal approved the merger agreement and recommends that First Federal's shareholders vote "FOR" the approval of the merger Proposal and "FOR" the

Adjournment Proposal. First Federal shareholders should be aware that First Federal's directors and executive officers have interests in the merger that are different from, or in addition to, those of other First Federal shareholders. The Board of Directors of First Federal was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger Proposal be approved by the shareholders of First Federal. See "THE MERGER—Interests of First Federal Directors and Executive Officers in the Merger."

        The foregoing explanation of First Federal's board of directors' reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled "Cautionary Statement Concerning Forward-Looking Statements."

Opinion of ProBank Austin (First Federal's Financial Advisor)

        On September 11, 2017, First Federal retained ProBank Austin to serve as exclusive financial advisor in connection with evaluating and implementing a potential transaction involving the sale or merger of First Federal. ProBank Austin is an investment banking and consulting firm specializing in community bank mergers and acquisitions. First Federal selected ProBank Austin as its financial advisor on the basis of its experience and expertise in representing financial institutions in similar transactions and its familiarity with First Federal.

        In its capacity as financial advisor, ProBank Austin provided a fairness opinion (the "ProBank Austin Opinion") to the Board of Directors of First Federal (the "First Federal Board") in connection with the Merger. At the meeting of the First Federal Board on January 12, 2018, ProBank Austin rendered its oral opinion (which was subsequently confirmed in writing by delivery of ProBank Austin's written opinion dated January 16, 2018) that, based upon and subject to the various factors, assumptions and limitations set forth in such opinion, ProBank Austin representatives' experience as investment bankers, ProBank Austin's work as described in such opinion and other factors ProBank Austin deemed relevant, as of such date, the Merger Consideration set forth in the Agreement was fair, from a financial point of view, to the shareholders of First Federal common stock. The ProBank Austin written opinion, dated January 16, 2018, is sometimes referred to herein as the ProBank Austin Opinion.

        The full text of the ProBank Austin Opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the ProBank Austin Opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.

        ProBank Austin's opinion speaks only as of the date of the opinion. The ProBank Austin Opinion was for the information of, and was directed to, the First Federal Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion addressed only the fairness, from a financial point of view, of the Merger Consideration to be received by First Federal. It did not address the underlying business decision of First Federal to engage in the Merger or enter into the Agreement or constitute a recommendation to the First Federal Board in connection with the Merger, and it does not constitute a recommendation to any holder of First Federal common stock or any shareholder of any other entity as to how to vote in connection with the Merger proposal or any other matter.

        The ProBank Austin Opinion was reviewed and approved by the fairness opinion committee of ProBank Austin. ProBank Austin expressed no view or opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated by the Agreement or any terms or other aspects of the Agreement or the Merger. ProBank Austin expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of First Federal or as to the underlying decision by First Federal to engage in the Merger or enter into the Agreement. ProBank Austin did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by First Federal officers, directors or employees, or class of such persons, relative to the compensation to be received in the Merger by the holders of First Federal common stock.

        The description of the opinion set forth below is qualified in its entirety by reference to the ProBank Austin Opinion. You should consider the following when reading the discussion of ProBank Austin's Opinion in this document:

  •
  The opinion letter details the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by ProBank Austin in connection with its opinion, and should be read in its entirety;

  •
  ProBank Austin expressed no opinion as to the price at which First Federal's or Mackinac's common stock would actually trade at any given time;

  •
  ProBank Austin's opinion does not address the relative merits of the Merger and the other business strategies considered by First Federal's board, nor does it address the board's decision to proceed with the Merger; and

  •
  ProBank Austin's opinion rendered in connection with the Merger does not constitute a recommendation to any First Federal shareholder as to how he or she should vote their shares.

        The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. In performing its analyses, ProBank Austin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of First Federal and Mackinac and may not be realized. Any estimates contained in ProBank Austin's analyses are not necessarily predictive of future results or values, and may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Unless specifically noted, none of the analyses performed by ProBank Austin was assigned a greater significance by ProBank Austin than any other. The relative importance or weight given to these analyses is not affected by the order of the analyses or the corresponding results. The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

        With respect to the expected transaction costs, accounting adjustments and cost savings, First Federal's and Mackinac's management and advisors confirmed to us that they reflected the best currently available estimates and judgments of management of the future financial performance of First Federal and Mackinac, respectively, and ProBank Austin assumed that such performance would be achieved. ProBank Austin also assumed that there has been no material change in First Federal's or Mackinac's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. ProBank Austin assumed in all respects material to our analysis that First Federal and Mackinac will remain as going concerns for all periods relevant to the analyses, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, and that the closing conditions in the Agreement are not waived. Finally, ProBank Austin has relied upon the advice First Federal has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

        ProBank Austin has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. ProBank Austin did not undertake any independent evaluation or appraisal of the assets and liabilities of First Federal or Mackinac, nor was it furnished with any appraisals. ProBank Austin has not reviewed any individual credit files of First Federal or Mackinac, and has assumed that First Federal's and Mackinac's allowances are, in the aggregate, adequate to cover inherent credit losses. ProBank Austin's opinion is based on economic, market and other conditions existing on the date of its opinion. No limitations were imposed by First Federal's board or its management on ProBank Austin with respect to the investigations made or the procedures followed by ProBank Austin in rendering its opinion.

        In rendering its opinion, ProBank Austin made the following assumptions:

  •
  all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on First Federal, Mackinac or on the anticipated benefits of the Merger; and

  •
  First Federal and Mackinac have provided all of the information that might be material to ProBank Austin in its review.

        In connection with its opinion, ProBank Austin reviewed:

  •
  the Agreement dated January 16, 2018;

  •
  certain publicly available financial statements and other historical financial information of First Federal and Mackinac deemed relevant;

  •
  the historical financial performance, current financial position, budgets and management forecasts, and general prospects of each of First Federal and Mackinac and reviewed certain financial records of First Federal and Mackinac, as well had discussions with the respective management teams of First Federal and Mackinac regarding such information;

  •
  the pro forma financial impact of the Merger on Mackinac, based on assumptions (including without limitation the cost savings and related expenses expected to result or be derived from the Merger) prepared by ProBank Austin and reviewed with management of First Federal and Mackinac and its advisors;

  •
  publicly reported historical stock price and trading activity for First Federal's and Mackinac's common stock, including an analysis of certain financial and stock information of certain other publicly traded companies deemed comparable to First Federal and Mackinac;

  •
  the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the Merger;

  •
  the current market environment generally and the banking environment in particular; and,

  •
  such other information, financial studies, analyses and investigations, financial, economic, and market criteria as we considered relevant.

        ProBank Austin also discussed with certain members of senior management of First Federal the business, financial condition, results of operations and prospects of First Federal, including certain operating, regulatory and other financial matters. ProBank Austin held similar discussions with certain members of senior management of Mackinac and their financial advisor regarding the business, financial condition, results of operations and prospects of Mackinac.

        The following is a summary of the material factors considered and analyses performed by ProBank Austin in connection with its opinion dated January 16, 2018. The summary does not purport to be a complete description of the analyses performed by ProBank Austin. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

Summary of Financial Terms of Agreement

        The financial terms of the Agreement provide for each share of First Federal common stock to be exchanged for 0.576 shares of Mackinac Common Stock ("Exchange Ratio"). The Exchange Ratio remains fixed so long as Mackinac's Initial Price (defined in the Agreement) does not increase or decrease by more than 20 percent. In both cases, the change in Mackinac's Initial Price is also compared against the NASDAQ Bank Index ("the Index"). If Mackinac's Average Closing Price increases by more than 20 percent on an absolute basis compared to the Initial Price and by more than 20 percent vs. the Index, the Exchange Ratio will be reduced. If Mackinac's Average Closing Price decreases by more than 20 percent on an absolute basis to the Initial Price and by more than 20 percent compared to the Index, First Federal may terminate the Merger; provided, however, Mackinac is permitted to increase the Exchange Ratio to a level such that First Federal would not have termination rights under this provision.

        In addition, First Federal shareholders will be entitled to a Special Dividend or cash consideration from Mackinac in an aggregate amount of $8.0 million. The amount of the Special Dividend may be reduced if the Adjusted First Federal Shareholders' Equity at closing is less than the First Federal Shareholders' Equity as of December 31, 2017, as specified in the Agreement. The Exchange Ratio along with the Special Dividend and cash payment represents the Merger Consideration.

        The implied value of the Merger Consideration was $42.15 million in the aggregate or $11.31 per share, based on 3,726,925 shares of First Federal outstanding common stock, the exchange ratio of 0.576 and Mackinac's closing price of $15.90 on January 12, 2018. The Merger Consideration also includes the $8.0 million Special Dividend. The Merger Consideration represents:

  •
  130 percent of First Federal's December 31, 2017 tangible equity of $32.3 million;

  •
  141 percent of First Federal's December 31, 2017 adjusted tangible equity (implied aggregate deal value and First Federal's tangible equity adjusted for payment of Special Dividend); and

  •
  30.3 times First Federal's full year ending December 31, 2017 normalized net income of $1.39 million (normalized net income excludes security gains, other asset gains and deferred tax asset valuation adjustment from the 2017 tax reform law).

First Federal of Northern Michigan Peer Analysis

        ProBank Austin compared selected results of First Federal of Northern Michigan's (bank-level) operating performance to that of 25 selected financial institutions headquartered in Michigan with total assets between $250 million and $500 million. In addition, the selected peer banks were not part of a larger multi-bank holding company organization. ProBank Austin considered this group of financial institutions comparable to First Federal of Northern Michigan on the basis of asset size and geographic location.

        This peer group consisted of the following banks:

Bank Name	City	Bank Name	City
1st State Bank	Saginaw	First National Bank of Michigan	Kalamazoo
Ann Arbor State Bank	Ann Arbor	First National Bank of St. Ignace	Saint Ignace
Central Savings Bank	Sault St. Marie	Hastings City Bank	Hastings
Century Bank and Trust	Coldwater	Oxford Bank	Oxford
Chelsea State Bank	Chelsea	Range Bank, N.A.	Marquette
Citizens NB of Cheboygan	Cheboygan	Shelby State Bank	Shelby
Dart Bank	Mason	Sturgis Bank & Trust Company	Sturgis
Dearborn Federal Savings Bank	Dearborn	Traverse City State Bank	Traverse City
Eastern Michigan Bank	Croswell	Tri-County Bank	Brown City
Eaton Federal Savings Bank	Charlotte	University Bank	Ann Arbor
First Community Bank	Harbor Springs	West Michigan Community Bank	Hudsonville
First National B&T Co.	Iron Mountain	West Shore Bank	Ludington
First National Bank in Howell	Howell

        ProBank Austin noted the following selected financial measures for the peer group as compared to First Federal of Northern Michigan:

	Peer Financial Performance(1)
				First Fed of Northern Michigan(1)
	25th Pct	Median	75th Pct
Total Assets ($millions)	$283	$305	$375	$335
LTM PTPP (FTE) / Average Assets	0.98%	1.21%	1.51%	0.66%
LTM Return on Average Assets(2)	0.69%	0.82%	0.97%	0.41%
LTM Return on Average Equity(2)	7.23%	7.96%	10.21%	4.55%
NPAs / Total Assets	0.57%	0.37%	0.22%	0.83%
Tangible Equity/Tangible Assets	8.77%	9.52%	11.05%	9.23%

LTM = Last 12 Months

PTPP = Pre-Tax Pre-Provision = Net Interest Income (FTE) + Noninterest Income – Noninterest Expense

FTE = fully-tax equivalent

Return on Average Assets = ROAA

Return on Average Equity = ROAE

NPAs = Nonperforming assets, defined as loans 90 or more days past due, nonaccrual loans, and Other Real Estate Owned. Restructured loans are not included.

(1)
Peer financial performance and First Federal of Northern Michigan's performance for the 12 month period ending September 30, 2017.

(2)
Based on tax-adjusted performance for S-Corporations.

        This comparison indicated that First Federal of Northern Michigan was below the 25th percentile of the peer group in terms of ROAA, ROAE, and PTPP earnings to average assets. First Federal of Northern Michigan's nonperforming asset levels were higher compared to the 25th percentile of the peer group. First Federal of Northern Michigan's tangible equity to asset ratio was between the 25th percentile and median of the peer group.

Comparable Transaction Analysis

        ProBank Austin compared the financial performance of certain selling institutions and the prices paid in selected transactions to First Federal's financial performance and the implied transaction multiples being paid by Mackinac for First Federal. Specifically, ProBank Austin reviewed certain information relating to select bank and thrift transactions in Michigan between January 1, 2016 and January 10, 2018 (with seller's assets between $100 million - $750 million). Four (4) transactions were included in this group based on the selected criterion. The following lists the Michigan transactions reviewed by ProBank Austin:

Michigan Guideline M&A Transactions

Buyer Name	Seller Name	Seller City	Announcement Date
Independent Bank Corp.	TCSB Bancorp Inc.	Traverse City	12/4/17
Horizon Bancorp	Wolverine Bancorp Inc.	Midland	6/14/17
Arbor Bancorp Inc.	Birmingham Bloomfield	Birmingham	7/20/16
Fentura Financial Inc.	Community Bancorp	St. Charles	3/24/16

        In addition, ProBank Austin reviewed certain information relating to select bank and thrift transactions in the Midwest between January 1, 2016 and January 10, 2018 (with seller's assets between $200 million -$500 million, ROAA between zero and 1.0 percent and ROAE between zero and 10.0 percent). Eighteen (18) transactions were included in this group based on the selected criterion. The following lists the Midwest transactions reviewed by ProBank Austin:

Midwest Guideline M&A Transactions

Buyer Name	Seller Name	Seller City	Seller State	Announcement Date
Old Second Bancorp Inc.	Greater Chicago Finl Corp	Chicago	IL	12/26/17
LCNB Corp.	Columbus First Bancorp	Worthington	OH	12/21/17
First Mid-Illinois Bancshares	First BancTrust Corp.	Champaign	IL	12/11/17
Investor group	St. Louis Bank	Town & Country	MO	12/07/17
Independent Bank Corp.	TCSB Bancorp Inc.	Traverse City	MI	12/04/17
Investor group	Bancorp of Lexington Inc.	Lexington	KY	11/14/17
Peoples Bancorp Inc.	ASB Financial Corp.	Portsmouth	OH	10/24/17
MutualFirst Financial Inc.	Universal Bancorp	Bloomfield	IN	10/04/17
QCR Holdings Inc.	Guaranty B&TC & assets	Cedar Rapids	IA	06/08/17
Citizens Community Bancorp	Wells Financial Corp.	Wells	MN	03/17/17
Topeka Bancorp Inc.	Kaw Valley Bancorp Inc.	Topeka	KS	03/15/17
Nicolet Bankshares Inc.	First Menasha Bancshares	Neenah	WI	11/04/16
United Community Bancorp	Liberty Bancshares Inc.	Alton	IL	09/30/16
United Community Finl Corp.	Ohio Legacy Corp	North Canton	OH	09/08/16
Middlefield Banc Corp.	Liberty Bank NA	Beachwood	OH	07/28/16
Arbor Bancorp Inc.	Birmingham Bloomfield	Birmingham	MI	07/20/16
United Community Bancorp	Illini Corp.	Springfield	IL	06/08/16
RCB Holding Co.	Cornerstone Alliance Ltd.	Winfield	KS	05/24/16

        The following table highlights the median results of the guideline M&A transactions in comparison to the Merger:

	Michigan			Midwest
							First Federal(1)
Seller's Financial Performance	25th Pct.	Median	75th Pct.	25th Pct.	Median	75th Pct.
Total Assets ($millions)	$254.9	$310.8	$355.0	$271.7	$330.8	$385.8	$321.0
Tangible Equity / Tangible Assets	8.75%	9.59%	11.40%	9.50%	9.84%	11.11%	10.09%
Return on Average Asset	0.68%	0.76%	0.92%	0.56%	0.69%	0.82%	0.41%
Return on Average Equity	7.25%	7.77%	8.12%	5.17%	6.84%	7.85%	4.08%
Efficiency Ratio	71.2%	67.5%	64.7%	74.2%	68.8%	66.1%	79.2%
Nonperforming Assets(2) / Assets	2.44%	1.60%	1.52%	1.64%	1.04%	0.41%	1.37%
Deal Transaction Multiples
Price/Tangible Book Value Ratio	135%	157%	182%	121%	146%	159%	130%
Price/LTM Earnings	17.7	18.5	20.6	19.2	22.9	27.2	30.3

  LTM = Last twelve month

  Note: M&A Guideline transactions financial performance based on most recent 12-month data as of the deal announcement date.

(1)
First Federal's financial performance and deal transaction multiples based on normalized 2017 data ending December 31, 2017.

(2)
Nonperforming assets include nonaccrual loans and leases, restructured loans and leases, and other real estate owned.

        The 25th percentile ROAA ratios of the selling banks in the Michigan and Midwest guideline transactions were 0.68 percent and 0.56 percent, respectively compared to 0.41 percent for First Federal (normalized to exclude security gains, other asset gains and DTA valuation adjustment). First Federal's normalized ROAE of 4.08 percent was below both the Michigan and Midwest's 25th percentile of 7.25 percent and 5.17 percent, respectively. The nonperforming assets ("NPA") to assets ratio of First Federal measured 1.37 percent and more favorable than 75th percentile of the Michigan guideline peer of 1.52 percent and between the 25th percentile and median of the Midwest guideline peer of 1.64 percent and 1.04 percent, respectively. The indicated price to tangible book ratio being paid by Mackinac for First Federal of 130 percent is lower than the 25th percentile of the Michigan guideline peer of 135 percent and between the 25th percentile and median of the Midwest guideline peer of 121 percent and 146 percent, respectively. The implied price-to-normalized earnings multiple for the First Federal transaction with Mackinac of 30.3 times was higher than both the Michigan 75th percentile of 20.6 times and the Midwest 75th percentile of 27.2 times.

Mackinac Financial Performance and Market Trading Data versus Peer

        ProBank Austin compared selected results of Mackinac's operating and stock performance to that of 19 publicly traded banks that are headquartered in Michigan, Ohio, Indiana and Wisconsin with assets between $750 million and $2.0 billion.

        This peer group consisted of the following companies:

Name	State	Symbol	Name	State	Symbol
Bank First National Corp.	WI	BFNC	LCNB Corp.	OH	LCNB
Civista Bancshares Inc.	OH	CIVB	Macatawa Bank Corp.	MI	MCBC
County Bancorp Inc.	WI	ICBK	MBT Financial Corp.	MI	MBTF
Croghan Bancshares Inc.	OH	CHBH	Middlefield Banc Corp.	OH	MBCN
Farmers & Merchants	OH	FMAO	MutualFirst Financial Inc.	IN	MFSF
Fentura Financial Inc.	MI	FETM	Ohio Valley Banc Corp.	OH	OVBC
First Business Finl. Svcs.	WI	FBIZ	PSB Holdings Inc.	WI	PSBQ
First Savings Fncl Grp	IN	FSFG	SB Financial Group Inc.	OH	SBFG
Heartland BancCorp	OH	HLAN	Tri City Bankshares Corp.	WI	TRCY
Isabella Bank Corporation	MI	ISBA

        ProBank Austin noted the following selected financial measures:

	Peer Financial Performance(1)
	25th Pct	Median	75th Pct	Mackinac(1)
Total Assets ($millions)	$888.1	$1,314.3	$1,438.0	$1,015.1
Tangible Equity / Tangible Assets	8.82%	9.57%	10.09%	7.44%
LTM PTPP / Average Assets	1.38%	1.53%	1.64%	1.20%
LTM Core Return on Average Assets	0.90%	1.05%	1.10%	0.77%
LTM Core Return on Average Equity	8.98%	9.88%	10.86%	9.29%
LTM Efficiency Ratio	67.3%	64.8%	61.5%	70.1%
NPAs / Total Assets	0.70%	0.35%	0.25%	0.74%

  LTM = Last twelve month

  Core = As reported by each company in SEC filings and excludes nonrecurring revenue and expense, gains/losses on sale of securities along with certain noncash expenses such as intangible amortization expense.

  PTPP = Pre-Tax Pre-Provision = Net Interest Income + Noninterest Income – Noninterest Expense

(1)
Peer group financial performance as of most recent available as of January 10, 2018. Mackinac's financial performance as of September 30, 2017 (Peer group financial performance excludes Mackinac).

        This comparison indicated that Mackinac was below the 25th percent of the peer group for PTPP to average assets and core ROAA. Mackinac's core ROAE was between the 25th percentile and median of the peer group. Mackinac's tangible equity to assets ratio was below 25th percentile of the peer. Mackinac's efficiency ratio was below the 25th percentile of peer along with its NPAs to total assets. The following presents a summary of the market trading data of Mackinac compared to this same peer group as of January 10, 2018:

	Peer Market Trading Data
As of 1/10/2018	25th Pct	Median	75th Pct	Mackinac
Price / Tangible Book Value per Share	125%	139%	178%	119%
Price / LTM Core EPS	14.7	15.7	17.9	13.1
Dividend Yield	1.3%	1.7%	2.3%	2.9%
Average Monthly Volume	27,878	127,113	344,568	86,751
Avg. Monthly Volume as % of Shares	0.6%	2.7%	3.4%	1.4%

        Mackinac traded below the 25th percentile of the peer group as measured by the price to tangible book and the price to LTM Core EPS. Mackinac's dividend yield exceeded the 75th percentile of the peer. Mackinac was between the 25th percentile and median of the peer in average monthly trading volume to shares outstanding.

Contribution Analysis

        ProBank Austin compared the relative contribution of both First Federal and Mackinac in the pro forma company based on September 30, 2017 financial data.

	Mackinac		First Federal
	Contribution Value ($mils.)	Percent Contribution	Contribution Value ($mils.)	Percent Contribution	Pro Forma Combined Value ($mils.)
Total Assets	$1,015	75.1%	$336	24.9%	$1,351
Tangible Equity	$75.0	68.9%	$33.9	31.1%	$108.8
YTD PTPP	$8.54	84.6%	$1.55	15.4%	$10.09
YTD Normalized Net Income	$5.60	85.5%	$0.95	14.5%	$6.54
Implied Market Capitalization(1)	$100.1	70.4%	$42.1	29.6%	$142.2

(1)
First Federal implied market capitalization based on 3,726,925 shares multiplied by the Exchange Ratio (0.576) multiplied by Mackinac's closing stock price of $15.90 plus $8.0 million special dividend. Mackinac's implied market capitalization is based on 6,294,930 shares outstanding multiplied by the closing price of $15.90 as of 1/12/2018.

        First Federal's contribution of total assets and tangible equity equaled 24.9 percent and 31.1 percent, respectively. For the year-to-date period ending September 30, 2017, First Federal's contribution of PTPP and core/normalized net income equaled 15.4 percent and 14.5 percent, respectively.

        The pro forma ownership provided to First Federal along with the Special Dividend value, results in an implied market capitalization of 29.6 percent to First Federal.

Pro Forma Merger Analysis

        ProBank Austin performed a pro forma analysis that considered the projected income statement, balance sheet impact and performance metrics of the Merger on Mackinac. ProBank Austin's analysis was reasonably prepared on a basis reflecting the best currently available information and judgement of the management of First Federal and Mackinac as to the future operating and financial performance of First Federal and Mackinac, respectively. Assumptions were made regarding the fair value accounting adjustments, cost savings, restructuring charges and other acquisition adjustments based on discussions with management of First Federal and Mackinac and their representatives. The pro forma merger analysis indicated that the Merger is expected to be dilutive to Mackinac's tangible book value per share at closing and recovered within approximately 3.1 years. The Merger is expected to be accretive to Mackinac's earnings per share (excluding nonrecurring transaction expenses) for the 12-month period following completion of the Merger and this accretion is expected to increase going forward into the second year following closing based on cost savings becoming fully implemented. The analysis did include the corporate tax rate change from legislation that was enacted on December 22, 2017. Furthermore, the analysis indicated that Mackinac would continue to be well-capitalized based on consolidated regulatory capital ratios including Tier 1 leverage ratio, CET1 ratio, Tier 1 capital ratio and total capital ratio at closing. For all the above analysis, the actual results achieved by Mackinac following the Merger may vary from the projected results, and the variance may be material.

Pro Forma Dividends Per Share to First Federal

        Based on the 0.576 exchange ratio and Mackinac's current annual cash dividend rate of $0.48 per share, First Federal's common shareholders would have received $0.28 in equivalent cash dividends per share. First Federal's annual cash dividend for 2017 was $0.19 per share. Also, assuming the Special Dividend was converted to stock consideration and Mackinac's stock price of $15.90 on January 12, 2018, the adjusted exchange ratio would equal 0.711 resulting in a pro forma equivalent cash dividends per share of $0.34 to First Federal. On a pro forma combined basis, First Federal shareholders would have received a 47 percent increase in annual cash dividends based on the stated exchange ratio and 79 percent assuming Special Dividend converted to stock consideration.

ProBank Austin's Compensation and Other Relationships with First Federal and Mackinac

        First Federal has agreed to pay ProBank Austin customary fees for its services as exclusive financial advisor in connection with the Merger. ProBank Austin has acted exclusively for the board of directors of First Federal in rendering this opinion and will receive a fee from First Federal for our services. A portion of the fee is payable upon rendering this opinion, and a significant portion is contingent upon the successful completion of the transaction.

        First Federal agreed to reimburse ProBank Austin for its reasonable out-of-pocket expenses, and to indemnify ProBank Austin against certain liabilities, including liabilities under securities laws. ProBank Austin has provided various consulting services to First Federal in the past, including investment banking services. ProBank Austin has not provided services within the last two years and does not have any existing or pending engagements with Mackinac.

Summary

        Based on the preceding summary discussion and analysis, and subject to the qualifications described herein, ProBank Austin determined the Merger Consideration to be fair, from a financial point of view, to the holders of First Federal common stock.

        The opinion expressed by ProBank Austin was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of either First Federal or Mackinac could materially affect the assumptions used in preparing this opinion.

Mackinac's Reasons for the Merger; Recommendation of Mackinac's Board of Directors

        Mackinac's board of directors has unanimously determined that the merger is in the best interests of Mackinac and Mackinac's shareholders and has adopted the merger agreement and authorized the merger and the other transactions contemplated by the merger agreement, including the issuance of Mackinac shares as merger consideration subject to shareholder approval as set forth herein. In negotiating the terms of the merger agreement and in considering its adoption, the board of directors of Mackinac reviewed the financial results and conditions of Mackinac and First Federal, the perceived prospects for each in the future, and the banking philosophies of Mackinac and First Federal.

        Mackinac's board of directors recognized the increased scale First Federal will add to Mackinac's franchise, expected to result in a more efficient operating platform, particularly given First Federal's geographic location adjacent to Mackinac's existing footprint. The complementary geographic location also includes industries similar to current Mackinac markets and therefore provides lesser execution risk in terms of serving markets consistent with Mackinac's historical operations. Mackinac's board of directors also recognized the diversified and granular deposit portfolio of First Federal, which management believes will increase Mackinac's core deposit base and improve its loan to deposit ratio.

The board of directors and management further believe that First Federal's customer centric culture will be a good fit with Mackinac's similar community bank oriented customer service philosophy.

        The board of directors of Mackinac believes the merger provides the shareholders of Mackinac an opportunity to have an interest in a larger and more diversified financial organization. Shareholders of Mackinac may enjoy certain benefits associated with the combined organization's larger and more diversified asset base and access to the attractive Northeastern Lower Peninsula market. The shareholders of Mackinac will, however, be subject to the risks associated with First Federal, in which they have not previously held a material interest.

        The board of directors of Mackinac believes that the merger will enhance each organization's ability to compete with larger institutions in their combined market. The board of directors of Mackinac also believes that the merger will permit the achievement of certain economies of scale, particularly as regulatory costs continue to increase commensurate with the increased size of Mackinac's asset base.

        The board of directors of Mackinac did not assign any particular weight to any one of the foregoing factors.

        The foregoing explanation of Mackinac's board of directors' reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled "Cautionary Statement Concerning Forward-Looking Statements."

Board of Directors and Management of Mackinac After the Merger

        As soon as reasonably practicable after the Closing, Mackinac will cause one director of First Federal, to be determined by First Federal but subject to reasonable approval by Mackinac, to be added to the board of directors of Mackinac and mBank.

        See "—Interests of First Federal's Directors and Executive Officers in the Merger." Information about Mackinac's current directors and executive officers can be found in the section entitled "Directors and Executive Officers of Mackinac."

Interests of First Federal's Directors and Executive Officers in the Merger

        You should be aware that some of directors and executive officers of First Federal may have interests in the Merger that are different from, or in addition to, their interests as shareholders. Both First Federal's Board of Directors and Mackinac's Board of Directors were aware of these interests and took them into consideration in approving the Merger Agreement and the Merger. These interests are as follows:

  •
  Two executive officers of First Federal currently are covered by change in control agreements that provide for them to receive payments following a change in control of First Federal. Under these agreements, Mr. Mahler, First Federal's Chief Executive Officer and Ms. Budnick, First Federal's Chief Financial Officer, will be entitled to receive payments of $422,760 and $141,119, respectively, upon the closing of the Merger. These payments will be made without regard to whether such executives remain in the employment of Mackinac following the Merger and are therefore so called "single trigger" change in control agreement payments.

  •
  Mackinac has agreed that for a period of six (6) years after the effective time of the Merger, it will maintain directors' and officers' liability insurance in force covering directors and officers of First Federal, subject to certain conditions set forth in the Merger Agreement.

  •
  The Merger Agreement obligates Mackinac to appoint one person who is currently a member of the First Federal Board of Directors (subject to the reasonable approval of Mackinac) to the

    First Federal Board of Directors. Such person will be entitled to receive compensation from Mackinac for service to the Board.

Stock Ownership

        The directors and executive officers of First Federal beneficially owned as of [                  ], 2018, a total of 398,946 shares of First Federal common stock, representing approximately 10.7% of the outstanding shares of First Federal common stock as of such date. They will receive the same merger consideration as other First Federal shareholders in respect of these shares of First Federal common stock.

Public Trading Markets

        Mackinac common stock is listed for trading on the NASDAQ under the symbol "MFNC." First Federal common stock is not currently listed or traded on any securities exchange or quotation system.

        Under the Merger Agreement, Mackinac will use reasonable best efforts to cause the shares of Mackinac common stock to be issued in connection with the Merger to be listed on the NASDAQ, and the Merger Agreement provides that neither Mackinac nor First Federal will be required to complete the Merger if such shares are not approved for listing, subject to notice of issuance, on the NASDAQ.

Mackinac's Dividend Policy

        No assurances can be given that Mackinac will pay any dividends on its common stock or that, if paid, such dividends will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or returns of capital may, to the extent permitted by Michigan Department of Insurance and Financial Services and other applicable regulations, be paid in addition to, or in lieu of, regular cash dividends. Dividends from Mackinac will depend, in large part, upon receipt of dividends from mBank, and any other banks which Mackinac acquires, because Mackinac will have limited sources of income other than dividends from mBank, and other banks it acquires, earnings from the investment of proceeds from the sale of shares of common stock retained by Mackinac. Mackinac's board of directors may change its dividend policy at any time, and the payment of dividends by financial holding companies is generally subject to legal and regulatory limitations. For further information, see "Comparative Market Prices and Dividends."

Dissenters' Rights in the Merger

        Under Maryland law, which is the law under which First Federal is incorporated, the holders of Frst Federal common stock are not entitled to dissenters' rights in connection with the Merger. The Maryland General Corporation Law (the "MGCL") provides that a shareholder may not demand the fair value of the shareholder's stock and is bound by the terms of the transaction if any shares of the class or series of stock are listed on a national securities exchange or if the stock is that of the successor in the merger. As First Federal shareholders will receive Mackinac common stock, which is listed on NASDAQ, there are no dissenters' rights.

Regulatory Approvals Required for the Merger

        Both Mackinac and First Federal have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the Merger Agreement. Mackinac filed applications seeking regulatory approval to complete the transactions contemplated by the Merger Agreement with the FRB, FDIC and the DIFS.

        Mackinac is a bank holding company under the Bank Holding Company Act of 1956, as amended, which we refer to as the BHCA. The primary regulator of Mackinac is the FRB. At the discretion of the FRB, the Merger is subject to the approval by the FRB under Section 4 of the BHCA. In evaluating an application filed under Section 4 of the BHCA, the FRB considers, with respect to the bank holding companies and the depository institutions concerned: (1) the competitive impact of the transaction, (2) the financial condition and future prospects, including capital positions and managerial resources, (3) the convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act of 1977, which we refer to as the CRA, (4) the effectiveness of the companies and the depository institutions concerned in combating money laundering activities and (5) the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system. The FRB would provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if they determine such meeting or other proceeding would be appropriate.

        Under the CRA, the FRB must take into account the record of performance of the companies and the depository institutions concerned in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by such companies and depository institutions. Depository institutions are periodically examined for compliance with the CRA by their primary federal supervisor and are assigned ratings. In evaluating the record of the performance of an institution in meeting the credit needs of the entire community served by the institution, the FRB considers the institution's record of compliance with the CRA, including the most recent rating assigned by its primary federal supervisor. As of their last respective CRA examinations, First Federal was rated "Outstanding", and MFNC was rated "Satisfactory" with respect to CRA compliance.

        The primary regulators of mBank are the DIFS and the FDIC. The prior approval of the FDIC under the Federal Bank Merger Act would be required to consolidate First Federal of Northern Michigan with and into mBank. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction, (2) the financial and managerial resources of the depository institutions party to the merger, (3) the convenience and needs of the community to be served and the record of the depository institutions under the Community Reinvestment Act, including their CRA ratings, (4) the depository institutions' effectiveness in combating money-laundering activities and (5) the extent to which the depository institution merger or mergers would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the FDIC will provide an opportunity for public comment on the application for the bank consolidation, and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.

        Filings would also be made with the DIFS which would include giving the agency prior notice of the proposed consolidation of First Federal of Northern Michigan into mBank and a copy of the bank merger application submitted to the FDIC.

Additional Regulatory Approvals and Notices

        Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

        Neither First Federal nor Mackinac can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

        Mackinac and First Federal believe that the Merger does not raise significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals on a timely basis. However, neither Mackinac nor First Federal can assure you that all of the required regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a materially adverse effect on the financial conditions, results of operations, assets or business of Mackinac following completion of the Merger.

        Neither First Federal nor Mackinac is aware of any material governmental approvals or actions that are required for completion of the Merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

THE MERGER AGREEMENT

        The following describes certain aspects of the Merger, including certain material provisions of the Merger Agreement. The following description of the Merger Agreement is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Merger.

Structure of the Merger

        Each of First Federal's board of directors, Mackinac's board of directors and MFNC's board of managers has approved the Merger Agreement, by and among Mackinac, MFNC and First Federal. The Merger Agreement provides for the merger of First Federal with and into MFNC, with MFNC continuing as the surviving entity in the merger. The Merger Agreement additionally provides effective upon consummation of the Merger, First Federal's wholly owned subsidiary bank, First Federal of Northern Michigan will consolidate with and into mBank, Mackinac's wholly owned subsidiary, with mBank as the surviving entity in the merger.

Merger Consideration

        Subject to the terms and conditions set forth in the Merger Agreement, which has been unanimously approved by the board of directors of each of Mackinac and First Federal, at the Effective Time of the Merger, each outstanding share of First Federal common stock will be converted into the right to receive 0.576 shares of Mackinac common stock, no par value per share, plus cash in lieu of fractional shares. The Merger Agreement allows the First Federal board of directors to declare a special cash dividend equal to $8 million in the aggregate and further contemplates that First Federal will distribute such amount, subject to maintenance of a specified minimum equity requirement, to its shareholders immediately prior to the Closing. Pursuant to the Merger Agreement, at the Effective Time, First Federal shall transfer to an exchange agent the amount of cash necessary to pay the special dividend

        If the number of shares of common stock outstanding of First Federal or Mackinac changes before the Merger is completed as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, then the merger consideration will be equitably and proportionately adjusted.

Fractional Shares

        Mackinac will not issue any fractional shares of Mackinac common stock in the Merger. First Federal shareholders who would otherwise be entitled to a fractional share of Mackinac common stock upon the completion of the Merger will instead receive a check representing the amount of cash in lieu of fractional shares that the holder is entitled to receive.an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one tenth of a cent, of the closing sale prices of Mackinac Common Stock as reported by NASDAQ in The Wall Street Journal (or any other authoritative source reasonably selected by Mackinac) for the five (5) trading days immediately preceding the Effective Time by (ii) the fraction of a share (after taking into account all shares of First Federal Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Mackinac Common Stock to which such holder would otherwise be entitled to receive.

Surviving Entity; Governing Documents; Directors and Officers

        At the Effective Time of the Merger, the articles of organization and operating agreement of MFNC in effect immediately prior to the Effective Time (subject to any amendment to the articles of organization set forth in the Certificate of Merger) will be the articles of organization and operating agreement of the surviving entity until thereafter amended in accordance with applicable law.

        As soon as reasonably practicable after the Closing, Mackinac will cause one director of First Federal, to be determined by First Federal but subject to reasonable approval by Mackinac, to be added to the board of directors of Mackinac and mBank.

Closing and Effective Time of the Merger

        The Merger will be completed only if all conditions to the Merger discussed in this joint proxy statement/prospectus and set forth in the Merger Agreement are either satisfied or waived. See "—Conditions to Complete the Merger."

        The Merger will become effective when the Merger Agreement is accepted for filing by LARA. The completion of the Merger will occur at a time determined by Mackinac that follows the close of trading on the date that is the later of (1) three business days after the satisfaction or waiver (subject to applicable law) of the last of the conditions specified in the Merger Agreement, (2) ten business days after the parties receive all regulatory approvals required to complete the Merger or (3) another mutually agreed upon date. It currently is anticipated that the completion of the Merger will occur early in the second quarter of 2018, subject to the receipt of required approvals and other customary closing conditions, but neither First Federal nor Mackinac can guarantee when or if the Merger will be completed.

Conversion of Shares; Exchange of Certificates

        The conversion of First Federal common stock into the right to receive the merger consideration will occur automatically at the Effective Time of the Merger. Promptly after completion of the Merger, the exchange agent will exchange certificates or book-entry shares representing shares of First Federal common stock for the merger consideration to be received pursuant to the terms of the Merger Agreement.

Letter of Transmittal

        As soon as reasonably practicable after the completion of the Merger, the exchange agent will mail appropriate transmittal materials and instructions to each holder of First Federal common stock. These materials will also contain instructions on how to surrender shares of First Federal common stock in exchange for the merger consideration the holder is entitled to receive under the Merger Agreement.

        If a certificate for First Federal common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration properly upon receipt of (1) an affidavit of that fact by the claimant and (2) an indemnity agreement in a form acceptable to both the exchange agent and Mackinac.

        After completion of the Merger, there will be no further transfers on the stock transfer books of First Federal other than to settle transfers of First Federal common stock that occurred prior to the Effective Time of the Merger.

Withholding

        Mackinac and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any First Federal shareholder the amounts either of them are required to deduct and withhold under any applicable federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the Merger Agreement as having been paid to the shareholders from whom they were withheld.

Dividends and Distributions

        Whenever a dividend or other distribution is declared by Mackinac on Mackinac common stock, the record date for which is at or after the Effective Time of the Merger, the declaration will include dividends or other distributions on all shares of Mackinac common stock issuable under the Merger Agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered its First Federal stock certificates.

Representations and Warranties

        The representations, warranties and covenants described below and included in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, are solely for the benefit of Mackinac and First Federal, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Mackinac and First Federal rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Mackinac, First Federal or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Mackinac or First Federal. The representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus. See "Where You Can Find More Information."

        The Merger Agreement contains customary representations and warranties of Mackinac and First Federal relating to their respective businesses. The representations and warranties in the merger agreement do not survive the Effective Time of the Merger.

        The Merger Agreement contains representations and warranties made by First Federal to Mackinac relating to a number of matters, including the following:

  •
  corporate matters, including due organization and qualification and subsidiaries;

  •
  capitalization;

  •
  authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Merger;

  •
  required governmental and other regulatory filings and consents in connection with the Merger;

  •
  reports to regulatory authorities;

  •
  financial statements, internal controls and absence of undisclosed liabilities;

  •
  the absence of certain changes or events;

  •
  legal proceedings;

  •
  tax matters;

  •
  employee benefit matters;

  •
  labor matters;

  •
  compliance with applicable laws;

  •
  certain material contracts;

  •
  agreements with regulatory agencies;

  •
  investment securities;

  •
  derivative instruments and transactions;

  •
  environmental matters;

  •
  insurance matters;

  •
  real and personal property;

  •
  intellectual property matters;

  •
  broker's fees payable in connection with the Merger;

  •
  inapplicability of the Investment Company Act of 1940, as amended;

  •
  loan matters;

  •
  related party transactions;

  •
  inapplicability of takeover statutes;

  •
  good faith belief that necessary regulatory approvals are obtainable;

  •
  books and records;

  •
  validity and enforceability of loan guarantees;

  •
  compliance with data security laws and customer privacy policies; and

  •
  the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents.

        The Merger Agreement contains representations and warranties made by Mackinac to First Federal relating to a number of matters, including the following:

  •
  corporate matters, including due organization and qualification and subsidiaries;

  •
  capitalization;

  •
  authority relative to execution and delivery of the Merger Agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Merger;

  •
  required governmental and other regulatory filings and consents in connection with the Merger;

  •
  legal proceedings;

  •
  the absence of certain changes or events;

  •
  reports to regulatory authorities;

  •
  financial statements;

  •
  undisclosed liabilities;

  •
  compliance with applicable laws;

  •
  tax matters;

  •
  broker's fees payable in connection with the Merger;

  •
  the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

  •
  absence of regulatory agreements or enforcement actions; and

  •
  good faith belief that necessary regulatory approvals are obtainable.

        Certain representations and warranties of Mackinac and First Federal are qualified as to "materiality" or "material adverse effect." For purposes of the Merger Agreement, a "material adverse effect," when used in reference to Mackinac or First Federal, means any event, circumstance, development, change or effect that, individually or in the aggregate, (1) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of the applicable party to timely consummate the Merger or any of the other transactions contemplated by the Merger Agreement or to perform its covenants under the Merger Agreement or (2) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of the applicable party and its subsidiaries, taken as a whole, other than to the extent resulting from:

  •
  changes in GAAP, except to the extent that the effects of such changes disproportionately affect the applicable party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the applicable party operates;

  •
  changes in laws generally applicable to companies in the financial services industry, except to the extent that the effects of such changes disproportionately affect the applicable party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the applicable party operates;

  •
  changes in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, except to the extent that the effects of such changes disproportionately affect the applicable party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the applicable party operates;

  •
  failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Mackinac's common stock, in and of itself, but not including any underlying causes thereof;

  •
  public disclosure of the Merger Agreement;

  •
  any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, except to the extent that the effects of such changes disproportionately affect the applicable party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the applicable party operates; or

  •
  actions or omissions taken with the express prior written consent of the other party.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

        First Federal has agreed that, prior to the Effective Time of the Merger, it will, and will cause each of its subsidiaries to, conduct its business in the usual, regular and ordinary course consistent with past practice, use reasonable best efforts to maintain and preserve intact its business organization, rights, franchises, authorizations issued by government entities and current relationships and take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of First Federal or Mackinac to obtain any required regulatory approvals or to perform their respective obligations under the Merger Agreement.

        Additionally, First Federal has agreed that prior to the Effective Time of the Merger, except as expressly required by the Merger Agreement or with the prior written consent of Mackinac, First Federal will not, and will not permit any of its subsidiaries to, subject to certain exceptions, undertake the following actions:

  •
  create or incur indebtedness or guarantee indebtedness of another person, except in the ordinary course of business consistent with past practice;

  •
  (1) adjust, split, combine or reclassify any capital stock or other equity interest; (2) set any record or payment dates for any dividends or distributions on its capital stock or other equity interest, or make, declare or pay any dividend or distribution or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest other than the payment of the special dividend; (3) grant any stock appreciation rights, restricted stock units or other equity-based compensation or grant any right to acquire any shares of its capital stock; (4) issue or commit to issue any additional shares of capital stock or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any First Federal subsidiary; or (5) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

  •
  sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets (other than to a subsidiary), except for the sale of loans and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not affiliates of First Federal, or as expressly required by contracts or agreements in force at the date of the Merger Agreement;

  •
  acquire direct or indirect control over any business or corporate entity, whether by stock purchase, merger, consolidation or otherwise, or make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person, except in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business consistent with past practice and with respect to loans made to third parties who are not affiliates of First Federal;

  •
  except as required under applicable law or the terms of any First Federal benefit plan, (1) enter into, adopt or terminate any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant, (2) amend any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant in a manner that would result in any increase in cost, (3) increase the compensation or benefits payable to any employee, officer, director or consultant (other than any annual base compensation raises in the ordinary course of business consistent with past practice to employees other than senior executive officers of not more than 5% per year), (4) grant or accelerate the vesting of any equity-based awards for the benefit of any such individual, (5) enter into any new, or amend any existing, collective bargaining agreement or similar agreement, (6) provide any funding for any rabbi trust or similar arrangement or (7) hire, transfer, promote or terminate the employment of any employee who has a target annual compensation of $75,000 or more;

  •
  settle any claim, action or proceeding other than in the ordinary course of business consistent with past practice involving solely money damages where the settlement payments not covered by insurance do not exceed $100,000 individually or $200,000 in the aggregate; waive, compromise, assign, cancel or release any material rights or claims; or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

  •
  pay, discharge or satisfy any claims, liabilities or obligations, other than in the ordinary course of business and consistent with past practice;

  •
  make any change in accounting methods or systems of internal accounting controls (or the manner in which it accrues for liabilities), except as required by GAAP as concurred in by First Federal's independent auditors, or revalue in any material respect any of its assets, including writing-off notes or accounts receivable, except as required by GAAP and in the ordinary course of business consistent with past practice;

  •
  make, change or revoke any tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, or settle any tax claim, audit, assessment or dispute or surrender any right to claim a refund of taxes;

  •
  adopt or implement any amendment to its articles of incorporation or any changes to its bylaws or comparable organizational documents;

  •
  materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage related securities that would be considered "high-risk" securities under applicable regulatory pronouncements;

  •
  enter into, modify, amend or terminate any material contract, other than in the ordinary course of business consistent with past practice, provided that in no event will First Federal enter into, modify, amend or terminate certain types of contracts or any contract that calls for aggregate annual payments of $100,000 or more;

  •
  change in any material respect its credit policies and collateral eligibility requirements and standards;

  •
  fail to use reasonable best efforts to take any action that is required under an agreement with a regulatory authority or take any action that violates such an agreement;

  •
  except as required by applicable law, regulation or policies imposed by any governmental entity, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

  •
  permit the construction of new structures or facilities upon, or purchase or lease any real property in respect of, any branch or other facility, or file any application or take any other action to establish, relocate or terminate the operation of any banking office;

  •
  make, or commit to make, any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate other than as set forth in First Federal's capital expenditure budget as of the date of the Merger Agreement;

  •
  without previously notifying and consulting with Mackinac, and except to the extent approved by First Federal and committed to prior to the date of the Merger Agreement and disclosed to Mackinac, make or acquire any loan or issue a commitment (or renew or extend an existing commitment) for any loan relationship aggregating in excess of $1,000,000, or amend or modify in any material respect any existing loan relationship, that would result in total credit exposure to the applicable borrower, as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $1,000,000;

  •
  take any action that is intended to, would or would be reasonably likely to result in any of the conditions to the completion of the Merger not being satisfied or prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement, except as may be required by applicable laws;

  •
  take any action, or knowingly fail to take any action, that prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

  •
  agree to, or make any commitment to, take or adopt any resolutions of First Federal's board of directors in support of, any of the above prohibited actions.

        With respect to the actions above, Mackinac subsequently agreed not to enforce the above covenants to the extent such actions are ordinary course for the First Federal business. Mackinac has agreed to a more limited set of restrictions on its business prior to the completion of the Merger. Specifically, Mackinac has agreed that prior to the Effective Time of the Merger, except as expressly contemplated or permitted by the Merger Agreement or with the prior written consent of First Federal, Mackinac will not, and will not permit any of its subsidiaries to, subject to certain exceptions, undertake the following actions:

  •
  amend its articles of incorporation or bylaws or similar governing documents of any of its subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of First Federal common stock or that would materially impede Mackinac's ability to consummate the Merger and the other transactions contemplated by the Merger Agreement;

  •
  take any action that is intended to, would or would be reasonably likely to result in any of the conditions to the completion of the Merger not being satisfied or prevent or materially delay the completion of the Merger and the other transactions contemplated by the Merger Agreement, except as may be required by applicable laws;

  •
  take any action, or knowingly fail to take any action, that prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

  •
  agree to, make any commitment to, take or adopt any resolutions of Mackinac's board of directors in support of, any of the above prohibited actions.

Regulatory Matters

        Mackinac and First Federal have agreed to use their respective reasonable best efforts to take, or cause to be taken, and assist and cooperate with the other party in taking, all actions that are necessary, proper or advisable to comply promptly with all legal requirements with respect to the Merger and the other transactions contemplated by the Merger Agreement, including obtaining any third-party consent or waiver that may be required, and to obtain, and assist and cooperate with the other party in obtaining, all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of any exemption by governmental entity required or advisable in connection with the Merger and the other transactions contemplated by the Merger Agreement. Mackinac and First Federal will use their respective reasonable best efforts to resolve any objections that may be asserted by any governmental entity with respect to the Merger Agreement or the Merger or the other transactions contemplated by the Merger Agreement. However, in no event will Mackinac or MFNC be required, and will First Federal and its subsidiaries be permitted (without Mackinac's written consent), to take, or commit to take, any action or agree to any condition or restriction if such action, condition or restriction would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect in respect of Mackinac or First Federal and its subsidiaries, taken as a whole (measured on a scale relative to First Federal and its subsidiaries, taken as a whole), provided that First Federal and its subsidiaries will take such action if requested by Mackinac and if such condition or restriction is binding on First Federal and its subsidiaries only in the event the Merger is completed. Mackinac filed applications seeking regulatory approval to complete the transactions contemplated by the Merger Agreement with the FRB, the FDIC and the DIFS.

Tax Matters

        Mackinac and First Federal have agreed to use their respective reasonable best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and to not knowingly take any action that could reasonably be expected to prevent the Merger from so qualifying.

Employee Matters

        The Merger Agreement provides that, for the 12-month period immediately after the completion of the Merger, Mackinac will provide to employees of First Federal and its subsidiaries (as a group) who are actively employed as of the completion of the Merger employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities generally made available to similarly situated employees of Mackinac (provided that, in no event will any such employee be eligible to participate in any closed or frozen plan of Mackinac or its subsidiaries, and until such time as Mackinac shall cause such employees to participate in the employee benefit plans and receive compensation opportunities that are made available to similarly situated employees of Mackinac). The service of First Federal employees prior to the completion of the Merger will, to the same extent such service is recognized immediately prior to the completion of the Merger under a corresponding First Federal benefit plan in which the applicable employee is eligible to participate immediately prior to the completion of the Merger, be treated as service with Mackinac for purposes of eligibility, participation, vesting and benefit accrual under Mackinac's employee benefit plans, subject to customary exclusions.

D&O Indemnification and Insurance

        The Merger Agreement provides that after the completion of the Merger, Mackinac and the surviving entity in the Merger will indemnify and hold harmless all present and former directors and officers of First Federal against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation, arising out of the fact that such person is or was a director or officer of First Federal if the claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time of the Merger, to the fullest extent permitted by applicable law and First Federal's governing documents.

        The Merger Agreement requires Mackinac, or the surviving entity in the Merger, to use its reasonable best efforts to maintain for a period of six years after completion of the Merger First Federal's existing directors' and officers' liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions that are substantially no less advantageous than the current policy (or, with the consent of First Federal prior to the completion of the Merger, any other policy), with respect to claims arising from facts or events that occurred prior to the completion of the Merger, and covering such individuals who are currently covered by such insurance. However, neither Mackinac nor the surviving entity in the Merger is required to incur annual premium payments greater than 250% of First Federal's current annual directors' and officers' liability insurance premium. In lieu of the insurance described in the preceding sentence, prior to the completion of the Merger, Mackinac or First Federal, with Mackinac's consent, may obtain a six-year "tail" prepaid policy providing coverage equivalent to such insurance.

Existing Business Relationships

        First Federal has agreed to use its good faith efforts to ensure that its officers and directors continue their banking relationships with First Federal and, following the completion of the Merger, with Mackinac and its affiliates, to the same extent as existed on the date of the Merger Agreement.

Loan Documentation

        The Merger Agreement requires First Federal to use all commercially reasonable efforts to fully correct, remedy and otherwise resolve any fact or circumstance known to First Federal that has resulted, or could reasonably be expected to result, in any loan payable to First Federal that (i) is not evidenced by proper loan documentation, (ii) does not represent the valid and legally binding obligation of the loan obligor or (iii) is not enforceable against the loan obligor in accordance with its terms, such that the applicable loan or loan documentation fully complies with the representations and warranties made by First Federal with respect to loans payable to it or its subsidiaries.

Certain Additional Covenants

        The Merger Agreement also contains additional covenants, including covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of Mackinac common stock to be issued in the Merger on the NASDAQ, the provision of a First Federal closing date balance sheet and schedule reporting charge-offs by First Federal three (3) days prior to Closing, access to information of the other company, public announcements with respect to the transactions contemplated by the Merger Agreement, provisions for the integration of First Federal's electronic data into Mackinac's systems, the coordination and implementation of the post-merger operating and integration plans, the execution and delivery of claims letters by First Federal, actions causing the transactions contemplated by the Merger Agreement to be subject to takeover provisions, weekly discussions between a senior officer of First Federal of Northern Michigan and officers of mBank regarding the development, coordination and implementation of the post-Merger operating and integration plans of mBank, and the provision of notice to each party on the occurrence of certain events related to the Merger, such as those that are reasonably likely to have a material adverse effect, or the breach, by either party, of the representations and warranties contained in the Merger Agreement.

First Federal Shareholder Meeting and Recommendation of First Federal's Board of Directors

        First Federal has agreed to hold a meeting of its shareholders for the purpose of voting upon approval of the Merger Agreement as promptly as practicable. First Federal will use its reasonable best efforts to obtain from its shareholders the requisite shareholder approval of the Merger Agreement, including by recommending that its shareholders approve and adopt the Merger Agreement and the transactions contemplated thereby (subject to the provisions governing making a change in First Federal's recommendation as described below).

        The board of directors of First Federal has agreed to recommend that First Federal's shareholders vote in favor of approval of the Merger Agreement and to not withdraw or modify such recommendation in any manner adverse to Mackinac (which we refer to as a change in First Federal's recommendation), except that First Federal's board of directors may effect a change in First Federal's recommendation if and only to the extent that:

  •
  First Federal has received an unsolicited bona fide "acquisition proposal" (as described below) that constitutes a "superior proposal" (as described below), and First Federal's board of directors determines in good faith, after receiving the advice of outside legal counsel, that First Federal's board of directors would be in violation of its fiduciary duties under applicable laws if it failed to effect a change in First Federal's recommendation;

  •
  has given at least five business days' written notice to Mackinac of its intention to effect a change in or withdraw First Federal's recommendation absent modification of the terms and conditions of the Merger Agreement;

  •
  if applicable, after giving effect to any amendments to the Merger Agreement proposed by Mackinac, such acquisition proposal continues to constitute a superior proposal; and

  •
  First Federal complies with its non-solicitation obligations described below in "—Agreement Not to Solicit Other Offers" and its obligations with respect to calling shareholder meetings and acquisition proposals described in this section.

        In the event of any material revisions to the superior proposal, First Federal will be required to deliver a new written notice to Mackinac five business days in advance of its intention to effect a change in First Federal's recommendation and to comply with the other requirements described above.

        The Merger Agreement requires First Federal to submit the Merger Agreement to a shareholder vote even if First Federal's board of directors effects a change in First Federal's recommendation.

        If an acquisition proposal has been made known to the First Federal shareholders and thereafter the First Federal shareholders do not approve the Merger at the First Federal shareholder meeting, if during the 10 business-day period following the failed shareholder vote Mackinac proposes revised terms and conditions of the Merger Agreement that are no less favorable from a financial point of view to First Federal shareholders than the acquisition proposal, First Federal is obligated to resubmit the revised Merger Agreement to its shareholders at a second shareholder meeting (and to comply with the other requirements described above as if such second shareholder meeting was treated as the first shareholder meeting), except that First Federal will not be obligated to submit the revised Merger Agreement to its shareholders at a second shareholder meeting if:

  •
  First Federal's board of directors effected a change in First Federal's recommendation prior to the first shareholder meeting;

  •
  assuming the Merger Agreement was amended to reflect all adjustments to the terms and conditions proposed by Mackinac during the 10 business-day period following the failed shareholder vote at the first shareholder meeting, the acquisition proposal would continue to constitute a superior proposal; and

  •
  First Federal complies with its non-solicitation obligations described below in "—Agreement Not to Solicit Other Offers" and its obligations with respect to calling shareholder meetings and acquisition proposals described in this section.

        For purposes of the Merger Agreement:

  •
  an "acquisition proposal" means any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving First Federal or any of its subsidiaries that, if consummated, would constitute an "alternative transaction" (as described below);

  •
  an "alternative transaction" means (1) a transaction pursuant to which any person (or group of persons) other than Mackinac or its affiliates, directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of First Federal common stock or outstanding voting power of First Federal, or more than 20% of the outstanding shares or voting power of any other series or class of capital stock of First Federal that would be entitled to a class or series vote with respect to the merger, whether from First Federal, or pursuant to a tender offer or exchange offer or otherwise, (2) a merger, share exchange, consolidation or other business combination involving First Federal (other than the Merger), (3) any transaction pursuant to which any person (or group of persons) other than Mackinac or its affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any First Federal subsidiaries and securities of the entity surviving any merger or business combination involving any First Federal subsidiary) of First Federal or any of its subsidiaries representing more than 20% of the fair market value of all the assets, deposits, net revenues or net income of First Federal and its subsidiaries, taken as a whole, immediately prior to such transaction or (4) any other consolidation, business combination, recapitalization or similar transaction involving First Federal or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, as a result of which the holders of shares of First Federal common stock immediately prior to such transaction do not, in the aggregate, own at least 80% of each of the outstanding shares of First Federal common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately following the completion of the transaction, in substantially the same proportion as such holders held the shares of First Federal common stock immediately prior to the completion of such transaction; and

  •
  "superior proposal" means a bona fide, unsolicited written acquisition proposal that (1) is obtained not in breach of this Agreement for all of the outstanding shares of First Federal Common Stock, on terms that the board of directors of First Federal determines in its good faith judgment (after consultation with outside counsel and a financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal and this Agreement (including any proposal by Mackinac to adjust the terms and conditions of this Agreement), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the party making such proposal to obtain financing for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the party making such proposal, and this Agreement) are more favorable from a financial point of view to its shareholders than the Merger, (2) is reasonably likely to receive all necessary regulatory approvals and be consummated and (3) does not contain any condition to closing or similar contingency related to the ability of the party making such proposal to obtain financing.

Agreement Not to Solicit Other Offers

        First Federal also has agreed that it will not, and will cause each of its subsidiaries and its and their respective officers, directors, employees, agents and representatives not to, directly or indirectly:

  •
  solicit, initiate, encourage or facilitate (including by furnishing information), or take any other action designed to facilitate, any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving First Federal or any of its subsidiaries that, if consummated, would constitute an alternative transaction;

  •
  participate in any discussions or negotiations regarding an alternative transaction or acquisition proposal; or

  •
  enter into any agreement regarding any alternative transaction or acquisition proposal.

        However, if prior to the approval of the Merger Agreement by First Federal shareholders, (1) First Federal receives a superior proposal that was not solicited by First Federal and that did not otherwise result from a breach of the Merger Agreement, (2) First Federal's board of directors determines in its good faith judgment (after receiving the advice of outside counsel) that a failure to participate in discussions or negotiations with, or provide information to, the person making the superior proposal would violate First Federal's board of directors' fiduciary duties under applicable laws and (3) First Federal gives at least five business days' notice to Mackinac, First Federal's board of directors may:

  •
  furnish information with respect to it and its subsidiaries to the party making the superior proposal pursuant to a customary confidentiality agreement containing terms no less restrictive to the party making the superior proposal than the terms contained in First Federal's confidentiality agreement with Mackinac; provided that a copy of all such written information is simultaneously provided to Mackinac, and

  •
  participate in discussions regarding the superior proposal.

        First Federal has also agreed to provide Mackinac written notice within one business day following the receipt of any acquisition proposal, material modification to any acquisition proposal or request for nonpublic information or access to First Federal's or its subsidiaries' properties, books or records by any person that has made or, to First Federal's knowledge, may be considering making, an acquisition proposal. The notice will be made orally and in writing and will indicate the identity of the person making the acquisition proposal or requesting nonpublic information or access and the material terms of the acquisition proposal or modification to an acquisition proposal.

        First Federal and its subsidiaries have agreed to (1) immediately cease and cause to be terminated any existing discussions or negotiations conducted with any third party with respect to any alternative transaction or acquisition proposal, (2) enforce and not release any third party from the confidentiality and standstill provisions of any agreement to which First Federal or its subsidiaries is a party and (3) immediately terminate any approval previously given under any such provisions authorizing any person to make an acquisition proposal.

Conditions to Complete the Merger

        Mackinac's and First Federal's respective obligations to complete the Merger are subject to the fulfillment or waiver of the following conditions:

  •
  the approval of the Merger Agreement by First Federal's common shareholders;

  •
  the approval of the issuance of Mackinac common stock by Mackinac's common shareholders;

  •
  the receipt of required regulatory approvals without a condition or restriction that would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect in respect of Mackinac, and the expiration or termination of all related statutory waiting periods;

  •
  the absence of any order, injunction, decree or judgment by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the Merger or the other transactions contemplated by the Merger Agreement, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity prohibiting or making illegal the completion of the Merger;

  •
  the listing of the Mackinac common stock to be issued in the Merger on the NASDAQ, subject to official notice of issuance;

  •
  the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part with respect to the Mackinac common stock to be issued in the Merger under the Exchange Act, and the absence of any stop order or proceedings threatened by the SEC for that purpose;

  •
  the accuracy of the representations and warranties of each other party in the Merger Agreement as of the closing date of the Merger, subject to the materiality standards provided in the Merger Agreement and the performance of the other party in all material respects of all obligations required to be performed by it at or prior to the Effective Time of the Merger under the Merger Agreement (and the receipt by each party of certificates from the other party to such effects);

  •
  receipt by First Federal of an opinion of its financial adviser confirm the fairness of the merger consideration (which condition has been satisfied);

  •
  receipt by each of Mackinac and First Federal of an opinion of legal counsel as to certain tax matters; and

  •
  the termination of certain change in control agreements to which First Federal is a party.

        Mackinac's obligations to complete the Merger are further subject to the receipt of a closing date balance sheet from First Federal setting forth the assets, liabilities and tangible common equity of First Federal and its subsidiaries as of the close of business on the last business day of the month preceding the month in which the Merger is completed.

        Neither First Federal nor Mackinac can provide assurance as to when or if all of the conditions to the Merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, neither First Federal nor Mackinac has reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

        The Merger Agreement can be terminated at any time prior to completion of the Merger by mutual consent, or by either party in the following circumstances:

  •
  By mutual written consent of First Federal and Mackinac;

  •
  the Merger has not been completed by August 16, 2018 (the "End Date"), (if the failure to complete the Merger by that date is not caused by the terminating party's breach of the Merger Agreement);

  •
  any required regulatory approval has been denied by the relevant governmental entity and this denial has become final and nonappealable, or a governmental entity has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

  •
  there is a breach of the Merger Agreement by the other party that would cause the failure of the closing conditions described above, and the breach is not cured prior to the earlier of August 16, 2018 and 30 business days following written notice of the breach; or

  •
  First Federal shareholders fail to approve the Merger Agreement at the First Federal Special Meeting, and a No-Match Event shall have occurred, or the Merger Agreement is resubmitted to First Federal shareholders at a second shareholder meeting and the First Federal shareholders fail to approve the Merger Agreement at such shareholder meeting.

        First Federal may terminate the Merger Agreement if both of the following conditions are satisfied:

  •
  the number obtained by dividing the average closing price by $15.9472 is less than 0.80; and

  •
  the number obtained by dividing the average closing price by $15.9472 is less than the number obtained by (x) dividing the final index price by the initial index price (the "Index Ratio") and then multiplying the index ratio by 0.20.

        In addition, Mackinac may terminate the Merger Agreement in the following circumstances:

  •
  First Federal shareholders fail to approve the Merger Agreement at the Special Meeting (regardless of whether or not First Federal is obligated to resubmit the Merger Agreement to its shareholders for approval at a second shareholder meeting as described below in "The Merger Agreement—First Federal Shareholder Meeting and Recommendation of First Federal's Board of Directors");

  •
  First Federal's board of directors fails to recommend to the First Federal shareholders that they approve the Merger Agreement or withdraws, modifies or qualifies such recommendation in a manner adverse to Mackinac;

  •
  First Federal's board of directors fails to reaffirm its recommendation of the Merger within 10 business days after the public announcement of an acquisition proposal (or material modification thereto);

  •
  First Federal's board of directors breaches its non-solicitation obligations described below in "The Merger Agreement—Agreement Not to Solicit Other Offers" or its obligations with respect to calling shareholder meetings and alternate acquisition proposals described below in "The Merger Agreement—First Federal Shareholder Meeting and Recommendation of First Federal's Board of Directors"; or

  •
  First Federal's board of directors approves, recommends or endorses, or proposes or resolves to recommend or endorse, an alternative transaction (as described below in "The Merger Agreement—First Federal Shareholder Meeting and Recommendation of First Federal's Board of Directors") or acquisition proposal.

However, First Federal must provide written notice to Mackinac of such election to terminate, and the election must be made within two business days after the determination date, which is the fourth business day immediately prior to the closing date.

Effect of Termination

        If the Merger Agreement is terminated, it will become void, except that (1) both Mackinac and First Federal will remain liable for any willful and material breach of the Merger Agreement and (2) designated provisions of the Merger Agreement will survive the termination, including those relating to payment of fees and the confidential treatment of information.

Termination Fee

        First Federal will pay Mackinac a $1.5 million termination fee in the following circumstances:

  •
  if the Merger Agreement is terminated by Mackinac in the following circumstances:

  •
  First Federal's board of directors fails to recommend to the First Federal shareholders that they approve the Merger Agreement or withdraws, modifies or qualifies such recommendation in a manner adverse to Mackinac;

  •
  First Federal's board of directors fails to reaffirm its recommendation of the Merger within 10 business days after the public announcement of an acquisition proposal (or material modification thereto);

    •
    First Federal's board of directors breaches its non-solicitation obligations described above in "—Agreement Not to Solicit Other Offers" or its obligations with respect to calling shareholder meetings and acquisition proposals described above in "—First Federal Shareholder Meeting and Recommendation of First Federal's Board of Directors";

    •
    First Federal's board of directors approves, recommends or endorses, or proposes or resolves to recommend or endorse, an alternative transaction or acquisition proposal;

    •
    First Federal shareholders fail to approve the Merger Agreement at the shareholder meeting.

    •
    an acquisition proposal or intent to make an acquisition proposal is made known to First Federal or its shareholders after the date of the Merger Agreement, there is an uncured breach by First Federal that would cause the failure of the closing conditions described in the penultimate bullet of "—Conditions to Complete the Merger"; and First Federal completes or agrees to an alternative transaction (for purposes of determining whether a termination fee is payable, substituting 40% in place of reference to 20% and 60% in place of reference to 80% in the definition of an "alternative transaction") within 12 months of the date the Merger Agreement is terminated.

  •
  if the Merger Agreement is terminated by Mackinac or First Federal in the following circumstances:

  •
  an acquisition proposal or intent to make an acquisition proposal is made known to First Federal or its shareholders after the date of the Merger Agreement; thereafter the Merger Agreement is terminated by Mackinac or First Federal because the Merger has not been completed by the end date and First Federal's shareholders have not approved the Merger Agreement and First Federal completes or agrees to an alternative transaction (for purposes of determining whether a termination fee is payable, substituting 40% in place of reference to 20% and 60% in place of reference to 80% in the definition of an "alternative transaction") or enters into any agreement related to an alternative transaction within 12 months of the date the Merger Agreement is terminated;

  •
  First Federal shareholders fail to approve the Merger Agreement at the shareholder meeting, and First Federal is not obligated to resubmit the Merger Agreement to its shareholders for approval at a second shareholder meeting as described above in "—First Federal Shareholder Meeting and Recommendation of First Federal's Board of Directors"; or

  •
  the Merger Agreement is resubmitted to First Federal shareholders at a second shareholder meeting and the First Federal shareholders fail to approve the Merger Agreement at such shareholder meeting and First Federal completes or agrees to an alternative transaction within 12 months of the date of such shareholder meeting.

Expenses and Fees

        Except as set forth above, each of Mackinac and First Federal will be responsible for all costs and expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement.

Amendment, Waiver and Extension of the Merger Agreement

        Subject to applicable law, Mackinac and First Federal may amend the Merger Agreement by written agreement. However, after any approval of the Merger Agreement by First Federal's shareholders, there may not be, without further approval of First Federal's shareholders, any amendment of the Merger Agreement that requires further approval under applicable law.

        At any time prior to the Effective Time of the Merger, each party may, to the extent legally allowed, and by written notice, extend the time for the performance of any of the obligations or other acts of the other party; waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and waive compliance by the other party with any of the agreements and conditions contained in the Merger Agreement.

Voting Agreements

        In connection with entering into the Merger Agreement, Mackinac entered into a voting agreement with each of the directors of First Federal, which we refer to collectively as the voting agreements. The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the form of voting agreement attached to this joint proxy statement/prospectus as Annex A.

        Pursuant to the voting agreements, each shareholder party to a voting agreement agreed to vote its shares of First Federal common stock:

  •
  in favor of adoption and approval of the Merger Agreement;

  •
  in favor of each of the other actions contemplated by the Merger Agreement;

  •
  in favor of any action in furtherance of any of the foregoing;

  •
  against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of First Federal in the Merger Agreement or of a shareholder contained in the voting agreement; and

  •
  against any acquisition proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or the voting agreement.

        The voting agreements provide that each shareholder party to a voting agreement will not, other than pursuant to the Merger, directly or indirectly sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the shares. However, the following transfers may be permitted: transfers by will or operation of law, transfers pursuant to any pledge agreement, transfers in connection with estate and tax planning purposes, and such transfers as Mackinac may otherwise permit in its sole discretion.

        The voting agreements may be terminated at any time prior to completion of the Merger by the written consent of the parties to the voting agreement, and will automatically terminate upon the earlier of the Effective Time of the Merger and the termination of the Merger Agreement in accordance with its terms.

        As of [                        ], 2018, the record date for the Special Meeting, the shareholders that are party to the voting agreements beneficially own an aggregate of approximately 349,674 outstanding shares of First Federal common stock, which represent approximately 9.38% of the shares of First Federal common stock entitled to vote at the Special Meeting.

 ACCOUNTING TREATMENT

        The Merger will be accounted for as an acquisition by Mackinac using the acquisition method of accounting. Accordingly, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of First Federal as of the Effective Time of the Merger will be recorded at their respective fair values and added to those of Mackinac. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of Mackinac issued after the Merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of First Federal.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following is a general discussion of the anticipated material U.S. federal income tax consequences of the Merger to "U.S. holders" (as defined below) of First Federal common stock who exchange shares of First Federal common stock for shares of Mackinac common stock, cash, or a combination of shares of Mackinac common stock and cash pursuant to the Merger.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of First Federal common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.

        The following discussion is limited to U.S. holders of shares of First Federal common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships or other pass-through entities or investors in partnerships or such other pass-through entities, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold shares of First Federal common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, persons who are not U.S. holders, holders who acquired First Federal common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, or holders who exercise appraisal rights).

        The U.S. federal income tax consequences to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds First Federal common stock generally will depend on the status of the partner and the activities of the partnership. Partnerships and partners in a partnership holding First Federal common stock should consult their own tax advisors.

        This discussion is based upon the Code, its legislative history, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any U.S. federal estate or gift tax consequences, or any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax.

        The parties intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of Mackinac to complete the Merger that Mackinac receive an opinion from Honigman Miller Schwartz and Cohn LLP, dated the date the Merger is completed, substantially to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the obligation of First Federal to complete the Merger that First Federal receive an opinion from Shumaker, Loop & Kendrick, LLP, dated the date the Merger is completed, substantially to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this document is a part, Honigman Miller Schwartz and Cohn LLP has delivered an opinion to Mackinac to the same effect as the opinions described above. These opinions will be based on assumptions, representations, warranties and covenants, including those contained in the merger agreement and in tax representation letters provided by Mackinac and First Federal. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions. The opinions described above will not be binding on the Internal Revenue Service, which we refer to as the IRS. Mackinac and First Federal have not sought and will not seek any ruling from the IRS regarding any matters relating to the Merger and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. Accordingly, each First Federal shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

        Holders of First Federal common stock will also receive a special dividend under the Merger Agreement. The tax treatment of the special dividend is unclear. Mackinac and First Federal intend to report the special dividend as a distribution with respect to First Federal common stock for U.S. federal income tax purposes. It is possible, however, that the IRS may take a contrary position, and to the extent the IRS were to prevail, the amount paid as the special dividend would be treated as additional cash received in connection with the merger, and not treated as a distribution for U.S. federal income tax purposes.

Tax Consequences of the Merger Generally to U.S. Holders of First Federal Common Stock

        If the Merger is treated as a "reorganization" within the meaning of Section 368(a) of the Code, the tax consequences are as follows:

  •
  No gain or loss will be recognized by a U.S. holder receiving solely shares of Mackinac common stock in exchange for shares of First Federal common stock (except with respect to any cash received instead of fractional shares of Mackinac common stock, as discussed below in the section entitled "Cash Received Instead of a Fractional Share of Mackinac Common Stock").

  •
  Gain (but not loss) by U.S. holders who receive shares of Mackinac common stock (including fractional shares of Mackinac common stock, if any, deemed to be received and exchanged as discussed below in the section entitled "Cash Received Instead of a Fractional Share of Mackinac Common Stock") and cash in exchange for shares of First Federal common stock pursuant to the Merger (other than any cash received instead of fractional shares of Mackinac common stock, as discussed below in the section entitled "Cash Received Instead of a Fractional Share of Mackinac Common Stock"), in an amount equal to the lesser of (1) the sum of the amount of cash (other than any cash received instead of a fractional share of Mackinac common stock) and the fair market value of the Mackinac common stock received, minus the adjusted tax basis of the First Federal common stock surrendered in exchange therefor and (2) the amount of cash received by the holder (other than any cash received instead of a fractional share of Mackinac common stock).

  •
  The aggregate tax basis of the Mackinac common stock received by a U.S. holder in the Merger (including any fractional shares of Mackinac common stock, if any deemed received and exchanged for cash as discussed below in the section entitled "Cash Received Instead of a Fractional Share of Mackinac Common Stock") will be equal to the aggregate adjusted tax basis of the shares of First Federal common stock surrendered, reduced by the amount of cash received by the holder in the Merger (excluding any cash received in lieu of a fractional share of

    Mackinac common stock) and increased by the amount of gain, if any, recognized by the holder (excluding any gain or loss resulting from the deemed receipt and exchange of fractional shares of Mackinac common stock).

  •
  The holding period of the Mackinac common stock received by a U.S. holder in the Merger (including any fractional share of Mackinac common stock, if any, deemed received and exchanged for cash as discussed below in the section entitled "Cash Received Instead of a Fractional Share of Mackinac Common Stock") will include the holding period of the First Federal common stock surrendered.

        If a U.S. holder of First Federal common stock acquired different blocks of First Federal common stock at different times or different prices, any gain or loss will be determined separately with respect to each block of First Federal common stock and such U.S. holder's bases and holding periods in their shares of Mackinac common stock may be determined with reference to each block of First Federal common stock. Any such holders should consult their tax advisors regarding the manner in which cash and Mackinac common stock received in the Merger should be allocated among different blocks of First Federal common stock and regarding their bases and holding periods in the particular shares of Mackinac common stock received in the Merger.

        Gain or loss that U.S. holders of First Federal common stock recognize in connection with the Merger generally will constitute capital gain or loss and will be long-term capital gain or loss if, as of the date the Merger is completed, the U.S. holder's holding period with respect to the First Federal common stock surrendered exceeds one year. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. In some cases, such as if the U.S. holder of First Federal common stock actually or constructively owns Mackinac common stock, such gain could be treated as having the effect of a distribution of a dividend, under the tests set forth in Section 302 of the Code, in which case such gain would be treated as ordinary dividend income. These rules are complex and dependent upon the specific factual circumstances particular to each. U.S. holder. Consequently, each U.S. holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.

Cash Received Instead of a Fractional Share of Mackinac Common Stock

        A U.S. holder who receives cash instead of a fractional share of Mackinac common stock generally will be treated as having received such fractional share pursuant to the Merger and then as having received cash in exchange for such fractional shares. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the tax basis allocated to such fractional share of Mackinac common stock. Except as described above, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the date the Merger is completed, the holding period for the fractional share exceeds one year. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

Treatment of Receipt of Special Dividend by U.S. Holders of First Federal Common Stock

        If the special dividend is treated as a distribution with respect to First Federal common stock, the gross amount paid to holders of First Federal common stock will be characterized as dividend income to the extent that the First Federal special dividend does not exceed First Federal's current and accumulated earnings and profits (as determined for U.S. federal income tax purposes). In the event that the amount of the special dividend exceeds First Federal's current and accumulated earnings and profits, the excess should be treated as non-taxable return of capital to the extent of the holder's adjusted tax basis in its common stock, calculated on a share-by-share basis, and thereafter as gain from the sale or exchange of First Federal common stock. This gain would be capital gain provided that such shareholder holds the First Federal common stock as a capital asset as of the time of the First Federal special dividend. The determination of First Federal's earnings and profits entails complex factual and legal analysis which will not be completed until after the Effective Time of the Merger.

        Dividend income will be includible in the gross income of a holder of First Federal common stock on the day received. Under current law this income will generally be taxed to non-corporate stockholders at the rates applicable to long-term capital gains, provided that a minimum holding period (generally, ownership of the stock for more than 60 days during the 121-day period surrounding the ex-dividend date) and other requirements are satisfied. Corporate U.S. holders may be entitled to a dividends-received deduction with respect to distributions treated as dividend income for U.S. federal income tax purposes, subject to limitations and conditions. U.S. holders should consult their tax advisors regarding their ability to satisfy the minimum holding period and other requirements for favorable tax treatment of dividend income and the potential application of the "extraordinary dividend" provisions of the Code.

        U.S. holders should consult their tax advisors for the potential U.S. federal income tax consequences to them if the special dividend were instead treated as additional cash received in connection with the Merger and not as a distribution.

Information Reporting and Backup Withholding

        Cash payments received in the Merger and dividends may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%), unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

        The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, holders of First Federal common stock should consult their tax advisors as to the specific tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.

 DESCRIPTION OF CAPITAL STOCK OF MACKINAC

        As a result of the merger, First Federal shareholders who receive shares of Mackinac common stock in the Merger will become shareholders of Mackinac. Your rights as shareholders of Mackinac will continue to be governed by Michigan law, as well as the restated articles of incorporation, as amended and the third amended and restated bylaws of Mackinac (Mackinac's "articles of incorporation" and "bylaws", respectively). The following briefly summarizes the material terms of Mackinac common stock and preferred stock. We urge you to read the applicable provisions of the Michigan Business Corporation Act (the "MBCA"), Mackinac's articles of incorporation and bylaws and federal law governing bank holding companies carefully and in their entirety. Copies of Mackinac's governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see "Where You Can Find More Information."

Authorized Capital Stock

        Mackinac's authorized capital stock consists of 18,000,000 shares of common stock, no par value per share, and 500,000 shares of preferred stock, no par value per share. As of the record date, there were [                    ] shares of Mackinac common stock issued and outstanding, [                    ] shares held

in treasury, no shares of Mackinac preferred stock outstanding, and no options to purchase shares of Mackinac common stock outstanding.

Common Stock

Dividend Rights

        Mackinac can pay dividends if, as and when declared by Mackinac's board of directors, subject to compliance with limitations imposed by law. The holders of Mackinac common stock will be entitled to receive and share equally in these dividends as they may be declared by Mackinac's board of directors out of funds legally available for such purpose. If Mackinac issues any shares of its authorized preferred stock, the holders of such preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights

        Each holder of Mackinac common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Directors will be elected by a plurality of the shares actually voting on the matter. When an action other than the election of directors is to be taken by a vote of the shareholders, it shall be authorized by a majority of the votes cast by the holders of shares entitled to vote, unless a greater plurality is required by the articles or the MBCA. If Mackinac issues preferred stock, holders of such preferred stock may also possess voting rights.

Liquidation Rights

        In the event of liquidation, dissolution or winding up of Mackinac, whether voluntary or involuntary, the holders of Mackinac common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, and payment or provision for payment of all required distributions with respect to outstanding shares of preferred stock, all of the assets of Mackinac available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights

        Holders of the common stock of Mackinac will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if Mackinac issues more shares in the future. Therefore, if additional shares are issued by Mackinac without the opportunity for existing shareholders to purchase more shares, a shareholder's ownership interest in Mackinac may be subject to dilution. The common stock is not subject to redemption.

        For more information regarding the rights of holders of Mackinac common stock, see "Comparison of Shareholders' Rights."

Preferred Stock

        Mackinac's articles of incorporation permit Mackinac's board of directors to issue up to 500,000 shares of preferred stock in one or more series, with such designations, titles, voting powers, preferences and rights as may be fixed by Mackinac's board of directors without any further action by Mackinac shareholders. The issuance of preferred stock could adversely affect the rights of holders of common stock.

COMPARISON OF SHAREHOLDERS' RIGHTS

        Mackinac and First Federal are each incorporated under the laws of the State of Michigan, and accordingly, the rights of their shareholders are governed by Michigan law and their respective articles of incorporation and bylaws. After the Merger, the rights of First Federal shareholders who elect to receive shares of Mackinac common stock in the Merger will be determined by reference to Mackinac's articles of incorporation and bylaws and Michigan law. The following is a summary of the material differences between the current rights of First Federal shareholders and the current rights of Mackinac shareholders.

        Mackinac and First Federal believe that this summary describes the material differences between the rights of holders of Mackinac common stock as of the date of this joint proxy statement/prospectus and the rights of holders of First Federal common stock as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Mackinac's governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see "Where You Can Find More Information."

	MACKINAC	FIRST FEDERAL
Authorized Capital Stock	Mackinac's articles of incorporation authorize it to issue up to 18,500,000 shares, of which 18,000,000 shares shall be a single class of common stock, no par value, and 500,000 shares of series preferred stock, no par value. As of the record date, there were [ ] shares of Mackinac common stock outstanding, [ ] shares of Mackinac common stock held in treasury, and no shares of Mackinac preferred stock outstanding.	First Federal's articles of incorporation authorize First Federal to issue up to 30,000,000 shares of capital stock, of which 10,000,000, par value $0.01 per share, shall be a single class of preferred stock and 20,000,000 shares, par value $0.01 per share, shall be a single class of common stock. As of the record date, there were 3,726,925 shares of First Federal common stock outstanding and 307,750 shares held in treasury.
Board of Directors
Number

Mackinac's articles of incorporation and bylaws provide that its board of directors shall consist of a number of directors to be determined from time to time by resolution adopted by the affirmative vote of (i) at least 80% of the board of directors, and (ii) a majority of the continuing directors. A "continuing director," as defined in Mackinac's articles of incorporation, means any member of the board of directors of the corporation who is unaffiliated with an interested shareholder and was a member of the board prior to the time that the interested shareholder became an interested shareholder, and any successor of a continuing director who is unaffiliated with the interested shareholder and is recommended to succeed a continuing director by a majority of continuing directors then on the board.

First Federal's articles of incorporation and bylaws provide that its initial board of directors consist of five members, which may be decreased or increased pursuant to the bylaws of the corporation. First Federal's board of directors currently is fixed at 9 directors.

Mackinac's board of directors currently has ten directors. Effective upon consummation of the Merger, Mackinac will have eleven directors.

	MACKINAC	FIRST FEDERAL
Classification and Term; Qualification

Mackinac's board of directors is divided into three classes, as nearly equal in number as reasonably possible, with each class of directors serving for successive three-year terms so that each year the term of only one class of directors expires.

First Federal's board of directors is divided into three classes, as nearly equal in number as possible. Each class serves three-year terms so that each year, the term of only one class of directors expires.

Election

Under the MBCA and Mackinac's bylaws, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors at a meeting at which a quorum is present. Mackinac's articles of incorporation do not otherwise provide for the vote required to elect directors.

First Federal's articles of incorporation do not provide for the vote required to elect directors.
Vacancies

Mackinac's articles of incorporation and bylaws provide that vacancies on Mackinac's board of directors for any reason and newly created directorships resulting from an increase in the number of directors may only be filled by an affirmative vote of a majority of the continuing directors, and an 80% majority of all of the directors then in office, although less than a quorum. Each director filling a vacancy will remain in office for the remainder of the unexpired term.

Under First Federal's bylaws, a vacancy on the board of directors may be filled for the balance of the term of the vacancy by the affirmative vote of a majority of the remaining directors, although less than a quorum. However, a vacancy created by an increase in the number of directors may be filled by election by the board of directors for a term of office continuing only until the next election of directors by the shareholders.

Removal

Under Mackinac's articles of incorporation, any one or more directors may be removed at any time, with or without cause, but only by either (i) the affirmative vote of a majority of the continuing directors and at least 80% of the board of directors, or (ii) the affirmative vote, at a meeting of the shareholders called for that purpose, of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors voting together as a single class.

First Federal's bylaws provide that directors may only be removed for cause by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote for the election of such director.

Shareholder Meetings
Special Meetings

Under Mackinac's bylaws, a special meeting of shareholders may be called by resolution of a majority of the board of directors, by the Chairman of the board of directors, or by the President, and shall be held on a date fixed by the board of directors, the Chairman or the President.

First Federal's bylaws provide that special meetings may be called by the chairman of the board, the chief executive officer or a majority of the board of directors, and must be called by the secretary, chairman of the board, chief executive officer or the president upon the written request of the holders of not less than one-tenth of all the outstanding shares entitled to vote at any such meeting.

Voting Rights	Holders of shares of Mackinac common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.	Holders of shares of First Federal common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.

	MACKINAC	FIRST FEDERAL
Cumulative Voting	Mackinac shareholders do not have the right to cumulate their votes with respect to the election of directors.	First Federal shareholders have the right under the bylaws to cumulate their votes with respect to the election of directors.
Actions by Written Consent

Under the MBCA, any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if before or after the action all the shareholders entitled to vote consent in writing.

First Federal's bylaws provide that any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter.

Quorum

Under Mackinac's bylaws, the presence in person or by proxy of holders of a majority of the shares entitled to vote at a meeting of Mackinac shareholders constitutes a quorum for such meeting of shareholders. If a quorum is not present or represented at a meeting of shareholders, the chairman of the meeting or the holders of a majority of the shares entitled to vote at the meeting who are present or represented at the meeting may adjourn the meeting until a quorum is obtained.

First Federal's bylaws provide that a majority of the outstanding shares entitled to vote, represented in person or by proxy, constitutes a quorum at any meeting of First Federal shareholders.
Advance Notice Requirements for Shareholder Nominations and Other Proposals

Mackinac's articles of incorporation provide that, for a proposal relating to the nomination of a director to be elected to the board of directors, the shareholder must deliver written notice to Mackinac's secretary before the meeting. With respect to an election to be held at an annual meeting of shareholders, the notice must be received by the secretary not less than 60 days or more than 90 days before the anniversary date of the previous year's annual meeting, unless the annual meeting is changed by more than 20 days from such anniversary date, in which case the notice must be delivered within ten days after the date the corporation mails or otherwise gives notice of the date of such meeting, and with respect to an election to be held at a special meeting of shareholders, not later than the close of business on the tenth day following the date on which notice of the special meeting was first mailed to the shareholders.

First Federal's bylaws provide that any new business to be taken up at annual meetings must be stated in writing and filed with the secretary at least five (5) days prior to the date of the annual meeting. Only those proposals that have been stated, proposed and filed will be considered at the annual meeting. Shareholders may make other proposals at the annual meeting, and the same may be discussed and considered, but no action shall be taken with respect to such proposals for at least 30 days.

MACKINAC	FIRST FEDERAL

Mackinac's articles provide further that a shareholder who desires to bring other business before an annual meeting of shareholders and who is eligible to make such nomination or bring such other business must provide a Notice of Proposal by personal delivery or by U.S. mail not less than 30 days prior to the date of the originally scheduled meeting, regardless of any adjournments to a later date; provided that, if less than 40 days' notice of the meeting of shareholders is given by Mackinac, the Notice of Proposal must be received by Mackinac not later than the close of business on the tenth day following the date on which the notice of the scheduled meeting was first mailed to the shareholders. The Secretary of Mackinac shall notify the shareholder in writing whether the Notice of Proposal was made in accordance with the articles of incorporation.

To be in proper written form, each Notice of Proposal must set forth (1) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and a description of any arrangements or understandings between the shareholder and the nominee and any other person pursuant to which the nomination is being made); (2) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of the shareholder, on whose behalf the proposal is made; and (3) as to the shareholder giving the notice (A) the name and address of the shareholder; (B) a representation that the shareholder is a holder of record of the common stock of Mackinac and entitled to vote at such meeting and will continue to hold such stock through the date on which the meeting is held; and (C) a representation that the shareholder intends to appear in person or by proxy at the meeting to bring such business before the meeting.

	MACKINAC	FIRST FEDERAL
Notice of Shareholder Meeting

Mackinac's bylaws provide that Mackinac must give written notice between 10 and 60 days before any shareholder meeting to each shareholder entitled to vote at such meeting. The notice must state the time and place of the meeting and the purposes of the meeting. Notice may be given personally, by mail, or if authorized by the board of directors, by a form of electronic transmission to which the shareholder has consented.

First Federal's bylaws provide that First Federal must give written notice between 10 and 50 days before any shareholder meeting to each shareholder entitled to vote at such meeting. The notice shall state the place, date and hour, and, in the case of a special meeting, the purpose(s) for which the meeting has been called.

Stock Transfer Restrictions	None.	None.
Dissenters' Rights

Under the MBCA, dissenters' rights are generally not available to holders of shares of any class of shares which is listed on a national securities exchange. Accordingly, holders of Mackinac common stock, which is listed on the NASDAQ, are not entitled to exercise dissenters' rights under the MBCA.

Under the MGCL, dissenters' rights are not available to holders of shares that are listed on a national securities exchange. As First Federal shareholders will receive Mackinac common stock, which is listed on NASDAQ, there are no dissenters' rights.

Dividends

Mackinac's bylaws provide that Mackinac's board of directors may declare a dividend and direct payment of dividends or other distributions upon the outstanding shares out of funds legally available for such purposes which may be payable in cash or other property as permitted by law. The board of directors may also declare and direct payment of a dividend in shares of Mackinac's common stock, in accordance with and subject to the provisions of the MBCA. Under Michigan law, which is the law of the state where Mackinac is incorporated, Mackinac may not declare a dividend if, after giving effect to such dividend, it would not be able to pay its debts as the debts become due in its usual course of business or if its total assets would be less than the sum of its total liabilities, plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if Mackinac were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

First Federal's bylaws provide that subject to the provisions of applicable law, the board of directors may declare dividends on its outstanding shares of capital stock.

	MACKINAC	FIRST FEDERAL
Amendments to Organizational Documents
Charter

Unless otherwise provided in the articles of incorporation, the MBCA provides that with the limited exception of certain non-substantive amendments that can be adopted by the board of directors without shareholder action, a corporation's board of directors may propose one or more amendments to the articles of incorporation for submission to the shareholders. The proposed amendment is adopted if it receives the affirmative vote of a majority of the outstanding shares entitled to vote on the proposed amendment.

The amendment of certain provisions of the articles of incorporation, however, require the affirmative vote of the holders of at least 80% of the outstanding shares of stock entitled to vote, voting as a single class, unless such amendment or repeal or inconsistent provision has been recommended for approval by at least 80% of all directors then holding office and by a majority of the continuing directors. These provisions include the number, classification, election and removal of directors; notification of shareholder proposals; and amendments to the articles of incorporation.

Pursuant to First Federal's articles of incorporation, the corporation reserves the right to amend or repeal any provision of the articles of incorporation as prescribed by Maryland General Corporate Law; however, amendment of certain provisions of the articles requires the affirmative vote of the holders of at least 80% of the outstanding shares of stock entitled to vote. These provisions include action by written consent; increasing the number of authorized shares of preferred stock; the number, classification, election and removal of directors; amendment of bylaws; the approval of business combinations involving interested persons; indemnification of directors; personal liability of directors; and amendments to the articles of incorporation.

Bylaws

Mackinac's bylaws may be amended or repealed or new bylaws adopted either by a majority of the board of directors or by a vote of the holders of a majority of the outstanding shares of stock entitled to vote at any annual or special meeting if notice of the proposed amendment, repeal, or adoption is contained in the notice of the meeting, provided however, that the affirmative vote of at least 80% of the outstanding shares, voting as single class, shall be required to amend or repeal Article IV, Article VIII, or Article IX or to adopt any provision inconsistent therewith, unless such amendment or repeal or inconsistent provision has been recommended by at least 80% of all directors then in office and by a majority of the continuing directors.

First Federal's bylaws may be amended by a vote of the majority of the whole board of directors at any meeting. The shareholders may amend or repeal any bylaw by the affirmative vote of 80% of shares entitled to vote.

	MACKINAC	FIRST FEDERAL
Liability and Indemnification of Directors and Officers
Personal Liability

Mackinac's articles of incorporation provide that directors of Mackinac will not be personally liable to Mackinac or its shareholders for money damages, except for liability (1) for any breach of the director's duty of loyalty to Mackinac or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) resulting from a violation of the MBCA, or (4) for any transaction from which the director derived an improper benefit.

First Federal's articles of incorporation provide that its directors will not be personally liable to First Federal or its shareholders for money damages, except to the extent that the person (1) derived an improper benefit, (2) was found to have acted with deliberate dishonesty in a formal judgment or adjudication, or (3) to the extent otherwise permitted by Maryland General Corporate Law.

Indemnification

Mackinac's bylaws provide for the indemnification of directors and officers to the fullest extent authorized by law and of employees and agents to such extent as authorized by the board of directors and permitted by law.

Mackinac's bylaws provide that Mackinac may purchase and maintain insurance on behalf of its directors, officers, employees and agents against any liability, whether or not Mackinac would have the power to indemnify such person against such liability under its articles of incorporation. Mackinac maintains such insurance.

First Federal's articles of incorporation provide that any person who at any time shall serve or has served as a director, officer, employee or agent of the corporation, or any other entity at the request of the corporation, and the heirs, executors and administrators of such person shall be indemnified by the corporation in accordance with, and to the fullest extent permitted by, the provisions of Maryland General Corporate Law.

Preemptive Rights

Under the MBCA, shareholders do not have preemptive rights unless the corporation's articles of incorporation provide otherwise. Mackinac's articles of incorporation do not provide for preemptive rights.

First Federal shareholders do not have preemptive rights unless the board of directors established otherwise.
Shareholder Rights Plan/Shareholders' Agreement	Mackinac does not have a rights plan in effect. Neither Mackinac nor holders of Mackinac common stock are parties to a shareholders' agreement with respect to Mackinac's capital stock.

First Federal does not have a rights plan. Other than with respect to the Voting Agreements described under "The Merger Agreement—Voting Agreements", neither First Federal nor holders of First Federal common stock are parties to a shareholders' agreement with respect to Mackinac's common stock.

	MACKINAC	FIRST FEDERAL
Certain Business Combination Restrictions

The MBCA contains a business combination statute that places restrictions on business combinations between a corporation and an interested shareholder (one who beneficially owns 10% or more of the voting power), which requires the issuance by the board of directors of an advisory statement with regard to the transaction and receipt of the approval by the affirmative vote of: (i) not less than 90% of the vote of common stock entitled to be cast by the shareholders, and (ii) not less than 2/3 of the votes of each class of stock entitled to be cast by the shareholders other than voting shares beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination or an affiliate or associate of the interested shareholder, in addition to the satisfaction of certain fair price and terms criteria.

Under First Federal's articles of incorporation, certain business combinations (for example, mergers or consolidations, reclassification of common stock or recapitalizations, significant asset sales and significant stock issuances or securities acquisitions) involving an "interested" person or stockholder (including such person or stockholder's affiliates) of First Federal require, in addition to any vote required by law, the affirmative vote of not less than 80% of the total votes entitled to be cast in an election of directors attributable to shares owned by persons other than a control person, provided however, that such additional voting requirements shall not be applicable if the business combination has been approved by the affirmative vote of a majority of the board directors, including a majority of disinterested directors. An "interested person" means an individual, corporation, partnership or other person or entity which, together with their affiliates and associates beneficially owns in the aggregate 5% or more of the outstanding shares of common stock of the corporation, and any affiliate or associate of any such individual, corporation, partnership or other person or entity.

COMPARATIVE MARKET PRICES AND DIVIDENDS

        Mackinac common stock is listed on the NASDAQ under the symbol "MFNC." First Federal common stock is not publicly traded. The following table sets forth the high and low reported intra-day sales prices per share of Mackinac common stock, and the cash dividends declared per share for the periods indicated.

	Mackinac Common Stock
	High		Low		Dividend
2016
First Quarter		$11.69		$9.90		$0.10
Second Quarter		$11.97		$10.00		$0.10
Third Quarter		$11.98		$10.64		$0.10
Fourth Quarter		$14.97		$11.00		$0.10
2017
First Quarter		$13.88		$13.63		$0.12
Second Quarter		$13.99		$13.92		$0.12
Third Quarter		$15.52		$15.01		$0.12
Fourth Quarter		$16.10		$15.89		$0.12
2018
First Quarter	$		$		$
Second Quarter (through [ ], 2018)

	First Federal Common Stock
	High		Low		Dividend
2016
First Quarter		$7.25		$5.86	$0.04
Second Quarter		$7.28		$6.65	$0.04
Third Quarter		$7.00		$6.60	$0.04
Fourth Quarter		$8.25		$6.70	$0.04
2017
First Quarter		$8.55		$7.50	$0.05
Second Quarter		$8.05		$7.60	$0.05
Third Quarter		$8.30		$7.60	$0.05
Fourth Quarter		$8.25		$7.90	$0.05
2018
First Quarter	$		$
Second Quarter (through [ ], 2018)

        On January 12, 2018, the last full trading day before the public announcement of the Merger Agreement, the high and low sales prices of shares of Mackinac common stock as reported on the NASDAQ were $15.90 and $15.80, respectively. On [                        ], 2018, the last practicable trading day before the date of this joint proxy statement/prospectus, the high and low sales prices of shares of Mackinac common stock as reported on the NASDAQ were $[            ] and $[            ], respectively.

        As of [            ], 2018, the last date prior to printing this joint proxy statement/prospectus for which it was practicable to obtain this information, there were approximately [            ] registered holders of Mackinac common stock and approximately [            ] registered holders of First Federal common stock. Each of the directors of First Federal and certain other shareholders of First Federal have entered into voting agreements with Mackinac, pursuant to which they have agreed, solely in their capacity as First Federal shareholders, to vote all of their shares of First Federal common stock in favor of the proposals to be presented at the Special Meeting. As of the record date, First Federal directors and other shareholders who are parties to the voting agreements were entitled to vote an aggregate of approximately 349,674 shares of First Federal common stock, representing approximately 9.38% of the First Federal common stock outstanding on that date. As of the record date, the directors and executive officers of First Federal were entitled to vote approximately 398,946 shares of First Federal common stock representing approximately 10.7% of the shares of First Federal common stock outstanding on that date. As of the record date, Mackinac and its subsidiaries held no shares of First Federal common stock (other than shares held as fiduciary, custodian or agent), and its directors and executive officers or their affiliates held no shares of First Federal common stock.

        First Federal shareholders are advised to obtain current market quotations for Mackinac common stock. The market price of Mackinac common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the Merger. No assurance can be given concerning the market price of Mackinac common stock or the value of First Federal common stock before or after the effective date of the Merger. Changes in the market price of Mackinac common stock prior to the completion of the Merger will affect the market value of the merger consideration that First Federal's shareholders will receive upon completion of the Merger.

        Mackinac is a bank holding company, or BHC, incorporated under Michigan law, primarily engaged in the business of planning, directing and coordinating the business activities of its wholly owned banking subsidiary, mBank, a Michigan state-chartered bank. As a BHC, Mackinac's activities are limited to banking and activities that are closely related to banking. The principal executive offices of Mackinac are located at 130 South Cedar Street, Manistique, Michigan 49854, and its telephone number is (888) 343-8147. Mackinac's website can be accessed at http://www.bankmbank.com. Information contained in Mackinac's website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus. Mackinac's common stock is traded on the NASDAQ under the symbol "MFNC."

        For a complete description of Mackinac's business, financial condition, results of operations and other important information, please refer to Mackinac's filings with the SEC that are incorporated by reference into this joint proxy statement/prospectus, including its Annual Report on Form 10-K for the year ended December 31, 2017. See "Certain Documents Incorporated By Reference."

INFORMATION ABOUT FIRST FEDERAL

General

First Federal of Northern Michigan Bancorp, Inc.

        First Federal of Northern Michigan Bancorp, Inc. is a Maryland corporation that owns all of the outstanding shares of common stock of First Federal of Northern Michigan. At December 31, 2017, we had consolidated assets of $321,247,279, deposits of $270,267,949 and stockholders' equity of $32,942,489. As of December 31, 2017, First Federal of Northern Michigan Bancorp, Inc. had 3,726,925 shares of common stock issued and outstanding and 307,750 held in treasury. Our executive offices are located at 100 South Second Avenue, Alpena, Michigan 49707. Our phone number at that address is (800) 498-0013.

        The Company maintains a website at www.first-federal.com that includes important information on our Company, including a list of our products and services, branch locations and current financial information. In addition, we make available, without charge, through our website, a link to our annual reports and other financial information. Information on our website should not be considered a part of this joint proxy statement/prospectus.

First Federal of Northern Michigan

        First Federal of Northern Michigan is a full-service, community-oriented savings bank that provides financial services to individuals, families and businesses from eight full-service facilities located in Alpena, Cheboygan, Emmet, Iosco, Otsego, Montmorency and Oscoda Counties, Michigan. First Federal of Northern Michigan was chartered in 1957, and reorganized into the mutual holding company structure in 1994. In 2000, First Federal of Northern Michigan became the wholly owned subsidiary of Alpena Bancshares, Inc., First Federal of Northern Michigan's predecessor company, and in April 2005 it completed its "second step" mutual-to-stock conversion and formed our current ownership structure.

        In August 2014, First Federal of Northern Michigan completed its merger with Alpena Banking Corporation and its subsidiary Bank of Alpena, a Michigan chartered bank located in Alpena, Michigan.

        First Federal of Northern Michigan's business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential mortgage loans, commercial real estate loans, commercial business loans, consumer loans and in investment securities and mortgage-backed securities.

        First Federal of Northern Michigan's executive offices are located at 100 South Second Avenue, Alpena, Michigan 49707. Its phone number at that address is (800) 498-0013.

Business

        First Federal of Northern Michigan Bancorp, Inc.'s only direct subsidiary is First Federal of Northern Michigan.

        First Federal of Northern Michigan has two wholly owned subsidiaries namely, Financial Services & Mortgage Corporation ("FSMC") and FFNM Financial Services, Inc., each of which has been consolidated in the financial statements with all inter-company balances and transactions being eliminated in consolidation. FSMC's primary business is to lease, sell, develop and maintains real estate properties. FFNM Financial Service, Inc.'s principal business is to collect commissions associated with a wealth management program that is offered by an independent investment consultant.

Employees

        As of December 31, 2017, First Federal of Northern Michigan had 78 full-time and 22 part-time employees. None of First Federal's employees are represented by a collective bargaining group. The Bank believes its relationship with its employees to be good. First Federal of Northern Michigan Bancorp, Inc., FFNM Agency, Inc. and FSMC have no separate employees.

Properties

        As of December 31, 2017, First Federal of Northern Michigan owned its main office and all of its branch offices. The following is a list of our locations:

Main Office
100 South Second Avenue
Alpena, Michigan 49707
Branch Offices
468 North Ripley Boulevard	2885 South County Road #489
Alpena, Michigan 49707	Lewiston, Michigan 49756
6232 River Street	308 North Morenci
Alanson, Michigan 49706	Mio, Michigan 48647
101 South Main Street	201 North State Street
Cheboygan, Michigan 49721	Oscoda, Michigan 48750(1)
1000 South Wisconsin
Gaylord, Michigan 49735

(1)
On February 8, 2018, First Federal sold its branch located in Oscoda, Michigan.

Legal Proceedings

        We are periodically involved in claims and lawsuits that are incident to their business. At December 31, 2017, we are not involved in any claims or lawsuits material to their respective businesses.

Competition

        First Federal of Northern Michigan conducts operations through its main office in Alpena, Michigan, which is located in the northeastern lower peninsula of Michigan, and through its six other branch offices in Michigan. According to the United States Census Bureau, the population of Alpena County, from which the majority of our deposits are drawn, has decreased approximately 3.6% since 2010, and is currently estimated at 28,526. The population of our primary market area, which includes Alpena County and five additional counties, was estimated to be approximately 128,900 in 2018, a decrease of 1.6% from approximately 131,000 according to the 2010 census conducted by United States Census Bureau. Median household income for the counties which comprised our market area in 2018 ranged from approximately $38,502 to $56,005, and is projected to moderately increase over the next five years in our market area. Median household income for our entire market area was below the national level of $61,045 and below the Michigan level of $56,204, reflecting the largely rural nature of our market area and the absence of more densely populated urban and suburban areas. Household income levels are not expected to increase substantially in our market area in the near future. The unemployment rate in our primary market, Alpena County, was 5.9% for December 2017, and ranged from 6.5% to 15.6% across the rest of our primary market area, as compared to 3.9% nationally and 4.4% for Michigan (all numbers not seasonally adjusted).

        Alpena is the largest city located in the northeastern lower peninsula of Michigan. This area has long been associated with agricultural, wood and concrete industries. Tourism has also been a major industry in our primary market area. All of these industries tend to be seasonal and are strongly affected by state and national economic conditions.

        Major employers in our primary market area include various public schools and governmental agencies, MidMichigan Medical Center, Besser Company (a manufacturer of concrete products equipment), Lafarge Corporation (an international limestone mining and cement producer), Panel Processing (a peg board manufacturer), Treetops Sylvan Resort (an operator of resort properties), Garland Resort (an operator of resort properties and golf courses), Otsego Memorial Hospital, Decorative Panels International (a hardboard manufacturer), OMNI Metalcraft Corp. (a diversified manufacturer), and various other small companies.

        As of December 31, 2017, First Federal of Northern Michigan was the only thrift institution headquartered in our market area. We encounter strong competition both in attracting deposits and in originating residential and commercial real estate and other loans. Our most direct competition for deposits has historically come from commercial banks, other savings institutions, and credit unions in our market area. Competition for loans comes from such financial institutions. We expect continued strong competition in the foreseeable future, including the "super-regional" banks currently in our markets, from internet banks, and from credit unions in many of our markets. We compete for savings deposits by offering depositors a high level of personal service and a wide range of competitively priced financial products. We compete for real estate loans primarily on the basis of the interest rates and fees we charge and through advertising. Strong competition for deposits and loans may limit our ability to grow and may adversely affect our profitability in the future.

FIRST FEDERAL MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        First Federal's principal operating subsidiary, First Federal of Northern Michigan (the "Bank"), is a full-service, community-oriented savings bank whose primary lending activity is the origination of one- to four-family residential real estate mortgages, commercial real estate loans, commercial loans, and consumer loans. As of December 31, 2017, $83.5 million, or 43.1%, of our total loan portfolio consisted of one- to four-family residential real estate loans; $76.8 million, or 39.7%, and $24.6 million, or 12.7%, of our total loan portfolio consisted of commercial real estate loans and commercial loans respectively; and $8.6 million, or 4.5%, of our total loan portfolio consisted of consumer and other loans. In recent years, commercial real estate loans and other commercial loans have grown as a percentage of our loan portfolio for two reasons. First, we have increased our emphasis on originating these loans, which generally have higher interest rates over one- to four-family residential real estate loans. Secondly, many of these loans are originated with adjustable interest rates, which assist us in managing interest rate risk. In addition, most of our one- to four-family residential mortgage loan customers prefer fixed-rate loans in the low interest rate environment that has prevailed over the last several years. In spite of the fact of selling a majority of the fixed-rate one- to four-family residential mortgage loans that we originate, one- to four-family residential real estate loans have increased as a percentage of our total loan portfolio.

        Our results of operations depend primarily on our net interest income, which is the difference between the interest income we receive on our interest-earning assets, such as loans and securities, and the interest expense we pay on our deposits and borrowings. In addition, our results of operations are significantly affected by general economic and competitive conditions, and particularly changes in market interest rates, government policies and actions of regulatory authorities. Numerous factors that are beyond our control can cause market interest rates to increase or decline. As a result, we believe that changes in market interest rates, government policies and actions of regulatory authorities represent the primary uncertainties in predicting our future performance.

Business Strategy

        Operating as a Community Savings Bank.    We are committed to meeting the financial needs of the communities in which we operate. We provide a broad range of individualized consumer and business financial services. We believe that we can be more effective in servicing our customers than many of our non-local competitors because our employees and senior management are able to respond promptly to customer needs and inquiries. Our ability to provide these services is enhanced by the experience of our senior management, which has an average of 29 years of experience in the financial services industry.

        Increasing Our Share of Lower-Cost Deposits.    As we continue to increase our origination of shorter-term commercial real estate and commercial loans, most of which are originated with adjustable interest rates, we have decreased our need for higher-cost, long-term certificates of deposit. We intend to continue to lower our cost of funds by increasing our share of lower-cost deposit products in the form of savings, checking and money market deposits. We typically are not a market leader in deposit rates, although from time-to-time we do offer higher rates as liquidity needs dictate. We also intend to continue to market our non-interest-bearing checking accounts in conjunction with our focus on commercial business lending.

        Maintaining High Asset Quality and Capital Strength.    We are committed to conservative loan underwriting standards and procedures, and we primarily originate loans secured by real estate. As a result, we have historically experienced low levels of late payments and losses on loans. However, during the economic recession that began in 2007, we saw delinquency trends increase despite our conservative underwriting practices due to declining economic conditions and increasing unemployment in our market area. We continue to maintain a strong capital base. At December 31, 2017, our total risk-based capital ratio was 16.5%, an increase from 15.6% at December 31, 2016, and our tier 1 leverage ratio was 9.2%, an increase from 8.4% at December 31, 2016, still in excess of the regulatory requirements to be categorized as "well capitalized."

Comparison of Financial Condition at December 31, 2017 and 2016

        Total assets decreased $23.7 million, or 6.9%, to $321.2 million at December 31, 2017 from $344.9 million at December 31, 2016. Net loans increased $10.1 million, or 5.6%, to $191.5 million at December 31, 2017 from $181.4 million at December 31, 2016. Mortgage loan originations decreased $2.9 million or 7.6%, to $35.1 million in 2017 from $38.0 million in 2016. During that time period, our mortgage loan portfolio increased $1.1 million, or 1.3%, to $83.5 million at December 31, 2017 from $82.4 million as of December 31, 2016. The commercial loan portfolio increased $9.4 million, or 10.2%, to $101.4 million at December 31, 2017 from $92.0 million at December 31, 2016. Cash and cash equivalents decreased $418,000, or 4.7%, to $8.4 million at December 31, 2017 from $8.8 million at December 31, 2016.

        Deposits decreased $23.1 million, or 7.9%, to $270.3 million at December 31, 2017 from $293.4 million at December 31, 2016. Borrowings, consisting primarily of FHLB advances, decreased $869,000, or 5.0%, to $16.6 million at December 31, 2017 from $17.5 million at December 31, 2016.

        Our total stockholders' equity remained relatively unchanged at $32.9 million at December 31, 2017 and 2016. The slight increase of $53,000 is attributed to $616,000 in net income for the year, which includes an $8.000 loss related to the dissolution of an investment in a title agency, an increase of $145,000 in net unrealized gain on investment securities. These increases are partially offset by $708,000 of dividends paid on common stock. First Federal's ratio of equity to assets increased to 10.3% as of December 31, 2017 from 9.5% as of December 31, 2016.

        Federal bank regulatory agencies have set the following adequately capitalized standards, including a conservation buffer reflective of the final transition date of 2019: Common Equity Tier 1 (CET1) of at least 7.0%, Tier 1 Risk Based Capital of at least 8.5%, Total Risk Based Capital of at least 10.5%, and Leverage Capital of at least 4.0%. The regulatory agencies consider a bank to be "well capitalized" if its CET1 ratio is at least 6.5% of Risk Weighted Assets (RWAs), Tier 1 Capital is at least 8.0% of RWAs, Total Risk Based Capital is at least 10.0% of RWAs, Leverage Capital Ratio is at least 5.0%, and the Bank is not subject to any written agreements or orders issued by the FDIC pursuant to Section 8 of the Federal Deposit Insurance Act.

        At December 31, 2017 and December 31, 2016, the Bank exceeded the minimum capital requirements to be considered "well capitalized." See Note 12 to our financial statements for further information.

Comparison of Operating Results for the Years Ended December 31, 2017 and 2016

        General.    Net income decreased to $616,000 for the year ended December 31, 2017 from $1.3 million for the year ended December 31, 2016. Net interest income before provision for loan losses increased $1.0 million, or 10.8%, to $10.3 million in 2017 from $9.3 million in 2016. The provision for loan losses resulted in an expense of $155,000 in 2017 compared to $95,000 in 2016, resulting in net interest income after provision for loan losses being $933,000 higher in 2017 than in 2016. Non-interest income declined $105,000 to $1.8 million in 2017 compared to $1.9 million in 2016, and non-interest expense was $22,000 lower in 2017 than in 2016.

        Interest Income.    Interest income for the year ended December 31, 2017 increased $936,000, or 8.8%, to $11.5 million when compared to 2016. The average balance of our one- to four-family residential mortgage loans increased $4.7 million, or 6.1%, to $81.9 million for the year ended December 31, 2017 from $77.2 million for the year ended December 31, 2016, while the average yield on such loans increased to 4.33% from 4.31%. The average balance of our non-mortgage loans, principally commercial loans and consumer loans, increased $11.4 million, or 12.0%, to $101.6 million for the twelve months ended December 31, 2017 from $95.2 million for the twelve months ended December 31, 2016. With the competitive interest rate environment that was present in 2017, we experienced a decline of two basis points in the yield on our non-mortgage loan portfolio to 5.03% from 5.05% for the same period in 2016. The average balance of our investment securities, excluding mortgage-backed securities, increased $7.2 million to $69.9 million for the year ended December 31, 2017 from $62.7 million for the year ended December 31, 2016, while the average yield on these investments increased to 2.07% from 1.90%. In addition, the average balance of our mortgage-backed securities decreased $8.5 million, or 14.4%, to $50.4 million for the year ended December 31, 2017 from $58.9 million for the year ended December 31, 2016, with an average yield increase of 10 basis points to 1.84% from 1.74%.

        Interest Expense.    Interest expense decreased to $1.2 million for the year ended December 31, 2017 from $1.3 million for the year ended December 31, 2016, due primarily to a $5.3 million, or 21.2%, decrease in the average balance of Federal Home Loan Bank ("FHLB") advances year over year, while the average cost of those borrowings increased four basis points to 1.38% for 2017 from 1.34% for 2016. Interest expense on deposits remained relatively unchanged at $949,000 for the year ended December 31, 2017 and $941,000 for the year ended December 31, 2016.

        Net Interest Income.    Net interest income increased to $10.3 million for the year ended December 31, 2017 from $9.3 million for the year ended December 31, 2016. The increase was primarily due to the increase in total loans for the year ended December 31, 2017 and the recovery of interest income from a long standing non-accrual relationship that was paid off late in the year.

        Provision for Loan Losses.    We recorded an expense of $155,000 as our provision for loan loss for the year ended December 31, 2017 compared to $95,000 for the year ended December 31, 2016. During 2017, we had net charge offs of $7,000 compared to net recoveries of $31,000 during 2016. Our provision is based on management's review of the components of the overall loan portfolio, the status of non-performing loans, and various subjective factors.

        Non-Interest Income.    Non-interest income decreased $105,000, or 5.4%, to $1.8 million for the year ended December 31, 2017 from $2.0 million as of December 31, 2016. Non-interest income is detailed in the table presented below:

	For years ended December 31,
	2017	2016	Change from 2016 to 2017
	(dollars in thousands)
Service charges and other fees	$959	$967	(0.83)%
Net gain on sale of investments	36	134	(73.13)%
Net gain on sale of loans	249	263	(5.32)%
Net gain on sale of premises and equipment, real estate owned and other repossessed assets	73	55	32.73%
Loan fees	316	237	33.33%
Other	213	295	(27.80)%

	$1,846	$1,951	(5.38)%

        Non-Interest Expense.    Non-interest expense remained steady at $9.8 million for the years ended December 31, 2017 and 2016. Non-interest expense is detailed in the table presented below:

	For years ended December 31,
	2017	2016	Change from 2016 to 2017
	(dollars in thousands)
Compensation and employee benefits	$5,886	$5,833	0.91%
FDIC insurance premiums	170	194	(12.37)%
Advertising	164	184	(10.87)%
Occupancy and equipment	1,156	1,172	(1.37)%
Amortization of intangible assets	192	217	(11.52)%
Data processing service bureau	517	493	4.87%
Professional fees	486	442	9.95%
Collection activity	39	78	(50.00)%
Real estate and other repossessed assets	94	117	(19.66)%
Other	1,120	1,116	0.36%

	$9,824	$9,846	(0.22)%

        Income Taxes.    For the year ended December 31, 2017, First Federal recorded $1.5 million in federal income tax expense as compared to no federal income expense as of December 31, 2016. The main reason for the increase to federal income tax expense relates to the late December signing of the Tax Cut and Jobs Act. See Note 1 for discussion on the impact to the valuation of deferred taxes.

Management of Interest Rate Risk

        Qualitative Analysis.    Our most significant form of market risk is interest rate risk. The general objective of our interest rate risk management is to determine the appropriate level of risk given our business strategy, and then manage that risk in a manner that is consistent with our policy to reduce the exposure of our net interest income to changes in market interest rates. First Federal of Northern Michigan's asset/liability management committee ("ALCO") evaluates the interest rate risk inherent in our assets and liabilities, our operating environment and capital and liquidity requirements, and modifies our lending, investing and deposit-taking strategies accordingly. The Board of Directors reviews the ALCO's activities and strategies, the effect of those strategies on our net interest margin, and the effect that changes in market interest rates would have on the economic value of our loan and securities portfolios, as well as the intrinsic value of our deposits and borrowings.

        We actively evaluate interest rate risk in connection with our lending, investing and deposit-taking activities. Generally, our loans, which represent the significant majority of our assets, have longer-terms to maturity than our deposits, which represent the significant majority of our liabilities. As of December 31, 2017, $192.2 million, or 99.3% of our loan portfolio, consisted of loans that mature or reprice on or after January 1, 2018. In contrast, as of December 31, 2017, $25.8 million, or 42.4% of our time deposits as of that date, consisted of deposits that mature or reprice in less than one year.

        Historically, most borrowers have preferred long-term, fixed-rate residential real estate loans when, as now, market interest rates are at relatively low levels. These loans expose us to interest rate risk because our liabilities, consisting primarily of deposits, have relatively short maturities. In order to better match the maturities of our loan portfolio to the maturities of our deposits in the current low interest rate environment, we sell, on a servicing-retained basis, substantially all of the fixed-rate, one-to four-family residential real estate loans with maturities of 15 years or more that we have originated since 2002. In 2017, we determined to retain in portfolio $18.9 million of adjustable rate, 10- and 15-year fixed-rate residential mortgage loans. Beginning in late 2012, we began placing certain 15-year fixed residential real estate loans into our portfolio in an effort to rebuild our balance sheet and increase net interest income; however, we continue to sell most loans with terms longer than 15 years on the secondary market.

        In an effort to manage interest rate risk, we have increased our focus on the origination and retention in our portfolio of adjustable-rate residential mortgage loans. In addition, we have increased the origination and retention in our portfolio of commercial real estate and commercial loans, since most of these loans are originated with adjustable interest rates. Finally, we have primarily invested in short-and medium-term securities and have maintained high levels of liquid assets, such as cash and cash equivalents. Shortening the average maturity of our interest-earning assets through these strategies helps us to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates. Maintaining high levels of liquid assets also permits us to invest in higher-yielding securities and loans when market interest rates increase. However, these strategies can be expected to adversely affect net interest income if long-term interest rates remain at low levels. As long-term interest rates rise, as we expect will happen, we will reduce our mortgage banking operations and retain in our portfolio a larger percentage of the one- to four-family loans that we originate.

        Quantitative Analysis.    First Federal uses two primary measurement techniques to identify and manage its interest rate risk, the net interest income (NII) simulation and economic value of equity (EVE).

        Net Interest Income Simulation Model.    First Federal uses a NII simulation model to analyze the sensitivity of net interest income to changing interest rates. The model is based on contractual and assumed cash flows and repricing characteristics for all of First Federal's financial instruments and incorporates market-based assumptions regarding the effect of changing interest rates on the prepayment rates of certain assets and liabilities. The model also includes management's projections of the future volume and pricing of each of the product lines offered by First Federal as well as other pertinent assumptions. Actual results may differ from these simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and management strategies.

        First Federal's interest rate risk exposure is currently evaluated by measuring the anticipated change in net interest income over a 24-month horizon assuming a –100bp, 100bp, 200bp, 300bp and 400bp parallel ramped decrease or increase in interest rates. As of December 31, 2017, the Federal Reserve's targeted Fed Funds interest rate ranged from 1.25% to 1.50%.

        At December 31, 2017, First Federal's interest rate risk profile reflects a neutral position. The following table shows First Federal's estimated net interest income sensitivity profile and ALCO policy limits as of December 31, 2017.

Rate Changes:	0 BP	– 100 BP	+ 100 BP	+200 BP	+300 BP	+400 BP
$ Change in NII	$20,628	$20,062	$20,831	$20,984	$20,949	$20,835
% Change in NII		–2.74%	0.98%	1.72%	1.56%	1.00%
Policy Limits		–5.00%	–5.00%	–10.00%	–15.00%	–20.00%

        The 24-month net interest income at risk reported as of December 31, 2017 for all scenarios presented shows that First Federal's overall risk to changes in interest rates is low. Based on the assumptions discussed in the following paragraph and given that the duration of our assets is longer than that of our liabilities, the scenarios shown illustrate that a rising rate environment has a neutral to slightly positive impact on our net interest income. The impact illustrated is well within Board set limits.

        Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in net interest income requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. The net interest income table presented above assumes that the composition of our interest-rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and, accordingly, the data does not reflect any actions management may undertake in response to changes in interest rates. The table also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or the repricing characteristics of specific assets and liabilities. Accordingly, although the net interest income table provides an indication of our sensitivity to interest rate changes at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results. As a means of validation and testing of our assumptions, a back test is performed annually to compare actual results to the predicted results.

        Economic Value of Equity.    First Federal also uses EVE as a measurement tool in managing interest rate risk. Whereas the net interest income simulation model highlights exposure over a relatively short time horizon, the EVE analysis incorporates all cash flows over the estimated remaining life of all balance sheet positions. The EVE of the balance sheet, at a point in time, is defined as the discounted present value of asset cash flows less the discounted value of liability cash flows. The sensitivity of EVE to changes in the level of interest rates is a measure of longer-term interest rate risk. EVE values only the current balance sheet and does not incorporate the growth assumptions used in the earnings simulation model. As with the earnings simulation model, assumptions about the timing and variability of existing balance sheet cash flows are critical in the EVE analysis. Particularly important are assumptions driving prepayments and the expected changes in balances and pricing of transaction deposit portfolios.

        The following table shows First Federal's EVE sensitivity profile as of December 31, 2017.

Rate Changes:	0 BP	–100 BP	+100 BP	+200 BP	+300 BP	+400 BP
$ Change in Equity	$49,648	$48,905	$49,639	$49,423	$48,807	$48,292
% Change in Equity		–1.50%	–0.02%	–0.45%	–1.69%	–2.73%
Policy Limits		–10.00%	–10.00%	–15.00%	–20.00%	–25.00%

        The EVE at risk profile shows slight to moderate asset sensitivity from market rate increases.

Cash Flows

        Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included with our Consolidated Financial Statements.

        Cash flows provided from operations were $2.9 million for 2017 compared to $3.8 million for 2016. Cash flows provided by investing activities were $21.4 million in 2017 as compared to $11.5 million used in investing activities in 2016, primarily due to activity in investment securities. Cash flows used in financing activities were $24.7 million in 2017 compared to $8.9 million provided by financing activities in 2016, due primarily to the decrease in the balance of deposits and the FHLB advance activity, year over year.

Liquidity

        The overall objective of liquidity management is to ensure the availability of sufficient cash funds to meet all financial commitments and to take advantage of investment opportunities. We manage liquidity in order to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

        Our primary sources of funds are deposits, principal and interest payments on loans and securities, and, to a lesser extent, borrowings (FHLB advances), proceeds from maturing securities and short-term investments, and proceeds from the sales of loans and securities. The scheduled amortization of loans and securities, as well as proceeds from borrowings, are predictable sources of funds. Other funding sources, however, such as deposit inflows, mortgage prepayments, mortgage loan sales, and mortgage-backed securities sales are greatly influenced by market interest rates, economic condition and competition.

        Our most liquid assets are cash, short-term U.S. government securities and U.S. government agency or government-sponsored enterprise securities. We are required to maintain sufficient levels of liquidity as defined by the Office of the Comptroller of the Currency regulations. Current regulations require that we maintain sufficient liquidity to ensure our safe and sound operation. Our current objective is to maintain liquid assets equal to at least 20% of total deposits and FHLB borrowings due in one year or less. Liquidity as of December 31, 2017 was $95.0 million, or 38.6% of total deposits and FHLB borrowings due in one year or less, compared to $159.0 million, or 62.6% of this amount at December 31, 2016. During 2017, First Federal made the decision to cease pledging one- to four- family residential loans as collateral for our FHLB borrowings and replace them with available-for-sale securities. This decision contributed to the decline in the liquidity ratio indicated above. The levels of liquidity are dependent on our operating, financing, lending and investing activities during any given period. Our calculation of liquidity includes additional borrowing capacity available with the FHLB. As of December 31, 2017, we had unused borrowing capacity of $43.4 million.

        We currently retain in our portfolio all adjustable-rate residential mortgage loans, short-term balloon mortgage loans and fixed-rate residential mortgage loans with maturities of less than 15 years, and generally sell the remainder. During the year ended December 31, 2017, we originated $35.1 million of one- to four-family residential mortgage loans, of which $18.9 million were retained in our portfolio and the remainder were sold. This compares to $38.0 million of one- to four-family originations during the year ended December 31, 2016, of which $21.2 million were retained in our portfolio.

        Deposits are a primary source of funds for use in lending and for other general business purposes. At December 31, 2017, deposits funded 84.1% of our total assets compared to 85.1% at December 31, 2016. Certificates of deposit scheduled to mature in less than one year at December 31, 2017 totaled $25.8 million. We believe that a significant portion of such deposits will remain with us. We monitor the deposit rates offered by competitors in our market area and we set rates that take into account the prevailing market conditions along with our liquidity position.

        Borrowings may be used to compensate for seasonal or other reductions in normal sources of funds or for deposit outflows at more-than-projected levels. Borrowings also may be used on a longer-term basis to support increased lending or investment activities. At December 31, 2017, we had $16.6 million in FHLB advances and no outstanding advances at the Federal Reserve Discount Window. Total borrowings as a percentage of total assets were 5.2% at December 31, 2017 compared to 5.1% at December 31, 2016.

        As of December 31, 2017, management was not aware of any known trends, events or uncertainties that have or are reasonably likely to have a material impact on our liquidity. As of December 31, 2017, we had no material commitments for capital expenditure.

Safe Harbor Statement

        When used in this annual report by First Federal of Northern Michigan Bancorp, Inc. with the press releases or other public or stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements." First Federal wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in levels of market interest rates, credit and other risks of lending and investment activities and competitive and regulatory factors, could affect First Federal's financial performance and could cause First Federal's actual results for future periods to differ materially from those anticipated or projected.

        First Federal does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

 SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT OF FIRST FEDERAL

        First Federal's Management knows of no person who beneficially owned more than 5% of the outstanding common stock of First Federal as of [                        ], 2018, except as indicated in the table below. Also with respect to the ownership of common stock by the directors and named executive officers of First Federal, individually, and all directors and executive officers as a group (11 persons), such ownership is indicated below:

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)		Percent of All Common Stock Outstanding
Five Percent Shareholders:
Tontine Financial Partners, L.P.(2)	278,551		7.47%
55 Railroad Ave Third Floor
Greenwich, CT 06830
Mr. Joseph Stilwell(3)	264,140		7.10%
111 Broadway, 12th Floor
New York, NY 10006
Directors and Executive Officers:
Timothy E. Fitzpatrick	100,263		2.7
Christopher B. McCoy	22,137		*
Eric G. Smith	33,378		*
Martin A. Thomson	76,582	(4)	2.1
Thomas R. Townsend	23,854		*
Gary C. VanMassenhove	18,550		*
James E. Kraenzlein	7,638		*
Michael W. Mahler	48,910	(5)	1.3
Craig A. Kus	18,362		*
Eileen M. Budnick	4,668	(6)	*
Jerome W. Tracey	44,604	(7)	1.2

All directors and executive officers as a group (11 persons)	398,946		10.7%

*
Less than 1%.

(1)
In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table of any shares of common stock if he has sole or shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.

(2)
Based on a Schedule 13G/A filed jointly by Tontine Financial Partners, L.P., Tontine Management, L.L.C. and Jeffrey L. Gendell on February 5, 2016.

(3)
Based on a Schedule 13D filed by Joseph Stilwell, Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P. and Stilwell Value LLC filed on March 10, 2016.

(4)
Includes 17,180 shares held in Mr. Thomson's 401(k) account.

(5)
Includes 40,301 shares held in Mr. Mahler's 401(k) account.

(6)
Includes 4,118 shares held in Mrs. Budnick's 401(k) account.

(7)
Includes 36,656 shares held in Mr. Tracey's 401(k) account.

 SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT OF MACKINAC

        As of [                        ], 2018, no person was known by Mackinac's management to be the beneficial owner of more than 5% of the outstanding common stock of Mackinac, except as indicated in the table below. Also with respect to the ownership of common stock by the directors and named executive officers of Mackinac, individually, and all directors and executive officers as a group, such ownership is indicated below

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percent of All Common Stock Outstanding
Five Percent Shareholders:
Steinhardt Capital Investors, LLLP(1)	1,044,557	16.59%
712 5th Avenue, 34th Floor
New York, NY 10019
Dimensional Fund Advisors (LP)(2)	349,789	5.56%
6300 Bee Cave Road
Austin, TX 78746
Manulife Asset Management (US) LLC(3)	328,769	5.22%
197 Clarendon Street
Boston, MA 02116
Directors and Executive Officers:
Walter J. Aspatore	28,620	*
Dennis B. Bittner	6,452	*
Jesse A. Deering(4)	14,010	*
Joseph D. Garea	88,315	1.40%
Kelly W. George(5)	73,306	*
Robert E. Mahaney	24,420	*
Robert H. Orley	36,641	*
Randolph C. Paschke	30,317	*
L. Brooks Patterson	10,000	*
David R. Steinhardt(6)	1,044,557	16.59%
Paul D. Tobias(7)	206,055	2.93%
All directors and executive officers as a group (11 persons)	1,562,693	24.15%

*
Less than 1%.

(1)
Shares are owned directly by Steinhardt Capital Investors, LLLP, and indirectly by Steinhardt Capital Management, LLC, as general partner of Steinhardt Capital Investors, and Mr. Steinhardt as a manager of Steinhardt Capital Management. Steinhardt Capital Management and Mr. Steinhardt disclaim beneficial ownership of the shares except to the extent of their respective pecuniary interests therein.

(2)
Based upon Schedule 13G/A, which was filed with the SEC on February 9, 2018. Dimensional Fund Advisors LP, in its capacity as investment adviser, shares voting and investment power with respect to the shares and therefore, may be deemed to beneficially own the shares, which are held of record by clients of Dimensional Fund Advisors.

(3)
Based upon a Schedule 13G, which was filed with the SEC on February 13, 2018.

(4)
Includes 821 shares held by 401(k) plan.

(5)
Includes 4,943 shares held by 401(k) plan.

(6)
Shares are owned directly by Steinhardt Capital Investors, LLLP, and indirectly by Steinhardt Capital Management, LLC, as general partner of Steinhardt Capital Investors, and Mr. Steinhardt as a manager of Steinhardt Capital Management. Steinhardt Capital Management and Mr. Steinhardt disclaim beneficial ownership of the shares except to the extent of their respective pecuniary interests therein.

(7)
Includes 3,718 shares held by 401(k) plan, 54,194 shares held by Tobias Capital LLC, which is 35% owned by Mr. Tobias and his wife, and 72,970 shares held by IRA.

        The above beneficial ownership information is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Exchange Act, as required for purposes of this joint proxy statement/prospectus. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

DIRECTORS AND EXECUTIVE OFFICERS OF MACKINAC

        The following information has been furnished to Mackinac by the respective members of the board of directors (the "Directors" or, collectively, the "Board"). Each of them has been engaged in the occupations stated below during the periods indicated, or if no period is indicated, for more than five years.

Directors

Whose Terms Expire in 2018	Age	Principal Occupation	Director of Corporation Since
Walter J. Aspatore	75	Chairman, Methode Electronics Corp. (developer of customer-engineered and application-specific products and solutions using the latest technologies) from September 2012 to the present; from 1987 to 1989, President, Cross & Trecker Corporation; from 1985 to 1986, Vice-President of Finance, Industrial Energy Group of TRW Corporation; and from 1974 to 1978, Controller, Flight Systems Division of Bendix Corporation. Mr. Aspatore's qualifications to serve as a director encompass his broad financial background which spans across several decades and includes his service as chief executive officer and director for a wide variety of national and international publicly held companies.	2004
Robert H. Orley	62	Real Estate Developer, Founding Partner, O2 Investments, LLC (real estate and corporate development and management). Mr. Orley's qualifications to serve as a director include his background in real estate management and corporate developments, along with his academic background.	2004
Randolph C. Paschke	68
		Executive-in-Residence, Mike Ilitch School of Business, Wayne State University; from August 2012 to 2015, Director of External Relations and Community Engagement, Mike Ilitch School of Business, Wayne State University; from August 2002 to 2012, Chair, Department of Accounting and Interim Chair of The Department of Finance (2009-2010), Mike Ilitch School of Business, Wayne State University. Mr. Paschke's qualifications to serve as a director include 32 years of service for an international accounting firm, 20 years as a partner with 16 years as a practice managing partner, his experience as a licensed CPA since 1972, along with his years of service as a chair of the accounting department at Wayne State University.	2004

Whose Terms Expire in 2019	Age	Principal Occupation	Since
Robert E. Mahaney II	59	Founder and President, Veridea Group, LLC (a commercial and residential real estate development and hotel management company). Mr. Mahaney is also a private equity investor in a number of lodging and other businesses. Mr. Mahaney's qualifications to serve as a director include his many business ventures and his previous financial services experience, coupled with his academic background, professional designations and community involvement.	2001
Paul D. Tobias	67	Chairman and Chief Executive Officer of Mackinac and Chairman of the Bank since December 2004. Mr. Tobias' qualifications to serve as a director include his experience as a banking and financial services executive, along with his institutional knowledge of Mackinac through his tenure as its Chief Executive Officer.	2007
David R. Steinhardt	48	Co-Founder and Board Member, Clarity Capital, Managing Partner and Portfolio Manager, Wooster Capital Management. Mr. Steinhardt has served as Managing Director and Head of Research at Centurion Investment Group and as an analyst and assistant portfolio manager at Spears, Benzak, Salomon and Farrell. Mr. Steinhardt's qualifications to serve as a director include his vast experience in capital management and his educational background.	2012

Whose Terms Expire in 2020	Age	Principal Occupation	Since
Dennis B. Bittner	68	Owner and President, Bittner Engineering, Inc. (professional services company providing planning, development and consultation related services on civil, environmental and architectural engineering projects.) Mr. Bittner's qualifications to serve as a director include his management and ownership of an engineering company, his many years of business related consultation to a broad array of public and private companies, along with his prior career as an engineer with State and Federal Agencies.	2001
Joseph D. Garea	63	Investment Advisor, Managing Director, Detalus Advisors and related companies (provider of investment portfolio management services to banks, thrift institutions and other institutional customers). Mr. Garea's qualifications to serve as a director include his prior employment within the financial services industry, his service as a member of the Board, with a variety of committee responsibilities including his chairmanship of the Audit and Compensation Committees, along with his other current advisory services to numerous public and private financial services organizations.	2007
Kelly W. George	50	President of Mackinac and President and Chief Executive Officer of the Bank. Mr. George's qualifications to serve as a director include his employment within the financial services industry for over 25 years, including his experience as a regulator for the Federal Reserve System, along with his lending experience, prior to joining Mackinac.	2006
L. Brooks Patterson	78	Elected County Executive, Oakland County, Michigan. Mr. Patterson's qualifications to serve as a director include his service as the County Executive of Oakland County since 1992, his service on the Board of Directors for Plastipak Holdings Inc. since August 17, 2007 and his academic background, along with his distinguished career as a prosecuting attorney.	2006

        Mackinac believes that its Board as a whole should encompass a range of talent, skill, diversity, and expertise enabling it to provide sound guidance with respect to its operations and interests. In addition to considering a candidates' background and accomplishments, candidates are reviewed to maintain the current majority of Directors which qualify as "independent" under the rules of the NASDAQ.

        Mackinac's Board has considered the independence of its Directors under the rules of the NASDAQ. The Board has determined that all of the Directors are independent under NASDAQ rules except Mr. Tobias, Chairman and Chief Executive Officer of Mackinac and Chairman of mBank, Mr. George, President of Mackinac and President and Chief Executive Officer of mBank, and Director Robert Mahaney. Messrs. Tobias and George are not independent because of their services as executive officers of Mackinac and mBank. Mr. Mahaney is not independent under NASDAQ rules as a result of the transaction described under "Indebtedness of and Transactions with Management" below.

        The Board has also determined that each of the members of the Audit, Compensation and Nominating Committees are considered independent as defined in applicable NASDAQ rules. In addition, the Board has affirmatively determined that the members of the Audit Committee and Compensation Committee qualify as independent in accordance with the additional independence rules established by the Securities Exchange Commission (the "SEC") and NASDAQ.

Executive Officers

        The executive officers of Mackinac serve at the pleasure of the Board. Set forth below are the current executive officers of Mackinac and a brief explanation of their principal employment during at least the last five years. Additional information concerning the employment arrangements of Mackinac's executive officers is included elsewhere in this joint proxy statement under the heading "Executive Compensation."

        Paul D. Tobias—Age 67—Chairman of the Board and Chief Executive Officer of Mackinac and Chairman of the Board of Directors of the Bank. Mr. Tobias was appointed to his present positions with Mackinac and the Bank in November 2006.

        Kelly W. George—Age 50—President of Mackinac and President and Chief Executive Officer of mBank. Mr. George was appointed to his present positions with Mackinac and the Bank in November 2006.

        Jesse A. Deering—Age 38—Executive Vice President and Chief Financial Officer of Mackinac and mBank. Mr. Deering was appointed to his current positions in August 2016. Prior to such time, Mr. Deering served in various capacities for the Bank, including as a Senior Vice President and Managing Director (February 2013 to August 2016), as Senior Vice President and Southeast Michigan Executive (December 2011 to February 2013), and as First Vice President and Southeast Michigan Executive (February 2009 through December 2011).

Family Relationships

        There are no family relationships between or among any of the Directors, nominees, or executive officers of Mackinac.

Compensation of Directors and Executive Officers

Compensation Consultant Disclosure

        The Compensation Committee has engaged an independent consulting firm to review executive officer and director compensation, review Mackinac's annual proxy statement, assist with risk reviews, and provide general consulting advice to the Compensation Committee over the course of the year.

        The Compensation Committee engaged Meyer-Chatfield as a consultant in 2016. The 2016 engagement included an update of market compensation data requested by the Compensation

Committee during their periodic evaluation of Mackinac's compensation practices. Meyer-Chatfield is an independent third-party consulting firm that is focused on the banking marketplace.

Compensation Program Details

        The foregoing discussion provides background and context for the information that follows regarding Mackinac's existing compensation programs to those persons who served as its named executive officers during 2017 and to assist in understanding the information in the executive compensation tables included later in this section. Named executive officers are determined using current year compensation for the year being disclosed.

Executive Compensation

Summary Compensation Table

        The following table sets forth certain information, for the years ended December 31, 2017 and December 31, 2016, regarding Mackinac's compensation of its current Chief Executive Officer, the two other most highly compensated executive officers in 2017 who were serving as executive officers as of December 31, 2017, and one individual for whom disclosure would have been provided but for the fact that such individual was not serving as an executive officer as of December 31, 2017 (the "named executive officers").

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
Paul D. Tobias	2017	326,991	110,000	49,049	16,246	502,286
Chairman and Chief Executive Officer of Mackinac Chairman of the Bank	2016	315,933	55,000	63,187	16,397	450,517
Kelly W. George	2017	321,255	110,000	48,188	23,666	503,109
President of Mackinac President and Chief Executive Officer of the Bank	2016	310,391	55,000	62,076	26,403	453,870
Jesse A. Deering	2017	182,505	50,000	27,376	17,571	277,452
Executive Vice President and Chief Financial Officer of Mackinac and the Bank(1)	2016	163,448	40,000	35,269	22,996	261,713

(1)
Amounts reported for Mr. Deering include all compensation paid to Mr. Deering during 2016. Mr. Deering was appointed Executive Vice President and Chief Financial Officer of the Corporation and the Bank, effective August 1, 2016, at which time the Corporation entered into an amended and restated employment agreement with Mr. Deering, which was subsequently amended and restated in February 2018 (discussed below).

(2)
Amounts reported for 2017 and 2016 represent a discretionary bonus that was paid to each named executive officer pursuant to the employment agreements described below.

(3)
Amounts reported relate to time-based restricted stock awards granted under the Corporation's 2012 Incentive Compensation Plan. Amounts reported represent the grant date fair value of such awards (excluding the effect of estimated forfeitures), in each case calculated in accordance with FASB ASC Topic 718.

(4)
Amounts in this column for 2017 include the value of the following benefits or perquisites: (i) for Mr. Tobias, health and disability insurance premiums and life insurance premiums of $16,246; (ii) for Mr. George, 401(k) employer match contributions of $9,450 and health and disability insurance premiums and life insurance premiums of $14,216; and (iii) for Mr. Deering, 401(k) employer match contributions of $3,287.29 and health and disability insurance premiums and life insurance premiums of $14,284.

(5)
Amounts in this column for 2016 include the value of the following benefits or perquisites: (i) for Mr. Tobias, health and disability insurance premiums and life insurance premiums of $16,397; (ii) for Mr. George, 401(k) employer match contributions of $7,590 and health and disability insurance premiums and life insurance premiums of $18,813; and (iii) for Mr. Deering, 401(k) employer match contributions of $4,917 and health and disability insurance premiums and life insurance premiums of $18,079.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

Amended and Restated Employment Agreements

        On March 1, 2018, Mackinac entered into an amended and restated employment agreement with each of (i) Paul D. Tobias, the Company's Chairman of the Board and Chief Executive Officer and Chairman of the Board of the Bank, (ii) Kelly W. George, the Company's President and the Bank's President and Chief Executive Officer, and (iii) Jesse A. Deering, the Executive Vice President and Chief Financial Officer of the Bank and the Company (each, an "Employment Agreement" and collectively, the "Employment Agreements").

        Each of the Employment Agreements have an initial term (the "Initial Term") of three (3) years beginning on March 1, 2018 (the "Commencement Date"), and automatically renewing for successive one (1) year terms at the end of the Initial Term provided that the Board of the Company does not notify the executive of its intention not to renew the Employment Agreement on or prior to at least one hundred eighty (180) days prior to the expiration of the Initial Term or any renewal term. In the event of a change of control of the Company, the Commencement Date of each Employment Agreement automatically resets as of the date of the change of control, resulting in an initial term of three (3) years from the date of such change of control.

        Each Employment Agreement supersedes the prior employment agreement between the Company and the applicable executive in its entirety.

        The Employment Agreements entitle the executives to, among other benefits, the following compensation: (i) for Mr. Tobias, (a) a base salary of at least $370,000, which is reviewed annually by the Compensation Committee of the Board (the "Compensation Committee"), (b) eligibility for an annual cash bonus, as determined by the Compensation Committee, and eligibility to participate in Mackinac's long term incentive plan, and (c) in the event Mr. Tobias' employment is terminated within two years of a change of control of Mackinac (or six months prior to such change of control in anticipation of such change of control) for any reason other than for cause, a lump sum payment of 2.99 times his annual base salary as of such termination and the average of the full year annual cash bonus paid to Mr. Tobias during the prior three (3) fully completed years, (ii) for Mr. George, (a) a base salary of at least $365,000, which is reviewed annually by the Compensation Committee, (b) eligibility for an annual cash bonus, as determined by the Compensation Committee, and eligibility to participate in Mackinac's long term incentive plan, and (c) in the event Mr. George's employment is terminated within two years of a change of control of Mackinac (or six months prior to such change of control in anticipation of such change of control) for any reason other than for cause, a lump sum payment of 2.99 times his annual base salary as of such termination and the average of the full year annual cash bonus paid to Mr. George during the prior three (3) fully completed years, and (iii) for Mr. Deering, (a) a base salary of at least $205,000, which is reviewed annually by the Compensation Committee, (b) eligibility for an annual cash bonus, as determined by the Compensation Committee, and eligibility to participate in Mackinac's long term incentive plan, and (c) in the event Mr. Deering's employment is terminated within two years of a change of control of Mackinac (or six months prior to such change of control in anticipation of such change of control) for any reason other than for cause, a lump sum payment of 2.0 times his annual base salary as of such termination and the average of the full year annual cash bonus paid to Mr. Deering during the prior three (3) fully completed years.

        Each Employment Agreement contains provisions relating to non-solicitation of customers and personnel and non-competition during the term of employment and for eighteen (18) months thereafter, as well as a provision relating to the protection of confidential information.

Equity Awards Granted to Mackinac's Named Executive Officers

        On February 26, 2018, the Board granted the following restricted stock awards to Messrs. Tobias, George and Deering under Mackinac's 2012 Incentive Compensation Plan (the "2018 Restricted Stock Awards"): (i) 3,066 shares of restricted stock to Mr. Tobias; (ii) 3,012 shares of restricted stock to Mr. George, and (iii) 1,711 shares of restricted stock to Mr. Deering. The 2018 Restricted Stock Awards vest in four equal annual installments beginning on the first anniversary of the grant date (February 22, 2019) so that such awards will be fully vested on February 22, 2022, subject to each such officer's continued employment.

        On February 24, 2017, the Board granted the following restricted stock awards to Messrs. Tobias, George and Deering under Mackinac's 2012 Incentive Compensation Plan (the "2017 Restricted Stock Awards" and together with the 2016 Restricted Stock Awards, the "Restricted Stock Awards"): (i) 4,719 shares of restricted stock to Mr. Tobias; (ii) 4,636 shares of restricted stock to Mr. George, and (iii) 2,634 shares of restricted stock to Mr. Deering. The 2017 Restricted Stock Awards vest in four equal annual installments beginning on the first anniversary of the grant date (February 24, 2018) so that such awards will be fully vested on February 24, 2021, subject to each such officer's continued employment.

        The Restricted Stock Awards fully vest upon any such officer's termination due to death or disability or upon a change of control of Mackinac. In the event of any such officer's retirement, his Restricted Stock Awards will continue to vest as if his employment with Mackinac were continuing, but any unvested shares will be immediately forfeited in the event such officer ceases to be retired.

 2017 Outstanding Equity Awards at Fiscal Year-End Table

        The following table provides information on the holdings of options to purchase common shares and restricted stock by the named executive officers as of December 31, 2017.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Paul D. Tobias	3/18/14	3,652	58,067
	03/24/2015	6,038	96,004
	02/22/2016	4,352	69,197
	02/24/2017	4,719	75,032
Kelly W. George	3/18/14	3,655	58,115
	03/24/2015	2,349	37,349
	02/22/2016	4,276	67,988
	02/24/2017	4,636	13,712
Jesse A. Deering	3/18/14	625	9,938
	03/24/2015	1,750	27,825
	02/22/2016	2,065	32,834
	02/24/2017	2,634	41,881

(1)
Shares of restricted stock vest in four equal annual installments on the first through fourth anniversaries of the grant date.

(2)
Based on the closing price of Mackinac's common stock on NASDAQ on December 29, 2017, which was $15.90.

Retirement Plan

        Mackinac sponsors the Mackinac Financial Corporation 401(k) Plan (the "Plan"). All regular, full-time employees are eligible to enroll in the Plan after their 90-day introductory period has been met. Employees who have completed 1,000 hours of service and are 18 years of age or older during the plan year (January 1—December 31) may participate in the Plan. If an employee completes at least 1,000 hours of service during any plan year and is employed by Mackinac on the last day of the Plan year, Mackinac may, in its sole discretion, make a matching contribution on their behalf. The Plan permits Mackinac, through action of the Board, to specify the range, rate and level of and to make discretionary contributions to the Plan for allocation to eligible participants. [For the 2017 plan year, Mackinac made a discretionary contribution that matched 100% of the first 3% of eligible compensation and 50% on the next 1% of eligible compensation. All contributions to the Plan are subject to both individual and total participant contribution limits as established by the IRS.]

Severance and Change of Control Benefits

        Mackinac does not provide for any severance or change of control benefits, other than those discussed above.

Director Compensation

2017 Director Compensation Table

        The table below summarizes the compensation paid by Mackinac to non-employee directors for the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)
Walter J. Aspatore	41,500
Dennis B. Bittner	34,000
Joseph D. Garea	32,000
Robert E. Mahaney	35,000
Robert H. Orley	32,500
Randolph C. Paschke	35,000
L. Brooks Patterson	34,500
David R. Steinhardt	35,000

2017 Non-Employee Director Annual Cash Retainer and Meeting Fees

        In 2017, each non-employee director received an annual fee of $25,000. In addition to the annual fee, Board committee chairs received an additional $3,000, and Board committee members received $250 per meeting attended.

        Mackinac does not compensate its employee directors (Messrs. Tobias and George in 2017) for their Board service.

INDEBTEDNESS OF AND TRANSACTIONS WITH MACKINAC'S MANAGEMENT

        Certain of the directors and officers of Mackinac have had and are expected to have in the future, transactions with mBank, or have been directors or officers of corporations, or members of partnerships or limited liability companies, which have had and are expected to have in the future, transactions with mBank. In the opinion of management, all such previous transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and (iii) did not involve more than normal risk of collectability or present other unfavorable features. The Audit Committee has responsibility for reviewing and approving transactions with related persons, in accordance with the rules of NASDAQ. The Audit Committee, as a general policy, approves transactions to related parties at essentially the same terms and conditions that apply to similar transactions with non-related parties.

        Under SEC rules, a "related person transaction" is any transaction or series of transactions in which Mackinac or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A "related person" is a director, officer, nominee for director or a more than 5% shareholder since the beginning of Mackinac's last completed fiscal year, and their immediate family members. Mackinac reviews all related person transactions in accordance with the procedure described above.

        Mr. Mahaney owns a controlling interest in Veridea Group, LLC, a commercial and residential real estate development and hotel management company he founded in 2001. On May 24, 2013, the Bank signed a lease for a branch office in a building owned by Mr. Mahaney. The lease has a 15-year term. Lease payments in calendar year 2017 and 2016 totaled $[            ] and $432,532, respectively.

LEGAL MATTERS

        The validity of the Mackinac common stock to be issued in connection with the merger will be passed upon for Mackinac by Honigman Miller Schwartz and Cohn LLP. Certain U.S. federal income tax consequences relating to the merger may also be passed upon for Mackinac by Honigman Miller Schwartz and Cohn LLP and for First Federal by Shumaker, Loop & Kendrick, LLP.

EXPERTS

Mackinac

        The consolidated financial statements of Mackinac incorporated by reference into this joint proxy statement/prospectus as of and for the two years ended December 31, 2017, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been so included in reliance upon the report of Plante & Moran, PLLC, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

First Federal

        The financial statements of First Federal as of and for the two years ended December 31, 2017 included in this joint proxy statement/prospectus have been so included in reliance on the report of Andrews Hooper Pavlik PLC an independent auditor, given on the authority of said firm as experts in auditing and accounting.

CERTAIN DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows Mackinac to "incorporate by reference" information into this proxy statement/prospectus, which means that Mackinac can disclose important information to you by referring you to another document filed separately by it with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by any information in this joint proxy statement/prospectus. This document incorporates by reference the following documents that have been filed previously with the SEC by Mackinac:

  •
  Annual Report on Form 10-K for the year ended December 31, 2017;

  •
  Current Reports on Form 8-K filed on January 16, 2018, January 19, 2018, February 13, 2018, and March 7, 2018; and

  •
  The description of the Mackinac common stock contained under the caption "Description of Common Shares" found Mackinac's Registration Statement on Form S-1/A (333-18724), filed with the SEC on August 21, 2012, and any amendments or reports filed for the purpose of updating such description.

        In addition, Mackinac is incorporating by reference any documents it may file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the special meeting of Mackinac stockholders provided, however, that Mackinac is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

        Mackinac files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Mackinac files with the SEC without charge by following the instructions in the section entitled "Where You Can Find More Information."

 OTHER MATTERS

        No matters other than the matters described in this joint proxy statement/prospectus are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

SHAREHOLDER PROPOSALS

        If a shareholder of Mackinac intends to present a shareholder proposal at Mackinac's 2018 annual meeting, the proposal must have been received by Mackinac's secretary no later than December 29, 2017 to be eligible for inclusion in Mackinac's proxy statement and form of proxy for that meeting. Such proposals will be subject to the requirements of the proxy rules adopted under the Exchange Act, Mackinac's articles of incorporation and bylaws and Michigan law.

        In order to be considered at any meeting, a shareholder proposal submitted outside of Rule 14a-8 under the Exchange Act, other than a nomination of directors, must (i) comply with the requirements in Mackinac's bylaws and articles of incorporation as to form and content, and (ii) be received by Mackinac (a) at least 30 days prior to the originally scheduled date of the meeting, or (b) not later than the close of business on the tenth day following the date on which notice of the scheduled meeting was first mailed to the shareholders, if less than 40 days' notice of the meeting is given by Mackinac.

        The Nominating Committee will consider candidates nominated by shareholders in accordance with the procedures set forth in Mackinac's articles of incorporation and in the Nominating Committee's charter, pursuant to which the Nominating Committee would apply the same qualification criteria and consideration factors applicable to its own nominees. Under Mackinac's articles of incorporation, nominations other than those made by the Board or the Nominating Committee must be made pursuant to timely notice in proper written form to the Secretary of Mackinac. To be timely, a shareholder's request to nominate a person for election to the Board at the annual meeting of shareholders, together with the written consent of such person to serve as a Director, must be received by the Secretary of Mackinac not less than 60 nor more than 90 days prior to the first anniversary date of the annual meeting of shareholders in the immediately preceding year. To be in proper form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination.

WHERE YOU CAN FIND MORE INFORMATION

Mackinac

        Mackinac has filed with the SEC a registration statement under the Securities Act that registers the distribution to First Federal shareholders of the shares of Mackinac common stock to be issued in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Mackinac in addition to being a proxy statement for First Federal shareholders. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Mackinac and Mackinac common stock.

        You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

        The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Mackinac, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by Mackinac with the SEC are also available at Mackinac's website at http://www.bankmBank.com. The web addresses of the SEC and Mackinac are included as inactive textual references only. Information on those web sites is not part of this joint proxy statement/prospectus.

First Federal

        First Federal does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC. The historical consolidated financial statements of First Federal have been filed with the SEC by Mackinac and are incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

        If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of First Federal common stock, please contact Michael W. Mahler, at (989) 354-7319.

        Mackinac has not authorized anyone to give any information or make any representation about the merger or the company that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Report of Independent Auditors

Board of Directors and Stockholders
First Federal of Northern Michigan
Alpena, Michigan

        We have audited the accompanying consolidated financial statements of First Federal of Northern Michigan Bancorp, Inc., which comprise the consolidated balance sheets as of December 31, 2017 and 2016 and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Federal of Northern Michigan Bancorp, Inc., as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Andrews Hooper Pavlik PLC

Saginaw, Michigan
March 2, 2018

Consolidated Balance Sheets

(000s omitted, except per share data)

	December 31,
	2017	2016
Assets
Cash and cash equivalents	$7,862	$8,752
Overnight deposits with Federal Home Loan Bank	527	55

Total cash and cash equivalents	8,389	8,807
Deposits held in other financial institutions	3,714	5,422
Securities available for sale, at fair value (Note 3)	98,839	128,134
Securities held to maturity (Note 3)	650	700
Loans—net (Note 4)	191,503	181,439
Loans held for sale	430	—
Federal Home Loan Bank stock	1,636	1,636
Property and equipment (Note 5)	5,552	5,939
Foreclosed real estate and other repossessed assets	652	1,370
Accrued interest receivable	1,033	1,026
Intangible assets (Note 7)	635	827
Deferred tax asset (Note 10)	1,690	3,314
Originated mortgage servicing right—net (Note 6)	418	473
Bank owned life insurance	5,125	4,998
Other assets	981	855

Total assets	$321,247	$344,940

Liabilities and Stockholders' Equity
Liabilities
Non-interest bearing deposits	$58,423	$59,761
Interest-bearing deposits (Note 8)	211,884	233,667
Advances from Federal Home Loan Bank (Note 9)	16,648	17,517
Accrued expenses and other liabilities (Note 13)	1,350	1,106

Total liabilities	288,305	312,051
Stockholders' Equity (Note 12)
Common stock ($0.01 par value 20,000,000 shares authorized, 4,034,675 shares issued and outstanding—at December 31, 2017 and 2016)	40	40
Additional paid-in capital	28,264	28,264
Retained earnings	8,612	8,538
Treasury stock at cost (307,750 shares)—at December 31, 2017 and 2016	(2,964)	(2,964)
Accumulated other comprehensive loss	(1,010)	(989)

Total stockholders' equity	32,942	32,889

Total liabilities and stockholders' equity	$321,247	$344,940

See accompanying notes

Consolidated Statements of Operations and Comprehensive Income

(000s omitted)

	Year Ended December 31,
	2017	2016
Interest Income
Loans, including fees	$8,906	$8,133
Investments
Taxable	1,586	1,339
Tax-exempt	78	93
Mortgage-backed securities	954	1,023

Total interest income	11,524	10,588
Interest Expense
Deposits	949	941
Borrowings	278	343

Total interest expense	1,227	1,284

Net Interest Income—Before provision for loan losses	10,297	9,304
Provision for Loan Losses (Note 4)	155	95

Net Interest Income—After provision for loan losses	10,142	9,209
Other Income
Service charges and other fees	959	967
Net gain on sale of investments	36	134
Net gain on sale of loans	249	263
Net gain on sale of premises and equipment, real estate owned and other repossessed assets	73	55
Loan servicing fees	316	237
Other	213	295

Total other income	1,846	1,951
Operating Expenses
Compensation and employee benefits (Note 13)	5,886	5,833
FDIC insurance premiums	170	194
Advertising	164	184
Occupancy and equipment	1,156	1,172
Amortization of intangible assets	192	217
Data processing service bureau	517	493
Professional fees	486	442
Collection activity	39	78
Real estate owned and other repossessed assets	94	117
Other	1,120	1,116

Total operating expenses	9,824	9,846

Income—before income tax expense	2,164	1,314
Income tax expense (Note 10)	1,548	—

Net income	616	1,314
Other Comprehensive Income:
Unrealized gain (loss) on securities available for sale—net of tax of $88 and ($556) in 2017 and 2016, respectively	169	(1,080)
Reclassification adjustment for gains realized in earnings—net of tax of $12 and $46 in 2017 and 2016, respectively	(24)	(90)

Comprehensive Income	$761	$144

See accompanying notes

Consolidated Statements of Changes in Stockholders' Equity

(000s omitted, except per share data)

	Shares	Common Stock	Treasury Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
Balance—January 1, 2016	4,035	$40	$(2,964)	$28,264	$7,820	$181	$33,341
Net income	—	—	—	—	1,314	—	1,314
Other comprehensive loss	—	—	—	—	—	(1,170)	(1,170)
Common dividend declared, $0.16 per share	—	—	—	—	(596)	—	(596)

Balance—December 31, 2016	4,035	40	(2,964)	28,264	8,538	(989)	32,889
Net income	—	—	—	—	616	—	616
Other comprehensive gain	—	—	—	—	—	145	145
Reclassification adjustment for tax rate change	—	—	—	—	166	(166)	—
Common dividend declared, $0.19 per share	—	—	—	—	(708)	—	(708)

Balance—December 31, 2017	4,035	$40	$(2,964)	$28,264	$8,612	$(1,010)	$32,942

See accompanying notes

Consolidated Statements of Cash Flows

(000s omitted)

	Year Ended December 31
	2017	2016
Cash Flows from Operating Activities
Net income	$616	$1,314
Adjustments to reconcile net income to cash from operating activities:
Depreciation and amortization	596	639
Provision for loan losses	155	95
Accretion of acquired loans	(96)	(39)
Amortization and accretion on securities	593	776
Gain on sale of investment securities	(36)	(134)
Gain on sale of loans held for sale	(249)	(263)
Gain on sale of property and equipment and assets held for sale	(22)	(54)
Gain on sale of real estate owned and other repossessed assets	(51)	(1)
Originations of loans held for sale	(16,260)	(16,764)
Proceeds from sale of loans held for sale	16,079	17,590
Deferred income tax	1,548	—
Net change in:
Accrued interest receivable	(7)	13
Bank-owned life insurance	(127)	(141)
Other assets and mortgage servicing rights	(71)	921
Accrued expenses and other liabilities	266	(134)

Net cash from operating activities	2,934	3,818
Cash Flows from Investing Activities
Net increase in loans	(10,285)	(14,120)
Net decrease in deposits at other institutions	1,708	3,968
Proceeds from maturity of securities	14,040	28,179
Proceeds from sale of securities available for sale	23,080	12,324
Purchase of securities available for sale	(8,111)	(42,591)
Proceeds from sale of property and equipment and assets held for sale	99	402
Purchase of premises and equipment	(94)	(109)
Proceeds from sale of of real estate owned and other repossessed assets	931	411

Net cash from investing activities	21,368	(11,536)
Cash Flows from Financing Activities
Net (decrease) increase in deposits	(23,121)	24,901
Dividends paid on common stock	(708)	(596)
Net increase (decrease) in advances from borrowers	(22)	28
Advances from FHLB	45,876	18,400
Repayments of advances from FHLB	(46,745)	(33,811)

Net cash from financing activities	(24,720)	8,922

Net Change in Cash and Cash Equivalents	(418)	1,204
Cash and Cash Equivalents—Beginning of year	8,807	7,603

Cash and Cash Equivalents—End of year	$8,389	$8,807

Supplemental Cash Flow and Noncash Information
Net cash paid for income taxes	$—	$96
Cash paid for interest on deposits and borrowings	1,228	1,292
Transfer of loans to real estate owned & other repossessed assets	162	609

See accompanying notes

Note 1—Summary of Significant Accounting Policies

        Nature of Operations—First Federal of Northern Michigan Bancorp, Inc. ("Company") and its subsidiary, First Federal of Northern Michigan ("Bank"), conduct operations in the northeastern Lower Peninsula of Michigan. The Company's primary services include accepting deposits, making commercial, consumer and mortgage loans, and engaging in mortgage banking activities.

        Principles of Consolidation—The consolidated financial statements include the accounts of First Federal of Northern Michigan Bancorp, Inc., First Federal of Northern Michigan, and the Bank's wholly owned subsidiary, FFNM Financial Services, Inc. The 2017 activity of FFNM Financial Services, Inc. was to collect the stream of income generated by referral of customers for non-bank investment products through a contract with Old Mission Investment Co., LLC.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan and lease loss ("ALLL"), the valuation of investment securities, intangible and deferred tax assets, and mortgage servicing rights.

        Significant Concentrations of Credit Risk—Most of the Company's activities are with customers located within the northeastern lower peninsula of Michigan. Note 3 discusses the types of securities in which the Company invests. Note 4 discusses the types of lending in which the Company engages. The Company does not have any significant concentrations to any one industry or customer.

        Cash and Cash Equivalents—For the purpose of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from depository institutions, federal funds sold, and interest bearing deposits in other depository institutions which mature within 90 days when purchased. The Company was required to maintain $2.4 million as of December 31, 2017 and $2.0 million as of December 31, 2016 on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements.

        Securities—Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income net of applicable income taxes. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

        Management evaluates securities for other-than-temporary impairment ("OTTI") on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. When evaluating investment securities consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, whether the market decline was affected by macroeconomic conditions and whether the Company has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. In analyzing an issuer's financial condition, the Company may consider whether the securities are issued by the federal government or its agencies, or U.S. Government sponsored enterprises, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer's financial condition. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

Note 1—Summary of Significant Accounting Policies (Continued)

        When OTTI occurs, the amount of the OTTI recognized in earnings depends on whether an entity intends to sell the security or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis. If an entity intends to sell or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis, the OTTI shall be recognized in earnings equal to the entire difference between the investment's amortized cost basis and its fair value at the balance sheet date. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment. If a security is determined to be other-than-temporarily impaired, but the entity does not intend to sell the security, only the credit portion of the estimated loss is recognized in earnings, with the other portion of the loss recognized in other comprehensive income.

        Federal Home Loan Bank ("FHLB") Stock—As a requirement to conduct business, FHLB stock is held by the Company and carried at cost. Any sales and purchases of FHLB stock is at par; therefore, cost approximates fair market value.

        Mortgage Banking Activities—The Company routinely sells to investors its originated long-term residential fixed-rate mortgage loans. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. As of December 31, 2017, the Company was servicing mortgage loans sold to others totaling $107.0 million. Net unrealized losses on loans held for sale, if any, are recognized through a valuation allowance by charges to income.

        Mortgage loans held for sale are generally sold with the mortgage servicing rights retained by the Company. The carrying value of mortgage loans sold is reduced by the cost allocated to the associated mortgage servicing rights. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold.

        The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding, also known as rate lock commitments. Rate lock commitments on residential mortgage loans that are intended to be sold are considered to be derivatives. Fair value is based on fees currently charged to enter into similar agreements. The fair value of rate lock commitments was insignificant at December 31, 2017 and 2016.

        The Company uses forward contracts as part of its mortgage banking activities. Forward contracts provide for the delivery of financial instruments at a specified future date and at a specified price or yield. The fair value of forward contracts was insignificant at December 31, 2017 and 2016.

        Originated Loans—The Company grants mortgage, commercial and consumer loans to customers. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the ALLL and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield over the contractual life of the loan.

        The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

        All interest accrued but not collected, for loans that are placed on nonaccrual or charged off, is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all

Note 1—Summary of Significant Accounting Policies (Continued)

the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        Loans Acquired in a Business Combination—Loans acquired in a business combination ("acquired loans") consist of loans acquired on August 8, 2014 in the merger with Bank of Alpena. Acquired loans are recorded at fair value as of the acquisition date without a carryover of the associated allowance for loan losses related to these loans, through a fair value discount that was, in part, attributed to credit quality. The estimate of the expected credit losses was determined based on due diligence performed by executive and senior management of the Company. The fair value discount was recorded as a reduction to the acquired loans' outstanding principal balance in the consolidated financial statements on the merger date.

        The Company accounts for acquired loans, which are recorded at fair value at acquisition, in accordance with ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Under the provisions of ASC 310-30, the Company evaluated each loan individually and determined that loans with an outstanding principal balance of $5.9 million exhibited deteriorated credit quality, and therefore, met the criteria set forth in ASC 310-30. None of the loans acquired were classified as debt securities.

        In accordance with ASC 310-30, the Company elected to evaluate each loan individually for expected future cash flows. Loans will be removed from the acquired loan segment in the event of sale, foreclosure, pay off or being written off as uncollectable. The Company estimates the cash flow to be collected over the remaining life of the loan on a quarterly basis based on a set of assumptions including expectations as to default rates, prepayment rates, and expected loss rates. The Company makes numerous assumptions, interpretations and judgments using internal and third-party credit quality information when determining the probability of collecting all contractual required payments. This is a point in time assessment and inherently subjective due to the nature of the available information and judgment involved.

        The calculation of the fair value of the acquired loans entails estimating the amount and timing of cash flows attributable to both principal and interest expected to be collected on each individual loan, and then discounting those cash flows at a market interest rate. The excess of a loan's expected cash flow at the acquisition date over its estimated fair value is commonly referred to as "accretable yield", which is recognized into interest income over the remaining life of the loan on a level-yield basis. The difference between an individual loan's contractual required principal and interest as of the merger date and the expected cash flows as of the same date is commonly referred to as "nonaccretable difference", which includes an estimate of future credit losses expected to be incurred over the remaining life of the loan and interest payments that are not expected to be collected. A decrease to the expected cash flows of a loan in subsequent periods will require the Company to record a provision for loan loss. Improvements to expected cash flows of a loan in subsequent periods will result in reversing a portion of the nonaccretable difference, which is then classified as a part of the accretable yield and subsequently recognized into interest income over the estimated remaining life of the loan. A loan will be removed from the acquired loan segment through any one of the following avenues: foreclosed, paid off or written off.

        Allowance for Loan and Lease Losses—The ALLL is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

Note 1—Summary of Significant Accounting Policies (Continued)

        The ALLL is evaluated on a regular basis by management and is based on management's periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans as well as classified loans that are not deemed to be impaired and is based on historical loss experience adjusted for qualitative factors.

        A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of homogeneous loans are collectively evaluated for impairment. The Company does not separately identify individual consumer and residential loans for impairment disclosures until a loss is imminent.

        Troubled debt restructuring of loans is undertaken to improve the likelihood that the loan will be repaid in full under the modified terms in accordance with a reasonable repayment schedule. All modified loans are evaluated to determine whether the loans should be reported as a troubled debt restructure ("TDR"). A loan is a TDR when the Company, for economic or legal reasons related to the borrower's financial difficulties, grants a concession to the borrower by modifying or renewing a loan that the Company would not otherwise consider. To make this determination, the Company must determine whether (a) the borrower is experiencing financial difficulties and (b) the Company granted the borrower a concession. This determination requires consideration of all of the facts and circumstances surrounding the modification. An overall general decline in the economy or some deterioration in a borrower's financial condition does not automatically mean the borrower is experiencing financial difficulties.

        Loan Servicing—Servicing assets are recognized as separate assets when rights are retained through the sale of originated residential mortgage loans. Capitalized servicing rights are amortized against non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights into tranches based on predominant characteristics, such as interest rate, loan type and investor type. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or on a valuation model that calculates the present value of estimated future net servicing income using market based assumptions. Temporary impairment is recognized through a valuation allowance for an

Note 1—Summary of Significant Accounting Policies (Continued)

individual stratum to the extent that fair value is less than the capitalized amount for the stratum. If it is later determined that all or a portion of the temporary impairment no longer exists, the valuation allowance is reduced through a recovery of income. An other-than-temporary impairment results in a permanent reduction to the carrying value of the servicing asset. Servicing income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal, or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

        Foreclosed Assets (including Other Real Estate Owned)—Foreclosed real estate held for sale is carried at the lower of cost or fair value minus estimated costs to sell. Costs of holding foreclosed real estate are charged to expense in the current period, except for significant property improvements, which are capitalized. Valuations are periodically performed by management and an allowance is established by a charge to non-interest expense if the carrying value exceeds the fair value minus estimated costs to sell. Foreclosed real estate is classified as other real estate owned. The net income from operations of foreclosed real estate held for sale is reported in non-interest income. At December 31, 2017 there were $159 of one-to-four family residential mortgages in the process of foreclosure compared to $64 as of December 31, 2016.

        Property and Equipment—These assets are recorded at cost, less accumulated depreciation. The Bank uses the straight-line method of recording depreciation for financial reporting. The depreciable lives used by the Company are: land improvements 7-10 years, buildings 7-40 years and equipment 3-10 years. Maintenance and repairs are charged to expense and improvements are capitalized.

        Bank-Owned Life Insurance—The Bank has purchased life insurance policies on certain key officers. Bank-owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

        Intangible Assets—The Company has in the past purchased one or more branches from other financial institutions. The analysis of these branch acquisitions led the Company to conclude that in each case, a business was acquired and the purchase price generally includes the intangible value of the depositor relationships acquired, referred to as core deposit intangible assets. The expected life for the core deposit intangible asset is based on the type of products acquired. The amortization periods range from 10 to 15 years and are based on the expected life of the products and relationships. The expected life was determined based on an analysis of the life of similar products within the Company and local competition in the markets where the branches were acquired. The core deposit intangible assets, related to branch purchases, were amortized on a straight-line basis.

        In conjunction with the merger with Bank of Alpena, the Company established a $1.4 million core deposit intangible asset. This intangible asset is being amortized over a 10-year period on an accelerated basis. The core deposit intangible is analyzed quarterly for impairment.

        Income Taxes—Deferred income tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        On December 22, 2017, the President of the United States signed a tax bill which reduced the corporate income tax rate from 34% to 21% effective for tax years beginning on or after January 1, 2018. As a result, the Company's deferred tax assets and liabilities were remeasured for the effects of

Note 1—Summary of Significant Accounting Policies (Continued)

the tax rate change on the date the law was enacted in accordance with Accounting Standards Codification ("ASC") 740, Income Taxes. The impact of the new tax rate increased federal income tax $1.2 million for the year ended December 31, 2017. Since the impact of the remeasurement of the deferred tax effects of items reported in accumulated other comprehensive income ("AOCI") was recorded through income tax expense there was a stranded tax effect in AOCI as the recorded deferred tax assets and tax liabilities no longer equaled the tax effect included in the AOCI for that item. In February 2018, the FASB issued and the Company early adopted the provisions of Accounting Standards Update ("ASU")—Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income for the year ended December 31, 2017. This ASU allows a one- time reclassification from AOCI to retained earnings for these stranded tax effects. The amount of the reclassification from AOCI to retained earnings at December 31, 2017 was $166. This reclassification eliminates the stranded tax effect that was created as a result of the tax rate change to improve the usefulness of information reported in the financial statements.

        The Company records a valuation allowance if it believes, based on available evidence, that it is "more likely than not" that the future tax assets recognized will not be realized before their expiration. Realization of the Company's deferred tax assets is primarily dependent upon the generation of a sufficient level of future taxable income.

        At December 31, 2017 and 2016, management believes that it is more likely than not that all of the deferred tax assets would be realized. Accordingly, at December 31, 2017 and 2016, the Company recaptured $347 and $432, respectively, of the valuation allowance. As of December 31, 2017, there was no remaining valuation allowance on the balance sheet compared to $347 as of December 31, 2016.

        The net deferred tax asset recorded at December 31, 2017 and 2016 was $1.7 million and $3.3 million, respectively.

        Off-Balance-Sheet Instruments—In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under credit card arrangements, commercial letters of credit and standby letters of credit. For letters of credit, a liability is recorded for the fair value of the obligation undertaken in issuing the guarantee.

        Comprehensive Income (Loss)—Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities; however, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component in the equity section of the consolidated statement of financial condition. Such items, along with net income, are components of comprehensive income (loss).

        Accumulated other comprehensive income (loss) consists solely of unrealized gains (losses) on available for sale securities and the reclassification for the tax rate change.

        Stock-Based Compensation—The Company's stock based compensation plans are described in detail in Note 13 (Employee Benefit Plans). Compensation expense is recognized for stock options and unvested (restricted) stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company's common shares at the date of grant is used to estimate the fair value of unvested (restricted) stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period for stock option awards and as the unvested period for nonvested (restricted) stock awards. Certain of the Company's share-based awards contain terms that

Note 1—Summary of Significant Accounting Policies (Continued)

provide for a graded vesting schedule whereby portions of the award vest in increments over the requisite service period.

        The Company granted no options and did not record, through net income, any compensation costs related to stock options in 2017 and 2016.

Note 2—Business Combinations

        As of August 8, 2014 ("Merger Date"), the Company completed its merger with Alpena Banking Corporation and its wholly owned subsidiary Bank of Alpena ("Alpena"). Alpena had one branch office and $102.9 million in assets as of August 8, 2014. The results of operations due to the merger have been included in the Company's results since the Merger Date. The merger was effected by the issuance of shares of the Company's common stock to Alpena Banking Corporation shareholders. Each share of Alpena's common stock was converted into the right to receive 1.549 shares of the Company's common stock, with cash paid in lieu of fractional shares. The conversion of Alpena's shares resulted in the issuance of 842,965 shares of the Company's common stock.

        The business combination was recorded using the acquisition method of accounting and accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at estimated fair values on the Merger Date. The following table provides the purchase price calculation as of December 31, 2014 and the identifiable assets acquired and liabilities assumed at their estimated fair values. A bargain purchase gain resulted from the business combination due to the fair value of the net assets acquired exceeding the value of the stock issued as consideration in the transaction. These fair value measurements are based on third-party valuations.

Purchase Price:
Common stock issued for Alpena Banking Corporation common shares		843
Price per share, based on the Company's closing price on August 8, 2014		$5.59

Total purchase price		$4,712
Preliminary Statement of Net Assets Acquired at Fair Value:
Assets
Cash and cash equivalents	$41,650
Securities	24,008
Loans	33,051
Premises and Equipment	1,667
Core Deposit Intangible	1,392
Deferred Tax Asset	337
Other Assets	467

Total Assets	$102,572
Liabilities
Deposits	95,787
Other Liabilities	91

Total Liabilities	$95,878
Net Identifiable Assets Acquired		$6,694

Bargain Purchase Gain		$(1,982)

Note 2—Business Combinations (Continued)

        In most instances, determining the fair value of the acquired assets and assumed liabilities required the Company to estimate the cash flows expected to result from those assets and liabilities and to discount those cash flows at appropriate rates of interest. The most significant of those determinations related to the valuation of acquired loans. For such loans, the excess cash flows expected at merger over the estimated fair value is recognized as interest income over the remaining lives of the loans. The difference between contractually required payments at merger and the cash flows expected to be collected at merger reflects the impact of estimated credit losses and other factors, such as prepayments. In accordance with the applicable accounting guidance for business combinations, there was no carry-over of Alpena's previously established allowance for loan losses.

        The acquired loans were divided into loans with evidence of credit quality deterioration, which are accounted for under ASC 310-30 ("acquired impaired"), and loans that do not meet the criteria, which are accounted for under ASC 310-20 ("acquired non-impaired"). In addition, the loans are further categorized into different pools based primarily on the type and purpose of the loan.

	Acquired Impaired	Acquired Non-Impaired	Acquired Total
Real estate loans:
Residential mortgages	$397	$6,992	$7,389
Commercial loans:
Secured by real estate	3,070	14,830	17,900
Other	1,201	4,213	5,414

Total commercial loans	4,271	19,043	23,314
Consumer loans:
Secured by real estate	30	1,568	1,598
Other	—	750	750

Total consumer loans	30	2,318	2,348

Total loans at acquisition date	$4,698	$28,353	$33,051

	Acquired Impaired	Acquired Non-Impaired	Acquired Total
Loans acquired—contractual required payments	$5,930	$28,587	$34,517
Non-accretable yield	(1,232)	—	(1,232)

Expected cash flows	4,698	28,587	33,285
Accretable yield	—	(234)	(234)

Carrying balance at acquisition date	$4,698	$28,353	$33,051

Note 3—Securities

        Investment securities have been classified according to management's intent. The carrying value and estimated fair value of securities are as follows:

	December 31, 2017				December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
Securities Available for Sale
U.S. treasury securities and obligations of U.S. government corporations and agencies	$18,901	$—	$(216)	$18,685	$26,736	$64	$(190)	$26,610
Municipal notes	38,232	146	(782)	37,596	45,905	167	(955)	45,117
Corporate securities	150	—	(1)	149	—	—	—	—
Mortgage-backed securities	42,832	54	(483)	42,403	56,973	100	(704)	56,369
Equity securities	2	4	—	6	19	19	—	38

Total	$100,117	$204	$(1,482)	$98,839	$129,633	$350	$(1,849)	$128,134

Securities Held to Maturity
Municipal notes	$650	$1	$—	$651	$700	$1	$—	$701

        The amortized cost and estimated market value of securities at December 31, 2017, by contractual maturity, are shown on the following table. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2017
	Amortized Cost	Market Value
Available For Sale:
Due in one year or less	$355	$356
Due after one year through five years	39,722	39,281
Due in five years through ten years	16,619	16,170
Due after ten years	587	623

Subtotal	57,283	56,430
Equity securities	2	6
Mortgage-backed securities	42,832	42,403

Total	$100,117	$98,839

Held To Maturity
Due in one year or less	$50	$50
Due after one year through five years	235	235
Due in five years through ten years	365	366
Due after ten years	—	—

Total	$650	$651

        At December 31, 2017 and 2016, securities with a fair value of $62.4 million and $34.5 million, respectively, were pledged to FHLB advances and borrowings from the Federal Reserve discount window.

        The following is a summary of securities that had unrealized losses at December 31, 2017 and 2016. The information is presented for securities that have been in an unrealized loss position for less than 12 months and 12 months or longer. At December 31, 2017, the Company held 125 securities with

Note 3—Securities (Continued)

unrealized losses totaling $1.5 million. At December 31, 2016 there were 127 securities with unrealized losses totaling $1.8 million.

        There are temporary reasons why securities may be valued at less than amortized cost. Temporary reasons are that the current levels of interest rates as compared to the coupons on the securities held by the Company are higher and impairment is not due to credit deterioration. The Company has the intent and the ability to hold these securities until their value recovers, which may be until maturity.

	December 31, 2017				December 31, 2016
		Gross Unrealized Losses		Gross Unrealized Losses		Gross Unrealized Losses		Gross Unrealized Losses
	Fair Value	Less than 12 months	Fair Value	12 months or longer	Fair Value	Less than 12 months	Fair Value	12 months or longer
Available For Sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$12,082	$(71)	$6,603	$(145)	$10,204	$(190)	$—	$—
Corporate and other securities	149	(1)	—	—	—	—	—	—
Municipal notes	11,395	(111)	17,866	(671)	32,728	(955)	—	—
Mortgage-backed securities	26,105	(166)	14,149	(317)	47,811	(651)	1,804	(53)

Total securities available for sale	$49,731	$(349)	$38,618	$(1,133)	$90,743	$(1,796)	$1,804	$(53)

        On a quarterly basis, the Company performs a comprehensive security-level impairment assessment on all securities in an unrealized loss position to determine if OTTI exists. An unrealized loss exists when the current fair value of an individual security is less than its amortized cost basis. For debt securities, an OTTI loss must be recognized for a debt security in an unrealized loss position if the Company intends to sell the security or it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis. In this situation, the amount of loss recognized in income is equal to the difference between the fair value and the amortized cost basis of the individual security. If the Company does not expect to sell the security, the Company must evaluate the expected cash flows to be received to determine if a credit loss has occurred. If a credit loss is present, only the amount of impairment associated with the credit loss is recognized in income. The portion of the unrealized loss relating to other factors, such as liquidity conditions in the market or changes in market interest rates, is recorded in other comprehensive income (loss).

        The security-level assessment is performed on each security, regardless of the classification of the security as available for sale or held to maturity. The assessments are based on the nature of the securities, the financial condition of the issuer, the extent and duration of the securities, the extent and duration of the loss and the intent and whether management intends to sell or it is more likely than not that it will be required to sell a security before recovery of its amortized cost basis, which may be at maturity. For those securities for which the assessment shows the Company will recover the entire cost basis, management does not intend to sell these securities and it is not more likely than not that the Company will be required to sell them before the anticipated recovery of the amortized cost basis, the gross unrealized losses are recognized in other comprehensive income, net of tax.

        Management does not believe that the investment securities that were in an unrealized loss position as of December 31, 2017 represent an other-than-temporary impairment. Total gross unrealized losses were primarily attributable to changes in interest rates, relative to when the investment securities were purchased, and not due to the credit quality of the investment securities. The Company does not intend to sell the investment securities that were in an unrealized loss position and it is not more likely

Note 3—Securities (Continued)

than not that the Company will be required to sell the investment securities before recovery of their amortized cost bases, which may be at maturity.

Note 4—Loans

        Loans at December 31, are summarized as follows:

	December 31
	2017	2016
Real estate loans—One- to four-family residential	$83,473	$82,405
Commercial loans:
Secured by real estate	76,813	65,131
Other	24,635	26,843

Total commercial loans	101,448	91,974
Consumer loans:
Secured by real estate	7,026	7,628
Other	1,617	1,357

Total consumer loans	8,643	8,985

Total gross loans	193,564	183,364
Less:
Net deferred loan fees	228	240
Allowance for loan losses	1,833	1,685

Total loans—net	$191,503	$181,439

        As of December 31, 2017, the total outstanding balance and carrying value of acquired impaired loans was $1.5 million and $1.3 million, respectively. Changes to the non-accretable yield for acquired impaired loans and accretable yield for acquired non-impaired loans were as follows as of December 31, 2017:

	Acquired Impaired Non-Accretable	Acquired Non-Impaired Accretable	Acquired Total
Beginning of year	$(582)	$(106)	$(688)
Accretion of discount for credit spread	—	40	40
Loans charged-off through December 31, 2017	27	—	27
Loans paid off through December 31, 2017	29	15	44

Total	$(526)	$(51)	$(577)

        Certain directors and executive officers of the Company were loan customers of the Bank during December 31, 2017 and 2016. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectability. As of December 31, 2017 and 2016, the outstanding balances of loans to officers and directors was $5.5 million and $7.6 million, respectively.

Note 4—Loans (Continued)

        The following tables illustrate the contractual aging of the recorded investment in past due loans by class of loans as of December 31, 2017 and 2016:

As of December 31, 2017
Originated Loans:	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days & Greater Past Due	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days and Accruing
Commercial real estate:
Commercial real estate—construction	$—	$—	$—	$—	$2,859	$2,859	$—
Commercial real estate	350	—	—	350	67,044	67,394	—
Commercial—other	45	114	206	365	24,071	24,436	172
Consumer:
Consumer—real estate	18	—	—	18	6,502	6,520	—
Consumer—other	7	—	—	7	1,593	1,600	—
Residential:
Residential	981	321	15	1,317	78,732	80,049	—

Total	$1,401	$435	$221	$2,057	$180,801	$182,858	$172

As of December 31, 2017
Acquired Loans:	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days & Greater Past Due	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days and Accruing
Commercial real estate:
Commercial real estate—construction	$—	$—	$—	$—	$—	$—	$—
Commercial real estate	375	—	34	409	6,151	6,560	—
Commercial—other	125	—	—	125	74	199	—
Consumer:
Consumer—real estate	—	—	—	—	506	506	—
Consumer—other	—	—	—	—	17	17	—
Residential:
Residential	129	—	—	129	3,295	3,424	—

Total	$629	$—	$34	$663	$10,043	$10,706	$—

Note 4—Loans (Continued)

As of December 31, 2016
Originated Loans:	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days & Greater Past Due	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days and Accruing
Commercial real estate:
Commercial real estate—construction	$459	$—	$—	$459	$662	$1,121	$—
Commercial real estate	700	935	—	1,635	52,873	54,508	—
Commercial—other	267	316	261	844	25,255	26,099	—
Consumer:
Consumer—real estate	24	26	—	50	6,567	6,617	—
Consumer—other	4	—	—	4	1,296	1,300	—
Residential:
Residential	991	471	64	1,526	76,308	77,834	40

Total	$2,445	$1,748	$325	$4,518	$162,961	$167,479	$40

As of December 31, 2016
Acquired Loans:	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days & Greater Past Due	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days and Accruing
Commercial real estate:
Commercial real estate—construction	$—	$—	$—	$—	$—	$—	$—
Commercial real estate	833	353	122	1,308	8,194	9,502	—
Commercial—other	10	—	—	10	734	744	—
Consumer:
Consumer—real estate	—	—	—	—	1,011	1,011	—
Consumer—other	—	—	—	—	57	57	—
Residential:
Residential	179	—	32	211	4,360	4,571	—

Total	$1,022	$353	$154	$1,529	$14,356	$15,885	$—

        The Bank uses an eight-tier risk rating system to grade its commercial loans. The grade of a loan may change during the life of the loans. The risk ratings are described as follows:

        Risk Grade 1 (Excellent)—Prime loans based on liquid collateral, with adequate margin or supported by strong financial statements. Probability of serious financial deterioration is unlikely. High liquidity, minimum risk, strong ratios, and low handling costs are common to these loans. This classification also includes all loans secured by certificates of deposit or cash equivalents.

        Risk Grade 2 (Good)—Desirable loans of somewhat less stature than Grade 1, but with strong financial statements. Probability of serious financial deterioration is unlikely. These loans possess a sound repayment source (and/or a secondary source). These loans represent less than the normal degree of risk associated with the type of financing contemplated.

Note 4—Loans (Continued)

        Risk Grade 3 (Satisfactory)—Satisfactory loans of average risk—may have some minor deficiency or vulnerability to changing economic conditions, but still fully collectible. There may be some minor weakness but with offsetting features or other support readily available. These loans present a normal degree of risk associated with the type of financing. Actual and projected indicators and market conditions provide satisfactory assurance that the credit shall perform in accordance with agreed terms.

        Risk Grade 4 (Acceptable)—Loans considered satisfactory, but which are of slightly "below average" credit risk due to financial weaknesses or uncertainty. The loans warrant a somewhat higher than average level of monitoring to ensure that weaknesses do not advance. The level of risk is considered acceptable and within normal underwriting guidelines, so long as the loan is given the proper level of management supervision.

        Risk Grade 4.5 (Monitored)—Loans are considered "below average" and monitored more closely due to some credit deficiency that poses additional risk but is not considered adverse to the point of being a "classified" credit. Possible reasons for additional monitoring may include characteristics such as temporary negative debt service coverage due to weak economic conditions; borrower may have experienced recent losses from operations, declining equity and/or increasing leverage, or marginal liquidity that may affect long-term sustainability. Loans of this grade have a higher degree of risk and warrant close monitoring to ensure against further deterioration.

        Risk Grade 5 (Other Assets Especially Mentioned) ("OAEM")—Loans which possess some credit deficiency or potential weakness, which deserve management's close attention, but which do not yet warrant substandard classification. Such loans pose unwarranted financial risk that, if not corrected, could weaken the loan and increase risk in the future.

        Risk Grade 6 (Substandard)—Loans are "substandard" whose full, final collectability does not appear to be a matter of serious doubt, but which nevertheless portray some form of well-defined weakness that requires close supervision by Bank management. The noted weaknesses involve more than normal banking risk. One or more of the following characteristics may be exhibited in loans classified Substandard: (1) Loans are not adequately protected by the current net worth and/or paying capacity of the obligor; (2) primary source of repayment is gone, and the Bank is forced to rely on a secondary source of repayment such as collateral liquidation or guarantees; (3) distinct possibility that the Bank shall sustain some loss if deficiencies are not corrected; (4) loans have been restructured so that payment schedules, terms, and collateral represent concessions to the borrower when compared to normal loan terms; or (5) the Bank is contemplating foreclosure or legal action due to the apparent deterioration in the loan.

        Grade 7 (Doubtful)—Loans have all the weaknesses of those classified Substandard. Additionally, however, these weaknesses make collection or liquidation in full, based on existing conditions, improbable. Loans in this category are typically not performing in conformance with established terms and conditions. Full repayment is considered "Doubtful", but extent of loss is not currently determinable.

        Risk Grade 8 (Loss)—Loans are considered uncollectible and of such little value, that continuing to carry them as an asset on the Bank's financial statements is not feasible. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be effected in the future.

Note 4—Loans (Continued)

        The following tables present the risk category of loans by class of loans based on the most recent analysis performed as of December 31, 2017 and 2016:

As of December 31, 2017
Originated Loans: Loan Grade	Commercial Real Estate Construction	Commercial Real Estate	Commercial Other
1 - 2	$—	$2,381	$415
3	132	15,384	8,987
4	2,727	41,913	13,058
4.5	—	2,200	1,353
5	—	17	55
6	—	5,499	568
7	—	—	—
8	—	—	—

Total	$2,859	$67,394	$24,436

As of December 31, 2017
Acquired Loans: Loan Grade	Commercial Real Estate Construction	Commercial Real Estate	Commercial Other
1 - 2	$—	$—	$—
3	—	267	168
4	—	5,274	20
4.5	—	—	—
5	—	80	—
6	—	939	11
7	—	—	—
8	—	—	—

Total	$—	$6,560	$199

As of December 31, 2016
Originated Loans: Loan Grade	Commercial Real Estate Construction	Commercial Real Estate	Commercial Other
1 - 2	$—	$447	$324
3	662	12,557	9,508
4	459	32,090	14,842
4.5	—	4,319	221
5	—	1,987	517
6	—	3,108	687
7	—	—	—
8	—	—	—

Total	$1,121	$54,508	$26,099

Note 4—Loans (Continued)

As of December 31, 2016
Acquired Loans: Loan Grade	Commercial Real Estate Construction	Commercial Real Estate	Commercial Other
1 - 2	$—	$—	$405
3	—	5,845	201
4	—	2,344	102
4.5	—	100	—
5	—	674	10
6	—	539	—
7	—	—	26
8	—	—	—

Total	$—	$9,502	$744

        For residential real estate and other consumer credit, the Company also evaluates credit quality based on the aging status of the loan and by payment activity. Loans 60 or more days past due are monitored by the collection committee. The following tables present the risk category of loans by class based on the most recent analysis performed as of December 31, 2017 and 2016.

	As of December 31, 2017
	Residential	Consumer— Real Estate	Consumer— Other	Residential	Consumer— Real Estate	Consumer— Other
	Originated Loans:			Acquired Loans:
Loan Grade:
Pass	$79,397	$6,508	$1,600	$3,424	$506	$17
Special mention	271	—	—	—	—	—
Substandard	381	12	—	—	—	—

Total	$80,049	$6,520	$1,600	$3,424	$506	$17

	As of December 31, 2016
	Residential	Consumer— Real Estate	Consumer— Other	Residential	Consumer— Real Estate	Consumer— Other
	Originated Loans:			Acquired Loans:
Loan Grade:
Pass	$77,471	$6,597	$1,300	$4,512	$1,011	$57
Substandard	363	20	—	59	—	—

Total	$77,834	$6,617	$1,300	$4,571	$1,011	$57

Note 4—Loans (Continued)

        The following tables present the recorded investment in non-accrual loans by class as of December 31, 2017 and 2016:

As of December 31
	2017	2016
Commercial:
Commercial real estate	$1,060	$265
Commercial—other	281	287
Consumer:
Consumer—real estate	12	20
Residential:
Residential	381	394

Total	$1,734	$966

        The following tables present loans individually evaluated for impairment by class of loans as of December 31, 2017 and 2016:

Impaired Loans As of December 31, 2017				For the Twelve Months Ended December 31, 2017
	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial—other	$843	$761	$—	$776	$33
Commercial real estate	3,243	3,065	—	3,142	163
Consumer—real estate	83	80	—	85	3
Residential	793	623	—	655	21
With a specific allowance recorded:
Commercial—other	12	12	3	19	1
Commercial real estate	1,747	1,747	22	1,789	101
Consumer—real estate	3	1	—	2	—
Residential	390	390	9	397	13

Totals:
Commercial—other	$855	$773	$3	$795	$34

Commercial real estate	$4,990	$4,812	$22	$4,931	$264

Consumer—real estate	$86	$81	$—	$87	$3

Residential	$1,183	$1,013	$9	$1,052	$34

Note 4—Loans (Continued)

Impaired Loans As of December 31, 2016				For the Twelve Months Ended December 31, 2016
	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial—other	$374	$327	$—	$334	$—
Commercial real estate	2,725	2,400	—	2,449	119
Consumer—real estate	30	27	—	32	1
Residential	1,653	1,366	—	1,564	58
With a specific allowance recorded:
Commercial—other	26	26	1	33	2
Commercial real estate	847	847	17	862	28
Consumer—real estate	9	8	1	9	—
Residential	46	45	1	46	—

Totals:
Commercial—other	$400	$353	$1	$367	$2

Commercial real estate	$3,572	$3,247	$17	$3,311	$147

Consumer—real estate	$39	$35	$1	$41	$1

Residential	$1,699	$1,411	$1	$1,610	$58

        As of December 31, 2017 no additional funds are committed to be advanced in connection with impaired loans.

        A restructuring of debt constitutes a TDR if the creditor, for economic or legal reasons related to the debtor's financial difficulties, grants a concession to the debtor that it would not otherwise consider. That concession either stems from an agreement between the creditor and the debtor or is imposed by law or a court. The Company adheres to ASC 310-40, Troubled Debt Restructurings by Creditors, to determine whether a TDR applies in a particular instance. Prior to loans being modified and classified as a TDR, specific reserves are generally assessed, as most of these loans have been specifically allocated for as part of the Company's normal loan loss provisioning methodology. The Company allocated $34 and $19 reserves for the TDR loans at December 31, 2017 and December 31, 2016, respectively. The Company classifies all TDR loans as impaired loans.

        The following tables summarize the loans that were modified as a TDR during the period ended December 31, 2017 and 2016.

For the Twelve Months Ended December 31, 2017
				Troubled Debt Restructurings That Subsequently Defaulted
	Number of Contracts	Pre-Modification Outstanding Recorded Investments	Post-Modification Outstanding Recorded Investment	Number of Contracts	Recorded Investment
Commercial real estate	3	$2,556	$862	—	$—
Residential	1	7	7	—	—

Total	4	$2,563	$869	—	$—

Note 4—Loans (Continued)

For the Twelve Months Ended December 31, 2016
				Troubled Debt Restructurings That Subsequently Defaulted
	Number of Contracts	Pre-Modification Outstanding Recorded Investments	Post-Modification Outstanding Recorded Investment	Number of Contracts	Recorded Investment
Commercial real estate	3	$506	$506	3	$237
Commercial—other	1	261	261	—	—
Consumer—real estate	2	10	10	—	—
Residential	3	423	423	—	—

Total	9	$1,200	$1,200	3	$237

        A modification of a loan constitutes a TDR when a borrower is experiencing financial difficulty and the modification constitutes a concession. The Company offers various types of concessions when modifying a loan; however, forgiveness of principal is rarely granted. Commercial loans modified in a TDR often involve temporary interest-only payments, term extensions, and converting revolving credit lines to term loans.

        Additional collateral, a co-borrower, or a guarantor may be requested. Commercial mortgage and construction loans modified in a TDR often involve reducing the interest rate for the remaining term of the loan, extending the maturity date at an interest rate lower than the current market rate for new debt with similar risk, or substituting or adding a new borrower or guarantor.

        Loans modified in a TDR may be on non-accrual status and partial charge-offs have in some cases already been taken against the outstanding loan balance. As a result, loans modified in a TDR for the Company may have the financial effect of increasing the specific allowance associated with the loan. The allowance for impaired loans that have been modified in a TDR is measured based on the estimated fair value of the collateral, less any selling costs, if the loan is collateral dependent or on the present value of expected future cash flows discounted at the loan's effective interest rate if the loan is performing in accordance with the modified terms. Management exercises significant judgment in developing these estimates.

        The regulatory guidance requires loans to be accounted for as collateral-dependent loans when borrowers have filed Chapter 7 bankruptcy, the debt has been discharged and the borrower has not reaffirmed the debt, regardless of the delinquency status of the loan. The filing of bankruptcy by the borrower is evidence of financial difficulty and the discharge of the obligation by the bankruptcy court is deemed to be a concession granted to the borrower.

        At December 31, 2017, there were no additional commitments to lend additional funds to the related debtors whose terms have been modified in a TDR.

        The Bank uses the following guidelines as stated in policy to determine when to realize a charge-off, whether a partial or full loan balance. A charge down in whole or in part is realized when unsecured consumer loans, credit card credits and overdraft lines of credit reach 90 days delinquency. At 120 days delinquent, secured consumer loans are charged down to the value of collateral, if repossession of the collateral is assured and/or in the process of repossession. Consumer mortgage loan deficiencies are charged down upon the sale of the collateral or sooner upon the recognition of collateral deficiency. Commercial credits are charged down at 90 days delinquency, unless an established and approved work-out plan is in place or litigation of the credit will likely result in recovery of the loan balance. Upon notification of bankruptcy, unsecured debt is charged off. Additional charge-off may be realized as further unsecured positions are recognized.

Note 4—Loans (Continued)

        The ALLL has a direct impact on the provision expense. An increase in the ALLL is funded through recoveries and provision expense.

        Activity in the ALLL was as follows for the years ended December 31, 2017 and 2016:

For the Year Ended December 31, 2017
	Commercial Construction	Commercial Real Estate	Commercial Other	Consumer Real Estate	Consumer	Residential	Unallocated	Total
Allowance for credit losses:
Beginning Balance	$12	$586	$249	$23	$12	$652	$151	$1,685
Charge-offs	—	—	(10)	—	(7)	(93)	—	(110)
Recoveries	—	18	12	24	2	47	—	103
Provision	(11)	26	28	(26)	5	75	58	155

Ending Balance	$1	$630	$279	$21	$12	$681	$209	$1,833
Ending balance: individually evaluated for impairment	$—	$22	$3	$—	$—	$9	$—	$34
Ending balance: collectively evaluated for impairment	$1	$608	$276	$21	$12	$672	$209	$1,799
Loans:
Ending Balance	$2,859	$73,954	$24,635	$7,026	$1,617	$83,473	$—	$193,564
Ending balance: individually evaluated for impairment	$—	$4,812	$773	$81	$—	$1,013	$—	$6,679
Ending balance: collectively evaluated for impairment	$2,859	$69,142	$23,862	$6,945	$1,617	$82,460	$—	$186,885

For the Year Ended December 31, 2016
	Commercial Construction	Commercial Real Estate	Commercial Other	Consumer Real Estate	Consumer	Residential	Unallocated	Total
Allowance for credit losses:
Beginning Balance	$1	$504	$233	$36	$13	$677	$95	$1,559
Charge-offs	—	(115)	—	(29)	(16)	(129)	—	(289)
Recoveries	—	255	—	20	3	42	—	320
Provision	11	(58)	16	(4)	12	62	56	95

Ending Balance	$12	$586	$249	$23	$12	$652	$151	$1,685
Ending balance: individually evaluated for impairment	$—	$17	$1	$1	$—	$1	$—	$20
Ending balance: collectively evaluated for impairment	$12	$569	$248	$22	$12	$651	$151	$1,665
Loans:
Ending Balance	$1,121	$64,010	$26,843	$7,628	$1,357	$82,405	$—	$183,364
Ending balance: individually evaluated for impairment	$—	$3,247	$353	$35	$—	$1,411	$—	$5,046
Ending balance: collectively evaluated for impairment	$1,121	$51,261	$25,746	$6,582	$1,300	$76,423	$—	$162,433
Acquired loans not subject to loan loss reserve	$—	$9,502	$744	$1,011	$57	$4,571	$—	$15,885

Note 5—Property and Equipment

        A summary of property and equipment is as follows:

	December 31,
	2017	2016
Land	$1,081	$1,081
Land improvements	173	173
Buildings	6,546	6,617
Equipment	3,155	3,160

Total property and equipment	10,955	11,031
Accumulated depreciation	5,403	5,092

Net property and equipment	$5,552	$5,939

        Depreciation expense was $404 and $422 for the periods ended December 31, 2017 and 2016, respectively.

Note 6—Servicing

        Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were approximately $107.0 million and $111.1 million at December 31, 2017 and 2016, respectively.

        The key economic assumptions used in determining the fair value of the mortgage servicing rights are as follows:

	December 31,
	2017	2016
Annual constant prepayment speed (CPR)	10.80%	11.32%
Weighted average life (in months)	245	243
Discount rate	10.34%	9.96%

        The fair value of our mortgage servicing rights was estimated to be $900 and $873 at December 31, 2017 and December 31, 2016.

        The following table summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances:

	December 31,
	2017	2016
Balance—beginning of period	$473	$578
Originated mortgage servicing rights capitalized	124	133
Amortization of mortgage servicing rights	(179)	(238)

Balance—end of period	$418	$473

Note 7—Intangible Assets

        In accordance with the merger with Bank of Alpena in 2014, the Company recorded $1.4 million in core deposit intangible assets.

Note 7—Intangible Assets (Continued)

        Intangible assets of the Company are summarized as follows:

	December 31, 2017			December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Core deposit (merger)	$1,392	$757	$635	$1,392	$565	$827

        Amortization expense was $192 and $217 for the periods ended December 31, 2017 and 2016, respectively.

        The estimated future amortization expense on the Company's core deposit intangible asset for the years ending after December 31, 2017 is as follows:

Amortization Expense
2018	$167
2019	141
2020	116
2021	91
2022	65
Thereafter	55

Total	$635

Note 8—Deposits

        Interest-bearing deposit accounts, by type, consist of the following:

	December 31,
	2017	2016
Account Type
NOW accounts and MMDA	$108,084	$128,015
Regular savings accounts	42,838	37,040

Total	150,922	165,055
Certificates of Deposit
Certificates of Deposit < $250,000	55,457	63,158
Certificates of Deposit ≥ $250,000	5,505	5,454

Total certificates of deposit	60,962	68,612

Total interest-bearing deposits	$211,884	$233,667

Note 8—Deposits (Continued)

        The following table sets forth the amount and maturities of certificates of deposit:

Years Ending December 31	Amount
2018	$25,832
2019	16,233
2020	9,357
2021	6,076
2022	3,280
Thereafter	184

$60,962

        Deposits from related parties held by the Bank at December 31, 2017 and 2016 amounted to $12.4 million and $33.3 million, respectively.

Note 9—Federal Home Loan Bank and Federal Reserve Advances

        The Bank has advances from the FHLB of Indianapolis. Interest rates range from 0.99% to 2.21% with a weighted-average interest rate of 1.4%. These advances contain varying maturity dates through March 3, 2026 with a weighted-average maturity of approximately 27 months. The advances are collateralized by securities with a carrying value of $58.4 million and $28.1 million as of December 31, 2017 and 2016, respectively. Available borrowings with the FHLB at December 31, 2017 totaled $60.0 million, of which $16.6 million was outstanding.

        The Bank had no variable rate advances outstanding as of December 31, 2017 and 2016, respectively.

        The advances are subject to prepayment penalties subject to the provisions and conditions of the credit policy of the FHLB. Future maturities of the advances are as follows:

Years Ending December 31	Amount
2018	$6,875
2019	2,264
2020	4,052
2021	97
2022	—
Thereafter	3,360

Total	$16,648

        In 2009, the Bank entered into a discount window loan agreement with the Federal Reserve Bank that allows for advances up to 75% of the collateral balance. As of December 31, 2017, these advances are secured by investment securities with a fair value of approximately $4.1 million and are generally due within 28 days from the date of the advance. The interest rate on the advances is based on the quoted Federal Reserve discount window rate (effective rate of 2.00% as of December 31, 2017). At December 31, 2017 and 2016, the Bank had no outstanding advances.

Note 10—Federal Income Tax

        Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates

Note 10—Federal Income Tax (Continued)

expected to apply to taxable income in the years in which those temporary differences are expected to be reversed.

        The Company and the Bank file a consolidated Federal income tax return. The analysis of the consolidated provision for federal income tax is as follows:

	Year Ended December 31,
	2017	2016
Current provision	$—	$—
Deferred expense	721	432
Change in tax rate	1,174	—
Change in valuation allowance	(347)	(432)

Total	$1,548	$—

        A reconciliation of federal income tax expense and the amount computed by applying the statutory federal income tax rate of 34% to income before federal income tax is as follows:

	Year Ended December 31,
	2017	2016
Tax expense at statutory rate	$738	$447
Increase (decrease) from:
Nondeductible expenses	4	4
Tax-exempt interest	(30)	(32)
Change in tax rate	1,174	—
Change in valuation allowance	(347)	(432)
Other	9	13

Total income tax expense	$1,548	$—

Note 10—Federal Income Tax (Continued)

        The components of our deferred tax asset as, of December 31, 2017, have been computed using a 21% tax rate while the December 31, 2016 components are computed using a 34% tax rate. The net deferred tax asset was comprised of the following temporary differences:

	December 31,
	2017	2016
Deferred tax assets:
Acquired loans	$121	$234
Other real estate owned	6	84
Non-accrual loan interest	25	35
Directors' benefit plan	103	230
Net operating loss carryforward	1,560	3,114
Net deferred loan origination fees	48	82
Unrealized loss on available-for-sale securities	268	510
Allowance for loan losses	172	227
Alternative minimum tax credit	59	59
Other	—	—

Total deferred tax assets	2,362	4,575
Less: valuation allowance	—	347
Deferred tax liabilities:
Mortgage servicing rights	88	161
Partnership losses	82	126
Depreciation	49	99
Core deposit intangible	133	281
Other	320	247

Total deferred tax liabilities	672	914

Net deferred tax asset	$1,690	$3,314

        The Company has net operating loss carryforwards of approximately $7.4 million generated from December 31, 2007 through December 31, 2014 that are available to reduce total taxable income through the years ending December 31, 2033.

Note 11—Off-Balance-Sheet Risk Commitments and Contingencies

        The Company is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

        The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these commitments. The Company follows the same credit policies in making

Note 11—Off-Balance-Sheet Risk Commitments and Contingencies (Continued)

commitments as it does for on-balance-sheet instruments. The following financial instruments were outstanding whose contract amounts represent credit risk:

	December 31,
	2017	2016
Commitments to grant loans	$10,274	$10,741
Unfunded commitments under lines of credit	174,832	19,931
Commercial and standby letters of credit	343	310

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management's credit evaluation of the customer.

        Unfunded commitments under commercial lines of credit, revolving credit lines, and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. In most cases, these lines of credit are collateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

        Commercial and standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily used to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. Fees earned on commercial and standby letters of credit are required to be deferred over the contractual life of the letter of credit. The Company determined that the fair value of guarantees on standby letters of credit has an immaterial effect on the financial results at December 31, 2017 and 2016.

        To reduce credit risk related to the use of credit-related financial instruments, the Company generally holds collateral supporting those commitments if deemed necessary. The amount and nature of the collateral obtained is based on the Company's credit evaluation of the customer. Collateral held varies, but may include cash, securities, accounts receivable, inventory, property, plant, equipment, and real estate.

        If the counterparty does not have the right and ability to redeem the collateral or the Company is permitted to sell or repledge the collateral on short notice, the Company records the collateral in its balance sheet at fair value with a corresponding obligation to return it.

        Various legal claims also arise from time to time in the normal course of business, which, in the opinion of management, will have no material effect on the Company's financial statements.

Note 12—Stockholders' Equity

        Payment of dividends on the common stock is subject to determination and declaration by the Board of Directors and depends on a number of factors, including capital requirements, regulatory limitation on payment of dividends, the Bank's results of operations and financial condition, tax considerations, and general economic conditions.

Note 12—Stockholders' Equity (Continued)

        Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The prompt corrective action regulations provide four classifications; well capitalized; adequately capitalized; undercapitalized; and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

        Beginning in 2015, banks transitioned to the new federal banking agencies revisions to the capital rules which incorporated certain changes to the Basel capital framework, including Basel III and other elements. Under the Basel III rules, the Company must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in at the rate of 0.625% per year and is fully phased in at 2.50% on January 1, 2019. The conservation buffer is 1.25% for 2017. Other than the conservation buffer, these regulations are considered in the 2017 ratios below and include several provisions such as the implementation of a common equity tier ratio, modifications to risk weightings of certain assets, and a phase in of a capital conservation buffer and threshold deductions of certain instruments included in capital.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total, common, and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2017 and 2016, that the Company and the Bank met all capital adequacy requirements to which they are subject.

        As of December 31, 2017, the most recent notification from the Bank's primary regulator categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

Note 12—Stockholders' Equity (Continued)

To be categorized as well capitalized, an institution must maintain minimum total risk-based, common equity Tier 1 risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table.

	Actual		Regulatory Minimum		Minimum to be Well Capitalized	Minimum to be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	Dollars in Thousands
December 31, 2017:
Tier 1 leverage ratio (core capital to average assets)	$30,187	9.19%	$13,144	4.00%	$16,430	5.00%
Common Equity tier 1 risk-based capital (to risk-weighted assets)	30,187	15.55%	8,734	4.50%	12,615	6.50%
Tier 1 risk-based capital (to risk-weighted assets)	30,187	15.55%	11,645	6.00%	15,527	8.00%
Total risk-based capital (to risk-weighted assets)	32,020	16.50%	15,527	8.00%	19,408	10.00%
Tangible capital (tangible capital to tangible assets)	29,879	9.06%	6,594	1.50%	16,486	5.00%
December 31, 2016:
Tier 1 leverage ratio (core capital to average assets)	$28,352	8.44%	$13,439	4.00%	$16,799	5.00%
Common Equity tier 1 risk-based capital (to risk-weighted assets)	28,352	14.71%	8,672	4.50%	12,526	6.50%
Tier 1 risk-based capital (to risk-weighted assets)	28,352	14.71%	11,562	6.00%	15,416	8.00%
Total risk-based capital (to risk-weighted assets)	30,046	15.59%	15,416	8.00%	19,271	10.00%
Tangible capital (tangible capital to tangible assets)	28,352	8.39%	6,763	1.50%	16,906	5.00%

Note 13—Employee Benefit Plans

        Defined Benefit Pension Plan—The Bank is a participant in the multiemployer Financial Institutions Retirement Fund ("FIRF" or the "Plan"), which covers a number of its officers and employees. The defined benefit plan covers all employees who have completed one year of service, attained age 21, and worked at least 1,000 hours during the year. Normal retirement age is 65, with reduced benefits available at age 55. The Bank's contributions are determined by FIRF and generally represent the normal cost of the Plan. Specific Plan assets and accumulated benefit information for the Bank's portion of the Plan are not available. Under the Employee Retirement Income Security Act of 1974 ("ERISA"), a contributor to a multiemployer pension plan may be liable in the event of complete or partial withdrawal for the benefit payments guaranteed under ERISA. Effective July 1, 2005 the Plan was frozen as to current participants and any new employees hired after July 1, 2004 were excluded from the Plan. The expense of the Plan allocated to the Bank was $132 and $144 for the years ended December 31, 2017 and 2016, respectively.

        401(k) Savings Plan—The Bank has a 401(k) savings plan covering substantially all of its employees who meet certain age and service requirements. Contributions to the plan by the Bank are discretionary in nature in such amounts determined by the Board of Directors. The expense under the plan for the years ended December 31, 2017 and 2016 was $106 and $116, respectively.

Note 13—Employee Benefit Plans (Continued)

        Nonqualified Deferred Compensation Plan—The Bank has a nonqualified deferred compensation plan for certain directors. Through 1998, each eligible director could voluntarily defer all or part of his or her director's fees to participate in the program. The plan is currently unfunded and amounts deferred are unsecured and remain subject to claims of the Bank's general creditors.

        Directors are paid once they reach normal retirement age or sooner for reason of death, total disability, or termination. The Bank may terminate the plan at any time. The amount recorded for accrued expenses and other liabilities under the plan totaled approximately $491 and $579 at December 31, 2017 and 2016, respectively. The expense under the plan for the years ended December 31, 2017 and 2016 was $58 and $64, respectively.

        Stock-Based Compensation Plans—The Company's 1996 Stock Option Plan (the "1996 Plan"), which was approved by shareholders, permits the grant of stock options to its directors and employees for up to 127,491 shares of common stock (retroactively adjusted for the exchange ratio applied in the Company's 2005 stock offering and related second-step conversion). The Company's 2006 Stock-Based Incentive Plan (the "2006 Plan"), which was approved by the shareholders on May 17, 2006, permits the award of up to 242,740 shares of common stock of which the maximum number to be granted as Stock Options is 173,386 and the maximum that can be granted as Restricted Stock Awards is 69,354. Option awards are granted with an exercise price equal to the market price of the Company's stock at the date of grant; those option awards generally vest based on five years of continual service and have 10-year contractual terms. Certain options provide for accelerated vesting if there is a change in control (as defined in the Plans). Shares issued, and subsequently exercised, under the Plans may be either authorized but unissued shares or reacquired shares held by the Company as treasury stock.

        Stock Options—A summary of option activity under the Plans during the years ended December 31, 2017 and 2016 is presented below:

Options	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2016	121,380	$9.57	1.40	—
Forfeited or Expired	(121,380)	$9.57

Outstanding at December 31, 2016	—	$—	0.00	—
Forfeited or expired	—	$—

Oustanding at December 31, 2017	—	$—	0.00	—

Options Exercisable at December 31, 2017	—	$—	0.00	—

        There were no shares available for future granting of options due to the expiration of the Plan during 2016.

        Restricted Stock Awards—The Company did not grant any award shares during the years ended December 31, 2017 and 2016.

        There were no shares available for future grants of award shares due to the expiration of the Plan during 2016.

Note 14—Fair Value Measurements

        Accounting standards require certain assets and liabilities be reported at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining

Note 14—Fair Value Measurements (Continued)

fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

        The following tables present information about the Company's assets measured at fair value on a recurring basis at December 31, 2017 and 2016 and the valuation techniques used by the Company to determine those fair values.

        In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets that the Company has the ability to access.

        Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets in active markets and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

        Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management's own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

        In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company's assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset.

Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2017
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2017
Investment securities—available-for-sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$—	$18,685	$—	$18,685
Municipal notes	—	37,062	534	37,596
Corporate securities	—	149	—	149
Mortgage-backed securities	—	42,403	—	42,403
Equity securities	6	—	—	6

Total investment securities—available for sale	$6	$98,299	$534	$98,839

Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2016
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2016
Investment securities—available-for-sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$—	$26,610	$—	$26,610
Municipal notes	—	44,509	608	45,117
Mortgage-backed securities	—	56,369	—	56,369
Equity securities	38	—	—	38

Total investment securities—available for sale	$38	$127,488	$608	$128,134

Note 14—Fair Value Measurements (Continued)

        Fair value measurements of U.S. Government agencies and mortgage-backed securities use pricing models that vary and may consider various assumptions, including time value, yield curves, volatility factors, prepayment speeds, default rates, loss severity, current market and contractual prices for the underlying financial instruments, as well as other relevant economic measures.

        There were no transfers between Levels 1 and 2 of the fair value hierarchy during the years ended December 31, 2017 and 2016. For the available-for-sale securities, the Company obtains fair value measurements from an independent third-party service.

        The Company also has assets that under certain conditions are subject to measurement at fair value on a nonrecurring basis. These assets include impaired loans (see Note 4) and other real estate owned.

        The change in fair value of impaired loans is recorded through the ALLL. The Company estimates the fair value of impaired loans based on Level 3 inputs which include the present value of expected future cash flows using management's best estimate of key assumptions. These assumptions include future payment ability, timing of payment streams, and estimated realizable values of available collateral (typically based on outside appraisals).

        Other real estate owned assets are reported in the following table at initial recognition of impairment and on an ongoing basis until recovery or charge-off. At the time of foreclosure or repossession, real estate owned and repossessed assets are adjusted to fair value less estimated costs to

Note 14—Fair Value Measurements (Continued)

sell, establishing a new cost basis. At that time, they are reported in the Company's fair value disclosures in the following nonrecurring tables:

Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2017
	Balance at December 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Originated Assets:
Impaired loans accounted for under FASB ASC 310-10	$3,352	$—	$—	$3,352
Other real estate owned—residential mortgages	93	—	—	93
Other repossessed assets	559	—	—	559

Total assets at fair value on a non-recurring basis	$4,004	$—	$—	$4,004

Acquired Assets:
Impaired loans accounted for under FASB ASC 310-10	$249	$—	$—	$249

Total assets at fair value on a non-recurring basis	$249	$—	$—	$249

Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2016
	Balance at December 31, 2016	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Originated Assets:
Impaired loans accounted for under FASB ASC 310-10	$786	$—	$—	$786
Other real estate owned—residential mortgages	396	—	—	396
Other real estate owned—commercial	283	—	—	283
Other repossessed assets	691	—	—	691

Total assets at fair value on a non-recurring basis	$2,156	$—	$—	$2,156

Acquired Assets:
Impaired loans accounted for under FASB ASC 310-10	$569	$—	$—	$569

Total assets at fair value on a non-recurring basis	$569	$—	$—	$569

        The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

        Cash and Cash Equivalents—The carrying amounts of cash and short-term instruments approximate fair values.

Note 14—Fair Value Measurements (Continued)

        Deposits Held at Other Financial Institutions—Fair values of deposits held at other financial institutions are based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar deposits.

        Securities—Fair values of securities are based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

        Loans Receivable—For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values of nonperforming loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

        Federal Home Loan Bank Stock—The carrying value of FHLB stock approximates fair value based on the redemption provisions of the FHLB.

        Deposit Liabilities—The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

        Federal Home Loan Bank Advances—The estimated fair value of the fixed and variable rate FHLB advances are estimated by discounting the related cash flows using the rates currently available for similarly structured borrowings with similar maturities.

        Accrued Interest—The carrying amounts of accrued interest approximate fair value.

        Other Financial Instruments—The fair value of other financial instruments, including loan commitments and unfunded letters of credit, based on discounted cash flow analyses, is not material.

        The estimated fair values and related carrying amounts of the Company's financial instruments as of December 31, 2017 and 2016 are as follows:

December 31, 2017	Carrying Value	Level 1	Level 2	Level 3	Total Estimated Fair Value
Financial assets:
Cash and cash equivalents	$8,389	$8,389	$—	$—	$8,389
Deposits held at other financial institutions	3,714	—	3,696	—	3,696
Securities available for sale	98,839	6	98,299	534	98,839
Securities held to maturity	650	—	651	—	651
Loans held for sale	430	—	—	438	438
Loans receivable—net	191,503	—	—	188,417	188,417
Federal Home Loan Bank stock	1,636	—	1,636	—	1,636
Accrued interest receivable	1,033	—	—	1,033	1,033
Financial liabilities:
Customer deposits	270,307	—	270,907	—	270,907
Federal Home Loan Bank advances	16,648	—	16,236	—	16,236
Accrued interest payable	93	—	—	93	93

Note 14—Fair Value Measurements (Continued)

December 31, 2016	Carrying Value	Level 1	Level 2	Level 3	Total Estimated Fair Value
Financial assets:
Cash and cash equivalents	$8,807	$8,807	$—	$—	$8,807
Deposits held at other financial institutions	5,422	—	5,441	—	5,441
Securities available for sale	128,134	—	127,526	608	128,134
Securities held to maturity	700	—	701	—	701
Loans receivable—net	181,439	—	—	181,569	181,569
Federal Home Loan Bank stock	1,636	—	1,636	—	1,636
Accrued interest receivable	1,026	—	—	1,026	1,026
Financial liabilities:
Customer deposits	293,428	—	294,103	—	294,103
Federal Home Loan Bank advances	17,517	—	17,048	—	17,048
Accrued interest payable	94	—	—	94	94

Note 15—Restrictions on Dividends

        Dividends paid by the Bank are the primary source of funds available to the Company for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the Bank to the Company is subject to restrictions by the Office of the Comptroller of Currency ("OCC"). These restrictions generally limit dividends to the current and prior two years' retained earnings. In addition to these restrictions, as a practical matter, dividend payments cannot reduce regulatory capital levels below the Bank's regulatory capital requirements and minimum regulatory guidelines. Future dividend payments by the Company will be based on future earnings and the approval of the OCC.

Note 16—Subsequent Events

        On January 16, 2018, First Federal of Northern Michigan Bancorp, Inc. ("First Federal Bancorp") and Mackinac Financial Corporation ("Mackinac Financial"), jointly announced the execution of an agreement and plan of merger that provides for the integration of the two companies and their subsidiary community banking institutions. First Federal Bancorp shareholders will receive 0.576 shares of Mackinac Financial common stock for each share of First Federal Bancorp common stock. In addition, First Federal Bancorp shareholders will receive a special cash dividend, immediately prior to the closing of the merger, of $8.0 million subject to the maintenance of a minimum equity requirement. Should the equity (adjusted for merger-related expense and any change in unrealized gains or losses after December 31, 2017 or realized gains or losses associated with the investment portfolio) at the closing date be less than the equity at December 31, 2017, there will be a dollar for dollar reduction in the special dividend. Total consideration to First Federal Bancorp shareholders in connection with the transaction would equate to $41.8 million, or $11.22 per share, based upon the assumed value of $15.75 for Mackinac Financial common shares. The transaction is subject to customary closing conditions, including approval by the shareholders of First Federal Bancorp and the shareholders of Mackinac Financial and their applicable banking regulatory agencies. It is anticipated that the transaction will close mid to late second quarter of 2018.

        On February 8, 2018, First Federal of Northern Michigan ("First Federal"), the wholly owned subsidiary of First Federal of Northern Michigan, Bancorp, Inc., closed the assumption of deposits and sale of certain loans within the Oscoda market to Huron Community Bank. In the transaction, Huron Community Bank assumed $7.6 million in deposits and purchased $1.5 million in loans. First Federal received a premium of $229 on the assumed deposits.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among:

MACKINAC FINANCIAL CORPORATION,
a Michigan corporation;

MFNC ACQUISITION, LLC,
a Michigan limited liability company;

and

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.,
a Michigan corporation.

Dated as of January 16, 2018

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Term	Section
Acquisition Proposal	6.9(a)
Adjusted First Federal Shareholders' Equity	6.20
Affiliate	3.25(a)
Agreement	Preamble
Alternative Transaction	6.9(b)
Average Closing Price	1.7(f)
Bank Merger	1.8
Bank Consolidation Agreement	1.8
Balance Sheet	3.6(a)
Balance Sheet Date	3.6(a)
Board of Directors	9.9
Business Day	9.9
Business Combination Exemption Resolution	3.27(b)
Cancelled Shares	1.7(d)
Certificate of Merger	1.2
Change In Control and Retention Payments Claim	9.9
Charge-Offs	9.9
Claim	6.7(a)
Closing	1.3
Closing Date	1.3
Closing Date Balance Sheet	6.10
Code	Recitals
Confidentiality Agreement	9.9
Corporate Entity	9.9
Covered Employees	6.5(a)
CRA	3.13(c)
Derivative Transactions	3.17
Determination Date	1.7(f)
DIFS	3.4
Disclosure Schedule	9.9
Effective Time	1.2
End Date	9.9
Environmental Laws	3.18(a)
ERISA Affiliate	9.9
Exchange Act	4.7(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	9.9
FDIC	3.1(a)
Federal Reserve	3.4
FHLB	3.1
Final Index Price	1.7(f)
First Federal	Preamble
First Federal Articles of Incorporation	3.1(a)
First Federal Bank	1.8
First Federal Benefit Plans	3.11(a)
First Federal Board Recommendation	6.3(b)

A-iv

Term	Section
First Federal Bylaws	3.1(a)
First Federal Certificate	2.3(a)
First Federal Closing Expenses	9.9
First Federal Common Stock	1.7(c)
First Federal Financial Statements	3.6(a)
First Federal Indemnified Party	6.7(a)
First Federal Intellectual Property	3.21(a)
First Federal Measuring Date	7.2(f)
First Federal Policies	3.19
First Federal Regulatory Agreement	3.15
First Federal Requisite Shareholder Approval	3.3(a)
First Federal Shareholders' Meeting	6.3(b)
First Federal Subsidiary/Subsidiaries	3.1(b)
Form S-4	6.3(a)
GAAP	3.6(a)
Governmental Entity	3.4
Holders	2.4(a)
Index Group	1.7(f)
Index Price	1.7(f)
Index Ratio	1.7(f)
Intellectual Property	3.21(e)
IRS	3.10(k)
Joint Proxy Statement	6.3(a)
Knowledge	9.9
LARA	1.2
Law/Laws	9.9
Leased Premises	3.20(b)
Letter of Transmittal	2.3(a)
Lien	3.1(b)
Loan Documentation	3.24(a)
Loans	3.24(a)
Mackinac	Preamble
Mackinac Awards	4.2
Mackinac Capitalization Date	4.2
Mackinac Closing Price	2.3(n)
Mackinac Common Stock	1.7(a)
Mackinac Disclosure Schedule	Article IV
Mackinac Initial Price	1.7(f)
Mackinac Material Adverse Effect	9.9
Mackinac Regulatory Agreement	4.13
Mackinac Requisite Shareholder Approval	4.4
Mackinac Shareholders' Meeting	6.3(d)
Mackinac SEC Reports	4.7(b)
Mackinac Common Stock	1.7(a)
Material Adverse Effect	9.9
Material Contact	3.14(a)
Materially Burdensome Regulatory Condition	6.1(a)
Maximum Adjustment Amount	1.7(f)
Maximum Amount	6.7(c)
mBank	1.8

A-v

Term	Section
MBC	1.8
MBCA	1.1
Merger	Recitals
Merger Consideration	1.7(c)
MergerSub	Preamble
Michigan Courts	9.7(b)
Minimum Adjustment Amount	8.1(h)
Multiple Employer Plan/Multiemployer Plan	3.11(f)
Nasdaq	3.4
No-Match Event	6.3(c)
Nonqualified Deferred Compensation Plan	3.11(d)
Obligor	3.24(a)
Owned Real Property	3.20(a)
Party/Parties	9.9
Permitted Encumbrances	3.20(b)
Person	9.9
Personal Property	3.20(f)
Pool	3.24(k)
Professional Expenses	9.9
Qualified Plans	3.11(e)
Real Property Leases	3.20(a)
Regulatory Agency	3.5
Regulatory Approvals	6.1(a)
Reports	3.5
Representative	6.9(a)
Requisite Shareholder Approvals	4.4
SEC	4.7(b)
Second First Federal Shareholders' Meeting	6.3(c)
Securities Act	3.2
Special Dividend	6.20
Subsidiary	3.1(b)
Superior Proposal	6.3(b)
Surviving Bank	1.8
Surviving Entity	Recitals
Takeover Provisions	3.26
Tax/Taxes	9.9
Tax Return	9.9
Tenant Leases	3.20(a)
Termination Fee	8.3(a)
Trading Day	1.7(f)
Voting and Support Agreement(s)	Recitals
Voting Debt	3.2

A-vi

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 16, 2018, by and among MACKINAC FINANCIAL CORPORATION, a Michigan corporation ("Mackinac"), MFNC ACQUISITION, LLC, a Michigan limited liability company ("MergerSub"), and FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC., a Maryland corporation ("First Federal"). Certain capitalized terms have the meanings given to such terms in ARTICLE IX.

RECITALS

        WHEREAS, the respective boards of directors of First Federal, Mackinac and MergerSub have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which First Federal will, on the terms and subject to the conditions set forth in this Agreement, merge with and into MergerSub (the "Merger"), with MergerSub as the surviving entity in the Merger (sometimes referred to in such capacity as the "Surviving Entity") and continuing as a wholly owned Subsidiary of Mackinac;

        WHEREAS, the parties intend that for federal income Tax purposes the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code;

        WHEREAS, each of those shareholders of First Federal set forth on SCHEDULE A hereto has simultaneously herewith entered into a Voting and Support Agreement substantially in the form attached hereto as EXHIBIT A (each, a "Voting and Support Agreement" and, collectively, the "Voting and Support Agreements") in connection with the Merger; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
THE MERGER

        1.1    THE MERGER.    Subject to the terms and conditions of this Agreement, including Section 9.11 hereof, in accordance with the Michigan Business Corporation Act, as amended (the "MBCA"), at the Effective Time, First Federal shall merge with and into MergerSub. MergerSub shall be the Surviving Entity in the Merger and shall continue its existence as a limited liability company under the laws of Michigan, and as a wholly owned Subsidiary of Mackinac. As of the Effective Time, the separate corporate existence of First Federal shall cease.

        1.2    EFFECTIVE TIME.    The Merger shall become effective upon the filing on the Closing Date of the Certificate of Merger (the "Certificate of Merger") with the Corporations Division of the Michigan Department of Licensing and Regulatory Affairs ("LARA") as provided in the MBCA. The term "Effective Time" shall be the date and time when the LARA accepts the Certificate of Merger for filing in accordance with the MBCA.

        1.3    CLOSING.    On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Honigman Miller Schwartz and Cohn LLP, 660 Woodward Ave, 2290 First National Building, Detroit, Michigan 48226 at a time determined by Mackinac that follows the close of trading on the date that is the later of (i) three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction of such conditions and the continued satisfaction or waiver of all other conditions set forth in ARTICLE VII) and (ii) ten (10)  Business Days after the satisfaction of the condition set forth in Section 7.1(b) (but subject to the continued satisfaction of such condition and the satisfaction or waiver of all other conditions set forth in ARTICLE VII), or such other date as mutually agreed to by the parties (the "Closing Date").

        1.4    ARTICLES OF ORGANIZATION OF THE SURVIVING ENTITY.    At the Effective Time, the articles of organization and operating agreement of MergerSub in effect immediately prior to the Effective Time (subject to any amendment to the articles of organization set forth in the Certificate of Merger) shall be the articles of organization and operating agreement of the Surviving Entity until thereafter amended in accordance with applicable Law.

        1.5    TAX CONSEQUENCES.    It is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing Date, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        1.6    EFFECTS OF THE MERGER.    Subject to the terms and conditions of this Agreement, at the Effective Time, First Federal shall be merged with and into MergerSub and the separate corporate existence of First Federal shall cease. At the Effective Time, First Federal and MergerSub shall become a single limited liability company as the Surviving Entity. The effect of the Merger upon each of First Federal and the Surviving Entity shall be as provided in Chapter Seven of the MBCA with respect to the merger of domestic corporations with a domestic business organization. Without limiting the generality of the foregoing, and subject to the MBCA, at the Effective Time: (a) all the rights, privileges, powers, franchises, licenses, and interests in and to every type of property (whether real, personal or mixed) of MergerSub and First Federal, shall vest in the Surviving Entity, (b) all choses in action MergerSub and First Federal shall continue unaffected and uninterrupted by the Merger and shall accrue to the Surviving Entity and (c) all debts, liabilities and duties of MergerSub and First Federal shall become the debts, liabilities and duties of the Surviving Entity.

        1.7    CONVERSION OF STOCK.    At the Effective Time, by virtue of the Merger and without any action on the part of Mackinac, MergerSub, First Federal or the holder of any of the following securities (each a "Mackinac Common Shareholder" or a "First Federal Common Shareholder"):

          (a)    No Effect on Mackinac Common Stock.    Each share of the common stock, no par value per share, of Mackinac (the "Mackinac Common Stock"), issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

          (b)    No Effect on MergerSub Membership Interests.    Each of the membership interests of MergerSub shall continue unaffected and unimpaired by the Merger.

          (c)    Conversion of First Federal Common Stock.    Subject to Section 1.7(f), each share of the common stock, par value $0.01 per share, of First Federal ("First Federal Common Stock") that is issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be automatically cancelled, and shall be converted into the right to receive, in exchange for each such share, that number of shares of Mackinac Common Stock equal to the Exchange Ratio, plus cash, in an amount, if any, equal to the quotient resulting from dividing

  (i) the difference resulting from (x) where (x) is equal to $8,000,000 less the Special Dividend Reduction, if any, and (y) the Special Dividend actually paid, by (ii) 3,726,925 (the "Merger Consideration"); provided, however, that each share of First Federal Common Stock issued and outstanding immediately prior to the Effective Time that is held by any Subsidiary of First Federal, by Mackinac or any Subsidiary of Mackinac (in each case other than shares held in any First Federal Benefit Plan or Mackinac Benefit Plan or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

          (d)    Cancellation of Certain Shares of First Federal Stock.    All shares of First Federal Common Stock issued and outstanding immediately prior to the Effective Time that are owned directly by First Federal (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by First Federal in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the "Cancelled Shares").

          (e)    Adjustments to Prevent Dilution.    If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Mackinac or First Federal, respectively, shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration, the Exchange Ratio and any other dependent items, as applicable, shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

          (f)    Further Adjustments.    In the event that, as of the Determination Date (as defined below):

              (i)  The number obtained by dividing the Average Closing Price by the Mackinac Initial Price is greater than 1.20; and

             (ii)  The number obtained by dividing the Average Closing Price by the Mackinac Initial Price is greater than the number obtained by (x) dividing the Final Index Price by the Initial Index Price (the "Index Ratio") and (y) then increasing the Index Ratio by 0.20, the Exchange Ratio shall be adjusted such that the Exchange Ratio shall equal the number derived by multiplying the Exchange Ratio by the quotient obtained by dividing (i) the Maximum Adjustment Price by (ii) the Average Closing Price.

        As used herein, the following terms shall have the meanings indicated:

        "Average Closing Price" shall mean the volume weighted average price per share of the Mackinac Common Stock (based on "regular way" trading on the NASDAQ Stock Market only) over the twenty consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date, as calculated by Bloomberg Financial LP under the function "VWAP".

        "Determination Date" shall mean the fourth Business Day immediately prior to the Closing Date, or if such day is not a trading day on the NASDAQ Stock Market, then the trading day immediately preceding such day.

        "Final Index Price" shall mean the average of the Index Prices for the 20 consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

        "Index Group" shall mean the Nasdaq Bank Index.

        "Index Price" shall mean the closing price of the Index Group on any applicable Trading Day.

        "Initial Index Price" shall mean $4,213.47, which is the closing price of the Index Group on the last Trading Day immediately preceding the date of this Agreement.

        "Mackinac Initial Price" shall mean $15.9472.

        "Maximum Adjustment Price" shall mean the product of 1.20 and the Mackinac Initial Price.

        "Trading Day" means any day on which the NASDAQ Stock Market is open for trading; provided that, a "Trading Day" only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

        If Mackinac declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the Mackinac Common Stock and other values used in this Section 1.7(f) shall be appropriately adjusted for the purposes of applying Section 1.7(e) and this Section 1.7(f) as necessary to preserve the relative economic benefit to the Parties.

        1.8    THE BANK MERGER.    Except as provided below, after the Effective Time and at or after the close of business on the Closing Date, First Federal of Northern Michigan, a federal stock savings association and first-tier subsidiary of First Federal ("First Federal Bank"), shall be consolidated (the "Bank Merger") with and into mBank, a Michigan state-chartered bank and first-tier subsidiary of Mackinac ("mBank"), in accordance with the provisions of applicable federal and state banking laws and regulations, and mBank shall be the surviving bank (the "Surviving Bank"). The Bank Merger shall have the effects as set forth under applicable federal and Michigan banking laws and regulations, and the Parties shall cause the Boards of Directors of First Federal Bank and mBank, respectively, to approve a separate conditional consolidation agreement (the "Bank Consolidation Agreement") in substantially the form attached hereto as EXHIBIT B, and cause the Bank Consolidation Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement. Mackinac shall cause the Bank Merger to be effected following the Effective Time in accordance with the Michigan Banking Code (the "MBC"). As provided in the Bank Consolidation Agreement, the Bank Merger may be abandoned at the election of mBank at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, First Federal Bank shall continue to operate under its current name.

ARTICLE II
DELIVERY OF MERGER CONSIDERATION

        2.1    EXCHANGE AGENT.    Prior to the Effective Time, Mackinac shall appoint a bank or trust company selected by Mackinac and reasonably acceptable to First Federal or Mackinac's transfer agent, pursuant to an agreement (the "Exchange Agent Agreement"), to act as exchange agent (the "Exchange Agent") hereunder.

        2.2    DELIVERY OF MERGER CONSIDERATION.    At or prior to the Effective Time, Mackinac shall (i) authorize the Exchange Agent to deliver an aggregate number of shares of Mackinac and cash equal to the aggregate Merger Consideration to be issued and paid to the First Federal Common Shareholders and (ii) cash sufficient to pay holders of what would have been fractional shares of Mackinac Common Stock pursuant to Section 2.3(e) of this Agreement (the "Exchange Fund"), and First Federal shall deliver cash sufficient to pay the Special Dividend which shall be promptly paid by the Exchange Agent, pro-rata based on the outstanding First Federal Common Stock on the Closing Date, to the First Federal Common Shareholders .

        2.3    EXCHANGE PROCEDURES.

          (a)   As a condition to receiving the Merger Consideration for each share of First Federal Common Stock held, each First Federal Common Shareholder shall be required to duly execute and deliver to the Exchange Agent a letter of transmittal (each, a "Letter of Transmittal"). As promptly as practicable, but in any event no later than five Business Days following the Effective Time, and provided that First Federal has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a First Federal Certificate evidencing such shares (a "First Federal Certificate") a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the First Federal Certificate shall pass, only upon delivery of the First Federal Certificate to the Exchange Agent) and instructions for use in effecting the surrender of the First Federal Certificates in exchange for the Merger Consideration as provided for in this Agreement (such Letter of Transmittal and instructions to include applicable provisions with respect to delivery of an "agent's message" or other appropriate instructions with respect to First Federal Certificates that are book-entry shares). Each First Federal Common Shareholder, upon proper surrender of First Federal Certificates to the Exchange Agent, accompanied by duly executed Letters of Transmittal, shall be entitled to receive in exchange therefor (i) the Merger Consideration to which such First Federal Common Shareholder shall have become entitled pursuant to the provisions of Section 1.7, and/or (ii) a check representing the amount of cash in lieu of fractional shares that such holder has the right to receive hereunder. Each First Federal Certificate so surrendered shall be cancelled. Until so surrendered, each First Federal Certificate will be deemed for all purposes after the Effective Time to represent and evidence solely the right to receive the Merger Consideration to be paid therefor pursuant to this Agreement. Except as required by Law, no interest shall be payable with respect to the cash payable for fractional shares. If any First Federal Common Shareholder is unable to locate any First Federal Certificate(s) to be surrendered for exchange, the Exchange Agent shall deliver the corresponding share of the Merger Consideration to the registered Shareholder thereof upon receipt of a lost certificate affidavit and an indemnity agreement in a form acceptable to the Exchange Agent and Mackinac.

          (b)   No dividends or other distributions with respect to Mackinac Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Mackinac Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this ARTICLE II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Mackinac Common Stock represented by such Certificate and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole shares of Mackinac Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Mackinac Common Stock issuable with respect to such Certificate.

          (c)   In the event of a transfer of ownership of a Certificate representing First Federal Common Stock that is not registered in the stock transfer records of First Federal, the Merger Consideration (including cash in lieu of fractional shares of Mackinac Common Stock) shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such First Federal Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate, or establish to the reasonable satisfaction of Mackinac that the tax has been paid or is not applicable.

          (d)   After the Effective Time, there shall be no transfers on the stock transfer books of First Federal of the shares of First Federal Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of First Federal Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration and any cash in lieu of fractional shares of Mackinac Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this ARTICLE II.

          (e)   Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Mackinac Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Mackinac Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Mackinac. In lieu of the issuance of any such fractional share, Mackinac shall pay to each former shareholder of First Federal who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one tenth of a cent, of the closing sale prices of Mackinac Common Stock based on information reported by the Nasdaq Stock Market (the "Nasdaq") (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by Mackinac) for the five (5) trading days immediately preceding the Effective Time (the "Mackinac Closing Price") by (ii) the fraction of a share (after taking into account all shares of First Federal Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Mackinac Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.7.

          (f)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of First Federal as of the one year anniversary of the Effective Time may be paid to Mackinac. In such event, any former shareholders of First Federal who have not theretofore complied with this ARTICLE II shall thereafter look only to Mackinac with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Mackinac Common Stock deliverable in respect of each share of First Federal Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Mackinac, First Federal, the Exchange Agent or any other Person shall be liable to any former holder of shares of First Federal Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

          (g)   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Mackinac or the Exchange Agent, the posting by such Person of a bond in such amount as Mackinac may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof in accordance with the terms of this Agreement and requirements of this ARTICLE II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FIRST FEDERAL

        Except as disclosed in the Disclosure Schedule, First Federal represents and warrants to Mackinac that the following is true and correct. The Disclosure Schedule shall be organized to correspond to the Sections in this Article III. Each exception set forth in the Disclosure Schedule shall be deemed to qualify (1) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Disclosure Schedule and (2) any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation).

        3.1    CORPORATE ORGANIZATION.

          (a)   First Federal is a corporation organized under the laws of the State of Maryland, and First Federal Bank is federal stock savings association, each duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The deposit accounts of First Federal Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by First Federal Bank when due. First Federal Bank is a member in good standing of the Federal Home Loan Bank of Indianapolis (the "FHLB") and owns the requisite amount of stock therein. First Federal has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted. First Federal is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the Articles of Incorporation of First Federal, as amended (the "First Federal Articles of Incorporation") and bylaws of First Federal, as amended (the "First Federal Bylaws"), as in effect as of the date of this Agreement, have previously been furnished or made available to Mackinac. First Federal is not in violation of any of the provisions of the First Federal Articles of Incorporation or First Federal Bylaws.

          (b)   Section 3.1(b) of the Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of First Federal (each, a "First Federal Subsidiary" and collectively the "First Federal Subsidiaries"). Section 3.1(b) of the Disclosure Schedule also sets forth a list identifying the number and owner of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or contracts, commitments, understandings or arrangements by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe to, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements. All of the outstanding shares of capital stock or other securities evidencing ownership of any of the First Federal Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by First Federal or another of its Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind ("Lien") with respect thereto. Each First Federal Subsidiary (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the Laws of its jurisdiction of organization, (ii) is duly licensed and qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect) and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. A true, correct and complete copy of the articles or certificate of incorporation or certificate of trust and bylaws (or similar governing documents) of each First Federal Subsidiary, as amended and currently in effect, has been delivered and made available to Mackinac. Except for its interests in First Federal Subsidiaries, First Federal does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. As used in this Agreement, "Subsidiary" shall mean, when used with respect to any party, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member.

        3.2    CAPITALIZATION.    The authorized capital stock of First Federal consists of 20,000,000 shares of First Federal Common Stock. As of the date of this Agreement, there are 3,726,925 shares of First Federal Common Stock issued and outstanding, and no other shares of capital stock or other voting securities of First Federal issued, reserved for issuance or outstanding. All of the issued and outstanding shares of First Federal Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which First Federal shareholders may vote ("Voting Debt") are issued or outstanding. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of First Federal, or otherwise obligating First Federal to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (the "Securities Act"), any such securities. Except for the Voting and Support Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the First Federal Common Stock. No equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of First Federal or any of its Subsidiaries) are outstanding.

        3.3    AUTHORITY; NO VIOLATION.

          (a)   First Federal has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously approved by the board of directors of First Federal (including, without, limitation in a manner to satisfy the requirements of Article IX of the First Federal Articles of Incorporation), the board of directors of First Federal has resolved to recommend to First Federal's shareholders' approval and adoption of this Agreement and the transactions contemplated herein, and all necessary corporate action in respect thereof on the part of First Federal has been taken, subject to the approval by the affirmative vote of the holders of a majority of the outstanding shares of First Federal Common Stock (the "First Federal Requisite Shareholder Approval"). This Agreement has been duly and validly executed and delivered by First Federal. Assuming due authorization, execution and delivery by Mackinac and MergerSub, this Agreement constitutes a valid and binding obligation of First Federal, enforceable against First Federal in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          (b)   Except as set forth in Schedule 3.3(b), neither the execution and delivery of this Agreement by First Federal nor the consummation by First Federal of the transactions contemplated hereby, nor compliance by First Federal with any of the terms or provisions hereof, will (i) violate any provision of the First Federal Articles of Incorporation or First Federal Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.3(a) and Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Federal or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of First Federal or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of First Federal or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which First Federal or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

        3.4    CONSENTS AND APPROVALS.    Except for (a) the filing of any required applications, filings or notices with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the FDIC, the Michigan Department of Insurance and Financial Services (the "DIFS") and notice to the Office of the Comptroller of the Currency, as applicable, and approval of or non-objection to such applications, filings and notices, (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, (c) the filing of the Certificate of Merger with LARA pursuant to the MBCA and the filing of the Bank Merger with the DIFS pursuant to the MBC, (d) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Mackinac Common Stock (if any) pursuant to this Agreement and (e) approval of listing of such Mackinac Common Stock (if any) on the Nasdaq, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory, self-regulatory authority or instrumentality (each, a "Governmental Entity") are required to be made or obtained by First Federal or any of its Subsidiaries in connection with (i) the execution and delivery by First Federal of this Agreement or (ii) the consummation of the transactions contemplated hereby. The only material third-party consents necessary in connection with (A) the execution and delivery by First Federal of this Agreement and (B) the consummation of the transactions contemplated hereby are set forth in Section 3.4 of the Disclosure Schedule.

        3.5    REPORTS.    First Federal and each of its Subsidiaries have filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto ("Reports"), that they were required to file (or furnish, as applicable) since January 1, 2014 with (a) the Federal Reserve, (b) the FDIC, (c) the DIFS, (d) the Office of the Comptroller of the Currency (the "OCC"), and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over the parties or their respective

Subsidiaries (each agency and authority identified in clauses (a) through (d), inclusive, a "Regulatory Agency," and collectively, the "Regulatory Agencies"), and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2014, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, taken as a whole. Any such Report regarding First Federal filed with or otherwise submitted to any Regulatory Agency, as of the date of its filing or submission, as applicable, complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of First Federal and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of First Federal, examination or investigation by, any Regulatory Agency into the business or operations of First Federal or any of its Subsidiaries. There are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of First Federal or any of its Subsidiaries, except for any such violations, criticisms or exceptions that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on First Federal and its Subsidiaries, taken as a whole.

        3.6    FINANCIAL STATEMENTS.

          (a)   First Federal has previously made available to Mackinac copies of the following financial statements (the "First Federal Financial Statements"): (i) the audited consolidated balance sheets of First Federal and its Subsidiaries for years ended December 31, 2016 and December 31, 2015, and the related audited consolidated statements of income and cash flow for fiscal years 2016 and 2015, and (ii) the unaudited consolidated balance sheet (the "Balance Sheet") and consolidated statements of income and cash flow for the fiscal quarter ended September 30, 2017 (the "Balance Sheet Date"). The First Federal Financial Statements fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of First Federal and its Subsidiaries as of the respective dates or for the respective periods therein set forth and have been prepared in accordance with either U.S. generally accepted accounting principles ("GAAP") or regulatory accepted accounting procedures pursuant to regulatory requirements, as applicable, consistently applied during the periods involved, and, in the case of interim financial statements, subject to recurring year-end adjustments normal in nature and amount. The First Federal Financial Statements have been prepared from, and are in accordance with, the books and records of First Federal and its Subsidiaries.

          (b)   First Federal maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of First Federal and its Subsidiaries. First Federal has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. Other than as set forth in Section 3.6(b) of the Disclosure Schedule, since December 31, 2010, First Federal has not experienced or effected any material change in internal control over financial reporting.

          (c)   Since December 31, 2014, (i) neither First Federal nor any of its Subsidiaries nor, to the Knowledge of First Federal, any director, officer, employee, auditor, accountant or representative of First Federal or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of First Federal or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2014, including any material complaint, allegation, assertion or claim that First Federal or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of First Federal, no attorney representing First Federal or any of its Subsidiaries, whether or not employed by First Federal or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2014, by First Federal or any of its officers, directors, employees or agents to the board of directors of First Federal or any committee thereof or to any director or officer of First Federal.

          (d)   The books and records kept by First Federal and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements.

          (e)   Neither First Federal nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among First Federal and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangement"), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, First Federal or any of its Subsidiaries in First Federal's or such Subsidiary's financial statements.

        3.7    UNDISCLOSED LIABILITIES.    Except for (a) those liabilities that are set forth on the Balance Sheet and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and that are not and would not be reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, taken as a whole, neither First Federal nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on the Balance Sheet if it had existed on the Balance Sheet Date.

        3.8    ABSENCE OF CERTAIN CHANGES OR EVENTS.    Since December 31, 2015, (a) First Federal and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices; (b) First Federal has not taken any of the actions that First Federal has agreed not to take or permit its Subsidiaries to take from the date hereof through the Effective Time pursuant to subsections (a), (b), (c), (d), (e), (f), (h), (i), (k), (m), (n), (o) and (q) of Section 5.2; and (c) there has not been any Material Adverse Effect.

        3.9    LEGAL PROCEEDINGS.    Except as set forth in Section 3.9 of the Disclosure Schedule, neither First Federal nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of First Federal, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against First Federal or any of its Subsidiaries. There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon First Federal, any of its Subsidiaries or the assets of First Federal or any of its Subsidiaries.

        3.10    TAXES AND TAX RETURNS.

          (a)   First Federal and each of its Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) all federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all respects) and has duly and timely paid or caused to be paid on its behalf all Taxes required to be paid by it (whether or not shown to be due on such Tax Returns). All such Tax Returns were true, correct and complete in all respects and were prepared in compliance with applicable Law. None of First Federal and its Subsidiaries are currently the beneficiary of any extension of time within which to file any Tax Return. Through the date hereof, First Federal and its Subsidiaries do not have any liability for Taxes in excess of the amount reserved or provided for on their financial statements.

  First Federal and each of its Subsidiaries has made adequate provision on the Balance Sheet for all accrued Taxes not yet due and payable.

          (b)   No jurisdiction where First Federal or any of its Subsidiaries do not file a Tax Return has made a claim that any of First Federal and its Subsidiaries is required to file a Tax Return in such jurisdiction. No jurisdiction where First Federal or any of its Subsidiaries have filed Tax Returns has made a claim that such entity is or may be subject to taxation by that jurisdiction for any type of Tax for which it has not been filing Tax Returns in that jurisdiction.

          (c)   No Liens for Taxes exist with respect to any of the assets of First Federal or its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

          (d)   There are no audits, examinations, disputes or proceedings pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing for, any Taxes of First Federal or any of its Subsidiaries.

          (e)   There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to First Federal and any of its Subsidiaries, which waiver or extension is in effect.

          (f)    All Taxes required to be withheld, collected or deposited by or with respect to First Federal and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity. First Federal and each of its Subsidiaries have complied in all respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

          (g)   Neither First Federal nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1). First Federal has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

          (h)   First Federal has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (i)    Neither First Federal nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

          (j)    Neither First Federal nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was First Federal) or (ii) has any liability for the Taxes of any Person (other than First Federal or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

          (k)   Neither First Federal nor any of its Subsidiaries has been, within the past two years or otherwise, part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

          (l)    Since January 1, 2013, neither First Federal nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by First Federal or any of its Subsidiaries, and the Internal Revenue Service ("IRS") has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by First Federal or any Subsidiary).

          (m)  Neither First Federal nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) adjustment required by a change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date; installment sale or open transaction disposition made on or prior to the Closing Date; or (vi) election made under Section 108(i) of the Code.

          (n)   Neither First Federal nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in accounting method.

          (o)   First Federal has made available to Mackinac true and complete copies of the United States federal, state, local, and foreign consolidated income Tax Returns filed with respect to First Federal Bank for taxable periods ended December 31, 2016 and 2015, together with correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by First Federal with respect to any Taxes since December 31, 2010. First Federal has timely and properly taken such actions in response to and in compliance with any notices that First Federal has received from the IRS or any state, local or other Tax authority in respect of information reporting and backup and nonresident withholding as are required by law.

          (p)   No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to First Federal or any of its Subsidiaries.

          (q)   Neither First Federal nor any of its Subsidiaries has taken, expects to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (r)   Without regard to the transactions contemplated by this Agreement, neither First Federal nor any of its subsidiaries has undergone an "ownership change" with the meaning of Section 382 of the Code or any similar or corresponding provision or state, local or foreign Tax Law.

        3.11    EMPLOYEE BENEFIT PLANS.

          (a)   Section 3.11(a) of the Disclosure Schedule sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of ERISA), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance or other compensatory or benefit plans, programs, policies or arrangements, and all retention, bonus, employment, termination, severance, change-in-control or other contracts or agreements (whether or not subject to ERISA) to which First Federal or any Subsidiary or any of their respective ERISA Affiliates (as hereinafter defined) is a party, with respect to which First Federal or any Subsidiary or any of their respective ERISA Affiliates has any current or future obligation, contingent or otherwise, or that are maintained, contributed to or sponsored by First Federal or any Subsidiary or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of First Federal or any Subsidiary or any of their respective ERISA Affiliates (all such plans, programs, policies, arrangements, contracts or agreements, whether or not listed in Section 3.11(a) of the Disclosure Schedule, collectively, the "First Federal Benefit Plans").

          (b)   First Federal has delivered or made available to Mackinac true, correct and complete copies of the following (as applicable): (i) the written document evidencing each First Federal Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500), if any, filed with the IRS for the last three plan years, (iii) the current IRS determination, opinion or advisory letter relating to each First Federal Benefit Plan that is a Qualified Plan (as defined in Section 3.11(e) and as disclosed on Section 3.11(e) of the Disclosure Schedule), (iv) the most recently prepared actuarial report or financial statement, if any, relating to a First Federal Benefit Plan, (v) the most recent summary plan description, if any, for such First Federal Benefit Plan (or other descriptions of such First Federal Benefit Plan provided to employees) and all modifications thereto, (vi) all material correspondence with the United States Department of Labor or the IRS relating to any First Federal Benefit Plan during the period January 1, 2014 through the present date, (vii) all amendments, modifications or material supplements to any First Federal Benefit Plan and (viii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a First Federal Benefit Plan. Except as specifically provided in the foregoing documents delivered or made available to Mackinac, there are no amendments on or after January 1, 2016 to any First Federal Benefit Plans that have been adopted or approved nor has First Federal or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new First Federal Benefit Plans.

          (c)   Each First Federal Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Neither First Federal nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the United States Department of Labor or any other Governmental Entity with respect to any First Federal Benefit Plan within the current calendar year or any of the preceding six (6) calendar years, and neither First Federal nor any of its Subsidiaries has any Knowledge of any material defect as to any First Federal Benefit Plan that would qualify for correction under any such program.

          (d)   Section 3.11(d) of the Disclosure Schedule lists each First Federal Benefit Plan that is a "nonqualified deferred compensation plan" as defined in Section 409A(d)(1) of the Code and the regulations and guidance thereunder (a "Nonqualified Deferred Compensation Plan"). Each Nonqualified Deferred Compensation Plan, and each award thereunder, has since January 1, 2007 complied with the documentary and operational requirements of Section 409A of the Code and the regulations and guidance thereunder. No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

          (e)   Section 3.11(e) of the Disclosure Schedule identifies each First Federal Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the "Qualified Plans"). The IRS has issued a current favorable determination, opinion or advisory letter with respect to each Qualified Plan and the related trust, and there are no existing circumstances and no events have occurred that could adversely affect in a material way the qualified status of any Qualified Plan or the related trust. No trust funding any First Federal Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

          (f)    Except as set forth in Section 3.11(f) of the Disclosure Schedules with respect to clauses (ii) and (iii) of this Section 3.11(f), no First Federal Benefit Plan is, and none of First

  Federal or any of its Subsidiaries or any ERISA Affiliate sponsors, maintains, contributes to or has any actual or potential liability with respect to any: (i) "multiemployer plan" as defined in Section 3(37) of ERISA; (ii) a "defined benefit plan" as defined in Section 3(35) of ERISA or any other plan that is subject to the funding requirements of Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code; (iii) a "multiple employer plan" within the meaning of Section 210 of ERISA or Section 413(c) of the Code; or (iv) a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA. There is no lien pursuant to Sections 303(k) or 4068 of ERISA or Sections 412(n) (as in effect prior to its repeal) or 430(k) of the Code in favor of, or enforceable by the Pension Benefit Guaranty Corporation or any other entity with respect to any of the assets of First Federal or any of its Subsidiaries or any ERISA Affiliate.

          (g)   To the Knowledge of First Federal, there have been no "prohibited transactions" (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to any First Federal Benefit Plan. To the Knowledge of First Federal, no fiduciary of any First Federal Benefit Plan has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any First Federal Benefit Plan. No proceeding with respect to the administration or the investment of the assets of any First Federal Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of First Federal, threatened.

          (h)   Except as set forth in Section 3.11(h) of the Disclosure Schedule, neither First Federal nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by COBRA. Except as set forth in Section 3.11(h) of the Disclosure Schedule, First Federal and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit First Federal's or such Subsidiary's right to amend, terminate or modify any such benefits.

          (i)    Except as set forth in Section 3.11(i) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of First Federal or any of its Subsidiaries, or result in any limitation on the right of First Federal or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any First Federal Benefit Plan or related trust. No payment or benefit (including, without limitation, any grant or vesting of an equity interest or any option to acquire any equity interest or any payment of severance) has been made or provided or will or may be made or provided to any current or former employee or other service provider of First Federal or any of its Subsidiaries that, considered individually or considered collectively with any other such payment or benefit , will or could be non-deductible under Section 162(m) of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or be characterized as an "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law). No First Federal Benefit Plan, or any written or oral agreement or practice) obligates First Federal or any of its Subsidiaries to provide for the gross-up, reimbursement or indemnification of or in respect of Taxes under Section 4999 or 409A of the Code, or otherwise.

          (j)    No First Federal Benefit Plan is under audit or the subject of an investigation by the IRS, the United States Department of Labor, the PBGC, the SEC or any other Governmental Entity,

  nor is any such audit or investigation pending or, to First Federal's Knowledge, threatened. First Federal has no liability (whether or not assessed) under Section 4980D or 4980H of the Code.

          (k)   All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each First Federal Benefit Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such First Federal Benefit Plan or properly accrued. All premiums for all periods ending on or before the Closing Date have been paid with respect to each First Federal Benefit Plan that is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA). First Federal has met, and there has been no waiver of, the minimum funding standard under Section 412(a) of the Code and Section 302(a) of ERISA with respect to its funding obligations under the First Federal Benefit Plan that is set forth in Schedule 3.11(f).

          (l)    First Federal and its Subsidiaries have, for the purposes of each First Federal Benefit Plan, correctly classified those individuals performing services for First Federal or its Subsidiaries as common law employees, leased employees, independent contractors or agents.

        3.12    LABOR MATTERS.

          (a)   There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of First Federal or any of its Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or threatened against or involving First Federal or any of its Subsidiaries and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to First Federal or any of its Subsidiaries at any time within five (5) years of the date of this Agreement.

          (b)   Neither First Federal nor any of its Subsidiaries is currently or at any time since January 1, 2014 has been a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of First Federal and its Subsidiaries are in material compliance with all applicable state, federal and local Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices. Except as would not result in any material liability to First Federal or any of its Subsidiaries, there are no complaints, lawsuits, arbitrations, administrative proceedings or other proceedings of any nature pending or, to the Knowledge of First Federal, threatened against First Federal or any of its Subsidiaries brought by any current or former employee or their eligible dependents or beneficiaries.

          (c)   All salaried employees, hourly employees, and temporary employees of First Federal or any of the First Federal Subsidiaries are employed on an at-will basis by First Federal or any of the First Federal Subsidiaries and may be terminated at any time with or without cause and without any severance or other liabilities to First Federal or any First Federal Subsidiary, or have signed an agreement or acknowledged in writing that their employment is at will. There has been no written representation by First Federal or any First Federal Subsidiary made to any employees that commits First Federal, any First Federal Subsidiary, or the Surviving Entity to retain them as employees for any period of time subsequent to the Closing.

          (d)   Since January 1, 2014, neither First Federal nor any First Federal Subsidiary has effectuated a "plant closing" or a "mass lay off" (in each case, as defined in the WARN Act), in either case affecting any site of employment or facility of First Federal or any First Federal Subsidiary, except in compliance with the WARN Act.

          (e)   There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or to the Knowledge of First Federal, threatened against First Federal or any First Federal Subsidiary. First Federal and all of the First Federal Subsidiaries are in compliance with all applicable occupational health and safety Laws, except for such failures to comply as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (f)    Neither First Federal nor any First Federal Subsidiary is a party or subject to any Contract which restricts First Federal or any First Federal Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion of its operations or facilities.

          (g)   The consummation of the transactions contemplated by this Agreement will not create liabilities for any act by First Federal or any First Federal Subsidiary on or prior to the Closing under any collective bargaining agreement, contract or First Federal Benefit Plans.

          (h)   First Federal has implemented commercially reasonable procedures to ensure that all employees who are performing services for First Federal or any First Federal Subsidiary in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Surviving Entity or any of its Subsidiaries following the consummation of the transactions contemplated by this Agreement.

          (i)    The policies, programs, and practices of First Federal and all First Federal Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt), hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in compliance in all material respects with applicable Law governing or relating to employment and employer practices and facilities.

        3.13    COMPLIANCE WITH APPLICABLE LAW.

          (a)   First Federal and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with all, and are not and have not been in violation of any, applicable Laws, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to First Federal and its Subsidiaries, taken as a whole, and neither First Federal nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to First Federal and its Subsidiaries, taken as a whole.

          (b)   Except as would not be material to First Federal and its Subsidiaries, taken as a whole, First Federal and each of its Subsidiaries have properly administered all accounts for which First Federal or any of its Subsidiaries acts as a fiduciary, including accounts for which First Federal or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects. None of First Federal or any of its Subsidiaries, or any director, officer or employee of First Federal or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to First Federal and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

          (c)   Except as set forth in Section 3.13 of the Disclosure Schedule, First Federal and each insured depository Subsidiary of First Federal is "well-capitalized" (as that term is defined in the relevant regulation of the institution's primary federal bank regulator), and "well managed" (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of the institution's primary bank regulator), and the institution's rating under the Community Reinvestment Act of 1997 ("CRA") is no less than "satisfactory." Neither First Federal nor any First Federal Subsidiary has been informed that its status as "well-capitalized," "well managed" or "satisfactory" for CRA purposes will change within one year. All deposit liabilities of First Federal and its Subsidiaries are insured by the FDIC to the fullest extent under the Law. First Federal and its Subsidiaries have met all conditions of such insurance, including timely payment of its premiums.

        3.14    MATERIAL CONTRACTS.

          (a)   Other than as set forth in Section 3.14 of the Disclosure Schedule, neither First Federal nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any of the following (each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether written or oral and whether or not set forth in the Disclosure Schedule, is referred to as a "Material Contract"):

              (i)  any contract or agreement entered into since January 1, 2014 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

             (ii)  any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where First Federal or any of its Subsidiaries is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and contracts or agreements relating to borrowings entered into in the ordinary course of business;

           (iii)  any contract or agreement limiting the freedom of First Federal or any of its Subsidiaries to engage in any line of business or to compete with any other Person or prohibiting First Federal or any of its Subsidiaries from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

            (iv)  any contract or agreement with any Affiliate of First Federal or its Subsidiaries;

             (v)  any agreement of guarantee, support or indemnification by First Federal or its Subsidiaries, assumption or endorsement by First Federal or its Subsidiaries of, or any similar commitment by First Federal or its Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

            (vi)  any agreement which would be terminable other than by First Federal or its Subsidiaries or any agreement under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

           (vii)  any alliance, cooperation, joint venture, shareholders' partnership or similar agreement involving a sharing of profits or losses relating to First Federal or any of its Subsidiaries;

          (viii)  any employment agreement with any employee or officer of First Federal or any of its Subsidiaries;

            (ix)  any broker, distributor, dealer, agency, sales promotion, customer or client referral, underwriter, administrative services, market research, market consulting or advertising agreement providing for annual payments by First Federal or its Subsidiaries of more than $100,000;

             (x)  any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to, any assets or properties, or any interest therein, of First Federal or its Subsidiaries, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of First Federal;

            (xi)  any contract or agreement that contains any (A) exclusive dealing obligation, (B) "clawback" or similar undertaking requiring the reimbursement or refund of any fees, (C) "most favored nation" or similar provision granted by First Federal or any of its Subsidiaries or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of First Federal or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

           (xii)  any material contract or agreement which would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement;

          (xiii)  any contract under which First Federal or any First Federal Subsidiary will have a material obligation with respect to an "earn-out," contingent purchase price or similar contingent payment obligation, or any other material liability after the date hereof;

          (xiv)  any lease or other contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments for the lease year that includes December 31, 2016, as applicable, were in excess of $75,000;

           (xv)  any contract or agreement for the use or purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by First Federal or its Subsidiaries of $75,000; and

          (xvi)  any other contract that would be required to be filed as an exhibit to a Form 10-K filed by First Federal or its Subsidiaries as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act if First Federal were subject to such reporting requirements.

          (b)   First Federal and its Subsidiaries have performed in all material respects all of the obligations required to be performed by them and are entitled to all accrued benefits under, and are not alleged (or otherwise to the Knowledge of First Federal) to be in default in respect of, each Material Contract to which First Federal or its Subsidiaries are a party or by which First Federal or its Subsidiaries are bound, except as would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Material Contracts is valid and binding on First Federal or its applicable Subsidiary and in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to First Federal or its Subsidiaries or, to the Knowledge of First Federal, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except, as would not, individually or in the aggregate, have a Material Adverse Effect. True, correct and complete copies of all Material Contracts have been made available to Mackinac.

        3.15    AGREEMENTS WITH REGULATORY AGENCIES.     Other than as set forth in Section 3.15 of the Disclosure Schedule, neither First Federal nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Disclosure Schedule, a "First Federal Regulatory Agreement"), nor does First Federal have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other governmental agency that could reasonably be expected to lead to the issuance of any such First Federal Regulatory Agreement. Neither First Federal nor any First Federal Subsidiary is required by Section 32 of the Federal Deposit Insurance Act of 1950, as amended, FDIC Regulation Part 359 or the Federal Reserve to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification.

        3.16    INVESTMENT SECURITIES.

        Each of First Federal and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of First Federal or any of its Subsidiaries and except for such defects in title or Liens that would not be material to First Federal and its Subsidiaries. Such securities are valued on the books of First Federal and its Subsidiaries in accordance with GAAP.

          (a)   First Federal and its Subsidiaries employ investment, securities risk management and other policies, practices and procedures which First Federal believes are prudent and reasonable in the context of such businesses.

        3.17    DERIVATIVE INSTRUMENTS.     All Derivative Transactions, whether entered into for the account of First Federal or one of its Subsidiaries or for the account of a customer of First Federal or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable Laws and other policies, practices, and procedures employed by First Federal, as applicable and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of First Federal or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by (a) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (b) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law), and are in full force and effect. First Federal and its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent required, and, to First Federal's Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The financial position of First Federal and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of First Federal and such Subsidiaries in accordance with GAAP. As used herein, "Derivative Transactions" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

        3.18    ENVIRONMENTAL LIABILITY.

          (a)   Each of First Federal and its Subsidiaries, and, to First Federal's Knowledge (except as set forth in written third party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of First Federal), any property in which First Federal or any of its Subsidiaries holds a security interest, is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("Environmental Laws").

          (b)   There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of First Federal, threatened against First Federal or any of its Subsidiaries, nor are there governmental or third-party investigations, remediation activities or governmental investigations that seek to impose or that could reasonably be expected to result in the imposition, on First Federal or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of First Federal, threatened against First Federal or any of its Subsidiaries, which liability or obligation would reasonably be expected to, individually or in the aggregate, be material to First Federal and its Subsidiaries, taken as a whole. To the Knowledge of First Federal, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to, individually or in the aggregate, be material to First Federal and its Subsidiaries, taken as a whole.

          (c)   Except as set forth in written third party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of First Federal, to the Knowledge of First Federal, during or prior to the period of (i) First Federal's or any of its Subsidiaries' ownership or operation of any property, (ii) First Federal's or any of its Subsidiaries' participation in the management of any property or (iii) First Federal's or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive, or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to, individually or in the aggregate, be material to First Federal and its Subsidiaries, taken as a whole.

          (d)   Neither First Federal nor any of its Subsidiaries is subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation in connection with the foregoing in any material respect. There has been no written third-party environmental site assessment conducted since January 1, 2014 assessing the presence of hazardous materials located on any property owned or leased by First Federal or any First Federal Subsidiary that is within the possession or control of First Federal or its Affiliates as of the date of this Agreement that has not been delivered to Mackinac prior to the date of this Agreement.

        3.19    INSURANCE.    First Federal and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to First Federal and its Subsidiaries. Section 3.19 of the Disclosure Schedule contains a list of all insurance policies applicable and available to First Federal and its Subsidiaries with respect to its business or that are otherwise maintained by or for First Federal or its Subsidiaries (the "First Federal Policies") (specifying policy type (e.g., whether such policy is claims-made), policy numbers, applicable deductible levels, policy periods, available limits of coverage, and information regarding any settlement or commutation of the same) and First Federal has provided true and complete copies of all such First Federal Policies to Mackinac. Except as set forth in Section 3.19 of the Disclosure Schedule, there is no claim for coverage by First Federal or any of its Subsidiaries pending under any of such First Federal Policies as to which coverage has been questioned, denied or disputed by the underwriters of such First Federal Policies or in respect of which such underwriters have reserved their rights. Each First Federal Policy is in full force and effect and all premiums payable by First Federal or its Subsidiaries have been timely paid, by First Federal or its Subsidiaries, as applicable. Neither First Federal nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such First Federal Policies.

        3.20    TITLE TO PROPERTY.

          (a)   Section 3.20(a) of the Disclosure Schedule lists (i) all real property owned by First Federal or any First Federal Subsidiary (the "Owned Real Property"); (ii) all leases, subleases, licenses or other contracts (including all amendments, modifications, and supplements thereto) pursuant to which First Federal or its Subsidiaries leases land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the "Real Property Leases"); and (iii) all leases, subleases, licenses or other use agreements between First Federal or any of its Affiliates, as landlord, sublandlord or licensor, and third parties with respect to Owned Real Property or Leased Premises, as tenant, subtenant or licensee ("Tenant Leases"), in each case including all amendments, modifications, and supplements thereto, and all such documentation has been made available to Mackinac on or prior to the date hereof.

          (b)   Except as would not be material to First Federal, First Federal or one of its Subsidiaries (i) has good and marketable title to all Owned Real Properties, free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties ((A) through (C) collectively, "Permitted Encumbrances") and (ii) has good and marketable leasehold interests in all parcels of real property leased to First Federal pursuant to the Real Property Leases (the "Leased Premises"), free and clear of all Liens of any nature created by First Federal or any of its Subsidiaries or, to the Knowledge of First Federal, any other Person, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases. Since the Balance Sheet Date, none of the Leased Premises or Owned Real Property has been taken by eminent domain (or to First Federal's Knowledge is the subject of a pending or contemplated taking which has not been consummated). All of the land, buildings, structures, plants, facilities and other improvements leased or used by First Federal or any of its Subsidiaries in the conduct of First Federal's or such Subsidiary's business other than those items that comprise part of the Owned Real Property are included in the Leased Premises.

          (c)   Except as set forth in Section 3.20(c) of the Disclosure Schedule, no Person other than First Federal and its Subsidiaries has (or will have, at Closing) (i) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises. All buildings, structures, fixtures and appurtenances comprising part of the Owned Real Property are in good operating condition and have been well maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the purposes to which they are used in the conduct of First Federal's business. First Federal and its Subsidiaries do not use in its business any material real property other than the Owned Real Property and the Leased Premises.

          (d)   Each of the Real Property Leases and each of the Tenant Leases is valid and binding on First Federal or its applicable Subsidiary and is in full force and effect, without amendment (other than as disclosed in Section 3.14(b) of the Disclosure Schedule) and there exists no default or event of default or event, occurrence, condition or act, with respect to First Federal or its Subsidiaries or, to the Knowledge of First Federal, with respect to the other parties thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except where such event of default would not reasonably be expected to, individually or in the aggregate, be material to the First Federal and its Subsidiaries, taken as a whole.

          (e)   First Federal and its Subsidiaries have operated the Owned Real Property and the Leased Premises, and the continued operation of the Owned Real Property and the Leased Premises in the manner it is used in First Federal and its Subsidiaries' business will be, in accordance in all material respects with all applicable Laws.

          (f)    Except as would not be material to First Federal, (i) First Federal and its Subsidiaries have good, valid and marketable title to all of the personal property of First Federal and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of First Federal and its Subsidiaries ("Personal Property") and (ii) each of the leases under which First Federal or its Subsidiaries lease Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of First Federal, the lessor.

        3.21    INTELLECTUAL PROPERTY.

          (a)   First Federal and its Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens, all material Intellectual Property used or held for use by First Federal and its Subsidiaries as of the date hereof (collectively, the "First Federal Intellectual Property") in the manner that it is currently used by First Federal and its Subsidiaries.

          (b)   Section 3.21(b) of the Disclosure Schedule lists all First Federal Intellectual Property that is the subject of a registration, issuance or pending application of First Federal or any of its Subsidiaries. First Federal or its Subsidiaries own title to all First Federal Intellectual Property set forth on Section 3.21(b) of the Disclosure Schedule.

          (c)   Neither First Federal nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of First Federal, neither First Federal nor any of its Subsidiaries has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party. To the Knowledge of First Federal, no third party has interfered with, infringed upon, misappropriated or violated any First Federal Intellectual Property. Neither First Federal nor any of its Subsidiaries licenses to, or has entered into any exclusive agreements relating to any First Federal Intellectual Property with, third parties, or, except as set forth on Section 3.21(c) of the Disclosure Schedule, permits third parties to use any First Federal Intellectual Property rights. Except as set forth on

  Section 3.21(c) of the Disclosure Schedule, neither First Federal nor any of its Subsidiaries owes any material royalties or payments to any third party for using or licensing to others any First Federal Intellectual Property.

          (d)   Neither First Federal nor any of its Subsidiaries is a party to any agreement to indemnify any Person against a claim of infringement of or misappropriation by any First Federal Intellectual Property.

          (e)   For the purposes of this Agreement, "Intellectual Property" shall mean any or all of the following and all rights in, arising out of or associated with: all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and, in each case, any applications therefor, mask works, net lists, technology, web sites, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material of a Person.

        3.22    BROKER'S FEES.    Except for ProBank Austin, neither First Federal nor any First Federal Affiliate has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

        3.23    NO INVESTMENT ADVISER.     Neither First Federal nor any First Federal Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an "investment adviser" required to register as such under the Investment Company Act of 1940, as amended.

        3.24    LOANS.

          (a)   Each loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") payable to First Federal or its Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an "Obligor") thereunder, and is enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles. For the purposes of this Agreement, "Loan Documentation" means all Loan files and all documents included in First Federal's or any of its Subsidiaries' file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

          (b)   The information with respect to each Loan set forth in the Loan Documentation made available to Mackinac prior to the date hereof, and, to the Knowledge of First Federal, any third-party information set forth in the Loan Documentation is true, correct and accurate as of the dates specified therein, or, if no such date is indicated therein, as of November 30, 2017.

          (c)   (i) Section 3.24(c) of the Disclosure Schedule sets forth a list of all Loans as of the date hereof by First Federal and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of First Federal or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

          (d)   Each Loan payable to First Federal or its Subsidiaries (i) was originated or purchased by First Federal or its Subsidiaries and its principal balance as shown on First Federal's books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated or purchased by First Federal or its Subsidiaries complied, including as to the Loan Document related thereto, in all material respects with all applicable requirements of federal, state and local Laws.

          (e)   Each outstanding Loan (including Loans held for resale to investors) payable to First Federal or its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by First Federal or an First Federal Subsidiary), and during the period of time in which such Loan was originated, held or serviced by First Federal or its Subsidiaries, the relevant Loan Documentation was maintained, in all material respects in accordance with First Federal's or its Subsidiary's underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with all applicable requirements of federal, state and local Laws.

          (f)    With respect to each Loan payable to First Federal or its Subsidiaries that is secured, First Federal or its Subsidiary has a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

          (g)   Except as set forth in Section 3.24(g) of the Disclosure Schedule, none of the agreements pursuant to which First Federal or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

          (h)   First Federal's allowance for loan losses as of the Balance Sheet Date was in compliance with First Federal's methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

          (i)    Section 3.24(i) of the Disclosure Schedule identifies each Loan payable to First Federal or its Subsidiaries that (i) as of November 30, 2017 (A) was on non-accrual status, (B) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, (C) where a specific reserve allocation existed in connection therewith, (D) which was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 or (E) that was contractually past due ninety (90) days or more in the payment of principal and/or interest, or, (ii) as of the date of this Agreement, is classified as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Watch list" or words of similar import. For each Loan identified in response to clauses (i) or (ii) above, Section 3.24(i) of the Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of November 30, 2017.

          (j)    Each of First Federal and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local Laws, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

          (k)   To the Knowledge of First Federal, each Loan included in a pool of Loans originated, acquired or serviced by First Federal or any of its Subsidiaries (a "Pool") meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, except where the time for certification or recertification has not yet expired. To the Knowledge of First Federal, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

          (l)    Section 3.24(l) of the Disclosure Schedule sets forth a true, complete and correct list of each third party providing loan servicing to First Federal or any of its Subsidiaries as of July 31, 2011 and the aggregate balance of Loans serviced by each such servicer for First Federal or any of its Subsidiaries as of such date. To the Knowledge of First Federal, all Loans serviced by third parties for First Federal or any of its Subsidiaries have been serviced in accordance with all applicable Laws and regulations.

        3.25    RELATED PARTY TRANSACTIONS.

          (a)   Section 3.25(a) of the Disclosure Schedule identifies all agreements or arrangements between First Federal or any First Federal Subsidiary, on the one hand, and any shareholder (which to First Federal's Knowledge beneficially owns 5% or more of any class of equity securities of First Federal or any of its Subsidiaries) or Affiliate of First Federal (other than First Federal and its direct or indirect wholly owned Subsidiaries), on the other hand, and all agreements or arrangements pursuant to which any shareholder (which to First Federal's Knowledge beneficially owns 5% or more of any class of equity securities of First Federal or any of its Subsidiaries) or Affiliate of First Federal (other than First Federal and its direct or indirect wholly owned Subsidiaries) is a party and First Federal or any First Federal Subsidiary receives services or goods, including any such agreements or arrangements between any direct or indirect wholly owned First Federal Subsidiary, on the one hand, and any non-wholly owned First Federal Subsidiary, on the other hand. No relationship, direct or indirect, exists between or among First Federal and its Subsidiaries or any of their respective Affiliates, on the one hand, and any director, officer, member, shareholder, customer or supplier of First Federal or any of its Affiliates, on the other hand, which would be required by the Securities Act to be disclosed in a registration statement on Form S-1 pursuant to Item 404 of Regulation S-K under the Securities Act. As used in this Agreement, "Affiliate" means (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and "control," with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

          (b)   No shareholder or Affiliate of First Federal (other than First Federal and its Subsidiaries) owns any material property or asset used in the conduct of the business of First Federal and its Subsidiaries.

        3.26    TAKEOVER LAWS.    The board of directors of First Federal has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any "moratorium," "control share," "fair price," "takeover" or "interested shareholder" Law (such laws, collectively "Takeover Provisions").

        3.27    APPROVALS.

          (a)   As of the date of this Agreement, to the Knowledge of First Federal, there exists no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

          (b)   The Board of Directors of First Federal has duly adopted an irrevocable resolution as follows (the "Business Combination Exemption Resolution"):

      "RESOLVED, that pursuant to Section 782 of the Michigan Business Corporation Act, as amended (the "MBCA"), the Board of Directors of the Corporation, for the specific purpose of establishing an irrevocable exemption from Section 780 of the MBCA, hereby approves thereunder (i) the entering into, and all of the transactions relating to and contemplated or permitted by, that certain Agreement and Plan of Merger (the "Merger Agreement"), entered into among the Corporation, Mackinac Financial Corporation and MFNC Acquisition, LLC, including, without limitation, (A) the assignment of any rights thereunder as specifically contemplated by the Shareholder Voting Agreement entered into pursuant to the Merger Agreement (the "Voting Agreement"), (B) any person or entity becoming an "interested shareholder" as defined in Section 778 of the MBCA including, without limitation, Mackinac Financial Corporation and/or any of its affiliates (whether individually or in another capacity) (collectively, the "Covered Persons"), and (C) the transfer of any shares of common stock, the right to vote any shares of common stock pursuant to the Voting Agreement or other securities of the Corporation in accordance with the terms and conditions of the Merger Agreement; (ii) any transaction in which any Covered Person becomes an "interested shareholder" as defined in Section 778 of the MBCA or acquires additional shares of common stock or other securities of the Corporation thereafter; and (iii) any "business combination" as defined in Section 776 of the MBCA involving any Covered Person."

          (c)   The Business Combination Exemption Resolution adopted by First Federal is a valid action of the Board of Directors, binding on First Federal, and constitutes a valid and irrevocable exemption by First Federal from Section 780 of the Michigan Business Corporation Act as to any transaction, person or entity described in such resolution.

        3.28    BOOKS AND RECORDS.    The books of account, minute books, stock record books, and other records of each of First Federal and its Subsidiaries are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of each of First Federal and the First Federal Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since April 30, 2014, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books in all material respects. All such minute books and related exhibits or attachments for all meetings since April 30, 2014, have been made available for Mackinac's review prior to the date of this Agreement without material omission or redaction (other than with respect to the minutes relating to the Merger or recent and similarly proposed transactions).

        3.29    LOAN GUARANTEES.    Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all guarantees of indebtedness owed to First Federal or any First Federal Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration and any other Governmental Entity, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

        3.30    DATA SECURITY AND CUSTOMER PRIVACY.    First Federal and each First Federal Subsidiary is in compliance in all material respects with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers' data and the systems operated by First Federal and each First Federal Subsidiary, and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

        3.31    FIRST FEDERAL INFORMATION.    None of the information supplied or to be supplied by First Federal for inclusion or incorporation by reference in the Joint Proxy Statement or in the Form S-4, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto will, at the time the Joint Proxy Statement or any such supplement or amendment thereto is first mailed to the shareholders of First Federal and Mackinac or at the time the such shareholders vote on the matters constituting the Requisite Shareholder Approvals or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by First Federal in this Section 3.31 with respect to statements made or incorporated by reference therein based on information supplied by Mackinac or MergerSub in writing expressly for inclusion or incorporation by reference in the Joint Proxy Statement, the Form S-4 or such other applications, notifications or other documents. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. If at any time prior to the Effective Time any event should be discovered by First Federal which should be set forth in an amendment to the Form S-4 or a supplement to the Joint Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, First Federal shall promptly so inform Mackinac.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MACKINAC

        Except as (i) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Mackinac delivered herewith (the "Mackinac Disclosure Schedule") (provided that each exception set forth in the Mackinac Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)) or (ii) disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Mackinac prior to the date hereof and on or after the date on which Mackinac filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (but excluding any risk factor disclosures contained under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Mackinac hereby represents and warrants to First Federal as follows:

        4.1    CORPORATE ORGANIZATION.    Mackinac is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Mackinac has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Mackinac is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a

Mackinac Material Adverse Effect. True and complete copies of the articles of incorporation and bylaws of Mackinac, as in effect as of the date of this Agreement, have previously been delivered by Mackinac to First Federal. Mackinac is not in violation of any of the provisions of its articles of incorporation or bylaws, each as amended.

        4.2    CAPITALIZATION.    The authorized capital stock of Mackinac consists of (a) 18,000,000 shares of Mackinac Common Stock, of which, as of December 31, 2017 (the "Mackinac Capitalization Date"), 6,294,930 shares of Mackinac Common Stock are issued and outstanding, 185,749 shares of Mackinac Common Stock are held in treasury and (b) 500,000 shares of Mackinac Preferred Stock, none of which is issued and outstanding as of the Mackinac Capitalization Date. All of the issued and outstanding shares of Mackinac Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the Mackinac Capitalization Date, there were 268,836 shares of Mackinac Common Stock reserved and available for issuance under Mackinac's equity compensation plans (the "Mackinac Awards"). As of the Mackinac Capitalization Date, except pursuant to (i) this Agreement; and (ii) the Mackinac Awards, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Mackinac, or otherwise obligating Mackinac to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. As of the Mackinac Capitalization Date, no Voting Debt of Mackinac is issued or outstanding. The shares of Mackinac Common Stock to be issued pursuant to the Merger, if any, will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

        4.3    AUTHORITY; NO VIOLATION.

          (a)   Mackinac has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously approved by the board of directors of Mackinac, the board of directors of Mackinac will resolve to recommend to Mackinac's shareholders' approval and adoption of the issuance of Mackinac Common Stock pursuant to this Agreement and all of the directors have indicated their agreement to vote the shares of Mackinac Common Stock beneficially owned by them in favor of such proposal. No other corporate proceedings (other than the Mackinac Requisite Shareholder Approval, as defined below) on the part of Mackinac are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Mackinac. Assuming due authorization, execution and delivery by First Federal, this Agreement constitutes a valid and binding obligation of Mackinac, enforceable against Mackinac in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          (b)   Neither the execution and delivery of this Agreement by Mackinac, nor the consummation by Mackinac of the transactions contemplated hereby, nor compliance by Mackinac with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of Mackinac or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Mackinac or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Mackinac or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Mackinac or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits that would not reasonably be expected to, either individually or in the aggregate, have a Mackinac Material Adverse Effect.

        4.4    CONSENTS AND APPROVALS.    Except for (a) the regulatory approvals and non-objections described in Section 3.4, (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, (c) the filing of the Certificate of Merger with LARA pursuant to the MBCA and the Bank Merger with the DIFS pursuant to the MBC, (d) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Mackinac Common Stock, if any, pursuant to this Agreement (e) the approval of the holders of a majority of the outstanding shares of MFNC common stock casting a vote at the Mackinac Shareholders' Meeting (the "Mackinac Requisite Shareholder Approval" and together with the First Federal Requisite Shareholder Approval, the "Requisite Shareholder Approvals"), and (f) approval of listing of such Mackinac Common Stock, if any, on the Nasdaq, no consents, approvals or authorizations of or filings or registrations with any Governmental Entity, or of or with any third party, are required to be made or obtained by Mackinac or any of its Subsidiaries in connection with (i) the execution and delivery by Mackinac of this Agreement or (ii) the consummation by Mackinac of the transactions contemplated hereby, except for such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a Mackinac Material Adverse Effect.

        4.5    LEGAL PROCEEDINGS.

          (a)   Neither Mackinac nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Mackinac, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Mackinac or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, have a Mackinac Material Adverse Effect.

          (b)   There is no injunction, order, judgment or decree imposed upon Mackinac that would reasonably be expected to, individually or in the aggregate, have a Mackinac Material Adverse Effect.

        4.6    ABSENCE OF CERTAIN CHANGES.    Since December 31, 2015, there has not been a Mackinac Material Adverse Effect.

        4.7    REPORTS.

          (a)   Mackinac and each of its Subsidiaries have filed (or furnished, as applicable) all Reports that they were required to file (or furnish, as applicable) since December 31, 2014 and prior to the date hereof with the Regulatory Agencies and each other applicable Governmental Entity, and all other Reports required to be filed (or furnished, as applicable) by them since December 31, 2014 and prior to the date hereof, including any report or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish) such Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to result in a Mackinac Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in a Mackinac Material Adverse Effect, (i) except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Mackinac and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Mackinac, examination or investigation by, any Regulatory Agency into the business or operations of Mackinac or any of its Subsidiaries and (ii) there are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Mackinac or any of its Subsidiaries.

          (b)   No final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the Securities and Exchange Commission (the "SEC") by Mackinac pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2014 and prior to the date of this Agreement (the "Mackinac SEC Reports") at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Mackinac SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Mackinac has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

        4.8    FINANCIAL STATEMENTS.    The financial statements of Mackinac and its Subsidiaries included (or incorporated by reference) in the Mackinac SEC Reports filed with (but not furnished to) the SEC (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Mackinac and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount and the absence of notes); (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

        4.9    UNDISCLOSED LIABILITIES.    Except for (a) those liabilities that are set forth on Mackinac's unaudited consolidated balance sheet and (b) liabilities incurred since the September 30, 2017 in the ordinary course of business consistent with past practice and that are not and would not be reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, taken as a whole, neither Mackinac nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on Mackinac's unaudited consolidated balance sheet if it had existed on September 30, 2017.

        4.10    COMPLIANCE WITH APPLICABLE LAW.    Mackinac and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, any applicable Law, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not reasonably be expected to, individually or in the aggregate, have a Mackinac Material Adverse Effect, and neither Mackinac nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above, except for such violations that would not reasonably be expected to, individually or in the aggregate, have a

Mackinac Material Adverse Effect. Except as set forth on Section 4.9 of the Mackinac Disclosure Schedule, neither Mackinac nor any of its Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which would, individually or in the aggregate, have a Mackinac Material Adverse Effect, or has received any written communication contemplating any of the foregoing. Each insured depository Subsidiary of Mackinac is "well-capitalized" (as that term is defined in the relevant regulation of the institution's primary federal bank regulator), and "well managed" (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of the institution's primary bank regulator), and the institution's rating under the CRA is no less than "satisfactory."

        4.11    TAX MATTERS.    Neither Mackinac nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        4.12    BROKER'S FEES.    Except for Piper Jaffray & Co., neither Mackinac nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

        4.13    MACKINAC INFORMATION.    None of the information supplied or to be supplied by Mackinac for inclusion or incorporation by reference in the Joint Proxy Statement or in the Form S-4, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto will, at the time the Joint Proxy Statement or any such supplement or amendment thereto is first mailed to the shareholders of First Federal or Mackinac or at the time such shareholders vote on the matters constituting the Requisite Shareholder Approvals or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Mackinac in this Section 4.12 with respect to statements made or incorporated by reference therein based on information supplied by First Federal in writing expressly for inclusion or incorporation by reference in the Joint Proxy Statement or in the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by Mackinac which should be set forth in an amendment to the Form S-4 or a supplement to the Joint Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Mackinac shall promptly so inform First Federal.

        4.14    AGREEMENTS WITH REGULATORY AGENCIES.    Neither Mackinac nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Mackinac Disclosure Schedule, a "Mackinac Regulatory Agreement"), nor does Mackinac have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other governmental agency that could reasonably be expected to lead to the issuance of any such Mackinac Regulatory Agreement.

        4.15    APPROVALS.    As of the date of this Agreement, Mackinac knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    CONDUCT OF BUSINESS OF FIRST FEDERAL PRIOR TO THE EFFECTIVE TIME.    During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, First Federal shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice (b) use reasonable best efforts to maintain and preserve intact its business organization, its rights, franchises and other authorizations issued by Governmental Entities and its current relationships with its customers, regulators, employees and other persons with which it has business or other relationships and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either First Federal or Mackinac to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

        5.2    FORBEARANCES OF FIRST FEDERAL.    During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Disclosure Schedule or as expressly required by this Agreement, First Federal shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Mackinac:

          (a)   (i) create or incur any indebtedness for borrowed money (other than acceptance of deposits, FHLB advances, purchases of Federal funds, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business consistent with past practice, including with respect to prices, terms and conditions), or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except in the case of this clause (ii), in connection with presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice;

          (b)   (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) except for regular cash dividends in amounts not greater than the rate paid during 2017, and payable on dates consistent with past practice (the "Permitted Dividends") (provided that First Federal and Mackinac will mutually cooperate regarding the First Federal Permitted Dividend to be paid in the quarter in which the closing occurs so as to ensure that First Federal shareholders receive a dividend for such quarter from either First Federal or from Mackinac but not from both parties), set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest other than the payment of the Special Dividend, (iii) grant any stock appreciation rights, restricted stock units or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) issue or commit to issue any additional shares of capital stock of First Federal or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any First Federal Subsidiary or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

          (c)   sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a direct or indirect wholly owned First Federal Subsidiary, except

  (i) subject to paragraph (k) of this Section 5.2, sales of Loans, Loan participations and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of First Federal or (ii) as expressly required by contracts or agreements in force at the date of this Agreement that are set forth in Section 5.2(c) of the Disclosure Schedule;

          (d)   (i) acquire direct or indirect control over any business or Corporate Entity, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of First Federal;

          (e)   except as required under applicable Law or the terms of any First Federal Benefit Plan existing as of the date hereof (i) enter into, adopt or terminate any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of First Federal or any of its Subsidiaries, (ii) amend any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of First Federal or any of its Subsidiaries in a manner that would result in any increase in cost, (iii) increase the compensation or benefits payable to any such individual (including the payment of any amounts to any such individual not otherwise due) (other than any annual base compensation raises in the ordinary course of business consistent with past practice to employees other than senior executive officers of not more than 5% per annum), (iv) grant or accelerate the vesting of any equity-based awards for the benefit of any such individual, (v) enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to First Federal or any of its Subsidiaries, (vi) provide any funding for any rabbi trust or similar arrangement or (vii) hire, transfer, promote or terminate the employment of any employee of First Federal or any of its Subsidiaries who has a target annual compensation of $75,000 or more;

          (f)    (i) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages where the settlement payments not covered by insurance do not exceed $100,000 individually or $200,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (ii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

          (g)   pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, subject to Section 5.2(f), in the ordinary course of business and consistent with past practice;

          (h)   (i) make any change in accounting methods or systems of internal accounting controls (or the manner in which it accrues for liabilities), except as required by changes in GAAP as concurred in by its independent auditors or (ii) except as may be required by GAAP and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets, including writing-off notes or accounts receivable;

          (i)    make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

          (j)    adopt or implement any amendment to its articles of incorporation or any changes to its bylaws or comparable organizational documents;

          (k)   materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage related securities which would be considered "high-risk" securities under applicable regulatory pronouncements;

          (l)    enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 3.14, other than in the ordinary course of business consistent with past practice; provided that in no event shall First Federal or any First Federal Subsidiary enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 3.14(a) (iii), (iv), (vi), (vii), (x), (xi) or (xiii) or that calls for aggregate annual payments of $100,000 or more;

          (m)  change in any material respect the credit policies and collateral eligibility requirements and standards of First Federal except as required by applicable Law;

          (n)   fail to use reasonable best efforts to take any action that is required by an First Federal Regulatory Agreement, or take any action that violates a First Federal Regulatory Agreement;

          (o)   except as required by applicable Law, regulation or policies imposed by any Governmental Entity, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans;

          (p)   permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of First Federal or any First Federal Subsidiary;

          (q)   make, or commit to make, any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than as disclosed in First Federal's capital expenditure budget set forth in Section 5.2(q) of the Disclosure Schedule;

          (r)   without previously notifying and consulting with Mackinac (through Mackinac's Chief Financial Officer, Chief Executive Officer or such other representative as may be designated by Mackinac), make or acquire any Loan or issue a commitment (or renew or extend an existing commitment), except to the extent approved by First Federal and committed to, in each case prior to the date hereof and set forth in Section 5.2(a) of the Disclosure Schedule, for any Loan relationship aggregating in excess of $1,000,000 or amend or modify in any material respect any existing Loan relationship, that would result in total credit exposure to the applicable borrower (and its Affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $1,000,000;

          (s)   take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

          (t)    take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

          (u)   agree to, or make any commitment to, take, or adopt any resolutions of the board of directors of First Federal in support of, any of the actions prohibited by this Section 5.2.

        5.3    COVENANTS OF MACKINAC.    During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.3 of the Mackinac Disclosure Schedule or as expressly required by this Agreement, Mackinac shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of First Federal:

          (a)   Amend its articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of First Federal Common Stock or that would materially impede Mackinac's ability to consummate the transactions contemplated by this Agreement;

          (b)   take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

          (c)   take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

          (d)   agree to, or make any commitment to, take or adopt any resolutions of the board of directors of Mackinac in support of any of the actions prohibited by this Section 5.3.

        5.4    ADDITION OF FIRST FEDERAL DIRECTOR TO MACKINAC BOARD.    As soon as reasonably practicable after the Effective Time, Mackinac shall cause one director of First Federal, determined by First Federal but subject to the reasonable approval of Mackinac, to be added to the Board of Directors of Mackinac.

ARTICLE VI
ADDITIONAL AGREEMENTS

        6.1    REGULATORY MATTERS.

          (a)   Each of Mackinac and First Federal shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby (including, for purposes of this Section 6.1, actions required in order to continue any contract or agreement of First Federal or its Subsidiaries following the Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and assist and cooperate with the other party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement (collectively, the "Regulatory Approvals"). The parties hereto shall cooperate with each other and prepare and file, as promptly as practicable after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings, to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals. Without limiting the generality of the forgoing, Mackinac and MergerSub will use commercially reasonable efforts to file the required applications seeking approval of the Merger with the Federal Reserve, the FDIC and the DIFS no later than forty-five (45) days from the date hereof. Each of

  Mackinac and First Federal shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything set forth in this Agreement, under no circumstances shall Mackinac or MergerSub be required, and First Federal and its Subsidiaries shall not be permitted (without Mackinac's written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, involving Mackinac, First Federal or their respective Subsidiaries pursuant to this Section 6.1 or otherwise in connection with obtaining the foregoing actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals, that would have, or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or a Mackinac Material Adverse Effect in respect of Mackinac, or First Federal and its Subsidiaries taken as a whole, in each case measured on a scale relative to First Federal and its Subsidiaries taken as a whole (a "Materially Burdensome Regulatory Condition"); provided that, if requested by Mackinac, then First Federal and its Subsidiaries will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on First Federal and its Subsidiaries only in the event the Closing occurs.

          (b)   Subject to applicable Laws relating to the exchange of information, Mackinac and First Federal shall, upon request, furnish each other with all information concerning Mackinac, First Federal and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Mackinac, First Federal or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Mackinac and First Federal shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, any filing made or proposed to be made with, or written materials submitted or proposed to be submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

          (c)   Subject to applicable Law (including applicable Laws relating to the exchange of information), First Federal and Mackinac shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Law, (i) each of Mackinac and First Federal shall promptly furnish the other with copies of notices or other communications received by it or any of its Subsidiaries (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) each of Mackinac and First Federal shall provide the other a reasonable opportunity to review in advance, and to the extent practicable accept the reasonable comments of the other in connection with, any proposed nonconfidential written communication to, including any filings with, any Governmental Entity, in each case subject to applicable Laws relating to the exchange of information and (iii) First Federal shall consider in good faith Mackinac's views with respect to, and confer in good faith with Mackinac to resolve, any disagreement as to strategy with respect to any communication by First Federal or any of its Subsidiaries with any Governmental Entity or third party relating to the transactions contemplated by this Agreement. First Federal shall not, and shall cause its Subsidiaries to not, participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with Mackinac in advance and, to the extent not prohibited by applicable Law, gives Mackinac the opportunity to attend and participate. Any such disclosures or rights to participate may be made on an outside counsel-only basis to the extent required under applicable Law.

        6.2    ACCESS TO INFORMATION.

          (a)   Subject to the Confidentiality Agreement, First Federal agrees to provide Mackinac and its Representatives, from time to time prior to the Effective Time, such information as Mackinac shall reasonably request with respect to First Federal and its Subsidiaries and their respective businesses, financial conditions and operations and such access to the properties, books and records and personnel of First Federal and its Subsidiaries as Mackinac shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of First Federal or its Subsidiaries.

          (b)   Mackinac and First Federal shall comply with, and shall cause their respective Representatives, directors, officers and employees to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

        6.3    SEC FILINGS AND SHAREHOLDER APPROVAL.

          (a)   First Federal and Mackinac shall as promptly as practicable prepare and file with the SEC a joint proxy statement/prospectus relating to the First Federal Shareholders' Meeting and the Mackinac Shareholders' Meeting (the "Joint Proxy Statement"). First Federal and Mackinac shall as promptly as practicable prepare, and Mackinac shall file with the SEC, a registration statement on Form S-4 (the "Form S-4") in which the Joint Proxy Statement will be included as a prospectus, and Mackinac and First Federal shall use their respective reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable after filing. The Joint Proxy Statement, and any amendment or supplement thereto, shall, except in the case of a withdrawal or modification of the First Federal Board Recommendation expressly permitted by Section 6.3(b), include the First Federal Board Recommendation and the Mackinac Board Recommendation. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Merger. If, at any time prior to the receipt of the Requisite Shareholder Approvals, any event occurs with respect to First Federal, Mackinac or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a party for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, such party shall promptly notify the other party of such event, and First Federal and Mackinac shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Form S-4 and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the shareholders of First Federal and Mackinac. Without limiting the foregoing, First Federal and Mackinac shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder, and shall cooperate in seeking timely to obtain any actions, consents, approvals or waivers, and in making any filings or furnishings of information, required in connection therewith (including in connection with the Joint Proxy Statement and the Form S-4).

          (b)   First Federal shall take all action necessary in accordance with the Maryland General Corporation Law and the First Federal Articles of Incorporation and First Federal Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining the First Federal Requisite Shareholder Approval (such meeting or any adjournment or postponement thereof, the "First Federal Shareholders' Meeting"), and, except in the case of a withdrawal or modification of the First Federal Board Recommendation expressly permitted by this Section 6.3(b), shall solicit, and use its reasonable best efforts to obtain, the First Federal Requisite Shareholder Approval thereat. Except as expressly provided in the immediately following sentence, the board of directors of First Federal shall (i) recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated herein (the "First Federal Board Recommendation"), (ii) include the First Federal Board Recommendation in the Joint Proxy Statement and (iii) not approve, agree to or recommend, or propose to approve, agree to or recommend, any Acquisition Proposal or Alternative Transaction. The board of directors of First Federal shall be permitted (x) not to recommend to First Federal's shareholders that they give the First Federal Requisite Shareholder Approval or (y) to otherwise withdraw or modify in a manner adverse to Mackinac the First Federal Board Recommendation, in each case only (A) if after receiving an unsolicited bona fide Acquisition Proposal that constitutes a Superior Proposal, the board of directors of First Federal determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of such Superior Proposal, the board of directors would be in violation of its fiduciary duties under applicable law if it failed to withdraw or modify the First Federal Board Recommendation, (B) after the fifth Business Day following delivery by First Federal to Mackinac of written notice advising Mackinac that the board of directors of First Federal intends to resolve to so withdraw or modify the First Federal Board Recommendation absent modification of the terms and conditions of this Agreement; (C) if, assuming this Agreement was amended to reflect all adjustments to the terms and conditions hereof proposed by Mackinac during such five Business Day period, such Acquisition Proposal would nonetheless continue to constitute a Superior Proposal; and (D) if First Federal has complied with its obligations set forth in this Section 6.3(b) (and, if applicable, Section 6.3(c)) and Section 6.9; provided, however, that following each and every material revision to such Superior Proposal, First Federal shall be required to deliver a new written notice to Mackinac in accordance with this Section 6.3(b) and to again comply with the requirements of this Section 6.3(b). Without limiting the foregoing, if the board of directors of First Federal has withdrawn or modified the First Federal Board Recommendation as expressly permitted by this Section 6.3(b), then the board of directors of First Federal may submit this Agreement to First Federal's shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of First Federal may communicate the basis for its lack of a recommendation to First Federal's shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable law. For purposes of this Agreement, "Superior Proposal" means a bona fide, unsolicited written Acquisition Proposal that (x) is obtained not in breach of this Agreement for all of the outstanding shares of First Federal Common Stock, on terms that the board of directors of First Federal determines in its good faith judgment (after consultation with outside counsel and a financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal and this Agreement (including any proposal by Mackinac to adjust the terms and conditions of this Agreement), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the party making such proposal to obtain financing for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the party making such proposal, and this Agreement) are more favorable from a financial point of view to its shareholders than the Merger, (y) is reasonably likely to receive all necessary regulatory approvals and be consummated and (z) does not contain any condition to closing or similar contingency related to the ability of the party making such proposal to obtain financing.

          (c)   If an Acquisition Proposal (the terms and conditions of which are more favorable from a financial point of view to First Federal's shareholders than the Merger) shall have been communicated to or otherwise made known to the shareholders of First Federal and thereafter First Federal shall have failed to obtain the First Federal Requisite Shareholder Approval at the First Federal Shareholders' Meeting, then, unless this Agreement shall have been terminated pursuant to its terms, if, during the ten Business Day period following such failure to obtain the First Federal Requisite Shareholder Approval, Mackinac proposes to adjust the terms and conditions of this Agreement such that the transactions contemplated herein (as adjusted) would be no less favorable from a financial point of view to First Federal's shareholders than such Acquisition Proposal, First Federal shall (i) resubmit the transaction to First Federal's shareholders at a second duly called, noticed, convened and held meeting of First Federal's shareholders for the purpose of obtaining the First Federal Requisite Shareholder Approval (such meeting or any adjournment or postponement thereof, the "Second First Federal Shareholders' Meeting"), with the timing of the Second First Federal Shareholders' Meeting to be determined at the reasonable request of Mackinac and (ii) again otherwise comply with Section 6.3(b) as if the Second First Federal Shareholders' Meeting were the First Federal Shareholders' Meeting; provided, that if (1) prior to the First Federal Shareholders' Meeting the board of directors of First Federal shall have taken (and not reversed or withdrawn) in accordance with Section 6.3(b) any of the actions contemplated by clauses (x) and/or (y) of the third sentence of Section 6.3(b); (2) assuming this Agreement was amended to reflect all adjustments to the terms and conditions hereof proposed by Mackinac during the 10 Business Day period following the failure to obtain the First Federal Requisite Shareholder Approval at the First Federal Shareholders' Meeting, the applicable Acquisition Proposal underlying the First Federal board of directors' actions described in clause (1) above would nonetheless continue to constitute a Superior Proposal; and (3) First Federal has complied with its obligations set forth in Section 6.3(b), this Section 6.3(c) and Section 6.9, then First Federal shall thereafter no longer be bound by the provisions of this Section 6.3(c) (for the avoidance of doubt, without limiting in any respect any other provision of this Agreement) (a "No-Match Event").

          (d)   Mackinac shall take all action necessary in accordance with the MBCA and the Mackinac Articles of Incorporation and Mackinac Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining the Mackinac Requisite Shareholder Approval (such meeting or any adjournment or postponement thereof, the "Mackinac Shareholders' Meeting"), and, except in the case of a withdrawal or modification of the First Federal Board Recommendation expressly permitted by Section 6.3(b) or otherwise, shall solicit, and use its reasonable best efforts to obtain, the Mackinac Requisite Shareholder Approval thereat. Mackinac shall use its commercially reasonable best efforts to cooperate with First Federal to hold the Mackinac Shareholders' Meeting on the same day and at the same time as the First Federal Shareholders' meeting, and to set the same record date for such meeting.

          (e)   Promptly following the execution and delivery of this Agreement, Mackinac, as sole member of MergerSub, shall adopt this Agreement and approve the Merger, in accordance with the Michigan Limited Liability Company Act.

        6.4    PUBLIC DISCLOSURE.    Mackinac and First Federal agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Mackinac and First Federal. Thereafter, First Federal and Mackinac will consult with and provide each other the reasonable notice of any press release or other public (or non-confidential) statement or comment prior to the issuance of such press release or such other statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or such other statement or comment prior to such notice except as may be required by applicable Law. In addition, neither Mackinac nor First Federal shall issue any such press release or such other statement or comment without the prior approval of the other party (which approval shall not be unreasonably withheld or delayed), except as may be required by applicable Law.

        6.5    EMPLOYEE BENEFIT MATTERS.

          (a)   From the Closing Date through the first anniversary thereof, Mackinac shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are actively employed by First Federal and its Subsidiaries on the Closing Date ("Covered Employees") that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are generally made available to similarly situated employees of Mackinac or its Subsidiaries (other than First Federal and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Mackinac or its Subsidiaries; and (ii) until such time as Mackinac shall cause Covered Employees to participate in the employee benefit plans and receive compensation opportunities that are made available to similarly situated employees of Mackinac or its Subsidiaries (other than First Federal and its Subsidiaries), a Covered Employee's continued participation in employee benefit plans of First Federal and its Subsidiaries (on the same terms and conditions offered under such employee benefit plans immediately prior to the Closing Date), and continued opportunity to be eligible for compensation under the plans of First Federal and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in any different Mackinac plans may commence at different times).

          (b)   To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Mackinac or any of its Subsidiaries (other than First Federal or its Subsidiaries), Mackinac shall cause such employee benefit plan to recognize the service of such Covered Employee with First Federal or its Subsidiaries for purposes of eligibility, participation, vesting and benefit accrual under such employee benefit plan of Mackinac or any of its Subsidiaries, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding First Federal Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, (ii) apply for purposes of any retiree medical plans or for purposes of benefit accrual under any defined benefit pension plan or (iii) apply for purposes of any plan, program or arrangement that is grandfathered or frozen, either with respect to level of benefits or participation.

          (c)   With respect to any fully insured welfare benefit (health, dental/vision, life/AD&D, LTD) plans currently sponsored by First Federal or its Subsidiaries, Mackinac shall continue each such group insurance contract in force under its current terms after the Effective Time until the end of the plan year or policy year of such welfare benefit plan, provided that, should Mackinac determine, in its sole discretion, that Covered Employees should instead be offered benefits under the welfare benefit plans sponsored by Mackinac or its Subsidiaries, such fully insured welfare benefit plans of First Federal may be may be terminated as of any date on or after the Effective Time in the sole and absolute discretion of Mackinac. With respect to any group health plan of Mackinac or any of its Subsidiaries (other than First Federal and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Mackinac shall use commercially reasonable efforts to cause any preexisting condition limitations or eligibility waiting periods under such Mackinac or Subsidiary plan to be waived with respect to such Covered Employee to the extent that such limitation would have been waived or satisfied under the First Federal Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time. In the event some or all of the Covered Employees become eligible to participate in any group health plan of Mackinac or any of its Subsidiaries (other than First Federal and its Subsidiaries) prior to the end of the plan year of the First Federal group health plans which includes the Effective Time, Mackinac shall use commercially reasonable efforts to recognize any health care expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Mackinac or any of its Subsidiaries.

          (d)   No later than one day prior to the Effective Time, the First Federal Board, or, if appropriate, any committee administering the First Federal of Northern Michigan Employees' Savings and Profit Sharing Plan, shall adopt such resolutions or take such other actions as are required to terminate such plan effective on a date that is prior to the Effective Time. First Federal shall preserve all documentation and records related to such plan.

          (e)   Without limiting the generality of Section 9.12, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any First Federal Benefit Plan or any "employee benefit plan" as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Mackinac, First Federal or any of their respective Affiliates; (ii) alter or limit the ability of Mackinac or any of its Subsidiaries (including, after the Closing Date, First Federal and its Subsidiaries) to amend, modify or terminate any First Federal Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with the Mackinac or any of its Subsidiaries (including, following the Closing Date, First Federal and its Subsidiaries), or constitute or create an employment agreement with any employee.

        6.6    ADDITIONAL AGREEMENTS.    Subject to the terms and conditions of this Agreement, each of First Federal and Mackinac agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger and the Bank Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Mackinac, on the one hand, and a Subsidiary of First Federal, on the other) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Mackinac's sole expense, take all such necessary action as may be reasonably requested by Mackinac.

        6.7    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

          (a)   From and after the Effective Time, each of the Surviving Entity and Mackinac shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, an officer or director of First Federal (each, a "First Federal Indemnified Party") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of the Surviving Entity, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a "Claim"), in which an First Federal Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of First Federal or a Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the First Federal Articles of Incorporation or First Federal Bylaws to the extent permitted by applicable Law. The Surviving Entity shall pay reasonable expenses (including reasonable attorneys' fees) in advance of the final disposition of any such proceeding to each First Federal Indemnified Party to the full extent permitted by applicable state or federal Law upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification under this Section 6.7(a).

          (b)   Any First Federal Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.7, upon learning of any Claim, shall promptly notify Mackinac and the Surviving Entity thereof. In the event of any such Action (whether arising before or after the Effective Time), (i) Mackinac or the Surviving Entity shall have the right to assume the defense thereof and neither Mackinac nor the Surviving Entity shall be liable to such First Federal Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such First Federal Indemnified Parties in connection with the defense thereof, except that if Mackinac or the Surviving Entity elects not to assume such defense or counsel for the First Federal Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Mackinac or the Surviving Entity and the First Federal Indemnified Parties, the First Federal Indemnified Parties may retain counsel satisfactory to them, and Mackinac or the Surviving Entity shall pay all reasonable fees and expenses of such counsel for the First Federal Indemnified Parties promptly as statements therefor are received; provided that Mackinac and the Surviving Entity shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all First Federal Indemnified Parties in any jurisdiction; (ii) the First Federal Indemnified Parties will cooperate in the defense of any such Claim; and (iii) neither Mackinac nor the Surviving Entity shall be liable for any settlement effected without its prior written consent; and provided, further, that neither Mackinac nor the Surviving Entity shall have any obligation hereunder to any First Federal Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such First Federal Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

          (c)   Mackinac shall, or shall cause the Surviving Entity to, use its reasonable best efforts (and First Federal shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time First Federal's existing directors' and officers' liability insurance policy (provided that Mackinac or the Surviving Entity may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of First Federal given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided that neither Mackinac nor the Surviving Entity shall be obligated to make aggregate annual premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to First Federal's directors and officers, 250% of the annual premium payments on First Federal's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Mackinac or the Surviving Entity shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Mackinac, or First Federal with the prior written consent of Mackinac (not to be unreasonably withheld) (in the case of the First Federal, with an aggregate cost not to exceed $100,000), may obtain on or prior to the Effective Time, a six-year "tail" prepaid policy providing equivalent coverage to that described in this Section 6.7(c).

          (d)   The provisions of this Section 6.7 are intended to be for the benefit of and shall be enforceable by, each First Federal Indemnified Party and their respective heirs and representatives.

        6.8    LISTING AND QUOTATION.    Prior to the Effective Time, Mackinac shall list, on the Nasdaq, subject to official notice of issuance, the shares of Mackinac Common Stock to be issued as Merger Consideration to the holders of First Federal Common Stock in connection with the Merger, and Mackinac shall give all notices and make all filings with the Nasdaq required in connection with the transactions contemplated herein.

        6.9    NO SOLICITATION.

          (a)   First Federal shall not, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants and other retained representatives (each, a "Representative") not to, directly or indirectly (i) solicit, initiate, encourage or facilitate (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving First Federal or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or Acquisition Proposal or (iii) enter into any agreement regarding any Alternative Transaction or Acquisition Proposal; provided, however, that, in the event that (x) First Federal shall receive a Superior Proposal that was not solicited by it and did not otherwise result from a breach of this Agreement, (y) prior to receipt of the First Federal Requisite Shareholder Approval, the board of directors of First Federal determines in its good faith judgment, after receiving the advice of outside counsel, that, in light of such Superior Proposal, if First Federal fails to participate in such discussions or negotiations with, or provide such information to, the party making the Superior Proposal, the board of directors of First Federal would be in violation of its fiduciary duties under applicable law, and (z) First Federal has given Mackinac at least five Business Days' notice of its intention to do so, First Federal may (A) furnish information with respect to it and its Subsidiaries to the party making such Superior Proposal pursuant to a customary confidentiality agreement containing terms no less restrictive to the party making the Superior Proposal than the terms contained in the Confidentiality Agreement; provided that a copy of all such written information is simultaneously provided to Mackinac, and (B) participate in discussions regarding such Superior Proposal.

          (b)   As used in this Agreement, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Mackinac or its Affiliates, directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of First Federal Common Stock or outstanding voting power of First Federal, or more than 20% of the outstanding shares or voting power of any other series or class of capital stock of First Federal that would be entitled to a class or series vote with respect to the Merger, whether from First Federal, or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving First Federal (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) other than Mackinac or its Affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any First Federal Subsidiaries and securities of the entity surviving any merger or business combination involving any First Federal Subsidiary) of First Federal or any of its Subsidiaries representing more than 20 percent of the fair market value of all the assets, deposits, net revenues or net income of First Federal and its Subsidiaries, taken as a whole, immediately prior to such transaction or (iv) any other consolidation, business combination, recapitalization or similar transaction involving First Federal or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of First Federal

  Common Stock immediately prior to such transaction do not, in the aggregate, own at least 80 percent of each of the outstanding shares of First Federal Common Stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of First Federal Common Stock immediately prior to the consummation thereof.

          (c)   First Federal shall notify Mackinac promptly (but in no event later than one Business Day) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for non-public information relating to First Federal or any of its Subsidiaries or for access to the properties, books or records of First Federal or any of its Subsidiaries by any Person that has made, or to First Federal's Knowledge may be considering making, an Acquisition Proposal. Such notice to Mackinac shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of First Federal or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. First Federal shall keep Mackinac fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.

          (d)   First Federal and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Mackinac) conducted heretofore with respect to any of the foregoing. First Federal agrees not to, and to cause its Subsidiaries not to, release any third party from, and agrees to enforce, the confidentiality and standstill provisions of any agreement to which First Federal or its Subsidiaries is a party that remains in effect as of the date hereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal.

        6.10    CLOSING DATE BALANCE SHEET.    No later than three Business Days prior to the Closing Date, First Federal shall deliver to Mackinac the unaudited consolidated balance sheet of First Federal and its Subsidiaries, in form and substance satisfactory to Mackinac, as of the close of business on the last Business Day of the calendar month immediately preceding the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall (a) fairly present in all material respects the assets, liabilities and tangible common equity of First Federal and its Subsidiaries as of the date of the Closing Date Balance Sheet, (b) be prepared in a manner consistent with the balance sheets included in the First Federal Financial Statements, in accordance with either GAAP or regulatory accepted accounting procedures pursuant to Regulatory Agency requirements, as applicable, consistently applied and (c) be prepared from, and be in accordance with, the books and records of First Federal and its Subsidiaries.

        6.11    NOTIFICATION OF CERTAIN MATTERS.    Each of First Federal and Mackinac shall give prompt notice to the other of any fact, change, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, changes, events and circumstances known to it, to have or to result in any Material Adverse Effect or Mackinac Material Adverse Effect, as applicable, or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein

        6.12    SYSTEM INTEGRATION.    From and after the date hereof, subject to applicable law and regulation, First Federal shall cause First Federal Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause First Federal Bank's data processing consultants and software providers to, cooperate and assist Mackinac and mBank in connection with an electronic and systematic conversion of all applicable data of First Federal Bank to the Mackinac system following the Effective Time, including the training of First Federal employees without undue disruption to First Federal Bank's business, during normal business hours and at the expense of Mackinac (not to include First Federal Bank's standard employee payroll).

        6.13    COORDINATION; INTEGRATION.    Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, First Federal shall cause the Chief Executive Officer of First Federal Bank or, if such Person is unavailable, another senior officer thereof, to assist and confer with the officers of mBank, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of mBank, as the resulting institution in the Bank Merger.

        6.14    CLAIMS LETTERS.    First Federal has used commercially reasonable best efforts to cause, concurrently with the execution and delivery of this Agreement and effective upon the Closing, each director of First Federal to execute and deliver the Claims Letter in the form attached hereto as EXHIBIT C.

        6.15    TAKEOVER PROVISIONS.    No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Provision, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Provision, as now or hereafter in effect.

        6.16    SHAREHOLDER LITIGATION.    First Federal and Mackinac shall provide each other with prompt notice of any shareholder litigation against First Federal or Mackinac and/or their respective directors or Affiliates relating to the transactions contemplated by this Agreement. In the event of any such litigation against First Federal or any of its directors or Affiliates, First Federal shall give Mackinac the opportunity to participate in the defense or settlement of any such litigation. In addition, no such settlement shall be agreed to without Mackinac's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

        6.17    EXISTING BUSINESS RELATIONSHIPS.    First Federal shall use its good faith efforts to ensure that its officers and directors continue their banking relationships with First Federal (including following the Closing, with First Federal or its Affiliates), to the same extent as exists on the date hereof.

        6.18    LOAN DOCUMENTATION.    First Federal shall use all commercially reasonable efforts to fully correct, remedy and otherwise resolve any fact or circumstance that, to the Knowledge of First Federal has resulted, or could reasonably be expected to result, in any Loan that (i) is not evidenced by Loan Documentation that is true, genuine and what it purports to be, (ii) does not represent the valid and legally binding obligation of the Obligor thereunder or (iii) is not enforceable against the Obligor in accordance with its terms (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles), such that the applicable Loan or Loan Documentation fully complies with Section 3.24 hereof.

        6.19    CHARGE-OFFS.    First Federal shall provide to Mackinac, no later than three calendar days prior to the Closing Date, a schedule reporting Charge-Offs (i) in any completed calendar fiscal quarter commencing after September 30, 2017 and (ii) in the most recent interim quarterly period commencing after the date hereof and ending five calendar days prior to the Closing Date.

        6.20    SPECIAL DIVIDEND.    The First Federal Board of Directors may, subject to applicable Law, Regulatory Approvals, the First Federal Articles of Incorporation and the First Federal Bylaws, declare a special cash dividend equal to $8,000,000 in the aggregate, (subject to reduction as hereinafter provided) to holders of First Federal Common Stock with a record date and payment date as of the Closing Date (the "Special Dividend"). First Federal shall, on or prior to the Effective Time, transfer to the Exchange Agent, in immediately available funds, the amount of cash necessary to pay the Special Dividend. The amount of the Special Dividend permitted to be paid by First Federal hereunder shall be reduced by the amount, if any, that Adjusted First Federal Shareholders' Equity is less than First Federal Shareholders' Equity as of December 31, 2017 (the "Special Dividend Reduction"), determined in accordance with GAAP.

ARTICLE VII
CONDITIONS PRECEDENT

        7.1    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CLOSING.    The respective obligation of each party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a)    Requisite Shareholder Approvals.    The Requisite Shareholder Approvals shall have been obtained.

          (b)    Regulatory Approvals.    All Regulatory Approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated (and, in the case of the obligation of Mackinac to effect the Closing, no such Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition).

          (c)    No Injunctions or Restraints; Illegality.    No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

          (d)    Exchange Listing.    The shares of the Mackinac Common Stock to be issued as Merger Consideration shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

          (e)    Form S-4.    The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Form S-4 nor shall proceedings for that purpose have been threatened.

        7.2    CONDITIONS TO OBLIGATIONS OF MACKINAC.    The obligation of Mackinac to effect the Closing is also subject to the satisfaction or waiver by Mackinac at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    (i) Each of the representations and warranties of First Federal set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(b)(i), Section 3.8(c) and Section 3.22 of the Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of First Federal set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

          (b)    Performance of Obligations of First Federal.    First Federal shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

          (c)    Officer's Certificate.    Mackinac shall have received a certificate signed on behalf of First Federal by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

          (d)    Opinion of Tax Counsel.    Mackinac shall have received an opinion from Honigman Miller Schwartz and Cohn LLP, counsel to Mackinac, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Honigman Miller Schwartz and Cohn LLP may require and rely upon representations contained in letters from each of Mackinac, First Federal and MergerSub.

          (e)    Closing Date Balance Sheet.    First Federal shall have delivered to Mackinac the Closing Date Balance Sheet in accordance with the terms and conditions of Section 6.10.

          (f)    Change in Control Agreements.    The Change In Control Agreements shall, subject to satisfaction of the obligations set forth in Section 3(A) thereof, be terminated by First Federal and the applicable party thereto.

        7.3    CONDITIONS TO OBLIGATIONS OF FIRST FEDERAL.    The obligation of First Federal to effect the Closing is also subject to the satisfaction or waiver by First Federal at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    (i) Each of the representations and warranties of Mackinac set forth in Section 4.3(a) and Section 4.3(b)(i) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Mackinac set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to "materiality" or "Mackinac Material Adverse Effect" set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except where the failure to be so true and correct (without giving effect to any limitation as to "materiality" or "Mackinac Material Adverse Effect" set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Mackinac Material Adverse Effect.

          (b)    Performance of Obligations of Mackinac.    Mackinac shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

          (c)    Officer's Certificate.    First Federal shall have received a certificate signed on behalf of Mackinac by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

          (d)    Opinion of Tax Counsel.    First Federal shall have received an opinion from Shumaker, Loop & Kendrick, LLP, counsel to First Federal, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Shumaker, Loop & Kendrick, LLP may require and rely upon representations contained in letters from each of Mackinac, First Federal and MergerSub.

          (e)    Fairness Opinion.    First Federal shall have received an opinion from Austin Associates, LLC, financial adviser to First Federal, dated on or prior to the date of this Agreement, confirming the fairness of the Merger Consideration, from a financial standpoint, to the First Federal shareholders.

ARTICLE VIII
TERMINATION AND AMENDMENT

        8.1    TERMINATION.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of First Federal:

          (a)   by mutual written consent of First Federal and Mackinac;

          (b)   by either First Federal or Mackinac, if the Closing shall not have occurred on or before End Date (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

          (c)   by either First Federal or Mackinac, if any Regulatory Approval required to be obtained pursuant to Section 7.1(b) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (d)   by First Federal, if Mackinac has breached or is in breach of any representation, warranty, covenant or agreement on the part of Mackinac contained in this Agreement in any respect, which breach would, individually or together with all such other than uncured breaches by Mackinac, constitute grounds for the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth Business Day after written notice thereof to Mackinac or by its nature or timing cannot be cured within such time period;

          (e)   by Mackinac, if First Federal has breached or is in breach of any representation, warranty, covenant or agreement on the part of First Federal contained in this Agreement in any respect, which breach would, individually or together with all such other than uncured breaches by First Federal, constitute grounds for the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth Business Day after written notice thereof to First Federal or by its nature or timing cannot be cured within such time period;

          (f)    by Mackinac, if First Federal has (i) failed to make the First Federal Board Recommendation or has withdrawn, modified or qualified, or proposed or resolved to withdraw, modify or qualify, such recommendation in a manner adverse to Mackinac, (ii) failed to reaffirm (publicly, if so requested by Mackinac) the First Federal Board Recommendation within ten Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed, (iii) failed to comply with its obligations under Section 6.3(b), 6.3(c) or 6.9 or (iv) approved, recommended or endorsed (or in the case of a tender or exchange offer, failed to promptly recommend rejection of), or proposed or resolved to recommend or endorse (or in the case of a tender or exchange offer, failed to promptly recommend rejection of), an Alternative Transaction or Acquisition Proposal involving First Federal; or

          (g)   (i) by Mackinac, if the First Federal Requisite Shareholder Approval shall not have been obtained at the First Federal Shareholders' Meeting, (ii) by First Federal, if the Mackinac Requisite Shareholder Approval shall not have been obtained at the Mackinac Shareholders' meeting, (iii) by Mackinac or First Federal, if the First Federal Requisite Shareholder Approval shall not have been obtained at the First Federal Shareholders' Meeting and a No-Match Event shall have occurred and (iv) by Mackinac or First Federal, if the First Federal Requisite Shareholder Approval shall not have been obtained at the Second First Federal Shareholders' Meeting.

          (h)   By First Federal, if both of the following conditions are satisfied:

              (i)  The number obtained by dividing the Average Closing Price by the Mackinac Initial Price is less than 0.80; and

             (ii)  The number obtained by dividing the Average Closing Price by the Mackinac Initial Price is less than the number obtained by decreasing the Index Ratio by 0.20,

subject, however, to the following sentence. First Federal must elect to terminate this Agreement under this Section 8.1(h) within two Business Days after the Determination Date. If First Federal elects to exercise its termination right pursuant to this Section 8.1(h), it shall give written notice to Mackinac (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-Business Day period). Within one Business Day following its receipt of such notice, Mackinac shall have the option to adjust the Exchange Ratio such that the Exchange Ratio shall equal the number derived by multiplying the Exchange Ratio by the quotient obtained by dividing (i) the Minimum Adjustment Price by (ii) the Average Closing Price. For purposes of this Section 8.1(h), the "Minimum Adjustment Price") shall mean the product of 0.80 and the Mackinac Initial Price. If Mackinac so elects, it shall give written notice to First Federal of such election and the amount of the increase in the Merger Consideration (and resultant increase in the Exchange Ratio) within the one Business Day period following its receipt of notice of termination from First Federal, whereupon no termination shall have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms (except that total Merger Consideration and the Exchange Ratio shall have increased as provided herein).

        If Mackinac declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the Mackinac Common Stock and other values used in this Section 8.1(h) shall be appropriately adjusted for the purposes of applying Section 1.7(e) and this Section 8.1(h) as necessary to preserve the relative economic benefit to the Parties.

        8.2    EFFECT OF TERMINATION.    In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (i) Section 6.2(b) (Access to Information (Confidentiality)), Section 6.4 (Public Disclosure), Section 8.1 (Termination), Section 8.2 (Effect of Termination), Section 8.3 (Termination Fee), Section 8.4 (Amendment), Section 8.5 (Extension; Waiver), and ARTICLE IX (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

        8.3    TERMINATION FEE.

          (a)   In the event that (i) an Acquisition Proposal shall have been communicated to or otherwise made known to the shareholders, senior management or board of directors of First Federal, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal involving First Federal after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Mackinac or First Federal pursuant to Section 8.1(b) (if the First Federal Requisite Shareholder Approval has not theretofore been obtained) or (B) by Mackinac pursuant to Section 8.1(e) and (iii) prior to the date that is 12 months after the date of such termination First Federal consummates an Alternative Transaction (for purposes of this Section 8.3, substituting in the definition of Alternative Transaction, 40% in place of references to 20% and substituting 60% in place of references to 80%) or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Alternative Transaction, then First Federal shall on the earlier of the date an Alternative Transaction is consummated or any such letter executed or agreement entered into, as applicable, pay Mackinac a fee equal to $1,500,000 (the "Termination Fee") by wire transfer of immediately available funds.

          (b)   In the event that this Agreement is terminated (i) by Mackinac pursuant to Section 8.1(f), (ii) by (x) Mackinac pursuant to Section 8.1(g)(i) or (y) Mackinac or First Federal pursuant to Section 8.1(g)(iii) and (for the avoidance of doubt, unless in either case of clause (x) or clause (y), prior to the First Federal Shareholders' Meeting or the Second First Federal Shareholders' Meeting, as applicable, any of the events described in clauses (i) through (iv) of Section 8.1(f) shall have occurred) prior to the date that is 12 months after the date of such First Federal Shareholders' Meeting or Second First Federal Shareholders' Meeting, as applicable, First Federal consummates an Alternative Transaction or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Alternative Transaction, or (iii) by Mackinac or First Federal pursuant to Section 8.1(g)(ii), then First Federal shall pay Mackinac the Termination Fee by wire transfer of immediately available funds on the date of termination.

          (c)   First Federal acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Mackinac would not enter into this Agreement; accordingly, if First Federal fails promptly to pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, Mackinac commences a suit which results in a judgment against First Federal for the fee set forth in this Section 8.3, First Federal shall pay to Mackinac its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date that such payment was required to be made, plus 300 basis points.

        8.4    AMENDMENT.    Subject to compliance with applicable Law, this Agreement may be amended by Mackinac and First Federal; provided, however, after any approval of the transactions contemplated by this Agreement by the shareholders of First Federal, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable Law; and provided, further, that this Agreement may not be amended except by an instrument in writing signed on behalf of Mackinac and First Federal.

        8.5    EXTENSION; WAIVER.    At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to exercise any right or to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

ARTICLE IX
GENERAL PROVISIONS

        9.1    NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND AGREEMENTS.    None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit the survival of any covenant or agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

        9.2    EXPENSES.    Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

        9.3    NOTICES.    All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by facsimile or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a)
  if to First Federal, to:

    First Federal of Northern Michigan Bancorp, Inc.
    100 South Second Avenue Alpena, Michigan 49707
    Attention: Michael W. Mahler—CEO
    Fax: 989-356-0909
    Email: mmahler@first-federal.com

    with a copy to:

    Shumaker, Loop & Kendrick, LLP
    1000 Jackson Street
    Toledo, Ohio 43604
    Attention: Martin D. Werner
    Fax: (419) 241-6894
    Email: mwerner@slk-law.com

  (b)
  if to Mackinac or MergerSub, to:

    Mackinac Financial Corporation
    260 East Brown Street, Suite 300
    Birmingham, Michigan 48009
    Attention: Paul D. Tobias
    Fax: (248) 290-5900
    Email: ptobias@bankmbank.com

    with a copy to:

    Honigman Miller Schwartz and Cohn LLP
    660 Woodward Avenue

    2290 First National Building
    Detroit, Michigan 48226
    Attention: Jeffrey H. Kuras

    Fax: (313) 465-7447
    Email: jkuras@honigman.com

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile or other wire transmission, (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid or (iv) one (1) Business Day after being deposited with a reputable overnight courier.

        9.4    INTERPRETATION.    For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (iii) whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," (iv) the word "or" shall not be exclusive and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule or the Mackinac Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule or the Mackinac Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule or the Mackinac Disclosure Schedule is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law.

        9.5    COUNTERPARTS.    This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

        9.6    ENTIRE AGREEMENT.    This Agreement (including the Disclosure Schedule and the Mackinac Disclosure Schedule, other Schedules and other documents and the instruments referred to herein), the Voting and Support Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        9.7    GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL.

          (a)   This Agreement shall be governed and construed in accordance with the Laws of the State of Michigan, without regard to any applicable conflicts of law.

          (b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any state court sitting in Oakland County or any federal court in the Eastern District of Michigan (the "Michigan Courts"), and, solely in connection with claims arising under this Agreement or the Merger that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Michigan Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Michigan Courts, (iii) waives any objection that the Michigan Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.

          (c)   Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.7.

        9.8    SPECIFIC PERFORMANCE.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

        9.9    ADDITIONAL DEFINITIONS.    In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

        "Adjusted First Federal Shareholders' Equity" means the consolidated equity of First Federal as set forth on the balance sheet of First Federal on the First Federal Measuring Date, computed in accordance with GAAP, excluding any changes occurring after December 31, 2017, in First Federal's accumulated other comprehensive income account, and after adding the First Federal Closing Expenses.

        "Business Day" shall mean any day other than a Saturday, Sunday or day on which banking institutions in Detroit, Michigan are authorized or obligated pursuant to legal requirements or executive order to be closed.

        "Change In Control Agreements" shall mean each of (i) that certain change in control agreement dated as of October 28, 2017 by and between First Federal and Michael W. Mahler, and (ii) that certain change in control agreement dated as of October 17, 2017 by and between First Federal and Eileen M. Budnick.

        "Change In Control Payments" shall mean any amount paid, payable or reasonably expected to become payable prior to Closing by First Federal or any of its Subsidiaries pursuant to the terms of any contract, arrangement, commitment, or understanding by First Federal or any of its Subsidiaries (including, in the case of any Change in Control Agreement payment, by Mackinac and any of its Affiliates on behalf of the First Federal or any of its Subsidiaries) pursuant to the terms of any such contract, arrangement, commitment, or understanding, arising out of or resulting from the transactions contemplated hereby, including, with respect to any directors, officers or employees, or any "change-of-control," bonus or agreement.

        "Charge-Offs" shall mean the loans charged off as reflected in the First Federal Financial Reports, and otherwise derived from the books and records of First Federal in a manner consistent with past practice, with the preparation of the First Federal Financial Reports and with First Federal's written policies in effect as of the date of this Agreement.

        "Confidentiality Agreement" shall mean that certain letter agreement, dated as of May 30, 2014 by and between First Federal and Mackinac (as it may be amended from time to time).

        "Corporate Entity" shall mean a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.

        "Disclosure Schedule" shall mean the disclosure schedule dated as of the date of the Agreement and delivered by First Federal to Mackinac concurrent with the execution and delivery of the Agreement.

        "End Date" shall mean the date that is the eight month anniversary of the date hereof, unless, as of such date, all the conditions set forth in Article VII, other than the conditions set forth in Section 7.1(c) and Section 7.1(d), have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing), in which case such date shall be extended by 90 days.

        "ERISA Affiliate" shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

        "Exchange Ratio" shall mean 0.576.

        "First Federal Closing Expenses" shall mean the sum of the (i) Professional Expenses, (ii) Change In Control Payments, and (iii) fees and costs associated with the termination of any contract in connection with the Merger including but not limited to all fees and costs associated with cancellation and termination of data processing service contracts; provided, that solely for purposes of calculating Adjusted First Federal Shareholders' Equity, First Federal Closing Expenses shall not exceed $1,950,000 in the aggregate.

        "First Federal Measuring Date" shall mean the close of business on the last Business Day prior to the Closing Date.

        "Knowledge" with respect to First Federal, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Disclosure Schedule, and, with respect to Mackinac, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Mackinac Disclosure Schedule.

        "Law" or "Laws" shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

        "Mackinac Material Adverse Effect" shall mean, with respect to Mackinac any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of Mackinac and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Mackinac to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, in the case of clause (i) only, a "Mackinac Material Adverse Effect" shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Mackinac Common Stock, in and of itself, but not including any underlying causes thereof, (E) the public disclosure of this Agreement, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (G) actions or omissions taken with the express prior written consent of First Federal; except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change disproportionately affect Mackinac and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which Mackinac and its Subsidiaries operate.

        "Material Adverse Effect" shall mean, with respect to First Federal any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of First Federal and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of First Federal to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, in the case of clause (i) only, a "Material Adverse Effect" shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of First Federal Common Stock, in and of itself, but not including any underlying causes thereof, (E) the public disclosure of this Agreement, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (G) actions or omissions taken with the express prior written consent of Mackinac; except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change disproportionately affect First Federal and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which First Federal and its Subsidiaries operate.

        "party or parties" shall mean First Federal and Mackinac.

        "Person" shall mean any individual, Corporate Entity or Governmental Entity.

        "Professional Expenses" shall mean any amount paid, payable or reasonably expected to become payable (whether before or after the Closing) by First Federal or any of its Subsidiaries (including by Mackinac and any of its Affiliates on behalf of the First Federal or any of its Subsidiaries) for services rendered or being rendered to First Federal by any attorney, investment banker or other financial advisor, accountant, auditor or other professional services provider in connection with the transactions contemplated hereby.

        "Tax" or "Taxes" shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, whether disputed or not, and including all penalties and additions to tax and interest thereon and any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

        "Tax Return" shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

        9.10    SEVERABILITY.    Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        9.11    ALTERNATIVE STRUCTURE.    Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Mackinac may revise the structure of the Merger or otherwise revise the method of effecting the Merger and related transactions; provided, that, other than as a result of actions taken in compliance with the last two sentences of this Section 9.11, (a) such revision does not alter or change the kind or amount of the Merger Consideration, (b) such revision does not adversely affect the Tax treatment of the Merger to the shareholders of First Federal, (c) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein and (d) such revision does not otherwise cause any of the conditions set forth in ARTICLE VII not to be capable of being fulfilled unless duly waived by the party entitled to the benefits thereof.

        9.12    ASSIGNMENT; THIRD-PARTY BENEFICIARIES.    Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that each of Mackinac and MergerSub may assign any of its respective rights under this Agreement to a direct or indirect wholly owned Subsidiary of Mackinac in connection with Section 9.11. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

SIGNATURES ON THE FOLLOWING PAGE

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MACKINAC FINANCIAL CORPORATION
By:	/s/ PAUL D. TOBIAS
	Name:	Paul D. Tobias
	Title:	Chairman and Chief Executive Officer
MACKINAC ACQUISITION, LLC
By:	/s/ PAUL D. TOBIAS
	Name:	Paul D. Tobias
	Title:	Chairman and Chief Executive Officer of Mackinac Financial Corporation, its sole member
FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.
By:	/s/ MICHAEL W. MAHLER
	Name:	Michael W. Mahler
	Title:	Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A

SHAREHOLDER VOTER AGREEMENT

See attached.

EXHIBIT A

SHAREHOLDER VOTING AGREEMENT

        This Shareholder Voting Agreement (this "Agreement") is entered into as of the                         day of [                        ], 2018, by and between Mackinac Financial Corporation, a Michigan corporation ("Mackinac"), and the undersigned holder ("Shareholder") of Common Stock (as defined herein).

RECITALS

        WHEREAS, as of the date hereof, Shareholder "beneficially owns" (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of voting common stock, par value $[            ] per share (the "Common Stock"), of First Federal of Northern Michigan Bancorp, Inc., a Michigan corporation ("First Federal"), indicated on the signature page of this Agreement under the heading "Total Number of Shares of Common Stock Subject to this Agreement" together with any other shares of Common Stock the voting power over which is acquired by Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the "Shares");

        WHEREAS, Mackinac and First Federal propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, First Federal will merge with and into a subsidiary of Mackinac (the "Merger"); and

        WHEREAS, as a condition to the willingness of Mackinac to enter into the Merger Agreement, Shareholder is executing this Agreement.

        NOW, THEREFORE, in consideration of, and as a material inducement to, Mackinac entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Mackinac in connection therewith, Shareholder and Mackinac, intending to be legally bound, hereby agree as follows:

        1.    AGREEMENT TO VOTE SHARES.    Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of First Federal, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Mackinac, Shareholder shall:

          (a)   appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

          (b)   vote (or cause to be voted), in person or by proxy, all the Shares as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including, without limitation, any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of First Federal contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

        Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of First Federal, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

        2.    NO TRANSFERS.    While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; and (d) such transfers as Mackinac may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

        3.    REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER.    Shareholder represents and warrants to and agrees with Mackinac as follows:

          (a)   Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

          (b)   This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Mackinac, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

          (c)   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

          (d)   Shareholder is the beneficial owner of the Shares. Shareholder does not own, of record or beneficially, any shares of capital stock of First Federal other than the Shares. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement or provided by the MBCA.

        4.    NO SOLICITATION.    From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of First Federal, shall not, nor shall Shareholder authorize any shareholder, member, partner, officer, director, advisor or representative of Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to not permit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Mackinac) any information or data with respect to First Federal or otherwise relating to an

Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger and the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders' vote or action by consent of First Federal's shareholders with respect to an Acquisition Proposal, in each case, except to the extent that at such time First Federal is permitted to take such action pursuant to Section 6.3(b) of the Merger Agreement. For avoidance of doubt, the parties acknowledge and agree that nothing in this Agreement shall limit or restrict Shareholder or any of his, her or its affiliates who is or becomes during the term hereof a member of the Board of Directors or an officer of First Federal or any of its Subsidiaries from acting, omitting to act or refraining from taking any action, solely in such person's capacity as a member of the Board of Directors or as an officer of First Federal (or as an officer or director of any of its Subsidiaries), including without limitation actions taken consistent with his or her fiduciary duties in such capacity under applicable law.

        5.    PROXY.    Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder does hereby appoint Mackinac with full power of substitution and resubstitution, as Shareholder's true and lawful attorney and proxy, to the full extent of Shareholder's rights with respect to the Shares, to vote each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of First Federal, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of First Federal taken by written consent. Shareholder hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this proxy shall automatically terminate and be revoked upon the termination of this Agreement.

        6.    SPECIFIC PERFORMANCE; REMEDIES; ATTORNEYS' FEES.    Shareholder acknowledges that it is a condition to the willingness of Mackinac to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Mackinac if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Mackinac will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Mackinac has an adequate remedy at law. In addition, Mackinac shall have the right to inform any third party that Mackinac reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Mackinac hereunder, and that participation by any such thirty party with Shareholder in activities in violation of Shareholder's agreement with Mackinac set forth in this Agreement may give rise to claims by Mackinac against such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys' fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the Party against which such action or proceeding is brought, in addition to any other relief to which such prevailing Party may be entitled.

        7.    TERM OF AGREEMENT; TERMINATION.    The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon termination of the Merger Agreement or the consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any willful and material breach of this Agreement prior to such termination.

        8.    ENTIRE AGREEMENT; AMENDMENTS.    This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        9.    SEVERABILITY.    In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

        10.    CAPACITY AS SHAREHOLDER.    This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of First Federal, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of First Federal or its Subsidiaries or in any other capacity, and shall not limit or affect any actions taken by Shareholder in such capacity.

        11.    GOVERNING LAW.    This Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.

        12.    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

        13.    WAIVER OF APPRAISAL RIGHTS; FURTHER ASSURANCES.    To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or to demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Mackinac, First Federal or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger. From time to time prior to the termination of this Agreement, at Mackinac's request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

        14.    DISCLOSURE.    Shareholder hereby permits Mackinac and First Federal to publish and disclose in the Proxy Statement and Form S-4 (including, without limitation, all related documents and schedules filed with the Securities and Exchange Commission) his, her or its identity and ownership of shares of Common Stock and the nature of Shareholder's commitments, arrangements and understandings pursuant to this Agreement.

        15.    COUNTERPARTS.    This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

SIGNATURES ON THE FOLLOWING PAGE

        IN WITNESS WHEREOF, Mackinac has caused this Agreement to be duly executed, and Shareholder has duly executed this Agreement, all as of the day and year first above written.

MACKINAC FINANCIAL CORPORATION
By:
	Name:	Paul D. Tobias
	Title:	Chairman and Chief Executive Officer

SHAREHOLDER:

Printed Name:

Total Number of Shares of Common Stock
Subject to this Agreement:

EXHIBIT B

BANK CONSOLIDATION AGREEMENT

See attached.

EXHIBIT B

FORM OF BANK CONSOLIDATION AGREEMENT

        THIS CONSOLIDATION AGREEMENT (this "Agreement"), is dated as of the                        day of                                    , 2018, between mBank, a state-chartered bank ("mBank"), First Federal of Northern Michigan, a national banking association ("First Federal Bank", and together with mBank the "Consolidating Banks") and joined in by Mackinac Financial Corporation, a Michigan corporation ("Mackinac").

RECITALS

        WHEREAS, Mackinac is a bank holding company, and the beneficial owner of all of the issued and outstanding shares of mBank;

        WHEREAS, mBank is a Michigan state-chartered bank with its principal office in Manistique, Michigan with capital consisting of 20,000 shares of common stock authorized, par value $10.00 per share, of which 20,000 shares are issued and outstanding;

        WHEREAS, First Federal Bank is a national banking association with its principal office in Alpena, Michigan with capital consisting of [                                    ] shares of common stock authorized, par value $[                        ] per share, of which [                                    ] shares are issued and outstanding;

        WHEREAS, Mackinac and First Federal of Northern Michigan Bancorp, Inc., a Michigan corporation and the parent bank holding company of First Federal Bank ("FF Bancorp"), have entered into that certain Agreement and Plan of Merger of even date herewith (the "Agreement and Plan of Merger") pursuant to which FF Bancorp has agreed to be merged with and into a subsidiary of Mackinac (the "HC Merger");

        WHEREAS, upon the consummation of the HC Merger, Mackinac will be the sole shareholder of the Consolidating Banks,

        WHEREAS, the board of directors of each of Mackinac, mBank and First Federal Bank have each approved this Consolidation Agreement and have authorized its execution.

        Accordingly, the parties agree as follows:

        1.    CONSOLIDATION.    The Consolidating Banks shall be consolidated into a single bank under the charter of mBank (the "Consolidation"), subject to the consummation of the HC Merger pursuant to the Agreement and Plan of Merger. The consolidated organization is sometimes referred to herein as the "Resulting Bank".

        2.    CHARTER.    The charter of the Resulting Bank shall be the charter of mBank with changes and amendments as may be made by this Consolidation Agreement or as may be required in order to conform such charter to the provisions of this Consolidation Agreement.

        3.    NAME.    The name of the Resulting Bank shall be "mBank".

        4.    EFFECT OF CONSOLIDATION.    At the effective date of the Consolidation (the "Consolidation Date"), the corporate existence of the Consolidating Banks shall be merged with and into and continue in the Resulting Bank, possessing all the rights, interests, privileges, power and franchises and being subject to all the restrictions, disabilities and duties of each of the Consolidating Banks; and all the rights, interests, privileges and franchises of each of the Consolidating Banks and all property, real, personal and mixed, and all debts due to the Consolidating Banks on whatever account, shall be transferred to and vested in the Resulting Bank without any deed or other transfer and without any order or other action on the part of any court or otherwise; and all property, rights, privileges, powers, franchises and interests and each and every other interest shall be thereafter as effectually the property of the Resulting Bank as they were of the Consolidating Banks prior to the Consolidation. The title to any real estate, whether by deed or otherwise, vested in any of the Consolidating Banks shall not revert or be in any way impaired by reason of the Consolidation. The Resulting Bank, by virtue of the Consolidation, and without any order or other action on the part of any court or otherwise, shall hold and enjoy the same and all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by the Consolidating Banks at the Consolidation Date.

        5.    PRINCIPAL OFFICES AND BRANCHES.    The principal office of the Resulting Bank shall be located at 130 S. Cedar Street, Manistique, Michigan 49854. The other offices of the Resulting Bank shall be the existing offices of the Consolidating Banks on the Consolidation Date, and such other branches as may be duly authorized and established from time to time.

        6.    CAPITAL.    The authorized capital of the Resulting Bank shall consist of 20,000 shares of common stock, par value $10.00 per share.

        7.    DIRECTORS AND OFFICERS.    The initial board of directors of the Resulting Bank as of the Consolidation Date shall be the board of directors of mBank as existing immediately prior to the Consolidation Date.(1) The initial executive officers of the Resulting Bank as of the Consolidation Date shall be Kelly W. George, Chief Executive Officer; Jesse A. Deering, Chief Financial Officer; and Tamara McDowell, Chief Credit Officer.

        8.    BYLAWS.    The Bylaws of the Resulting Bank shall be the Bylaws of mBank effective immediately prior to the Consolidation Date.

        9.    CONVERSION OF SHARES OF STOCK.    The manner of converting the shares of the Consolidating Banks shall be as follows:

          (a)   As of the Consolidation Date, the outstanding shares of common stock of First Federal Bank shall be cancelled and the capital and surplus of the Consolidating Banks shall become the capital and surplus of the Resulting Bank and the undivided profits of the Consolidating Banks shall become undivided profits of the Resulting Bank.

          (b)   As of the Consolidation Date, the 20,000 shares of $10.00 par value common stock of mBank that are issued and outstanding shall remain outstanding as 20,000 shares of $10.00 par value common stock of the Resulting Bank and the capital, surplus and undivided profits of mBank shall be capital, surplus and undivided profits of the Resulting Bank.

        10.    FURTHER DOCUMENTATION.    The directors of the Consolidating Banks shall, from time to time, as and when requested by the Resulting Bank or its successors or assigns, execute and deliver or cause to be executed and delivered such deeds, instruments, assignments or assurances as the Resulting Bank may deem necessary, desirable or convenient in order to vest in and confirm to the Resulting Bank title to or possession of any property or rights of the Consolidating Banks, acquired or to be acquired by reason of or as a result of the Consolidation, or otherwise to carry out the purposes of this Consolidation Agreement. Any person who, immediately before the Consolidation Date, was an officer or director of one of the Consolidating Banks is hereby fully authorized, in the name of such institution, to execute any and all such deeds, instruments, assignments or assurances, or to take any and all such action as may be requested by the Resulting Bank.

        11.    APPROVAL.    This Consolidation Agreement has been approved by Mackinac, which owns all of the issued and outstanding capital stock of the Consolidating Banks, as of the Consolidation Date.

(1)
FFNM designee to be appointed immediately prior to the effectiveness of the Consolidation.

        12.    CONDITIONS PRECEDENT TO CONSOLIDATION.    The consummation of the Consolidation herein contemplated is conditioned upon each of the following events:

          (a)   The approval of the Commissioner(s) of the Michigan Department of Insurance and Financial Services;

          (b)   The approval of the Federal Deposit Insurance Corporation pursuant to the Federal Deposit Insurance Act, as amended; and

          (c)   The Agreement and Plan of Merger shall have been completed.

        13.    TERMINATION OF AGREEMENT.    This Consolidation Agreement may be terminated at any time before the Consolidation Date by written notice of any of the Consolidating Banks provided that such notice has been authorized and approved by the sole shareholder of the party giving such notice. Upon such termination, none of the Consolidating Banks, nor any of their respective directors or officers, shall have any liability by reason of this Consolidation Agreement or the termination thereof.

        14.    EXPENSES.    Upon consummation of the Consolidation, the Resulting Bank will pay the expenses of the Consolidating Banks incident hereto. If the Consolidation is not consummated, the Consolidating Banks will each pay its expenses.

        15.    EFFECTIVE DATE OF CONSOLIDATION.    The Consolidation shall be effective on such date as may be designated by the regulatory agencies.

SIGNATURES ON THE FOLLOWING PAGE

        IN WITNESS WHEREOF, the Consolidating Banks and Mackinac Financial Corporation have caused this Consolidation Agreement to be executed in counterparts by their duly authorized officers as of the date first above written.

MACKINAC FINANCIAL CORPORATION
BY:	PAUL TOBIAS Chairman and Chief Executive Officer
MBANK
BY:	KELLY W. GEORGE President and Chief Executive Officer
FIRST FEDERAL OF NORTHERN MICHIGAN
By:
Name:
Title:

EXHIBIT C

CLAIMS LETTER

See attached.

EXHIBIT C

CLAIMS LETTER

                        , 2018

Mackinac Financial Corporation
260 East Brown Street, Suite 300
Birmingham, Michigan 48009
Attention: Paul D. Tobias

Gentlemen:

        This letter is delivered pursuant to that certain Agreement and Plan of Merger, dated as of January 16, 2018 (the "Merger Agreement"), by and among Mackinac Financial Corporation ("Mackinac"), MFNC Acquisition, LLC and First Federal of Northern Michigan Bancorp, Inc. ("First Federal").

        Concerning claims which the undersigned may have against Mackinac or any of its subsidiaries in the undersigned's capacity as an officer, director or employee, of First Federal or any of its subsidiaries (each, a "First Federal Entity"), and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

        1.    DEFINITIONS.    Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.

        2.    RELEASE OF CERTAIN CLAIMS.

          (a)   The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger under the Merger Agreement, Mackinac and its Subsidiaries (each, a "Mackinac Entity"), and its respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the "Released Parties") of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, "Claims"), which the undersigned, solely in his or her capacity as an officer, director or employee of any First Federal Entity, has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a "Released Claim," and collectively, the "Released Claims"), except for (i) compensation for services that have accrued but not yet been paid as of the Effective Time or other contract rights relating to severance, employment, stock options and restricted stock grants or other equity awards which have been disclosed to Mackinac on or prior to the Effective Time, (ii) the items listed on Schedule 1 to this Agreement and (iii) the items listed in Section 2(b) below.

          (b)   For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:

              (i)  any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any First Federal Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and any First Federal Entity, (B) Claims as a depositor under any deposit account with any First Federal Entity, (C) Claims as the holder of any Certificate of Deposit issued by any First Federal

    Entity, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any First Federal Entity; (E) Claims in his or her capacity as a shareholder of First Federal; and (F) Claims as a holder of any check issued by any other depositor of any First Federal Entity;

             (ii)  the Claims excluded in (i) and (ii) of Section 2(a) above; and

           (iii)  any Claims that the undersigned may have under the Merger Agreement, including with respect to the matters set forth in Section 6.7 of the Merger Agreement.

        3.    FORBEARANCE.    The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

        4.    MISCELLANEOUS.

          (a)   This letter shall be governed and construed in accordance with the laws of the State of Michigan (other than the choice of law provisions thereof).

          (b)   This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and this Release supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

          (c)   This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

          (d)   This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of this Release shall not constitute or be construed as the waiver of any other breach of the terms hereof.

          (e)   The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned's rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

          (f)    This letter may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed letter (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this letter.

          (g)   This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties (other than the failure of Mackinac to pay the Merger Consideration under the Merger Agreement or to comply with its obligations set forth in Section 6.7 of the Merger Agreement, either of which shall cause this Release to terminate and be void ab initio).

          (h)   If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

          (i)    IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

          (j)    The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this letter occurred or shall occur in Oakland County, Michigan. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Michigan in Oakland County or the United States District Court, Eastern District of Michigan. Each party consents to the jurisdiction of such Michigan court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Michigan court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

Sincerely,
Signature of Officer or Director
Name of Officer or Director

Schedule 1

Claims Letter

On behalf of Mackinac Financial Corporation I hereby acknowledge receipt of this letter as of this                     day of                    , 2018.

MACKINAC FINANCIAL CORPORATION
By:
	Name:	Paul D. Tobias
	Title:	Chairman and Chief Executive Officer

EXECUTION VERSION

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

by and among:

MACKINAC FINANCIAL CORPORATION,
a Michigan corporation;

MFNC ACQUISITION, LLC,
a Michigan limited liability company;

        and

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.,
a Maryland corporation.

Dated as of February 8, 2018

        THIS AMENDMENT NO. 1 (the "Amendment") is dated February 8, 2018, and is made to the AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of January 16, 2018, by and among MACKINAC FINANCIAL CORPORATION, a Michigan corporation ("Mackinac"), MFNC ACQUISITION, LLC, a Michigan limited liability company ("MergerSub") and FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC., a Maryland corporation ("First Federal").

        WHEREAS, the parties have previously entered into the Agreement; and

        WHEREAS, the parties now desire to amend the Agreement as set forth in this Amendment;

        NOW, THEREFORE, for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

  1.
  The definition of "Adjusted First Federal Shareholders' Equity" as set forth in Section 9.9 of the Agreement is hereby amended in its entirely as follows:

    "Adjusted First Federal Shareholders' Equity" means the consolidated equity of First Federal as set forth on the balance sheet of First Federal on the First Federal Measuring Date, computed in accordance with GAAP, (i) excluding any changes occurring after December 31, 2017, in First Federal's accumulated other comprehensive income account, (ii) excluding any gains and losses realized on the sale of securities by First Federal that are approved in writing by Mackinac, and (iii) after adding the First Federal Closing Expenses.

  2.
  Except as expressly modified by this Amendment, the terms and conditions of the Agreement will remain unchanged and in full force and effect, and are expressly incorporated by reference in this Amendment. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment will prevail.

SIGNATURES ON THE FOLLOWING PAGE

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MACKINAC FINANCIAL CORPORATION
By:	/s/ PAUL TOBIAS
	Name:	Paul D. Tobias
	Title:	Chairman and Chief Executive Officer
MFNC ACQUISITION, LLC
By:	/s/ PAUL TOBIAS
	Name:	Paul Tobias
	Title:	Chairman and Chief Executive Officer of Mackinac Financial Corporation, its sole member
FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.
By:	/s/ MICHAEL W. MAHLER
	Name:	Michael W. Mahler
	Title:	Chief Executive Officer

Annex B

7205 W. Central Avenue Toledo, OH 43617 419.841.8521 www.probank.com www.austinassociates.com

January 16, 2018

Board of Directors
First Federal of Northern Michigan Bancorp, Inc.
100 South Second Avenue
Alpena, MI 49707

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of First Federal of Northern Michigan Bancorp, Inc. ("First Federal") common stock pursuant to the Plan and Agreement of Merger dated January 16, 2018 (the "Agreement") among Mackinac Financial Corporation ("Mackinac"), First Federal and MFNC Acquisition, LLC ("Merger Sub"). The Agreement provides for the merger of First Federal with and into Merger Sub, with Merger Sub being the surviving company (the "Merger"). Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

        The financial terms of the Agreement provide for each share of First Federal common stock to be exchanged for 0.576 shares of Mackinac Common Stock ("Exchange Ratio"). The Exchange Ratio remains fixed so long as Mackinac's Initial Price (defined in the Agreement) does not increase or decrease by more than 20 percent. In both cases, the change in Mackinac's Initial Price is also compared against the NASDAQ Bank Index ("the Index"). If Mackinac's Average Closing Price increases by more than 20 percent on an absolute basis compared to the Initial Price and by more than 20 percent vs. the Index, the Exchange Ratio will be reduced. If Mackinac's Average Closing Price decreases by more than 20 percent on an absolute basis to the Initial Price and by more than 20 percent compared to the Index, First Federal may terminate the Merger; provided, however, Mackinac is permitted to increase the Exchange Ratio to a level such that First Federal would not have termination rights under this provision.

        In addition, First Federal shareholders will be entitled to a Special Dividend or cash consideration from Mackinac in an aggregate amount of $8.0 million. The amount of the Special Dividend may be reduced if the Adjusted First Federal Shareholders' Equity at closing is less than the First Federal Shareholders' Equity as of December 31, 2017, as specified in the Agreement. The Exchange Ratio along with the Special Dividend and cash payment represents the Merger Consideration.

        ProBank Austin, as part of its investment banking practice, is customarily engaged in advising and valuing financial institutions in connection with mergers and acquisitions and other corporate transactions. ProBank Austin has acted as financial advisor to First Federal and not as an advisor to or agent of any other person. In connection with rendering our opinion set forth herein, we have reviewed and/or considered among other things, the following:

  (i)
  the Agreement dated January 16, 2018;

  (ii)
  certain publicly available financial statements and other historical financial information of First Federal and Mackinac that we deemed relevant;

B-1

  (iii)
  the historical financial performance, current financial position, budgets and management forecasts, and general prospects of each of First Federal and Mackinac and reviewed certain financial records of First Federal and Mackinac as well had discussions with the respective management teams of First Federal and Mackinac regarding such information;

  (iv)
  the pro forma financial impact of the Merger on Mackinac, based on assumptions (including without limitation the cost savings and related expenses expected to result or be derived from the Merger) prepared by ProBank Austin and reviewed with management of First Federal and Mackinac and its advisors;

  (v)
  publicly reported historical stock price and trading activity for First Federal and Mackinac's common stock, including an analysis of certain financial and stock information of certain other publicly traded companies deemed comparable to First Federal and Mackinac;

  (vi)
  the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the Merger;

  (vii)
  the current market environment generally and the banking environment in particular; and,

  (viii)
  such other information, financial studies, analyses and investigations, financial, economic, and market criteria as we considered relevant.

        ProBank Austin discussed with certain members of senior management of First Federal the business, financial condition, results of operations and prospects of First Federal, including certain operating, regulatory and other financial matters. ProBank Austin held similar discussions with senior management of Mackinac regarding the business, financial condition, results of operations and prospects of Mackinac.

        Management of First Federal and Mackinac, respectively, have represented there has been no material adverse change in their respective company's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that First Federal and Mackinac will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, and that the conditions precedent in the Agreement are not waived. Finally, ProBank Austin expresses no view or opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated by the Agreement or any terms or other aspects of the Agreement, the Merger or any such other transactions.

        ProBank Austin's opinion was given in reliance on information and representations made or given by First Federal and Mackinac, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by each of First Federal and Mackinac, including, without limitation, financial statements, financial projections, and stock price data as well as certain other information from recognized independent sources. ProBank Austin did not independently verify the information or data concerning First Federal and Mackinac nor any other data ProBank Austin considered in its review and, for purposes of its opinion. ProBank Austin assumed and relied upon the accuracy and completeness of all such information and data. ProBank Austin has assumed, based on discussions with First Federal and Mackinac's managements, that all such information provides a reasonable basis upon which ProBank Austin could form its opinion and ProBank Austin expresses no view as to any such information or the assumptions or bases therefor. ProBank Austin has relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

B-2

        As part of the due diligence process we made no independent verification as to the status and value of First Federal's or Mackinac's assets, including the value of the loan portfolio and allowance for loan and lease losses, and have instead relied upon representations and information concerning the value of assets and the adequacy of reserves of both companies in the aggregate. In addition, we have assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to First Federal and its shareholders.

        This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. This opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by First Federal. As part of the engagement, ProBank Austin reserves the right to review any public disclosures describing this fairness opinion or its firm. ProBank Austin has acted exclusively for the board of directors of First Federal (the "Board') in rendering this opinion and will receive a fee from First Federal for our services. A portion of the fee is payable upon rendering this opinion, and a significant portion is contingent upon the successful completion of the transaction. In addition, First Federal has agreed to indemnify ProBank Austin against certain liabilities. In the past two years, ProBank Austin has not provided investment banking or financial advisory services to Mackinac.

        ProBank Austin expresses no view or opinion as to any other terms or aspects of the transaction or any term or aspect of any related transaction, including without limitations, the form or structure of the transaction, any consequences of the transaction to First Federal, its stockholders, creditors, or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder, or other agreements, arrangements or understandings contemplated or entered into in connection with the transaction. ProBank Austin's opinion does not address the fairness of the amount or nature of any compensation to any of First Federal's officers, directors or employees, or any class of persons, relative to any compensation to the holders of First Federal common stock or relative to the Merger Consideration. This opinion has been approved by the fairness opinion committee of ProBank Austin.

        Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the Merger Consideration is fair, from a financial point of view, to the holders of First Federal common stock.

Respectfully,

ProBank Austin

B-3

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Pursuant to Mackinac's articles of incorporation and bylaws, as well as individual indemnity agreements with each director, Mackinac's directors and officers are to be indemnified as of right to the fullest extent permitted by the Michigan Business Corporation Act (the "MBCA") which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

        The MBCA also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorney's fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred. If a person is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify the person against expenses incurred in the action.

        The MBCA also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities. Mackinac has obtained a policy of directors' and officers' liability insurance.

        The MBCA further permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. However, the MBCA does not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551 of the MBCA; or (iv) an intentional criminal act. If a Michigan corporation adopts such a provision, then the Michigan corporation may indemnify its directors without a determination that they have met the applicable standards for indemnification set forth above, except, in the case of an action or suit by or in the right of the corporation, only against expenses reasonably incurred in the action. The foregoing does not apply if the director's actions fall into one of the exceptions to the limitation on personal liability discussed above, unless a court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances.

Item 21.    Exhibits and Financial Statement Schedules

        (a)   Exhibits

			Incorporated by Reference
Exhibit Number						Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date
2.1	Agreement and Plan of Merger by and among Mackinac Financial Corporation, MFNC Acquisition, LLC and First Federal of Northern Michigan Bancorp	8-K	000-20167	2.1	1/19/2018

2.2	First Amendment to the Agreement and Plan of Merger, dated as of February 8, 2018, by and among Mackinac Financial Corporation, MFNC Acquisition, LLC and First Federal of Northern Michigan Bancorp	8-K	000-20167	2.1	2/13/2018

3.1	Articles of Incorporation and all amendments (most recent amendment filed December 14, 2004)	10-K	000-20167	3.1	3/31/2009

3.3	Third Amended and Restated Bylaws adopted March 18, 2014	8-K	000-20167	3.1	3/24/2014

5.1	Opinion of Honigman Miller Schwartz and Cohn LLP						*

8.1	Tax Opinion of Honigman Miller Schwartz and Cohn LLP†

10.1	Deferred Compensation, Deferred Stock, and Current Stock Purchase Plan for the Corporation's Nonemployee directors**	10-K	000-20167	10.2	3/28/2000

10.2	North Country Financial Corporation Supplemental Executive Retirement Plan**	10-Q	000-20167	10.6	11/5/1999

10.3	Form of Director and Officer Indemnification Agreement**	8-K	000-20167	10.1	3/24/2014

10.4	Mackinac Financial Corporation 2012 Incentive Compensation Plan**	DEF14A	000-20167	Annex I	4/25/2012

10.5	Form of Restricted Stock Unit Award Agreement under the Mackinac Financial Corporation 2012 Incentive Compensation Plan**	8-K	000-20167	10.3	8/13/2012

Incorporated by Reference
Exhibit Number						Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date
10.6	Amended and Restated Employment Agreement, dated as of March 1, 2018, by and between Mackinac Financial Corporation and Paul D. Tobias**	10-K	000-20167	10.3	3/15/2018

10.7	Amended and Restated Employment Agreement, dated as of March 1, 2018, by and between Mackinac Financial Corporation and Kelly W. George**	10-K	000-20167	10.4	3/15/2018

10.8	Amended and Restated Employment Agreement, dated as of March 1, 2018, by and between Mackinac Financial Corporation and Jesse A. Deering**	10-K	000-20167	10.5	3/15/2018

21	Subsidiaries of the Corporation						*

23.1	Consent of Plante & Moran, PLLC						*

23.2	Consent of Honigman Miller Schwartz and Cohn LLP (contained in their opinion filed as Exhibit 5.1)						*

23.3	Consent of Andrews Hooper Pavlik PLC						*

24	Power of Attorney (included in the signatures)						*

99.1	Form of First Federal of Northern Michigan Bancorp, Inc. Proxy Card†

99.2	Form of Transmittal Letter (FFNM)†

99.3	Form of Mackinac Proxy Card†

*
Filed herewith.

**
Management compensatory plan, contract, or arrangement.

†
To be filed by amendment

Item 22.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i)
      To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii)
      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (2)   The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e)   The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (f)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

SIGNATURES

        Pursuant to the requirements of the Securities Act, Mackinac has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manistique, State of Michigan, on March 16, 2018.

MACKINAC FINANCIAL CORPORATION
/s/ PAUL D. TOBIAS Paul D. Tobias Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this report has been signed below on March 16, 2018, by the following persons on behalf of Mackinac and in the capacities indicated. Each director of Mackinac, whose signature appears below, hereby appoints Paul D. Tobias and Jesse A. Deering, and each of them severally, as his attorney-in-fact, to sign in his name and on his behalf, as a director of Mackinac, and to file with the Commission any and all Amendments to this registration statement on Form S-4.

Signature

/s/ PAUL D. TOBIAS Paul D. Tobias—Chairman, Chief Executive Officer & Director (principal executive officer)	/s/ JESSE A. DEERING Jesse A. Deering—Vice President, Chief Financial Officer (principal financial and accounting officer)
/s/ WALTER J. ASPATORE Walter J. Aspatore—Lead Director	/s/ JOSEPH D. GAREA Joseph D. Garea—Director
/s/ ROBERT E. MAHANEY Robert E. Mahaney—Director	/s/ ROBERT H. ORLEY Robert H. Orley—Director
/s/ DENNIS B. BITTNER Dennis B. Bittner—Director	/s/ L. BROOKS PATTERSON L. Brooks Patterson—Director
/s/ DAVID R. STEINHARDT David R. Steinhardt—Director	/s/ RANDOLPH C. PASCHKE Randolph C. Paschke—Director
/s/ KELLY W. GEORGE Kelly W. George—President & Director